As filed with the Securities and Exchange Commission on November 4, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncor Electric Delivery Company LLC

(Exact name of registrant issuer as specified in its charter)

Delaware	4911	75-2967830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Allen Nye, Jr.

Senior Vice President, General Counsel & Secretary

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(214) 486-2067 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

W. Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

(214) 978-3099 (facsimile)

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
2.15% Senior Secured Notes due 2019	$250,000,000	100%	$250,000,000	$29,050.00

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2014

PROSPECTUS

ONCOR ELECTRIC DELIVERY COMPANY LLC

Offer to Exchange

$250,000,000 aggregate principal amount of its 2.15% Senior Secured Notes due 2019 (the exchange notes), which have been registered under the Securities Act of 1933, as amended (the Securities Act), for any and all of its outstanding 2.15% Senior Secured Notes due 2019 (the outstanding notes and, such transaction, the exchange offer)

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for the exchange notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all unregistered outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are registered under the Securities Act.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for US federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be registered under the Securities Act, do not have any transfer restrictions and do not have registration rights or additional interest provisions.

Results of the Exchange Offer

•	Except as prohibited by applicable law, the exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. There is no existing market for the exchange notes to be issued, and we do not plan to list the exchange notes on a national securities exchange or market.

•	We will not receive any proceeds from the exchange offer.

All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making or other trading activities.

We have agreed to keep effective the registration statement of which this prospectus is a part until the earlier of 90 days after the completion of the exchange offer or such time as broker-dealers no longer own any notes. See “Plan of Distribution.”

See “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business profile, financial condition, results of operations or prospects may have changed since that date. The representations and warranties contained in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may publicly file in the future may contain representations and warranties made by and to the parties thereto as of specific dates. While we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement of which this prospectus is a part not misleading, those representations and warranties may be subject to exceptions and qualifications contained in separate disclosure schedules; may represent the parties’ risk allocation in the particular transaction; or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes. No offer of these securities is being made in any jurisdiction where such offer is prohibited.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offer. You should carefully read the entire prospectus, including the section entitled “Risk Factors.” See the section entitled “Available Information”. Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “Oncor,” “we,” “our” and “us” refer to Oncor Electric Delivery Company LLC and its consolidated subsidiary. References to “EFH Corp.” refer to Energy Future Holdings Corp., and/or its subsidiaries, depending on context. For your convenience, we have also provided a Glossary, beginning on page 136, of selected terms and abbreviations.

Our Business

We are a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through our distribution systems, as well as providing transmission grid connections to merchant generation plants and interconnections to other transmission grids in Texas. Our transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, about 40 percent of the population of Texas, and comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. We are not a seller of electricity, nor do we purchase electricity for resale. We provide:

•	transmission services to electricity distribution companies, cooperatives, and municipalities; and

•	distribution services to retail electric providers (REPs), which sell power to retail customers.

Our transmission and distribution rates are regulated by the Public Utility Commission of Texas (PUCT) and, in certain instances, the United Stated Federal Energy Regulatory Commission (FERC), as well as certain cities and are subject to cost-of-service regulation and annual earnings oversight.

We operate the largest transmission and distribution system in Texas, delivering electricity to more than 3.3 million homes and businesses and operating more than 120,000 miles of transmission and distribution lines. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At September 30, 2014, Oncor had approximately 3,380 full-time employees, including approximately 640 employees under collective bargaining agreements.

Our transmission customers consist of municipalities, electric cooperatives and other distribution companies. Our distribution customers consist of more than 80 REPs in our certificated service area, including certain electric cooperatives and subsidiaries of our affiliate, Texas Competitive Electric Holdings Company LLC (TCEH), an indirect subsidiary of EFH Corp. Distribution revenues from TCEH represented 27% of our total operating revenues for the year ended December 31, 2013 and 26% of our total operating revenues for the nine months ended September 30, 2014. Revenues from REP subsidiaries of a non-affiliated entity collectively represented 15% and 16% of our total operating revenues for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. No other customer represented more than 10% of our total operating revenues. The consumers of the electricity we deliver are free to choose their electricity supplier from REPs who compete for their business.

We are a direct, majority-owned subsidiary of Oncor Electric Delivery Holdings Company LLC (Oncor Holdings), which is a direct, wholly-owned subsidiary of Energy Future Intermediate Holding Company LLC (EFIH), a direct, wholly-owned subsidiary of EFH Corp. (formerly TXU Corp.). As of September 30, 2014, Oncor Holdings owned 80.03% of our outstanding equity interests, Texas Transmission Investment LLC (Texas Transmission) owned 19.75% of our equity interests, and certain members of our management team and board of directors indirectly beneficially owned 0.22% of our equity interests through Oncor Management Investment LLC.

On October 10, 2007, we were converted from a Texas corporation to a Delaware limited liability company in connection with the merger of Texas Energy Future Merger Sub Corp (Merger Sub) with and into EFH Corp. (the Merger). As a result of the Merger, investment funds associated with or designated by Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Global, LLC (TPG) and Goldman, Sachs & Co. (Goldman, Sachs & Co. and, together with KKR and TPG, the Sponsor Group), and certain other co-investors (collectively with the Sponsor Group, the Investors), own EFH Corp. through Texas Energy Future Holdings Limited Partnership (Texas Holdings), with the Sponsor Group controlling Texas Holdings’ general partner, Texas Energy Future Capital Holdings LLC.

Various “ring-fencing” measures have been taken to enhance the separateness of the Oncor Ring-Fenced Entities and the Texas Holdings Group, each as defined below, and our credit quality. These measures serve to mitigate our and Oncor

Holdings’ credit exposure to Texas Holdings and its direct and indirect subsidiaries (Texas Holdings Group) and to reduce the risk that the assets and liabilities of Oncor or Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for Oncor Holdings and its direct and indirect subsidiaries (Oncor Ring-Fenced Entities); our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities’ providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

Neither EFH Corp. nor any of its subsidiaries or affiliates other than Oncor are or will be obligated on, guarantee, or provide other credit or funding support for, the outstanding notes or the exchange notes.

Notice of Corporate Separateness

Pursuant to commitments made to the PUCT, we and our majority equity investor, EFH, have implemented certain structural and operational “ring-fencing” measures that are intended to further separate us from EFH and certain of its other subsidiaries. See this “Prospectus Summary” section and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for more information regarding these “ring-fencing” measures. By your receipt of this prospectus, you acknowledge the receipt of the notice of corporate separateness given hereby.

EFH Corp. Bankruptcy Proceedings

On April 29, 2014 (EFH Petition Date), EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings and associated transactions.

The US Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. Since that time, we have collected $127 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. As such, a provision for uncollectible accounts from affiliates had not been established as of September 30, 2014.

The EFH Bankruptcy Proceedings are a complex litigation matter and the full extent of potential exposure at this time is unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our financial statements. EFH Corp. has been exploring various options regarding potential transactions that could be deemed to implicate a regulatory review. We have made some preliminary preparations for potential change in control filings, including discussions with EFH Corp. and others, in light of the proposals in the EFH Bankruptcy Proceedings, but cannot predict the result of any transaction or review.

We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, formerly known as TXU Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001. Our principal executive offices are located at 1616 Woodall Rodgers Freeway, Dallas, TX 75202. The telephone number of our principal executive offices is (214) 486-2000. Our Internet address is http://www.oncor.com. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.

The Exchange Offer

On May 13, 2014, we issued $250,000,000 aggregate principal amount of 2.15% Senior Secured Notes due 2019 (outstanding notes) in a private offering. The term “exchange notes” refers to the 2.15% Senior Secured Notes due 2019 registered under the Securities Act that are subject to the exchange offer. The term “notes” collectively refers to the outstanding notes and the exchange notes.

General	In connection with the private offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers in such offering pursuant to which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer within 315 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for the exchange notes that are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the additional interest provision of the registration rights agreement is not applicable.

The Exchange Offer	We are offering to exchange $250,000,000 aggregate principal amount of 2.15% Senior Secured Notes due 2019 that have been registered under the Securities Act for any and all of our existing restricted 2.15% Senior Secured Notes due 2019.

You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you are not our affiliate and did not purchase your outstanding notes from us or any of our affiliates. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan

Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular outstanding notes. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must either:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and the letter of transmittal, and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•	if you hold outstanding notes through the Depository Trust Company (DTC), comply with DTC’s Automated Tender Offer Program procedures described in this prospectus, by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	if you are a broker-dealer, that you did not purchase your outstanding notes from us or any of our affiliates; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the applicable interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the Indenture (as defined below), except we will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the Indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for US federal income tax purposes. See “Summary of Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. Any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and exchange notes. The exchange notes will have terms identical in all material respects to the respective series of outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Securities Offered	$250,000,000 aggregate principal amount of exchange notes.

Maturity Dates	The exchange notes will mature on June 1, 2019.

Indenture	We will issue the exchange notes under the Indenture dated as of August 1, 2002, as amended and supplemented (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as trustee (the “Trustee”).

Interest Rate	The exchange notes will bear interest at an annual rate equal to 2.15%. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period.

Interest Payment Dates	Interest on the exchange notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from and including May 13, 2014. We will pay interest in US dollars on the exchange notes semi-annually on June 1 and December 1 of each year, beginning on December 1, 2014.

Ranking	The exchange notes will be senior secured obligations of Oncor and will rank pari passu with our other secured indebtedness. The exchange notes will be senior in right of payment to all subordinated indebtedness. At September 30, 2014, we had $5.475 billion principal amount of senior secured debt outstanding (which does not include $222 million of principal amount attributable to transition bonds issued by a bankruptcy-remote financing subsidiary of Oncor, which are not secured by the Collateral (as defined below), and $727 million of short-term debt outstanding under our revolving credit facility and letters of credit issued under our revolving credit facility, which are secured by the Collateral).

Collateral	Our obligations under the exchange notes will be secured by a lien on certain of our transmission and distribution assets, mortgaged under our deed of trust (as amended, Deed of Trust), dated as of May 15, 2008, from us to The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as described in the Deed of Trust (Collateral). See “Description of the Notes — Security.”

Optional Redemption	We may at our option redeem all or part of the exchange notes at a “make-whole” redemption price discussed in this prospectus under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Limitation of Secured Debt	If any of the exchange notes are outstanding under the Indenture, we will not issue, incur or assume any debt secured by a lien upon any of our property (other than Excepted Property, as defined in the Indenture), except for certain permitted secured debt, unless the exchange notes are also secured by that lien, without the consent of the holders of a majority in principal amount of all outstanding securities issued under the Indenture, including the exchange notes. See “Description of the Notes — Limitation on Secured Debt.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

No Prior Market	The exchange notes have no established trading market. We have not listed and do not intend to list any of the exchange notes on any securities exchange. Certain financial institutions have informed us that they intend to make a market in the exchange notes. However, these financial institutions may cease their market-making efforts at any time. If no active trading market exists, you may not be able to resell the exchange notes at their fair market value or at all.

Summary Consolidated Financial Data of Oncor and Subsidiary

The following table sets forth our summary historical consolidated financial data as of and for the periods indicated. The summary financial data as of September 30, 2014 and for nine months ended September 30, 2014 and 2013 have been derived from our unaudited historical consolidated financial statements and related notes included in this prospectus (Interim Financial Statements). The summary financial data as of December 31, 2013 and 2012 and for each of the three fiscal years ended December 31, 2013, 2012 and 2011, have been derived from our audited historical consolidated financial statements and related notes included in this prospectus (Annual Financial Statements). The summary financial data as of September 30, 2013 and December 31, 2011 and as of and for the periods ending December 31, 2010 and 2009 have been derived from our historical consolidated financial statements that are not included in this prospectus.

The summary consolidated financial data should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	September 30,		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(millions of dollars, except ratios)
Total assets	$18,493	$18,327	$18,234	$17,990	$17,371	$16,846	$16,232
Property, plant & equipment — net	12,270	11,794	11,902	11,318	10,569	9,676	9,174
Goodwill	4,064	4,064	4,064	4,064	4,064	4,064	4,064

Capitalization
Long-term debt, less amounts due currently (a)	$5,041	$5,422	$5,381	$5,400	$5,144	$5,333	$4,996
Membership interests	7,584	7,419	7,409	7,304	7,181	6,988	6,847

Total	$12,625	$12,841	$12,790	$12,704	$12,325	$12,321	$11,843

Capitalization ratios (b)
Long-term debt, less amounts due currently (a)	39.9%	42.2%	42.0%	42.5%	41.7%	43.3%	42.2%
Membership interests	60.1	57.8	58.0	57.5	58.3	56.7	57.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	Includes, as of September 30, 2014 and 2013, $86 million and $222 million, respectively, outstanding principal amount of transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, minus $20 million and $26 million, respectively, of unamortized discount related to our outstanding long-term debt securities.
(b)	For purposes of reporting to the PUCT, the regulatory capitalization ratio at both September 30, 2014 and December 31, 2013 was 58.7% debt and 41.3% equity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Liquidity Needs, Including Capital Expenditures,” Note 8 to Interim Financial Statements and Note 8 to Annual Financial Statements for additional information regarding regulatory capitalization ratios.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(millions of dollars, except ratios)
Operating revenues	$2,883	$2,640	$3,552	$3,328	$3,118	$2,914	$2,690
Net income	$355	$329	$432	$349	$367	$352	$320
Capital expenditures	$822	$870	$1,079	$1,389	$1,362	$1,020	$998
Ratio of earnings to fixed charges (a)	3.12	2.76	2.76	2.49	2.62	2.60	2.40
Embedded interest cost on long-term debt — end of period (b)	6.2%	6.4%	6.4%	7.0%	6.6%	6.5%	6.6%

(a)	Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.
(b)	Represents the annual interest and amortization of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and gains/losses on reacquisitions at the end of the period.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to participate in the exchange offer. Any of these risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, these risks are not our only risks. In such a case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose all or part of your original investment.

Risks Related to Our Business

Our business is subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our business and/or results of operations.

Our business operates in a changing market environment influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry. We will need to continually adapt to these changes.

Our business is subject to changes in state and federal laws (including the Texas Public Utility Regulatory Act (PURA), the Federal Power Act, the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 2005), changing governmental policy and regulatory actions (including those of the PUCT, the NERC, the TRE, the TCEQ, the FERC and the EPA) and the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, construction and operation of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities, recovery of costs and investments, return on invested capital and environmental matters. Changes in, revisions to, or reinterpretations of existing laws and regulations may have an adverse effect on our business and we could be exposed to increased costs to comply with the more stringent requirements or new interpretations and to potential liability for customer refunds, penalties or other amounts. If it is determined that we did not comply with applicable statutes, regulations, rules, tariffs or orders and we are ordered to pay a material amount in customer refunds, penalties or other amounts, our financial condition, results of operations and cash flow would be materially adversely affected.

For example, under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches. In addition, the PUCT may impose penalties on us if it finds that we violated any law, regulation, PUCT order or other rule or requirement. The PUCT has the authority to impose penalties of up to $25,000 per day per violation.

The Texas Legislature meets every two years. The last regular session ended in May 2013. The next regular session is scheduled to commence in January 2015. However, at any time the governor of Texas may convene a special session of the Legislature. During any regular or special session bills may be introduced that, if adopted, could materially and adversely affect our business and our business prospects.

The rates of our electricity delivery business are subject to regulatory review and may be reduced below current levels, which could adversely impact our financial condition and results of operations.

The rates we charge are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Our rates are regulated based on an analysis of our costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of our costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that our rates are based upon, or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our costs, including regulatory assets reported in the balance sheet, and the return on invested capital allowed by the PUCT.

Attacks on our infrastructure or other events that disrupt or breach our cyber/data or physical security measures could have an adverse impact on our reputation, disrupt business operations and expose us to significant liabilities including penalties for failure to comply with federal, state or local statutes and regulations, which could have a material effect on our results of operations, liquidity and financial condition.

A breach of cyber/data security measures that impairs our information technology infrastructure could disrupt normal business operations and affect our ability to control our transmission and distribution assets, access customer information and limit communication with third parties. Recently there have been numerous attacks on government and industry information technology systems that have resulted in material operational, reputation and/or financial costs. While we have controls in place designed to protect our information technology infrastructure and have not had any significant breaches, any loss of confidential or proprietary data through a breach could adversely affect our reputation, expose us to material legal/regulatory claims, impair our ability to execute on business strategies and/or materially affect our results of operations, liquidity and financial condition.

A physical attack on our transmission and distribution infrastructure could also interfere with normal business operations and affect our ability to control our transmission and distribution assets. While we have security measures in place designed to protect our transmission and distribution system and have not had any significant security breaches, a physical security breach could adversely affect our reputation, expose us to material regulatory claims and/or materially affect our results of operations, liquidity and financial condition.

As part of the continuing development of new and modified reliability standards, the FERC has approved changes to its Critical Infrastructure Protection reliability standards and has established standards for assets that a utility has identified as “critical cyber assets.” Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches.

We participate in industry groups and discussions with regulators to remain current on emerging threats and mitigating techniques. These groups include, but are not limited to: the US Cyber Emergency Response Team, the National Electric Sector Cyber Security Organization, the Department of Homeland Security, the US Nuclear Regulatory Commission and NERC. We also apply the knowledge gained by continuing to invest in technology, processes security measures and services to detect, mitigate and protect our assets, both physical and cyber. These investments include upgrades to network architecture and physical security measures, regular intrusion detection monitoring and compliance with emerging industry regulation.

Our capital deployment program may not be executed as planned, which could adversely impact our financial condition and results of operations.

There can be no guarantee that the execution of our capital deployment program for our electricity delivery facilities will be successful, and there can be no assurance that the capital investments we intend to make in connection with our electricity delivery business will produce the desired reductions in cost and improvements to service and reliability. Furthermore, there can be no guarantee that our capital investments, including our investments associated with projects to construct CREZ-related transmission lines and facilities and additional voltage support projects will ultimately be recoverable through rates or, if recovered, that they will be recovered on a timely basis. For more information regarding the limitation on recovering the value of investments using rates and the CREZ project, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Risks and Challenges” and “— Regulation and Rates.”

Market volatility may impact our business and financial condition in ways that we currently cannot predict.

Because our operations are capital intensive, we expect to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows or our revolving credit facility. Considering our construction plans to service our growing customer base and ERCOT needs, it is likely we will incur additional debt. In addition, we may incur additional debt in connection with other investments in infrastructure or technology, such as smart grid systems. Our ability to access the capital or credit markets may be severely restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, the cost of debt financing may be materially and adversely impacted by these market conditions. Even if we are able to obtain debt financing, we may be unable to recover in rates some or all of the costs of such debt financing if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews. Accordingly, there can be no assurance that the capital and credit markets will continue to be a reliable or acceptable source of short-term or long-term financing for us. Additionally, disruptions in the capital and credit markets could have a broader impact on the economy in general in ways that could lead to reduced electricity usage, which could have a negative impact on our revenues, or have an impact on our customers, counterparties and/or lenders, causing them to fail to meet their obligations to us.

Adverse actions with respect to our credit ratings could negatively affect our ability to access capital.

Our access to capital markets and our cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Our credit ratings are currently substantially higher than those of EFH Corp., our majority equity investor. If credit rating agencies were to change their views of our independence of EFH Corp., our credit ratings would likely decline. Despite our ring-fencing measures, rating agencies have in the past taken, and could in the future take, an adverse action with respect to our credit ratings in response to financing and liability management activities by, or restructuring transactions involving EFH Corp. and other members of the Texas Holdings Group. Further, it is unclear how any bankruptcy filing including EFH Corp. and other members of the Texas Holdings Group and related proceedings may affect our credit ratings. In the event any such adverse action takes place and causes our borrowing costs to increase, we may not be able to recover such increased costs if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews.

Most of our large suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. If our credit ratings decline, the costs to operate our business could increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us.

As a transmission operator, we are subject to mandatory reliability standards and periodic audits of our compliance with those standards. Efforts to comply with those standards could subject us to higher operating costs and/or increased capital expenditures, and non-compliance with applicable standards could subject us to penalties that could have a material effect on our business.

The FERC has jurisdiction with respect to ensuring the reliability of electric transmission service, including transmission facilities owned by utilities within ERCOT. The FERC has designated the NERC to establish and enforce reliability standards, under FERC oversight, for all owners, operators and users of the bulk power system. The FERC has approved the delegation by NERC of compliance and enforcement authority for reliability in the ERCOT region to the TRE. To maintain compliance with the mandatory reliability standards, we may be subjected to higher operating costs and/or increased capital expenditures. While we expect to recover costs and expenditures from customers through regulated rates, there can be no assurance that the PUCT will approve full recovery of such costs or the timing of any such recovery. In addition, if we were to be found to be in noncompliance with applicable reliability standards, we could be subject to sanctions, including monetary penalties. Under the Energy Policy Act of 2005, FERC can impose penalties (up to $1 million per day per violation) for failure to comply with reliability standards, which would not be recoverable from customers through regulated rates. We have five registrations with NERC — as a transmission planner, a transmission owner, a transmission operator, a distribution provider and a load serving entity. As a registered entity we are subject to periodic audits by the TRE of our compliance with reliability standards. These audits will occur as designated by the TRE at a minimum of every three years. We cannot predict the outcome of any such audits.

Our revenues are concentrated in a small number of customers, including TCEH, and any delay or default in payment could adversely affect our cash flows, financial condition and results of operations.

Our revenues from the distribution of electricity are collected from more than 80 REPs, including TXU Energy (a subsidiary of TCEH), that sell the electricity we distribute to consumers. Revenues from TCEH represented 27% of our total operating revenues for the year ended December 31, 2013 and 26% of our total operating revenues for the nine months ended September 30, 2014. Revenues from REP subsidiaries of a non-affiliated entity, NRG Energy, Inc., collectively represented 15% of our total operating revenues for the year ended December 31, 2013 and 16% of our total operating revenues for the nine months ended September 30, 2014. Adverse economic conditions, structural problems in the market served by ERCOT or financial difficulties of TCEH or one or more other REPs could impair the ability of these REPs to pay for our services or could cause them to delay such payments. We depend on these REPs to timely remit these revenues to us. We could experience delays or defaults in payment from these REPs, which could adversely affect our cash flows, financial condition and results of operations. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from rate payers in the event of a default or bankruptcy by an affiliate REP.

In the future, we could have liquidity needs that could be difficult to satisfy under some circumstances, especially in uncertain financial market conditions.

Our operations are capital intensive. We rely on access to financial markets and our revolving credit facility as a significant source of liquidity for capital requirements, including maturities of long-term debt, not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms or access liquidity facilities, particularly during times of uncertainty similar to those experienced in the financial markets in 2008 and 2009, could adversely impact our ability to sustain and grow our business and would likely increase capital costs that may not be recoverable through rates. Our access to the financial markets and our revolving credit facility, and the pricing and terms we receive in the financial markets, could be adversely impacted by various factors, such as:

•	changes in financial markets that reduce available credit or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT market;

•	changes in interest rates;

•	a deterioration of our credit or a reduction in our credit ratings;

•	a deterioration of the credit or bankruptcy of one or more lenders under our revolving credit facility that affects the ability of the lender(s) to make loans to us;

•	any adverse impacts on us as a result of the EFH Bankruptcy Proceedings;

•	a deterioration of the credit of EFH Corp. or EFH Corp.’s other subsidiaries or a reduction in the credit ratings of EFH Corp. or EFH Corp.’s other subsidiaries that is perceived to potentially have an adverse impact on us despite the ring-fencing of the Oncor Ring-Fenced Entities from the Texas Holdings Group;

•	a material breakdown in our risk management procedures, and

•	the occurrence of changes that restrict our ability to access our revolving credit facility.

Our primary source of liquidity aside from operating cash flows is our ability to borrow under our revolving credit facility. The revolving credit facility contains a debt-to-capital ratio covenant that effectively limits our ability to incur indebtedness in the future. At September 30, 2014, we were in compliance with such covenant. The revolving credit facility and the senior notes and debentures issued by us are secured by the Deed of Trust, which permits us to secure other indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At September 30, 2014, the available bond credits were approximately $2.199 billion. The amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was approximately $1.407 billion as of September 30, 2014. In 2007, we committed to the PUCT that we would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2014, our regulatory capitalization ratio was 58.7% debt and 41.3% equity. Our ability to incur additional long-term debt will be limited by our regulatory capital structure.

The costs of providing pension and OPEB and related funding requirements may have a material adverse effect on our financial condition, results of operations and cash flows.

We offer certain pension and health care and life insurance (OPEB) benefits to eligible employees and their eligible dependents upon the retirement of such employees. Some of these benefits are provided through participation with EFH Corp. and certain other subsidiaries of EFH Corp. in joint plans.

In 2012, we also entered into an agreement with EFH Corp. to assume primary responsibility for pension benefits of certain participants for whom EFH Corp. bore primary funding responsibility (a closed group of retired and terminated vested plan participants not related to our regulated utility business). As the Oncor Retirement Plan received an amount of plan assets equal to the liabilities we assumed for those participants, execution of the agreement did not have a material impact on our reported results of operations or financial condition. However, there can be no guarantee that such assumption will not have an impact on our results of operations or financial condition in the future.

Our share of the costs of providing pension and OPEB benefits and related funding requirements are dependent upon numerous factors, assumptions and estimates and are subject to changes in these factors, assumptions and estimates, including the market value of the assets funding the pension and the OPEB plans. Benefits costs and related funding requirements are also subject to changing employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

If EFH Corp., which is highly leveraged, was unable to make contributions to the defined benefit pension plan sponsored by EFH Corp., in which Oncor participates (EFH Retirement Plan), while it is a member of our controlled group within the meaning of ERISA, we could be liable under ERISA for such contributions as well as any unfunded pension plan liability that EFH Corp. is unable to pay. EFH Corp.’s portion of the EFH Retirement Plan’s unfunded pension liability was $31 million at December 31, 2013. As of September 30, 2014, funding for the EFH Retirement Plan is expected to total approximately $84 million in 2014 and $135 million in the 2014 to 2018 period. We are expected to fund approximately $64 million in 2014 and $105 million in the 2014 to 2018 period of the total amount consistent with our share of this plan. Our share of funding for the EFH Retirement Plan represents obligations we assumed with respect to certain employees of EFH Corp.’s predecessor at the time of deregulation of the Texas electricity market. PURA allows for our recovery of those costs, and, as a result, in 2005 we entered into an agreement with EFH Corp.’s predecessor to assume those costs. See Note 9 to Annual Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Pension and OPEB Plan Funding” below for further information regarding pension and OPEB plans’ funding.

Our ring-fencing measures may not work as planned, and a bankruptcy court may nevertheless subject Oncor to the claims of its affiliates’ creditors.

As discussed above, to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality, various legal, financial and contractual provisions were implemented. These enhancements are intended to minimize the risk that a court would order any of the Oncor Ring-Fenced Entities’ assets and liabilities to be substantively consolidated with those of any member of the Texas Holdings Group in connection with a bankruptcy case involving one or more members of the Texas Holdings Group. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of the assets and liabilities of the debtor and one or more of its affiliates solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a reorganization plan. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. To the extent a bankruptcy court were to determine that substantive consolidation is appropriate under the facts and circumstances, then the assets and liabilities of any Oncor Ring-Fenced Entity that is subject to the substantive consolidation order would be available to help satisfy the debt or contractual obligations of the Texas Holdings Group entity that is a debtor in bankruptcy and subject to the same substantive consolidation order. If any Oncor Ring-Fenced Entity were included in such a substantive consolidation order, the secured creditors of Oncor would retain their liens and priority with respect to Oncor’s assets.

In the EFH Bankruptcy Proceedings, there can be no assurance that the U.S. bankruptcy court will not order an Oncor Ring-Fenced Entity’s assets and liabilities to be substantively consolidated with the members of the Texas Holdings Group involved in the EFH Bankruptcy Proceedings or that the EFH Bankruptcy Proceedings will not result in a disruption of services we receive from, or jointly with, our affiliates. See Note 1 to Annual Financial Statements for additional information on our ring fencing measures.

Our rights under certain agreements with EFH Corp. and other members of the Texas Holdings Group could be adversely affected in connection with a bankruptcy proceeding involving those entities.

We are party to various contracts and unexpired leases with EFH Corp. and other members of the Texas Holdings Group, as described in Note 11 to Annual Financial Statements and in Note 10 to Interim Financial Statements. The US Bankruptcy Code permits a debtor in bankruptcy to assume (accept) or reject executory contracts and unexpired leases. If members of the Texas Holdings Group determined to reject some or all of their executory contracts and unexpired leases with us in connection with the EFH Bankruptcy Proceedings, our results of operations and financial condition could be adversely affected.

Goodwill that we have recorded is subject to at least annual impairment evaluations, and as a result, we could be required to write off some or all of this goodwill, which may cause adverse impacts on our financial condition and results of operations.

In accordance with accounting standards, recorded goodwill is not amortized but is reviewed annually or more frequently for impairment, if certain conditions exist, and may be impaired. Any reduction in or impairment of the value of goodwill will result in a charge against earnings, which could cause a material adverse impact on our reported results of operations and financial condition. See Note 1 to Annual Financial Statements for goodwill impairment assessment and testing.

Our results of operations and financial condition could be negatively impacted by any development or event beyond our control that causes economic weakness in the ERCOT market.

We derive substantially all of our revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the State of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on our results of operations and financial condition.

Disruptions at power generation facilities owned by third parties could interrupt our sales of transmission and distribution services.

The electricity we transmit and distribute to customers of REPs is obtained by the REPs from electricity generation facilities. We do not own or operate any generation facilities. If generation is disrupted or if generation capacity is inadequate, our sales of transmission and distribution services may be diminished or interrupted, and our results of operations, financial condition and cash flows may be adversely affected.

The operation and maintenance of electricity delivery facilities involves significant risks that could adversely affect our results of operations and financial condition.

The operation and maintenance of delivery facilities involves many risks, including equipment breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of efficiency or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses that may not be recoverable through rates. A significant number of our facilities were constructed many years ago. In particular, older transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, we could be subject to additional costs that may not be recoverable through rates and/or the write-off of our investment in the project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses that could result from the risks discussed above. Likewise, our ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside our control.

Changes in technology or increased conservation efforts may reduce the value of our electricity delivery facilities and may significantly impact our business in other ways as well.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines, photovoltaic (solar) cells and concentrated solar thermal devices. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with traditional generation plants. Changes in technology could also alter the channels through which retail customers buy electricity. To the extent self-generation facilities become a more cost-effective option for certain customers, our revenues could be materially reduced.

Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of our electricity delivery facilities. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce energy consumption by a fixed date. Effective energy conservation by our customers could result in reduced energy demand, or significantly slow the growth in demand. Such reduction in demand could materially reduce our revenues. Furthermore, we may incur increased capital expenditures if we are required to invest in conservation measures.

We are dependent upon a limited number of suppliers and service providers for certain of our operations. If any of these suppliers or service providers failed or became unable to perform on their agreements with us, it could disrupt our business and have an adverse effect on our cash flows, financial condition and results of operations.

We rely on suppliers and service providers to provide us with certain specialized materials and services, including materials and services for power line maintenance, repair and construction, our advanced metering system (AMS), information technology and customer operations. The financial condition of our suppliers and service providers may be adversely affected by general economic conditions, such as credit risk and the turbulent macroeconomic environment in recent years. Because many of the tasks of these suppliers and service providers require specialized electric industry knowledge and equipment, if any of these parties fail to perform, go out of business or otherwise become unable to perform, we may not be able to transition to substitute suppliers or service providers in a timely manner. This could delay our construction and improvement projects, increase our costs and disrupt our operations, which could negatively impact our business and reputation. In addition, we could be subject to fines or penalties in the event a delay resulted in a violation of a PUCT or other regulatory order.

Our revenues and results of operations are seasonal.

A significant portion of our revenues is derived from rates that we collect from REPs based on the amount of electricity we distribute on behalf of such REPs. Sales of electricity to residential and commercial customers are influenced by temperature fluctuations. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

The litigation environment in which we operate poses a significant risk to our business.

We are involved in the ordinary course of business in a number of lawsuits involving employment, commercial and environmental issues and other claims for injuries and damages, among other matters. Judges and juries in the State of Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. We use appropriate means to contest litigation threatened or filed against us, but the litigation environment in the State of Texas poses a significant business risk.

The loss of the services of our key management and personnel could adversely affect our ability to operate our business.

Our future success will depend on our ability to continue to attract and retain highly qualified personnel. We compete for such personnel with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. Our failure to attract new personnel or retain our existing personnel could have a material adverse effect on our business.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the May 2014 private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited if there is no active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. We do not intend to list the notes on any securities exchange. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. Certain financial institutions have informed us that they intend to make a market in the notes after the exchange offer is completed. However, these financial institutions may cease their market-making efforts at any time without notice. Certain financial institutions, as a result of their ownership interest in EFH Corp., may be required to deliver a “market-making prospectus” when effecting offers and sales of notes. For so long as the market-making prospectus is required to be delivered, the ability of these financial institutions to make a market in the notes may, in part, be dependent on our ability to maintain a current market-marking prospectus. We will not be required to maintain a current market-marking prospectus for the outstanding notes. We cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. If no active trading market develops, you may not be able to resell the notes at their fair market value or at all.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to our exchange offer in exchange for the outstanding notes may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to the Notes

The following risks apply to the outstanding notes and will apply equally to the exchange notes.

The market price of the notes will fluctuate.

Any material differences between our actual results and the historical results contained in our annual, quarterly and current reports filed with the SEC could have a significant adverse impact on the market price of the notes, assuming a market for the notes develops. In addition, any downgrade of our credit ratings could have a significant adverse impact on the market price of the notes, assuming a market for the notes develops.

The terms of the notes contain limited covenants and other protections.

The Indenture governing the notes contains covenants restricting our ability to take certain actions. However, each of these covenants contains specified exceptions. In addition, these covenants are limited and do not protect holders of the notes from all events that could have a negative effect on the creditworthiness of the notes and the market price of the notes, assuming a market for the notes develops.

The Indenture and the Deed of Trust permit us to incur significant additional debt. Accordingly, the Indenture will not afford the holders of the notes protection in the event we incur significant additional debt.

The notes and the Indenture under which the notes are issued do not place any limitation on the amount of unsecured debt that may be incurred by us. The Indenture and the Deed of Trust also permit us to incur a significant amount of additional secured debt, including debt secured equally and ratably by the Collateral, subject to certain limitations, as described further under “Description of the Notes — Securing Additional Obligations” and “— Limitation on Secured Debt.” Our incurrence of additional debt may have important consequences for holders of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of the notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn. The covenants contained in the Indenture and the Deed of Trust will not afford holders of notes protection in the event we incur significant additional debt.

It may be difficult to realize the value of the Collateral securing the notes.

Each of the assets and facilities that will be included in the Collateral is subject to the same kinds of risks as are described under “Risks Related to Our Business.” We cannot provide any assurance that any of the necessary permits, certificates or other entitlements to operate those assets and facilities would be transferable to the Trustee or any purchaser from the Trustee in the event of a foreclosure upon that asset or facility. The Trustee’s ability to foreclose on the Collateral on behalf of the holders of the notes may be subject to perfection, the consent of third parties and, with respect to those assets that are subject to the jurisdiction of the PUCT and the FERC, the prior approval by the PUCT and the FERC. The Trustee’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the Trustee’s security interest in the Collateral. We cannot assure holders of the notes that the consents of any third parties and approvals by governmental entities will be given when required to implement a foreclosure on such assets, especially if we are not in compliance with the underlying permits at the time. Accordingly, the Trustee may not have the ability to foreclose upon those assets or assume or transfer the right to operate those assets or facilities, and a temporary shutdown of operations may result and the value of the Collateral may significantly decrease. Even if the Trustee assumes the right to operate the assets and facilities, there may also be practical problems associated with the Trustee’s ability to identify a qualified operator to operate and maintain the assets and facilities. In addition, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of the Collateral.

No appraisals of any Collateral have been prepared in connection with the exchange offer. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure holders of the notes that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as Collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

Bankruptcy laws may limit your ability to realize value from the Collateral.

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the US Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of a security repossessed from such debtor, without bankruptcy court approval. Moreover, the US Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following the commencement of a bankruptcy case, (2) whether or when the Trustee could repossess or dispose of the Collateral and (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

In the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes and any other obligations secured by the Collateral, then the holders of the notes and such other obligations would hold secured claims to the extent of the value of the Collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we were to become the subject of a bankruptcy case, the bankruptcy trustee or debtor may seek to avoid certain pre-petition transfers made by us, including transfers held to be preferences or fraudulent conveyances. While transfers to secured creditors are generally not preferential, transfers to undersecured creditors may be subject to avoidance.

Any future pledges of Collateral may be avoidable.

Any further pledge of Collateral in favor of the Trustee may be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, such that the pledge or granting of the security interest is deemed a fraudulent conveyance or preference.

The Trustee’s ability to exercise remedies with respect to Collateral is limited.

The Deed of Trust provides the Trustee on behalf of the holders of the notes with significant remedies, including foreclosures and sale of all or parts of the Collateral. However, the rights of the Trustee to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, bankruptcy of Oncor or the acceleration of the indebtedness.

Proceeds from any sale of the Collateral upon foreclosure may be insufficient to repay the notes in full.

We cannot assure you that the net proceeds from a sale of the Collateral securing the notes would be sufficient to repay all of the notes following a foreclosure upon the Collateral or a liquidation of our assets.

The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral, the ability to sell the Collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the Collateral separate from the sale of our business operations may not be feasible or of significant value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the Trustee’s exercise of remedies was not commercially reasonable, the ability of the Trustee and the holders of the notes to recover the difference between the amount realized through such exercise of remedies and the amount owed on the notes may be adversely affected and, in the worst case, the holders of the notes could lose all claims for such deficiency amount.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 21E of the Exchange Act. All statements, other than statements of historical facts, that are included in this prospectus, or made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” in this prospectus, the discussions under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, and the following important factors, among others, that could cause our actual results to differ materially from those projected in such forward-looking statements:

•	prevailing governmental policies and regulatory actions, including those of the US Congress, Texas Legislature, the Governor of Texas, the FERC, the PUCT, the NERC, the TRE, the EPA, and the TCEQ, with respect to:

•	allowed rate of return;

•	permitted capital structure;

•	industry, market and rate structure;

•	recovery of investments;

•	acquisition and disposal of assets and facilities;

•	operation and construction of facilities;

•	changes in tax laws and policies, and

•	changes in and compliance with environmental, reliability and safety laws and policies;

•	legal and administrative proceedings and settlements, including the exercise of equitable powers by courts and any adverse impacts on us as a result of the EFH Bankruptcy Proceedings;

•	weather conditions and other natural phenomena;

•	acts of sabotage, wars or terrorist or cyber-security threats or activities;

•	economic conditions, including the impact of a recessionary environment;

•	unanticipated population growth or decline, or changes in market demand and demographic patterns, particularly in ERCOT;

•	changes in business strategy, development plans or vendor relationships;

•	unanticipated changes in interest rates or rates of inflation;

•	unanticipated changes in operating expenses, liquidity needs and capital expenditures;

•	inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements;

•	general industry trends;

•	hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards;

•	changes in technology used by and services offered by us;

•	significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including pension and other OPEB, and future funding requirements related thereto;

•	significant changes in critical accounting policies material to us;

•	commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in US credit markets;

•	circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets;

•	financial restrictions under our revolving credit facility and indentures governing our debt instruments;

•	our ability to generate sufficient cash flow to make interest payments on our debt instruments;

•	actions by credit rating agencies, and

•	our ability to effectively execute our operational strategy.

Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

INDUSTRY AND MARKET INFORMATION

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT, the independent system operator and the regional coordinator of the various electricity systems within Texas. We did not commission any of these publications or reports. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, while we believe that our internal and external research is reliable, it has not been verified by any independent sources and we make no assurances that the predictions contained therein are accurate.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF ONCOR AND SUBSIDIARY

The following table summarizes our consolidated capitalization and short-term debt as of September 30, 2014. This table should be read in conjunction with the information included under the headings “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included herein.

	At September 30, 2014
	Amount	Percent
	(In millions)
Capitalization:
Long-term debt, less amounts due currently (a)	$5,041	39.9%
Membership interests	7,584	60.1

Total capitalization	$12,625	100.0%

Short-term debt:
Short-term debt (b)	$720
Long-term debt due currently (c)	636

Total short-term debt	$1,356

(a)	Includes, as of September 30, 2014, $86 million outstanding principal amount of transition bonds issued by Bondco, Oncor’s bankruptcy-remote financing subsidiary, minus $20 million of unamortized discount related to our outstanding long-term debt securities.
(b)	Includes borrowings under our revolving credit facility (excluding $7 million in outstanding letters of credit issued under the revolving credit facility). The proceeds of the outstanding notes were applied to reduce these borrowings.
(c)	Represents $500 million principal amount of our bonds due currently and $136 million principal amount of transition bonds issued by Bondco due currently.

SELECTED FINANCIAL DATA

The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited interim consolidated financial statements and related notes and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	September 30,		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(millions of dollars, except ratios)
Total assets	$18,493	$18,327	$18,234	$17,990	$17,371	$16,846	$16,232
Property, plant & equipment — net	12,270	11,794	11,902	11,318	10,569	9,676	9,174
Goodwill	4,064	4,064	4,064	4,064	4,064	4,064	4,064

Capitalization
Long-term debt, less amounts due currently (a)	$5,041	$5,422	$5,381	$5,400	$5,144	$5,333	$4,996
Membership interests	7,584	7,419	7,409	7,304	7,181	6,988	6,847

Total	$12,625	$12,841	$12,790	$12,704	$12,325	$12,321	$11,843

Capitalization ratios (b)
Long-term debt, less amounts due currently (a)	39.9%	42.2%	42.0%	42.5%	41.7%	43.3%	42.2%
Membership interests	60.1	57.8	58.0	57.5	58.3	56.7	57.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	Includes, as of September 30, 2014 and 2013, $86 million and $222 million, respectively, outstanding principal amount of transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, minus $20 million and $26 million, respectively, of unamortized discount related to our outstanding long-term debt securities.
(b)	For purposes of reporting to the PUCT, the regulatory capitalization ratio at both September 30, 2014 and December 31, 2013 was 58.7% debt and 41.3% equity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Liquidity Needs, Including Capital Expenditures,” Note 8 to Interim Financial Statements and Note 8 to Annual Financial Statements for additional information regarding regulatory capitalization ratios.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(millions of dollars, except ratios)
Operating revenues	$2,883	$2,640	$3,552	$3,328	$3,118	$2,914	$2,690
Net income	$355	$329	$432	$349	$367	$352	$320
Capital expenditures	$822	$870	$1,079	$1,389	$1,362	$1,020	$998
Ratio of earnings to fixed charges (a)	3.12	2.76	2.76	2.49	2.62	2.60	2.40
Embedded interest cost on long-term debt — end of period (b)	6.2%	6.4%	6.4%	7.0%	6.6%	6.5%	6.6%

(a)	Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.

(b)	Represents the annual interest and amortization of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and gains/losses on reacquisitions at the end of the period.

Quarterly Information (unaudited)

Results of operations by quarter for the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012 are summarized below. In our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

	First Quarter	Second Quarter	Third Quarter
2014
Operating revenues	$917	$912	$1,054
Operating income	191	183	247
Net income	104	94	158

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013
Operating revenues	$817	$857	$966	$912
Operating income	180	189	239	190
Net income	87	96	146	103

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2012
Operating revenues	$783	$828	$925	$792
Operating income	157	188	230	156
Net income (a)	75	107	139	28

(a)	Fourth quarter 2012 reflects a $57 million pre-tax charge to expense associated with the SARs settlement (see Note 10 to Annual Financial Statements).

OUR BUSINESS AND PROPERTIES

Overview of Oncor

We are a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through our electrical systems, as well as providing transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. We are a direct, majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. Oncor Holdings owns 80.03% of our outstanding membership interests, Texas Transmission owns 19.75% of our outstanding membership interests and certain members of our management team and board of directors indirectly beneficially own the remaining 0.22 % of our outstanding membership interests. We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001.

Our transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, about forty percent of the population of Texas, and comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. We are not a seller of electricity, nor do we purchase electricity for resale. We provide:

•	transmission services to electricity distribution companies, cooperatives and municipalities; and

•	distribution services to REPs, including subsidiaries of TCEH, which sell electricity to retail customers.

Revenues from TCEH represented 27% of our total operating revenues for the year ended December 31, 2013 and 26% of our total operating revenues for the nine months ended September 30, 2014. Revenues from REP subsidiaries of a non-affiliated entity represented 15% and 16% of our total operating revenues for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. No other customer represented more than 10% of our total operating revenues.

We operate the largest transmission and distribution system in Texas, delivering electricity to more than 3.3 million homes and businesses and operating more than 120,000 miles of transmission and distribution lines. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At September 30, 2014, Oncor had approximately 3,380 full-time employees, including approximately 640 employees under collective bargaining agreements.

Our transmission and distribution rates are regulated by the PUCT, certain cities and, in certain instances, FERC, and are subject to cost-of-service regulation and annual earnings oversight.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group. See “Risk Factors — Our ring-fencing measures may not work as planned and a bankruptcy court may nevertheless subject Oncor to the claims of its affiliates’ creditors” for a discussion regarding substantive consolidation risk.

In November 2008, we sold equity interests to Texas Transmission. We also indirectly sold equity interests to certain members of our board of directors and management team. Accordingly, after giving effect to all equity issuances, at September 30, 2014, the ownership of our outstanding membership interests was as follows: 80.03% held by Oncor Holdings and indirectly by EFH Corp., 19.75% held by Texas Transmission and 0.22% held indirectly by certain members of our board of directors and management team.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced the EFH Bankruptcy Proceedings . The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings and associated transactions.

The US Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. Since that time, we have collected $127 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. As such, a provision for uncollectible accounts from affiliates had not been established as of September 30, 2014.

The EFH Bankruptcy Proceedings are a complex litigation matter and the full extent of potential exposure at this time is unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our financial statements. EFH Corp. has been exploring various options regarding potential transactions that could be deemed to implicate a regulatory review. We have made some preliminary preparations for potential change in control filings, including discussions with EFH Corp. and others, in light of the proposals in the EFH Bankruptcy Proceedings, but cannot predict the result of any transaction or review.

Oncor’s Market (ERCOT statistics below were derived from information published by ERCOT)

We operate within the ERCOT market. This market represents approximately 85% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the Independent System Operator (ISO) of the interconnected transmission grid for those systems. ERCOT is responsible for ensuring reliability, adequacy and security of the electric systems, as well as nondiscriminatory access to transmission service by all wholesale market participants in the ERCOT region. ERCOT’s membership consists of more than 300 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, transmission service providers and distribution services providers, independent REPs and consumers.

In 2013, ERCOT’s hourly demand peaked at 67,245 MW as compared to the peak demand of 66,548 MW in 2012. The ERCOT market has limited interconnections to other markets in the US and Mexico, which currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC.

The ERCOT market operates under reliability standards set by NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’ main interconnected transmission grid. We, along with other owners of transmission and distribution facilities in Texas, assist the ERCOT ISO in its operations. We have planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and for the load-serving substations we own, primarily within our certificated distribution service area. We participate with the ERCOT ISO and other ERCOT utilities in obtaining regulatory approvals and planning, designing and constructing new transmission lines in order to remove existing constraints and interconnect generation on the ERCOT transmission grid. The new transmission lines are necessary to meet reliability needs, support renewable energy production and increase bulk power transfer capability.

Oncor’s Strategies

We focus on delivering electricity in a safe and reliable manner, minimizing service interruptions and investing in our transmission and distribution infrastructure to maintain our system, serve our growing customer base with a modernized grid and support renewable energy production.

We believe that building and leveraging upon opportunities to scale our operating advantage and technology programs enables us to create value by eliminating duplicative costs, efficiently managing supply costs, and building and standardizing distinctive process expertise over a larger grid. Scale also allows us to take part in large capital investments in our transmission and distribution system, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs. Our growth strategies are to invest in technology upgrades and to construct new transmission and distribution facilities to meet the needs of the growing Texas market and support renewable energy production. We and other transmission and distribution businesses in ERCOT benefit from regulatory capital recovery mechanisms known as “capital trackers” that we believe enable adequate and timely recovery of transmission, distribution and advanced metering investments through our regulated rates.

Oncor’s Operations

Performance — We achieved or exceeded market performance protocols in 12 out of 14 PUCT market metrics in 2013. These metrics measure the success of transmission and distribution companies in facilitating customer transactions in the competitive Texas electricity market.

Investing in Infrastructure and Technology — In 2013, we invested approximately $1.1 billion in our network to construct, rebuild and upgrade transmission lines and associated facilities, to extend the distribution infrastructure, and to pursue certain initiatives in infrastructure maintenance and information technology. Reflecting our commitment to infrastructure, in September 2008, we and several other ERCOT utilities filed with the PUCT a plan to participate in the construction of transmission improvements designed to interconnect existing and future renewable energy facilities to transmit electricity from CREZs identified by the PUCT. In 2009, the PUCT awarded us CREZ construction projects. The projects involve the construction of transmission lines and stations to support the transmission of electricity from renewable energy sources, principally wind generation facilities, in west Texas to population centers in the eastern part of the state. In addition to these projects, ERCOT completed a study in December 2010 that will result in us and other transmission service providers building additional facilities to provide further voltage support to the transmission grid as a result of CREZ. At December 31, 2013, our cumulative CREZ-related capital expenditures totaled $1.871 billion, including $411 million in 2013. All CREZ-related line and station construction projects were energized by the end of 2013. Additional voltage support projects were completed in January 2014, with the exception of one series capacitor project that is scheduled to be completed in December 2015 in order to allow for further study and evaluation. The delay to 2015 is not expected to have a significant impact on the ability of the CREZ system to support existing or currently expected renewable generation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulation and Rates.”

Our technology upgrade initiatives include development of a modernized grid through advanced digital communication, data management, real-time monitoring and outage detection capabilities to take advantage of our recent deployment of advanced digital metering equipment. This modernized grid is producing electricity service reliability improvements and providing for additional products and services from REPs that enable businesses and consumers to better manage their electricity usage and costs. The advanced meters can be read remotely, rather than by a meter reader physically visiting the location of each meter. Advanced meters facilitate automated demand side management, which allows consumers to monitor the amount of electricity they are consuming and adjust their electricity consumption habits. With the new meters integrated, we report 15-minute interval, billing-quality electricity consumption data to ERCOT for market settlement purposes. The data from the new meters makes it possible for REPs to support new programs and pricing options.

Electricity Transmission — Our electricity transmission business is responsible for the safe and reliable operations of our transmission network and substations. These responsibilities consist of the construction and maintenance of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over our transmission facilities in coordination with ERCOT.

We are a member of ERCOT, and our transmission business actively assists the operations of ERCOT and market participants. Through our transmission business, we participate with ERCOT and other member utilities to plan, design, construct and operate new transmission lines, with regulatory approval, necessary to maintain reliability, interconnect to merchant generation facilities, increase bulk power transfer capability and minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues are provided under tariffs approved by either the PUCT or, to a small degree related to an interconnection to other markets, the FERC. Network transmission revenues compensate us for delivery of electricity over transmission facilities operating at 60 kV and above. Other services we offer through our transmission business include system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties.

PURA allows us to update our transmission rates periodically to reflect changes in invested capital. This “capital tracker” provision encourages investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery of and return on new transmission investments.

At December 31, 2013 our transmission facilities included 6,522 circuit miles of 345kV transmission lines and 9,658 circuit miles of 138kV and 69kV transmission lines. Sixty-seven generation facilities totaling 36,410 MW were directly connected to our transmission system at December 31, 2013, and 292 transmission stations and 709 distribution substations were served from our transmission system.

At December 31, 2013, our transmission facilities had the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV
Brazos Electric Power Cooperative, Inc.	8	112	23
Rayburn Country Electric Cooperative, Inc.	—	39	6
Lower Colorado River Authority	10	23	2
Texas New Mexico Power	4	9	12
Tex-La Electric Cooperative of Texas, Inc.	—	12	1
American Electric Power Company, Inc. (a)	5	7	11
Texas Municipal Power Agency	7	6	—
Lone Star Transmission	12	—	—
Centerpoint Energy Inc.	8	—	—
Electric Transmission Texas, LLC	6	1	—
Sharyland Utilities, L.P.	—	6	—
Other small systems operating wholly within Texas	6	7	3

(a)	One of the 345-kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Electricity Distribution — Our electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within our certificated service area. Our distribution system receives electricity from the transmission system through substations and distributes electricity to end-users and wholesale customers through 3,177 distribution feeders.

Our distribution system included over 3.2 million points of delivery at December 31, 2013. Over the past five years, the number of distribution system points of delivery we serve, excluding lighting sites, grew an average of 1.13% per year, adding approximately 43,700 points of delivery in 2013. An additional 37,275 points of delivery were added in the first nine months of 2014.

Our distribution system consists of 56,683 miles of overhead primary conductors, 21,621 miles of overhead secondary and street light conductors, 16,169 miles of underground primary conductors and 9,966 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25kV and 12.5kV.

Distribution revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

The PUCT has approved a periodic rate adjustment, which allows utilities to file, under certain circumstances, up to four rate adjustments between rate reviews to recover distribution-related investments on an interim basis.

Customers — Our transmission customers consist of municipalities, electric cooperatives and other distribution companies. Our distribution customers consist of more than 80 REPs, including TCEH and certain electric cooperatives in our certificated service area. Revenues from TCEH represented 27% of our total operating revenues in 2013. Revenues from REP subsidiaries of a nonaffiliated entity, NRG Energy, Inc., collectively represented 15% of our total operating revenues in 2013. No other customer represented more than 10% of our total operating revenues. The consumers of the electricity we deliver are free to choose their electricity supplier from REPs who compete for their business.

Seasonality — Our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

Regulation and Rates — As our operations are wholly within Texas, we believe we are not a public utility as defined in the Federal Power Act and, as a result, we are not subject to general regulation under this act. However, we are subject to reliability standards adopted and enforced by the TRE and the NERC (including critical infrastructure protection) under the Federal Power Act. See “Risk Factors — As a transmission operator, we are subject to mandatory reliability standards and periodic audits of our compliance with those standards. Efforts to comply with those standards could subject us to higher operating costs and/or increased capital expenditures, and non-compliance with applicable standards could subject us to penalties that could have a material effect on our business.”

The PUCT has original jurisdiction over transmission and distribution rates and services in unincorporated areas and in those municipalities that have ceded original jurisdiction to the PUCT and has exclusive appellate jurisdiction to review the rate and service orders and ordinances of municipalities. Generally, PURA prohibits the collection of any rates or charges by a public utility (as defined by PURA) that does not have the prior approval of the appropriate regulatory authority (i.e., the PUCT or the municipality with original jurisdiction).

At the state level, PURA requires owners or operators of transmission facilities to provide open-access wholesale transmission services to third parties at rates and terms that are nondiscriminatory and comparable to the rates and terms of the utility’s own use of its system. The PUCT has adopted rules implementing the state open-access requirements for all utilities that are subject to the PUCT’s jurisdiction over transmission services, including us.

Securitization Bonds — Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. At September 30, 2014, $222 million principal amount of transition bonds (maturing between 2015 and 2016) was outstanding.

Environmental Regulations and Related Considerations — The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. We believe our facilities are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into the water. We believe we hold all required waste water discharge permits from the TCEQ for facilities in operation and have applied for or obtained necessary permits for facilities under construction. We also believe we can satisfy the requirements necessary to obtain any required permits or renewals. There are also federal rules pertaining to Spill Prevention, Control and Countermeasure (SPCC) plans for oil-filled electrical equipment and bulk storage facilities for oil that affect certain of our facilities. We have implemented SPCC plans as required for those substations, work centers and distribution systems, and believe we are currently in compliance with these rules.

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to our facilities. We are in compliance with applicable solid and hazardous waste regulations.

Our capital expenditures for environmental matters totaled $14 million in 2013 and are expected to total approximately $13 million in 2014.

LEGAL PROCEEDINGS

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. On August 6, 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments. The Austin Court of Appeals has remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. On August 21, 2014, we filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which we were not successful, including the consolidated tax savings adjustment. We are unable to predict the outcome of this motion on rehearing and our appeal efforts, and there is no deadline for the Austin Court of Appeals to act. If our appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, we estimate that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to a $130 million loss (after tax). We do not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to our results of operations or financial condition.

We are involved in various legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on our financial position, results of operations or cash flows. See Notes 3 and 7 to Interim Financial Statements and Notes 2 and 7 to Annual Financial Statements for additional information concerning our legal and regulatory proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the nine months ended September 30, 2014 and 2013 and the fiscal years ended December 31, 2013, 2012 and 2011 should be read in conjunction with Selected Financial Data and our audited consolidated financial statements and the notes to those statements.

All dollar amounts in the tables in the following discussion and analysis are stated in millions of US dollars unless otherwise indicated.

Business

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 26% and 28% of our total operating revenues for the nine months ended September 30, 2014 and 2013 respectively, and 27%, 29% and 33% of our total operating revenues for the years ended December 31, 2013, 2012 and 2011, respectively. We are a majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. Oncor Holdings owns 80.03% of our outstanding membership interests, Texas Transmission owns 19.75% of our outstanding membership interests and certain members of our management team and board of directors indirectly own the remaining 0.22% of the outstanding membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

Significant Activities and Events

EFH Corp. Bankruptcy Proceedings — On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings and associated transactions.

The US Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. has received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the EFH Corp. approvals were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. Since that time, we have collected $127 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. As such, a provision for uncollectible accounts from affiliates had not been established as of September 30, 2014.

The EFH Bankruptcy Proceedings are a complex litigation matter and the full extent of potential liability at this time is unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our financial statements in accordance with our accounting policies. EFH Corp. has been exploring various options regarding potential transactions that could be deemed to implicate a regulatory review. We have made some preliminary preparations for potential change in control filings, including discussions with EFH Corp. and others, in light of the timing originally proposed by the EFH Bankruptcy Proceedings, but cannot predict the result of any transaction or review. See Notes, 2, 7 and 10 to Interim Financial Statements and “Item 3. Quantitative and Qualitative Disclosures About Market Risk” for additional information.

Debt-Related Activities — See Note 6 to Interim Financial Statements regarding the issuance of $250 million principal amount of the outstanding notes in May 2014 and Note 6 to Annual Financial Statements for information regarding the issuance of $100 million principal amount of senior secured notes in May 2013.

Matters with the PUCT — See discussion of these matters, including an August 2014 Austin Court of Appeals ruling with respect to our 2008 rate review (PUCT Docket No. 35717), below under “Regulation and Rates.”

Key Risks and Challenges

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges. For additional information concerning risk factors related to our business, see “Risk Factors” in this prospectus.

Rates and Cost Recovery

Our rates are regulated by the PUCT and certain cities and are subject to regulatory rate-setting processes and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Our rates are regulated based on an analysis of our costs and capital structure, as reviewed and approved in a regulatory proceeding. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. However, there is no assurance that the PUCT will judge all of our costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that our rates are based upon, that the regulatory process in which rates are determined will always result in rates that produce full recovery of our costs or that our authorized return on equity will not be reduced. See “Regulation and Rates” below for further information.

EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings and associated transactions. See “Risk Factors” and Notes 2 and 10 to Interim Financial Statements for a discussion of risks relating to, and potential impacts of, these restructuring activities.

Capital Availability and Cost

Our access to capital markets and cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Our credit ratings are currently substantially higher than those of the Texas Holdings Group. If credit rating agencies were to change their views of our independence from any member of the Texas Holdings Group, our credit ratings would likely decline. We believe this risk is substantially mitigated by the ring-fencing measures as described in Note 1 to Annual Financial Statements.

Technology Initiatives

Risks to our technology initiative programs include nonperformance by equipment and service providers, failure of the technology to meet performance expectations and inadequate cost recovery allowances by regulatory authorities. We are implementing measures to mitigate these risks, but there can be no assurance that these technology initiatives will achieve the operational and financial objectives.

Cyber Security and Infrastructure Protection Risk

A breach of cyber/data or physical security measures that impairs our information technology infrastructure or transmission and distribution infrastructure could disrupt normal business operations, affect our ability to control our transmission and distribution system, expose us to material regulatory claims and limit communication with third parties. Any loss of confidential or proprietary data through a cyber/data breach could also materially affect our reputation, expose the company to legal claims or impair our ability to execute on business strategies. We participate in industry groups and with regulators to remain current on emerging threats and mitigating techniques. While we have not experienced any security breach with a significant operational, reputational or financial impact, we recognize the growing threat within our industry and are proactively taking steps to continuously improve our technology, security measures, processes and services to detect, mitigate and protect our assets, both physical and cyber.

Application of Critical Accounting Policies

Our significant accounting policies are discussed in Note 1 to Annual Financial Statements. We follow accounting principles generally accepted in the US. Application of these accounting policies in the preparation of our consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Revenue Recognition

Revenue includes an estimate for electricity delivery services provided from the billed meter reading date to the end of the period (unbilled revenue). For electricity delivery services billed on the basis of kWh volumes, unbilled revenue is based on data collected through our AMS. For other electricity delivery services, unbilled revenue is based on average daily revenues for the most recent period applied to the number of unmetered days through the end of the period. Accrued unbilled revenues totaled $165 million at September 30, 2014 and $180 million, $147 million and $127 million at December 31, 2013, 2012 and 2011, respectively.

Accounting for the Effects of Income Taxes

Our tax sharing agreement with Oncor Holdings and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of amounts related to income taxes for each of Oncor Holdings and Oncor substantially as if these entities file their own income tax returns and requires payments to the members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings).

We became a partnership for US federal income tax purposes effective with the equity sale to Texas Transmission and Investment LLC in November 2008. Accordingly, while partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of our financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs historically including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes” for periods subsequent to the equity sale. Such amounts are determined in accordance with the provisions of the accounting guidance for income taxes and accounting standards that provide interpretive guidance for accounting for uncertain tax positions and thus differences between the book and tax bases of assets and liabilities are accounted for as if we were a stand-alone corporation. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates.

Our expense amounts related to income taxes and related balance sheet amounts are recorded pursuant to our tax sharing agreement as discussed above. Recording of such amounts involves significant management estimates and judgments, including judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of assets related to income taxes, management considers estimates of the amount and character of future taxable income. Actual amounts related to income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, our forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. EFH Corp.’s income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, the liability recorded pursuant to income tax accounting guidance related to uncertain tax positions reflects future amounts that may be owed as a result of any examination.

See Notes 1 and 3 to Annual Financial Statements.

Regulatory Assets

Our financial statements at September 30, 2014, December 31, 2013 and 2012 reflect total regulatory assets of $1.681 billion, $1.771 billion and $2.093 billion, respectively. These amounts include $183 million, $281 million and $409 million, respectively, of generation-related regulatory assets recoverable by transition bonds as discussed immediately below. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 4 to Interim Financial Statements and Annual Financial Statements for more information regarding regulatory assets and liabilities.

Generation-related regulatory asset stranded costs arising prior to the Texas Electric Choice Plan (the 1999 legislation that restructured the electric utility industry in Texas to provide for retail competition) became subject to recovery through issuance of $1.3 billion principal amount of transition bonds in accordance with a regulatory financing order. The carrying value of the regulatory asset upon final issuance of the bonds in 2004 represented the projected future cash flows to be recovered from REPs by us through revenues as a transition charge to service the principal and fixed rate interest on the bonds. The regulatory asset is being amortized to expense in an amount equal to the transition charge revenues being recognized.

We believe our regulatory assets are probable of recovery based on PURA and/or the PUCT’s orders, precedents or Substantive Rules. Amounts are subject to PUCT review for reasonableness and prudence and possible disallowance.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

Under the quantitative goodwill impairment analysis, if at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

Testing performed in December 2013 and 2012 was based on the quantitative method and determined that our estimated fair value was substantially in excess of the net carrying value of our operating assets and liabilities, resulting in no additional testing. In December 2011, we concluded, based on the results of a qualitative assessment, that our estimated enterprise fair value was more likely than not greater than our net carrying value. As a result, no further testing for impairment was required. Accordingly, there were no impairments of goodwill in the years ended December 31, 2013, 2012 or 2011.

Defined Benefit Pension Plans and OPEB Plans

We offer certain pension, health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Until July 1, 2014, we also participated with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (EFH OPEB Plan). Effective July 1, 2014, pursuant to an agreement with EFH Corp., we ceased participation in the EFH OPEB Plan and established our own OPEB plan for our eligible employees and their dependents (Oncor OPEB Plan). This move to the Oncor OPEB Plan is not expected to have a material effect on our net assets or cash flows. Reported costs of providing noncontributory pension and OPEB benefits are dependent upon numerous factors, assumptions and estimates.

PURA provides for our recovery of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility. These costs are associated with our active and retired employees as well as active and retired personnel engaged in other EFH Corp. activities related to service prior to the deregulation and disaggregation of EFH Corp.’s businesses effective January 1, 2002 (recoverable service). Accordingly, we entered into an agreement with EFH Corp. whereby we assumed responsibility in 2005 for applicable pension and OPEB costs related to those personnel’s recoverable service.

We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs reflected in our PUCT-approved billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Accordingly, we defer (principally as a regulatory asset or property) additional pension and OPEB costs consistent with PURA. Amounts deferred are ultimately subject to regulatory approval. Any retirement costs not associated with recoverable service are recognized in comprehensive income.

Benefit costs are impacted by actual and actuarial estimates of employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Actuarial assumptions are reviewed and updated annually based on current economic conditions and trends. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

In accordance with accounting rules, changes in benefit obligations associated with factors discussed above may be immediately recognized in other comprehensive income and reclassified as a current cost in future years. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. Net direct and indirect allocated pension and OPEB costs as determined under applicable accounting rules are summarized in the following table:

	Year Ended December 31,
	2013	2012	2011
Pension costs	$95	$179	$95
OPEB costs	37	27	74

Total benefit costs	132	206	169
Less amounts deferred principally as property or a regulatory asset	(95)	(169)	(132)

Net amounts recognized as expense	$37	$37	$37

Discount rate (percentage) (a)(b)	4.10%	5.00%	5.50%
Funding of the pension plans and the OPEB Plan (c)	$20	$104	$193

(a)	As a result of the amendments to the EFH Retirement Plan in 2012, discussed in Note 9 to Annual Financial Statements, the discount rate reflected in net pension costs for January through July 2012 was 5.00%, for August through September 2012 was 4.15% and for October through December 31, 2012 was 4.20%.
(b)	Discount rate for OPEB was 4.10%, 4.95% and 5.55% in 2013, 2012 and 2011, respectively.
(c)	2012 amount excludes transfers of investments between benefit plans in 2012. See Note 9 to Annual Financial Statements for additional information regarding pension and OPEB plans.

Sensitivity of these costs to changes in key assumptions is as follows:

Assumption	Increase/(decrease) in 2014 Pension and OPEB Costs
Discount rate — 1% increase	$(32)
Discount rate — 1% decrease	$34
Expected return on assets — 1% increase	$(23)
Expected return on assets — 1% decrease	$23

See Note 9 to Annual Financial Statements regarding other disclosures related to pension and OPEB obligations.

Results of Operations

Operating Data

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Operating statistics:
Electric energy billed volumes (gigawatt-hours):
Residential	33,445	32,166	41,486	40,377	43,888
Other (a)	55,106	53,326	70,826	69,994	69,949

Total electric energy billed volumes	88,551	85,492	112,312	110,371	113,837

Reliability statistics (b):
System Average Interruption Duration Index (SAIDI) (nonstorm)	102.3	109.5	106.1	89.9	106.2
System Average Interruption Frequency Index (SAIFI) (nonstorm)	1.4	1.4	1.4	1.2	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)	75.3	77.2	75.6	77.6	83.1

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	3,321	3,275	3,284	3,242	3,203

Operating revenues:
Distribution base revenues	$1,394	$1,387	$1,826	$1,789	$1,993
Transmission base revenues (TCOS) (c)	597	512	703	629	555
Reconcilable rates:
TCRF (c)	772	605	846	733	401
Transition charges	110	113	149	144	150
AMS surcharges	107	114	148	142	103
EECRF and rate case expense surcharges	51	50	66	49	43
Other miscellaneous revenues	67	47	73	73	77
Intercompany eliminations (c)	(215)	(188)	(259)	(231)	(204)

Total operating revenues	$2,883	$2,640	$3,552	$3,328	$3,118

(a)	Includes small business, large commercial and industrial and all other non-residential distribution points of delivery.
(b)	SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year.
(c)	A portion of transmission base revenues (TCOS) is recovered from Oncor’s distribution customers through the TCRF rate.

Financial Results — Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Total operating revenues increased $243 million, or 9%, to $2,883 million in 2014. All revenue is billed under tariffs approved by the PUCT. The change reflected:

•	An Increase in Distribution Base Revenues — Base rates are set periodically in a rate review docket initiated by either us or the PUCT. The present distribution base rates became effective on January 1, 2012. The $7 million increase in distribution base rate revenues consisted of an estimated $8 million effect of growth in points of delivery, partially offset by the impact of lower average consumption, largely driven by the effects of milder summer weather in 2014 as compared to 2013.

•	An Increase in Transmission Base Revenues — TCOS revenues are collected from load serving entities benefitting from our transmission system. REPs serving customers in our service territory are billed though the TCRF mechanism discussed below while other load serving entities are billed directly. In order to reflect changes in our invested transmission capital, PUCT rules allow us to update our TCOS rates by filing up to two interim TCOS rate adjustments in a calendar year. The $85 million increase in transmission base revenues primarily reflects interim rate increases to recover ongoing investment, including a return component, in the transmission system. See TCOS Filings Table below for a listing of Transmission Interim Rate Update Applications impacting revenues for the nine months ended September 30, 2014 and 2013, as well as filings that will impact revenues for the year ended December 31, 2014.

TCOS Filings Table

Docket No.	Filed	Effective	Annual Revenue Impact	Third-Party Wholesale Transmission	Included in TCRF
42706	July 2014	September 2014	$12	$8	$4
42267	February 2014	April 2014	$74	$47	$27
41706	July 2013	September 2013	$71	$45	$26
41166	January 2013	March 2013	$27	$17	$10
40603	July 2012	August 2012	$30	$19	$11
40142	January 2012	March 2012	$2	$1	$1
39644	August 2011	October 2011	$35	$22	$13
38495	July 2010	September 2010	$43	$27	$16

•	An Increase in Reconcilable Rates — The PUCT has designated certain tariffs (TCRF, EECRF surcharge, AMS surcharge and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs, including a return component where allowed, are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future applicable tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets. While changes in these tariffs affect revenues and the timing of cash flows, they do not impact operating income, except for the AMS return component. See Note 1 to Interim Financial Statements for accounting treatment of reconcilable tariffs.

–	An Increase in TCRF — TCRF is a distribution rate charged to REPs to recover fees we pay to other transmission service providers under their TCOS rates and the retail portion of our own TCOS rate. PUCT rules allow us to update the TCRF component of our retail delivery rates on March 1 and September 1 each year. The $167 million increase in TCRF revenue reflects the pass through of a $140 million increase in third-party wholesale transmission expense described below and a $27 million increase in our own TCOS rate to recover ongoing investment in our transmission system including a return component. At September 30, 2014, $18 million was deferred as under-recovered wholesale transmission service expense (see Note 4 to Interim Financial Statements). See TCRF Filings Table below for a listing of TCRF filings impacting cash flow for the nine months ended September 30, 2014 and 2013, as well as filings that will impact cash flow for the year ended December 31, 2014.

TCRF Filings Table

Docket No.	Filed	Effective	Semi-Annual Billing Impact Increase (Decrease)
42558	May 2014	September 2014 — February 2015	$71
42059	December 2013	March 2014 — August 2014	$44
41543	June 2013	September 2013 — February 2014	$88
41002	November 2012	March 2013 — August 2013	$(47)
40451	June 2012	September 2012 — February 2013	$129
39940	November 2011	March 2012 — August 2012	$(41)
39456	June 2011	September 2011 – February 2012	$24
38938	December 2010	March 2011 — August 2011	$17
38460	July 2010	September 2010 — February 2011	$7

–	A Decrease in Transition Charges — Transition charge revenue is dedicated to paying the principal and interest of transition bonds. We account for the difference between transition charge revenue recognized and cost related to the transition bonds as a regulatory liability. Annual true-up adjustments are filed to increase or decrease the transition charges such that sufficient funds will be collected during the following period to meet scheduled debt service payments. The final transition bonds mature in 2016. The $3 million decrease in charges related to transition bonds corresponds with an offsetting decrease in amortization expense.

–	A Decrease in AMS Surcharges — The PUCT has authorized monthly per customer advanced meter cost recovery factors designed to recover the cost of our initial AMS deployment over an eleven-year period ending in 2019. We recognize revenues equal to reconcilable expenses incurred including depreciation net of calculated savings plus a return component on our investment. The $7 million decrease in recognized AMS revenues is due to lower costs associated with the initial deployment.

–	An Increase in EECRF Surcharges — The EECRF is a reconcilable rate designed to recover current energy efficiency program costs and performance bonuses earned by exceeding PUCT targets in prior years and recover or refund any over/under recovery of our costs in prior years. We recognize the performance bonuses in other miscellaneous revenues upon approval by the PUCT. PUCT rules require us to file an annual EECRF tariff update by the first business day in June of each year for implementation on March 1 of the next calendar year. For the nine months ended September 30, 2014, we recognized a $1 million increase in EECRF surcharges, which is offset in operation and maintenance expense. The increase was primarily due to switching to volumetric-based tariffs from fixed monthly charges. See EECRF Filings Table below for a listing of EECRF filings impacting revenues for the nine months ended September 30, 2014 and 2013, as well as filings that will impact revenues for the year ended 2014.

EECRF Filings Table

Docket No.	Filed	Effective	Monthly Charge per Residential Customer (a)	Program Costs	Performance Bonus	Under-/ (Over)- Recovery
42559	May 2014	March 2015	$1.03	$50	$23	$(5)
41544	May 2013	March 2014	$1.01	$62	$12	$(1)
40361	May 2012	January 2013	$1.23	$62	$9	$2
39375	May 2011	January 2012	$0.99	$49	$8	$(3)
38217	April 2010	January 2011	$0.91	$45	$11	$(5)

(a)	As of March 2014, monthly charges are for a residential customer using 1,000 kWh, as the energy efficiency substantive rules require rates to be on a volumetric basis rather than a fixed monthly charge.

•	An Increase in Other Miscellaneous Revenues — Miscellaneous revenues includes disconnect/reconnect fees and other discretionary revenues for services requested by REPs, services provided on a time and materials basis, rents, energy efficiency performance bonuses approved by the PUCT and other miscellaneous revenues. The $20 million increase in other miscellaneous revenues was driven by the 2013 energy efficiency performance bonus recognized in the third quarter of 2014, which differs from the recognition of the 2012 bonus in the fourth quarter of 2013.

Wholesale transmission service expense increased $140 million, or 34%, to $557 million in 2014 due to higher fees paid to other transmission entities.

Operation and maintenance expense increased $15 million, or 3%, to $517 million in 2014. The change included $6 million in higher vegetation management expense, $4 million in higher contractor services costs, $3 in higher software and hardware maintenance costs, $2 million in higher outsourced services costs and $2 million in higher materials costs. Operation and maintenance expense reflects fluctuations in expenses that are offset by corresponding reconcilable rate revenues, including a $3 million decrease related to advanced meters and a $1 million increase in costs related to programs designed to improve customer electricity efficiency. Amortization of regulatory assets reported in operation and maintenance expense totaled $40 million and $39 million for the nine months ended September 30, 2014 and 2013, respectively.

Depreciation and amortization increased $30 million, or 5%, to $638 million in 2014. The increase reflected $33 million attributed ongoing investments in property, plant and equipment, partially offset by $3 million in lower amortization of regulatory assets associated with transition bonds (with an offsetting increase in revenues).

Taxes other than amounts related to income taxes increased $15 million, or 5%, to $330 million in 2014. The change reflected a $10 million increase in property taxes and a $5 million increase in local franchise fees.

Other income totaled $10 million in 2014 and $14 million in 2013, and for both periods, consisted primarily of the accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting. See Note 11 to Interim Financial Statements.

Other deductions totaled $11 million in 2014 and 2013. See Note 11 to Interim Financial Statements.

Provision in lieu of income taxes totaled $222 million in 2014 (including $1 million related to nonoperating income) compared to $191 million (including $1 million related to nonoperating income) in 2013. The effective income tax rate on pretax income was 38.5% in 2014 and 36.7% in 2013. The increase was primarily due to favorable resolution of uncertain tax positions totaling $15 million in 2013. The 2014 effective income tax rate on pretax income differs from the US federal statutory rate of 35% primarily due to $11 million of non-deductible amortization of the regulatory asset attributed to a change in deductibility of the Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act of 2010 and the effect of the 2014 Texas margin tax, partially offset by the reversal of $3 million of interest related to favorable resolution of uncertain tax positions.

Interest expense and related charges decreased $17 million, or 6%, to $266 million in 2014. The change was driven by a $19 million decrease in amortization of net debt-related costs and a $3 million decrease attributable to lower average interest rates, partially offset by a $5 million increase attributable to lower capitalized interest.

Net income increased $26 million, or 8%, to $355 million in 2014. The change reflects increased revenue from higher transmission rates and recognition of the energy efficiency performance bonus and lower interest expense, partially offset by higher income taxes, higher depreciation, higher operation and maintenance expense and higher property taxes.

Financial Results — Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Total operating revenues increased $224 million, or 7%, to $3.552 billion in 2013. All revenue is billed under tariffs approved by the PUCT. The increase reflected:

•	Distribution base revenues — Base rates are set periodically in a rate review docket initiated by either us or the PUCT. The present distribution base rates became effective on January 1, 2012. The $37 million increase in distribution base rate revenues consisted of a $21 million impact of higher average consumption, largely driven by the effects of colder fall/winter weather in 2013 as compared to 2012 and an estimated $16 million effect of growth in points of delivery.

•

Transmission base revenues — TCOS revenues are collected from load serving entities benefitting from our transmission system. REPs serving customers in our service territory are billed though the TCRF mechanism discussed below while other load serving entities are billed directly. In order to reflect changes in our invested transmission capital, PUCT rules allow us to update our TCOS rates by filing up to two interim TCOS rate adjustments in a calendar year. The $74 million increase in transmission base revenues primarily reflects interim rate increases to recover ongoing investment, including a return component, in the transmission system. See TCOS Filings Table above for a listing of Transmission Interim Rate Update Applications impacting revenues for the years ended December 31, 2013 and 2012.

•	Reconcilable Rates — The PUCT has designated certain tariffs (TCRF, EECRF surcharge, AMS surcharge and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs, including a return component where allowed, are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future applicable tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets. Changes in these tariffs do not impact operating income, except for the AMS return component, but do impact the timing of cash flows. See Note 1 to Annual Financial Statements for accounting treatment of reconcilable tariffs.

–	TCRF is a distribution rate charged to REPs to recover fees we pay to other transmission service providers under their TCOS rates and the retail portion of our own TCOS rate. PUCT rules allow us to update the TCRF component of our retail delivery rates on March 1 and September 1 each year. The $113 million increase in TCRF revenue reflects the pass through of an $86 million increase in third-party wholesale transmission expense described below and a $27 million increase in our own TCOS rate to recover ongoing investment in our transmission system including a return component. At December 31, 2013, approximately $37 million was deferred as under-recovered wholesale transmission service expense (see Note 4 to Annual Financial Statements). See TCRF Filings Table above for a listing of TCRF filings impacting cash flow for the years ended December 31, 2013 and 2012.

–	Transition charges — Transition charge revenue is dedicated to paying the principal and interest of transition bonds. We account for the difference between transition charge revenue recognized and cost related to the transition bonds as a regulatory liability. Annual true-up adjustments are filed to increase or decrease the transition charges such that sufficient funds will be collected during the following period to meet scheduled debt service payments. The final transition bonds mature in 2016. The $5 million increase in charges related to transition bonds corresponds with an offsetting increase in amortization expense and primarily reflects higher electricity volumes delivered by us due to the effects of colder fall/winter weather in 2013 as compared to 2012.

–	AMS surcharges — The PUCT has authorized monthly per customer advanced meter cost recovery factors designed to recover the cost of our initial AMS deployment over an eleven-year period ending in 2019. We recognize revenues equal to reconcilable expenses incurred including depreciation net of calculated savings plus a return component on our investment. The $6 million increase in recognized AMS revenues is due to increased costs driven by meter installation and systems development. See “Regulation and Rates” below.

–	EECRF surcharges — The EECRF is a reconcilable rate designed to recover current energy efficiency program costs and performance bonuses earned by exceeding PUCT targets in prior years and recover or refund any over/under recovery of our costs in prior years. We recognize the performance bonuses in other miscellaneous revenues upon approval by the PUCT. PUCT rules require us to file an annual EECRF tariff update by the first business day in June of each year for implementation on March 1 of the next calendar year. For the year ended 2013, we recognized a $17 million increase in EECRF surcharges, which is offset in operation and maintenance expense. See EECRF Filings Table above for a listing of EECRF filings impacting revenues for the years ended December 31, 2013 and 2012.

•	Other miscellaneous revenues — Miscellaneous revenues includes disconnect/reconnect fees and other discretionary revenues for services requested by REPs, services provided on a time and materials basis, rents, energy efficiency performance bonuses approved by the PUCT and other miscellaneous revenues.

Wholesale transmission service expense increased $86 million, or 17%, to $588 million in 2013. Third-party wholesale transmission service expense increased $95 million in 2013 due to higher fees paid to other transmission entities and a 2% increase in volumes, partially offset by a $9 million charge associated with a wholesale transmission cost settlement in 2012.

Operation and maintenance expense increased $12 million, or 2%, to $681 million in 2013. The change included $16 million in higher labor and employee benefits costs and $8 million in higher other costs, offset by $12 million in lower vegetation management expenses, $6 million in lower outside services costs, $5 million in lower professional services costs and $2 million in lower amortization of regulatory assets. Operation and maintenance expense also reflects fluctuations in expenses that are offset by corresponding revenues, including a $17 million increase in costs related to programs designed to improve customer electricity efficiency and a $4 million decrease related to advanced meters. Amortization of regulatory assets reported in operation and maintenance expense totaled $52 million and $54 million in 2013 and 2012, respectively.

Depreciation and amortization increased $43 million, or 6%, to $814 million in 2013. The increase reflected $38 million attributed to ongoing investments in property, plant and equipment (including $12 million attributed to investments related to the deployment of advanced meters) and $5 million in higher amortization of regulatory assets associated with transition bonds (with an offsetting increase in revenues).

Other income totaled $18 million in 2013 and $26 million in 2012. The 2013 and 2012 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $18 million and $23 million, respectively. See Note 12 to Annual Financial Statements.

Other deductions totaled $15 million and $64 million in 2013 and 2012, respectively. The decrease was primarily attributable to the SARs settlement in 2012. See Note 12 to Annual Financial Statements.

Provision in lieu of income taxes totaled $249 million in 2013 (including $247 million related to operating income and $2 million related to nonoperating income) compared to a net $234 million (including $240 million related to operating income and a benefit of $6 million related to nonoperating income) in 2012. The effective income tax rate on pretax income was 36.6% in 2013 and 40.1% in 2012. The 2013 effective income tax rate on pretax income differs from the US federal statutory rate of 35% primarily due to the effect of $14 million of non-deductible amortization of the regulatory asset attributed to a change in deductibility of the Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act of 2010 and the effect of the 2013 Texas margin tax, partially offset by the reversal of accrued interest and taxes totaling $16 million attributed to the resolution of certain uncertain tax positions. See Note 3 to Annual Financial Statements.

Interest income decreased $20 million, or 83%, to $4 million in 2013. The change reflected a $16 million decrease as a result of our sale of the TCEH transition bond interest reimbursement agreement to EFIH in August 2012 (see Note 11 to Annual Financial Statements for discussion of the sale) and a $6 million decrease attributable to a prior year sales tax refund, partially offset by a $2 million increase in assets related to an employee benefit plan.

Interest expense and related charges decreased $3 million, or 1%, to $371 million in 2013. The change was driven by a $9 million decrease attributable to lower average interest rates, partially offset by a $3 million increase attributable to higher average borrowings reflecting ongoing capital investments and $3 million in higher amortization of net debt-related costs.

Net income increased $83 million, or 24%, to $432 million in 2013. The change reflected increased revenue from higher transmission rates, growth in points of delivery and lower other deductions, partially offset by higher depreciation, lower interest income, higher income taxes and higher operation and maintenance expenses.

Financial Results — Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Total operating revenues increased $210 million, or 7%, to $3.328 billion in 2012. All revenue is billed under tariffs approved by the PUCT. The increase reflected:

•	Distribution base revenues — A $204 million decrease in distribution base rate revenues consisted of a $223 million impact from reclassifying all TCRF revenues as reconcilable revenues resulting from a rate structure change in 2011 (with a corresponding amount recognized in TCRF revenues below) and a $78 million impact of lower average consumption, primarily due to the effects of milder weather in 2012 as compared to 2011. These decreases were partially offset by $77 million in higher distribution tariffs and an estimated $20 million effect of growth in points of delivery.

–	Transmission base revenues — The $74 million increase in transmission base revenues primarily reflects interim rate increases to recover ongoing investment, including a return component, in the transmission system. See TCOS Filings Table above for a listing of TCOS filings impacting revenues for the years ended December 31, 2012 and 2011.

•	Reconcilable Rates:

–	TCRF — The $332 million increase in TCRF consisted of a $223 million impact from reclassifying all TCRF revenues as reconcilable revenues resulting from a rate structure change in 2011 (with a corresponding amount recognized in distribution base revenues above) and a $109 million increase in TCRF revenues, which primarily reflects the pass through of a $63 million increase in third-party wholesale transmission expense described below. At December 31, 2012, approximately $40 million was deferred as under-recovered wholesale transmission service expense (see Note 4 to Annual Financial Statements). See TCRF Filings Table above for a listing of TCRF filings impacting cash flow for the years ended December 31, 2012 and 2011.

–	Transition charges — The $6 million decrease in charges related to transition bonds corresponds with an offsetting increase in amortization expense and primarily reflects lower electricity volumes delivered due to the effects of milder weather in 2012 as compared to 2011.

–	AMS surcharges — The $39 million increase in recognized AMS revenues is due to increased costs driven by meter installation and systems development completed in 2012.

–	EECRF surcharges — For the year ended 2012, we recognized a $6 million increase in EECRF surcharges, which is offset in operation and maintenance expense. See EECRF Filings Table above for a listing of EECRF filings impacting revenues for the years ended December 31, 2012 and 2011.

•	Other miscellaneous revenues — The $4 million decrease in other miscellaneous revenues is primarily due to lower REP discretionary services as a result of the continuing deployment of advanced meters.

Wholesale transmission service expense increased $63 million, or 14%, to $502 million, due to higher fees paid to other transmission entities and a 2% increase in volumes.

Operation and maintenance expense increased $11 million, or 2%, to $669 million in 2012. The change included $12 million in higher amortization of regulatory assets and $6 million in higher outside services costs, partially offset by a $14 million effect of unusual non-cash expenses in 2011 (primarily consisting of a $9 million write off of excessive inventory and a $5 million decrease related to SARs). Operation and maintenance expense also reflects fluctuations in other expenses that are offset by corresponding revenues, including a $6 million increase in costs related to programs designed to improve customer electricity demand efficiencies and a $2 million increase in costs related to advanced meters. Amortization of regulatory assets reported in operation and maintenance expense totaled $54 million and $42 million in 2012 and 2011, respectively.

Depreciation and amortization increased $52 million, or 7%, to $771 million in 2012. The increase reflected $58 million attributed to ongoing investments in property, plant and equipment (including $26 million related to advanced meters), partially offset by $6 million in lower amortization of regulatory assets associated with transition bonds (with an offsetting decrease in revenues).

Taxes other than amounts related to income taxes increased $15 million, or 4%, to $415 million in 2012. The change was the result of a $9 million increase in property taxes and a $6 million increase in local franchise fees.

Other income totaled $26 million in 2012 and $30 million in 2011. The 2012 and 2011 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $23 million and $29 million, respectively. See Note 12 to Annual Financial Statements.

Other deductions totaled $64 million in 2012 and $9 million in 2011. The increase was the result of a SARs settlement totaling $57 million, partially offset by a $2 million decrease in professional fees and other expenses. See Notes 10 and 12 to Annual Financial Statements.

Provision in lieu of income taxes totaled a net $234 million in 2012 (including $240 million related to operating income and a benefit of $6 million related to nonoperating income) compared to $229 million in 2011 (including $209 million related to operating income and $20 million related to nonoperating income). The effective income tax rate on pretax income was 40.1% in 2012 and differs from the US federal statutory rate of 35% primarily due to non-deductible amortization of the regulatory asset resulting from a change in deductibility of Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act of 2010 and the effect of the 2012 Texas gross margin tax. See Note 3 to Annual Financial Statements for reconciliation of the effective rate to the US federal statutory rate.

Interest income decreased $8 million, or 25%, to $24 million in 2012. The decrease reflected lower reimbursement of transition bond interest from TCEH due to lower remaining principal amounts and our sale of the TCEH interest agreement to EFIH in August 2012, partially offset by a $6 million increase in interest income related to a sales tax refund. See Note 11 to Annual Financial Statements for discussion of the sale of the interest agreement.

Interest expense and related charges increased $15 million, or 4%, to $374 million in 2012. The change was driven by a $22 million increase attributable to higher average borrowings reflecting ongoing capital investments and $15 million in higher amortization of debt issuance costs and discounts, partially offset by a $14 million decrease attributable to lower average interest rates and an $8 million decrease attributable to higher capitalized interest.

Net income decreased $18 million, or 5%, to $349 million in 2012. The change reflected the effects on revenue of milder weather, the effect of the SARs settlement and increases in depreciation and interest expense, partially offset by increased revenue from higher transmission and distribution rates and growth in points of delivery.

Other Comprehensive Income

We reported $19 million and $3 million (both after tax) in other comprehensive income for the years ended December 31, 2013 and 2012, respectively. These amounts represent the net actuarial losses of the non-recoverable portion of benefit plans (see Note 9 to Annual Financial Statements for information regarding changes to the pension plans).

In August 2011, we entered into interest rate hedge transactions hedging the variability of treasury bond rates used to determine the interest rates on an anticipated issuance of senior secured notes. The hedges were terminated in November 2011 upon the issuance of the senior secured notes. We reported the $46 million ($29 million after tax) loss related to the fair value of the hedge transaction in accumulated other comprehensive income, which is being reclassified into net income over the life of the senior secured notes issued, which mature in 2041.

Financial Condition

Liquidity and Capital Resources

Cash Flows — Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Cash provided by operating activities totaled $865 million and $910 million in 2014 and 2013, respectively. The $45 million change was driven by a $134 million increase in estimated federal and state income tax payments, a $76 million increase in cash payments to third-party transmission providers, a $62 million increase in pension and OPEB contributions and an $17 million increase in storm and liability losses. These decreases in cash were partially offset by a $240 million increase in transmission and distribution receipts due to higher rates and increased consumption attributed to the effects of colder winter weather in 2014 compared to 2013.

Cash used in financing activities totaled $49 million and $72 million in 2014 and 2013, respectively. The 2014 activity reflected $181 million of cash used in distributions to our members (a $34 million decrease compared to 2013), $89 million of cash used for principal payments on transition bonds (a $5 million increase compared to 2013), a $25 million decrease in short-term borrowings and $4 million in debt discount, financing and reacquisition costs. These uses of cash were partially offset by a $250 million increase from the issuance of long-term debt in May 2014. See Notes 6 and 8 to Interim Financial Statements for additional information regarding long-term debt activity and distributions to our members, respectively.

Cash used in investing activities, which consists primarily of capital expenditures, totaled $826 million and $866 million in 2014 and 2013, respectively. The 2014 activity reflected decreases in capital expenditures for Competitive Renewable Energy Zone transmission, partially offset by increases in capital expenditures for transmission and distribution facilities to serve new customers and information technology initiatives.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $31 million and $26 million more than the amounts reported in the statements of consolidated income in the nine months ended September 30, 2014 and 2013, respectively. The differences result from amortization reported in the following different lines items in the statements of consolidated income: regulatory asset amortization (reported in operation and maintenance expense), the accretion of the adjustment (discount) to regulatory assets (reported in other income) and the amortization of debt fair value discount (reported in interest expense and related charges).

Cash Flows — Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Cash provided by operating activities totaled $1.370 billion and $1.269 billion in 2013 and 2012, respectively. The $101 million change was driven by an $84 million decrease in pension and OPEB contributions, a $57 million effect of a SARs payout in 2012 (see Note 10 to Annual Financial Statements), a $35 million increase in transmission and distribution receipts due to higher rates, a $30 million increase in accounts payable levels, a $17 million decrease in cash interest payments due to the early redemption of debt in June 2012 (see Note 6 to Annual Financial Statements) and a $15 million decrease in energy efficiency program payments. These increases in cash were partially offset by a $103 million increase in estimated federal and state income tax payments and a $29 million decrease in cash as a result of the sale of our tax reimbursement agreement to EFIH in August 2012 (see Note 11 to Annual Financial Statements).

Cash used in financing activities totaled $324 million in 2013 and cash provided by financing activities totaled $132 million in 2012. The 2013 activity reflected $310 million of cash used in distributions to our members (an $85 million increase compared to 2012 (see Note 8 to Annual Financial Statements)) and $125 million in cash principal payments on transition bonds (a $7 million increase compared to 2012 (see Note 6 to Annual Financial Statements)), partially offset by a $100 million increase from the issuance of long-term debt in May 2013 and a $10 million increase in short-term borrowings.

Cash used in investing activities, which consists primarily of capital expenditures, totaled $1.064 billion in 2013 and $1.368 billion in 2012. The $304 million, or 22%, decrease was driven by lower capital expenditures for CREZ and advanced metering deployment initiatives, partially offset by higher capital expenditures for distribution facilities to serve new customers, information technology initiatives, and infrastructure maintenance.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $34 million and $31 million more than the amounts reported in the statements of consolidated income for the years ended December 31, 2013 and 2012, respectively. The differences result from amortization reported in the following different lines items in the statements of consolidated income: regulatory asset amortization (reported in operation and maintenance expense), the accretion of the adjustment (discount) to regulatory assets (reported in other income) and the amortization of debt fair value discount (reported in interest expense and related charges).

Cash Flows — Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Cash provided by operating activities totaled $1.269 billion and $1.295 billion in 2012 and 2011, respectively. The $26 million change was driven by a $112 million effect of significantly lower income tax refunds in 2012 compared to 2011, a $57 million SARs payout (see Note 10 to Annual Financial Statements), a $26 million decrease in accounts payable levels, a $20 million increase in ad valorem tax payments primarily due to the timing of such payments, a $20 million increase in cash interest payments primarily due to the early redemption of debt in June 2012 (see Note 6 to Annual Financial Statements), a $20 million increase in cash payments to third-party transmission providers and an $18 million decrease in transition-related interest income as a result of the sale to EFIH of our interest and tax agreements with TCEH (see Note 11 to Annual Financial Statements). These decreases in cash were partially offset by a $119 million increase in transmission and distribution receipts due to higher rates, an $89 million decrease in pension and OPEB contributions, a $25 million decrease in cash purchases of materials and supplies and a $22 million decrease related to retrospective municipal franchise fees paid as a result of the 2011 rate review settlement.

Cash provided by financing activities totaled $132 million and $80 million in 2012 and 2011, respectively. The 2012 activity reflected a $343 million increase in short-term borrowings, a $159 million increase reflecting the sale to EFIH of our interest and tax agreements with TCEH (see Note 11 to Annual Financial Statements) and $20 million in payments received on the related note receivable from TCEH, partially offset by $225 million of cash used in distributions to our members (an $80 million increase compared to 2011 (see Note 8 to Annual Financial Statements)), $118 million in cash principal payments on transition bonds (a $5 million increase compared to 2011 (all discussed in Note 6 to Annual Financial Statements)) and $46 million in debt discount, financing and reacquisition expenses.

Cash used in investing activities, which consisted primarily of capital expenditures, totaled $1.368 billion in 2012 and $1.396 billion in 2011. The $28 million, or 2%, change was driven by the effect of the hedge transaction in 2011 (discussed in “Other Comprehensive Income” above) and a decrease in capital expenditures for transmission facilities, advanced metering deployment initiatives and infrastructure maintenance, partially offset by an increase in capital expenditures for information technology initiatives, distribution facilities to serve new customers and other general plant.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $31 million and $13 million more than the amounts reported in the statements of consolidated income for the years ended December 31, 2012 and 2011, respectively. The differences represent the accretion of the adjustment (discount) to regulatory assets, net of the amortization of debt fair value discount, both due to purchase accounting, and reported in other income and interest expense and related charges, respectively, in the statements of consolidated income. In addition, the differences represent regulatory asset amortization, which is reported in operation and maintenance expense in the statements of consolidated income.

Long-Term Debt Activity — Repayments of long-term debt in the nine months ended September 30, 2014 totaled $89 million and represent transition bond principal payments at scheduled maturity dates. Repayments of long-term debt in 2013 totaled $125 million and represent transition bond principal payments at scheduled maturity dates.

In May 2014, we issued $250 million aggregate principal amount of the outstanding notes. We used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $248 million from the sale of the outstanding notes to repay borrowings under our revolving credit facility and for other general corporate purposes. The outstanding notes are secured by the first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

Issuances of long-term debt in 2013 totaled $100 million, consisting of the May 2013 sale of $100 million aggregate principal amount of 4.55% senior secured notes maturing in December 2041 (Additional 2041 Notes). The Additional 2041 Notes were an additional issuance of our 4.55% senior secured notes maturing in December 2041, $300 million aggregate principal amount of which were previously issued in November 2011 (2041 Notes). The Additional 2041 Notes were issued as part of the same series as the 2041 Notes. We used the net proceeds of approximately $107 million from the sale of the Additional 2041 Notes to repay borrowings under our revolving credit facility and for general corporate purposes. The Additional 2041 Notes and 2041 Notes are secured by the first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

See Note 6 to Annual Financial Statements and Note 6 to Interim Financial Statements for additional information regarding these transactions and other long-term debt.

Available Liquidity/Credit Facility — Our primary source of liquidity, aside from operating cash flows, is our ability to borrow under our revolving credit facility. At September 30, 2014, we had a $2.4 billion secured revolving credit facility. The revolving credit facility expires in October 2016. Subject to the limitations described below, available borrowing capacity under our revolving credit facility totaled 1.673 billion and $1.649 billion at September 30, 2014 and December 31, 2013, respectively. We may request an increase in our borrowing capacity of $100 million in the aggregate and up to two one-year extensions, provided certain conditions are met, including lender approval.

The revolving credit facility contains a senior debt-to-capitalization ratio covenant that effectively limits our ability to incur indebtedness in the future. At September 30, 2014, we were in compliance with the covenant. See “Financial Covenants, Credit Rating Provisions and Cross Default Provisions” below for additional information on this covenant and the calculation of this ratio. The revolving credit facility and the senior notes and debentures issued by us are secured by the Deed of Trust, which permits us to secure other indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that have been certified to the Deed of Trust collateral agent. Accordingly, the availability under our revolving credit facility is limited by the amount of available bond credits and any property additions certified to the Deed of Trust collateral agent in connection with the revolving credit facility borrowings. In addition, our outstanding senior notes and debentures are secured by the Deed of Trust. To the extent we continue to issue debt securities secured by the Deed of Trust, those debt securities would also be limited by the amount of available bond credits and any property additions that have been certified to the Deed of Trust collateral agent. At September 30, 2014, the available bond credits totaled $2.199 billion, and the amount of additional potential indebtedness that could be secured by property additions, subject to the completion of a certification process, totaled $1.407 billion. At September 30, 2014, the available borrowing capacity of the revolving credit facility could be fully drawn.

Under the terms of our revolving credit facility, the commitments of the lenders to make loans to us are several and not joint. Accordingly, if any lender fails to make loans to us, our available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility. See Note 5 to Annual Financial Statements and Note 5 to Interim Financial Statements for additional information regarding the revolving credit facility.

Cash and cash equivalents totaled $17 million and $27 million at September 30, 2014 and December 31, 2013, respectively. Available liquidity (cash and available revolving credit facility capacity) at September 30, 2014 totaled $1.690 billion reflecting an increase of $14 million from December 31, 2013. The increase reflects repayments of the revolving credit facility funded by the proceeds from the long-term debt issuance in May 2014 (discussed above) and the seasonal nature of our cash flow, partially offset by our ongoing capital investment in transmission and distribution infrastructure.

We also committed to the PUCT that we would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At both September 30, 2014 and December 31, 2013, our regulatory capitalization ratios were 58.7% debt and 41.3% equity. See Note 8 to Annual Financial Statements and Note 8 to Interim Financial Statements for discussion of the regulatory capitalization ratio.

Liquidity Needs, Including Capital Expenditures — We expect our capital expenditures to total $1.1 billion in 2014. Our board of directors, which annually approves capital expenditure estimates for the following year, has approved capital expenditures totaling $1.1 billion in 2015. Management currently expects to recommend to our board of directors capital expenditures of approximately $1.4 billion in 2016 and approximately $1.5 billion in each of the years 2017 through 2020. These capital expenditures are expected to be used for investment in transmission and distribution infrastructure, including approximately $1.2 billion in the period 2015 through 2018 that we currently expect to use for electric infrastructure enhancement in the West Texas region.

We expect cash flows from operations, combined with availability under the revolving credit facility, to provide sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months. We do not anticipate the EFH Bankruptcy Proceedings to have a material impact on our liquidity. Should additional liquidity or capital requirements arise, we may need to access capital markets, generate equity capital or preserve equity through reductions or suspension of distributions to members. In addition, we may also consider new debt issuances, repurchases, exchange offers and other transactions in order to refinance or manage our long-term debt. The inability to raise capital on favorable terms or failure of counterparties to perform under credit or other financial agreements, particularly during any uncertainty in the financial markets, could impact our ability to sustain and grow the business and would likely increase capital costs that may not be recoverable through rates.

Distributions — On October 21, 2014, our board of directors declared a cash distribution of $101 million, which was paid to our members on October 22, 2014. During the nine months ended September 30, 2014, our board of directors declared, and we paid the following cash distributions to our members.

Declaration Date	Payment Date	Amount
July 30, 2014	July 31, 2014	$71
April 30, 2014	May 1, 2014	$57
February 19, 2014	February 20, 2014	$53

See Note 8 to Annual Financial Statements for discussion of the distribution restriction.

Pension and OPEB Plan Funding — Our funding for the pension plans and the OPEB Plan for the calendar year 2014 is expected to total $168 million and $17 million, respectively. In the nine months ended September 30, 2014, we made cash contributions to the pension plans and the OPEB Plan of $67 million and $12 million, respectively.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — Our revolving credit facility contains a financial covenant that requires maintenance of a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00. For purposes of this ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with US GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with US GAAP plus indebtedness described above. At September 30, 2014, we were in compliance with this covenant.

Impact on Liquidity of Credit Ratings — The rating agencies assign credit ratings to certain of our debt securities. Our access to capital markets and cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. In particular, a decline in credit ratings would increase the cost of our revolving credit facility (as discussed below). In the event any adverse action with respect to our credit ratings takes place and causes borrowing costs to increase, we may not be able to recover such increased costs if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews.

Most of our large suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. If our credit ratings decline, the costs to operate our business could increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us.

As described in Note 6 to Annual Financial Statements, our long-term debt, excluding Bondco’s non-recourse debt, is currently secured pursuant to the Deed of Trust by a first priority lien on certain of our transmission and distribution assets and is considered senior secured debt.

Material Credit Rating Covenants — Our revolving credit facility contains terms pursuant to which the interest rates charged under the agreement may be adjusted depending on credit ratings. Borrowings under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt. Based on the current ratings assigned to our debt securities at July 31, 2014, our borrowings are generally LIBOR-based and will bear interest at LIBOR plus 1.125%. A decline in credit ratings would increase the cost of our revolving credit facility and likely increase the cost of any debt issuances and additional credit facilities.

Material Cross Default Provisions — Certain financing arrangements contain provisions that may result in an event of default if there was a failure under other financing arrangements to meet payment terms or to observe other covenants that could result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

Under our revolving credit facility, a default by us or our subsidiary in respect of indebtedness in a principal amount in excess of $100 million or any judgments for the payment of money in excess of $50 million that are not discharged within 60 days may cause the maturity of outstanding balances ($720 million in short-term borrowings and $7 million in letters of credit at September 30, 2014) under that facility to be accelerated. Additionally, under the Deed of Trust, an event of default under either our revolving credit facility or our indentures would permit our lenders and the holders of our senior secured notes to exercise their remedies under the Deed of Trust.

Long-Term Contractual Obligations and Commitments — The following table summarizes our contractual cash obligations at December 31, 2013 (see Notes 6 and 7 to Annual Financial Statements for additional disclosures regarding these long-term debt and non-cancelable purchase obligations).

Contractual Cash Obligations	Less Than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
Long-term debt — principal	$131	$680	$874	$3,851	$5,536
Long-term debt — interest	339	595	540	3,119	4,593
Operating leases (a)	6	7	1	—	14
Obligations under outsourcing agreements	88	7	—	—	95

Total contractual cash obligations	$564	$1,289	$1,415	$6,970	$10,238

(a)	Includes short-term noncancelable leases.

The following are not included in the table above:

•	individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	employment contracts with management;

•	liabilities related to uncertain tax positions totaling $54 million discussed in Note 3 to Annual Financial Statements as the ultimate timing of payment is not known;

•	our estimated funding of the pension plans and the OPEB Plan totaling $91 million in 2014 and approximately $547 million for the 2014 to 2018 period as discussed above under “Pension and OPEB Plan Funding;”

•	capital expenditures under PUCT orders and other commitments made; and

•	$250 million aggregate principal amount of 2.150% senior secured notes maturing in June 2019 that were issued in May 2014.

Guarantees — At September 30, 2014, we did not have any material guarantees.

Off-Balance Sheet Arrangements

At September 30, 2014, we did not have any material off-balance sheet arrangements with special purpose entities or VIEs.

Commitments and Contingencies

See Note 7 to Annual Financial Statements for details of commitments and contingencies.

Changes in Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 introduces new, increased requirements for disclosure of revenue in financial statements and is intended to eliminate inconsistencies in revenue recognition and thereby improve financial reporting comparability across entities, industries and capital markets. ASU 2014-09 is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016 for public entities. Early application is not permitted. We are currently evaluating the potential impact of ASU 2014-09. The adoption of ASU 2014-09 is not expected to have a material effect on our reported results of operations, financial condition or cash flows.

Regulation and Rates

Sunset Review and Other State Legislation

Sunset review is the regular assessment by the Texas Legislature of the continuing need for a state agency to exist, and is grounded in the premise that an agency will be abolished unless legislation is passed to continue functions. On a specified time schedule, the Texas Sunset Advisory Commission (Sunset Commission) closely reviews each agency and recommends action on each agency to the Texas Legislature, which action may include modifying or even abolishing the agency. The PUCT was subject to review by the Sunset Commission and a limited sunset review by the Texas Legislature in 2013. During the 2013 regular legislative session, which ended in May 2013, the Texas Legislature extended the life of the PUCT until 2023. No other legislation passed during the 2013 regular legislative session is expected to have a substantial impact on our financial position, results of operations or cash flows.

Matters with the PUCT

Application for Reconciliation of AMS Surcharge (PUCT Docket No. 41814) — In September 2013, we filed an application with the PUCT for reconciliation of all costs incurred and investments made from January 1, 2011 through December 31, 2012, in the deployment of our AMS pursuant to the AMS Deployment Plan approved in Docket No. 35718. During the 2011 to 2012 period, we incurred approximately $300 million of capital expenditures and $34 million of operating and maintenance expense, and billed customers approximately $174 million through the AMS surcharge. We were not seeking a change in the AMS surcharge in this proceeding. In November 2013, we filed an amended request and the PUCT Staff filed its recommendation concluding that all costs presented in the amended application, with the exception of less than $1,000 of expenses, are appropriate for recovery. In December 2013, the PUCT issued its final order in the proceeding agreeing with the PUCT Staff’s recommendation, finding that costs expended and investments made in the deployment of our AMS through December 31, 2012 were properly allocated, reasonable and necessary.

2008 Rate Review (PUCT Docket No. 35717) — In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. On August 6, 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments. The Austin Court of Appeals has remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. On August 21, 2014, we filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which we were not successful, including the consolidated tax savings adjustment. We are unable to predict the outcome of this motion on rehearing and our appeal efforts, and there is no deadline for the Austin Court of Appeals to act. If our appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, we estimate that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to a $130 million loss (after tax). We do not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to our results of operations or financial condition.

Competitive Renewable Energy Zones (CREZs) (PUCT Docket Nos. 35665 and 37902) — In 2009, the PUCT awarded us CREZ construction projects. The projects involve the construction of transmission lines and stations to support the transmission of electricity from renewable energy sources, principally wind generation facilities, in west Texas to population centers in the eastern part of the state. In addition to these projects, ERCOT completed a study in December 2010 that will result in us and other transmission service providers building additional facilities to provide further voltage support to the transmission grid as a result of CREZ. At December 31, 2013, our cumulative CREZ-related capital expenditures totaled $1.871 billion, including $411 million during 2013. All CREZ-related line and station construction projects were energized by the end of 2013. Additional voltage support projects were completed in January 2014, with the exception of one series capacitor project that is scheduled to be completed in December 2015 in order to allow for further study and evaluation. The delay to 2015 is not expected to have a significant impact on the ability of the CREZ system to support existing or currently expected renewable generation.

Summary

We cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions. Such actions or changes could significantly alter our basic financial position, results of operations or cash flows.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Market risk is the risk that we may experience a loss in value as a result of changes in market conditions such as interest rates that may be experienced in the ordinary course of business. We may transact in financial instruments to hedge interest rate risk related to our debt, but there are currently no such hedges in place. All of our long-term debt at September 30, 2014 and December 31, 2013 and 2012 carried fixed interest rates.

The following table provides certain information relating to our long-term debt as of December 31, 2013:

	Expected Maturity Date						2013 Total Carrying Amount	2013 Total Fair Value	2012 Total Carrying Amount	2012 Total Fair Value
	2014	2015	2016	2017	2018	There- after
	(millions of dollars, except percentages)
Long-term debt (including current maturities):
Fixed rate debt amount (a)	$131	$639	$41	$324	$550	$3,851	$5,561	$6,568	$5,561	$6,568
Average interest rate	5.34%	6.15%	5.29%	5.00%	6.80%	6.03%	6.12%	—	6.12%	—

(a)	Excludes unamortized premiums and discounts. See Note 6 to Interim Financial Statements and Note 6 to Annual Financial Statements for a discussion of changes in long-term debt obligations.

Credit Risk

Credit risk relates to the risk of loss associated with nonperformance by counterparties. Our customers consist primarily of REPs. As a prerequisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. Meeting these standards does not guarantee that a REP will be able to perform its obligations. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of PURA and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs approved by the PUCT. We believe PUCT rules that allow for the recovery of uncollectible amounts due from nonaffiliated REPs significantly reduce our credit risk.

Our net exposure to credit risk associated with trade accounts receivable from affiliates totaled $132 million at December 31, 2013, consisting of $83 million of billed receivables and $56 million of unbilled receivables, of which $7 million is secured by letters of credit posted by TCEH for our benefit. Our exposure to credit risk associated with trade accounts receivable from affiliates totaled $147 million at September 30, 2014, consisting of $107 million of billed receivables and $47 million of unbilled receivables, of which $7 million is secured by letters of credit and cash posted by TCEH for our benefit. Under PUCT rules, unbilled amounts are billed within the following month and amounts are due in 35 days of billing. Due to commitments made to the PUCT, this concentration of accounts receivable from affiliates increases the risk that a default could have a material effect on earnings and cash flows. In the event of an affiliated REP default, we would not be able to recover in rates the amount in default. See Note 11 to Annual Financial Statements and Note 10 to Interim Financial Statements for additional information regarding our transactions with affiliates. Also see Notes 2 and 7 to Interim Financial Statements for additional information regarding the potential impacts of the EFH Bankruptcy Proceedings on our transactions with affiliates.

Our exposure to credit risk associated with accounts receivable from nonaffiliates totaled $472 million and $388 million at September 30, 2014 and December 31, 2013, respectively. The nonaffiliated receivable amount is before the allowance for uncollectible accounts, which totaled $3 million at September 30, 2014 and December 31, 2013. The nonaffiliated exposure includes trade accounts receivable from REPs totaling $345 million and $294 million at September 30, 2014 and December 31, 2013, respectively, which are almost entirely noninvestment grade. At September 30, 2014 and December 31, 2013, REP subsidiaries of a nonaffiliated entity, collectively represented approximately 14% and 12%, respectively, of the nonaffiliated trade receivable amount. No other nonaffiliated parties represented 10% or more of the total trade accounts receivable amount. We view our exposure to this customer to be within an acceptable level of risk tolerance considering PUCT rules and regulations; however, this concentration increases the risk that a default could have a material effect on cash flows.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The names of our directors and information about them, as furnished by the directors themselves, are set forth below:

Name	Age	Business Experience and Qualifications
Thomas M. Dunning (3)	72

Thomas M. Dunning has served as our Director since October 2007 and in July 2010 was elected Lead Independent Director by our board of directors. Since his retirement in 2008 as Chairman of Lockton Dunning Benefits, a company specializing in the design and servicing of employee benefits, he has served as a consultant for the company. Mr. Dunning also served as Chairman and Chief Executive Officer of Lockton Dunning Benefit Company, its predecessor company, from 1998 to 2007 following the 1998 acquisition of Dunning Benefits Corporation by the Lockton Group of Companies. Mr. Dunning currently serves on the boards of directors of American Beacon Funds, Baylor Health Care System Foundation, Oncor Holdings, and a number of non-profit organizations. He is also a former Chairman of Dallas Fort Worth International Airport board and a former director of the Southwestern Medical Foundation.

We believe Mr. Dunning’s experience with employee benefit programs and his understanding of employee benefits as part of an overall employee compensation program is important to Oncor in his roles as a director and member of the Organization and Compensation Committee (O&C Committee). As member and former chair of the O&C Committee, overseeing the design and effectiveness of Oncor’s executive compensation programs, Mr. Dunning offers broad experience in understanding and addressing compensation-related issues and challenges. His past appointments by Texas Governors as Chairman of the Texas Water Development Board and a director on the boards of the Texas Department of Transportation, Texas Department of Human Services and Texas Department of Criminal Justice, as well as his past service as Chairman of the Dallas/Fort Worth International Airport board, add to the extensive experience and leadership skills Mr. Dunning provides to our board. His experience and familiarity with Texas government, combined with 48 years of experience in business and strong record of civic involvement in Texas, are valuable to our Texas-based business.

Robert A. Estrada (1)	67

Robert A. Estrada has served as our Director since October 2007. Mr. Estrada is Chairman of the Board and Chief Compliance Officer of Estrada Hinojosa & Company, Inc., an investment banking firm specializing in public finance that he co-founded in 1992. In addition to these positions, he also served as President and Chief Executive Officer of the firm from 1992 to 2006. Since its inception, Estrada Hinojosa & Company, Inc. has been involved in municipal bond underwritings totaling over $80 billion and has provided financial advisory services on financings totaling more than $50 billion. Mr. Estrada is a member of the boards of directors of Oncor Holdings and several civic and arts organization boards. From 2001 until 2008, Mr. Estrada served on the Board of Regents of the University of Texas System, a system with over 60,000 employees and a budget of approximately $14 billion, pursuant to an appointment by the Governor of Texas. While serving on the University of Texas System Board of Regents, Mr. Estrada chaired its audit, compliance and management review committee. From 2004 until 2010, he served two consecutive terms on the board of directors of the Federal Reserve Bank of Dallas. From 1990 to 1994, Mr. Estrada also served on the board of directors of the Student Loan Marketing Association (Sallie Mae), a $45 billion entity and was a member of the board’s executive committee.

We believe Mr. Estrada’s skills and experience in the financial and legal sectors qualify him to serve as a director of Oncor and chair of the Audit Committee. We also believe his comprehensive understanding of financial, compliance and business matters pertinent to us and his experience in serving large clients and boards regarding these matters are significant assets to our board. Mr. Estrada also has 28 years of legal experience as a securities attorney, giving him a familiarity with securities law issues and investor disclosure requirements relevant to our company.

Name	Age	Business Experience and Qualifications
Rhys Evenden (1)	41

Rhys Evenden has served as a member of our board of directors since October 2014. Since January 2014 he has served as a Senior Vice President of GIC Special Investments (GIC). In that role he heads the North American infrastructure team, which is responsible for acquisitions and asset management for a portfolio of power, utility, midstream and transportation assets. Prior to joining GIC, he served as a Principal of QIC Global Infrastructure from December 2011 until August 2012. From March 2007 until December 2011, he served as a Senior Vice President in GIC’s infrastructure group. Mr. Evenden joined GIC from BAA Limited, where he served as Head of Business Development for outside terminal businesses across BAA Limited’s airports. Mr. Evenden currently serves on the board of directors of Starwest Generation, an independent power producer with operations in Arizona, California and Nevada. He previously served on the boards of directors of Yorkshire Water Services, a United Kingdom water utility company, and its parent company, Kelda Group, and a holding company of the Harvest Arrowhead pipeline system. He has also served as an alternate director on the board of Thames Water and CampusParc LLC.

Mr. Evenden was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under our Limited Liability Company Agreement to designate two directors. We believe Mr. Evenden’s extensive business, financial and management experience qualifies him to serve on our board of directors. In addition, his extensive knowledge and experience in infrastructure matters brings great value to our board of directors and our company.

Thomas D. Ferguson (2)	60

Thomas D. Ferguson has served as our Director since January 2011. Mr. Ferguson currently serves as a Managing Director of Goldman, Sachs & Co., having joined the firm in 2002. Mr. Ferguson heads the asset management efforts for the merchant bank’s U.S. real estate investment activity. Mr. Ferguson serves on the board of EFH Corp., American Golf, one of the largest golf course management companies in the world, Agricultural Company of America Partners, LP, a company that owns and manages agriculture real estate, and Nor1, a company providing revenue enhancement solutions to the travel industry. Mr. Ferguson formerly held board seats at Associated British Ports, the largest port company in the UK, as well as Red de Carreteras, a toll road concessionaire in Mexico and Carrix, one of the largest private container terminal operators in the world.

Mr. Ferguson was appointed by the Sponsor Group as a member of our board of directors pursuant to the Sponsor Group’s right in the Limited Liability Company Agreement to designate two directors. His extensive experience with corporate finance and in owning and managing privately held enterprises qualifies Mr. Ferguson for serving on our board of directors.

Name	Age	Business Experience and Qualifications
Printice L. Gary (1)	68

Printice L. Gary has served as our director since February 2014. Mr. Gary is the founding partner of, and since its founding in 1991 has served as the chief executive officer of, Carleton Residential Properties, a real estate firm engaged in investing, developing, general contracting and asset management of properties throughout Texas and the Southwest. His prior business experience includes serving as a Texas division partner for multi-family development with Trammel Crow Residential from 1985-1991 and serving as the president of Centex Corporation’s homebuilding and mortgage banking subsidiary, Fox & Jacobs Homes, from 1978-1985. Mr. Gary also currently serves on the board of directors of the National Equity Fund, Inc., a Chicago-based nonprofit tax credit syndicator and asset manager that has sourced and invested over $10 billion in affordable housing production across the nation. Mr. Gary has also served on the governing bodies of various state entities pursuant to appointments by the Governor(s) of Texas, including the board of directors of the University of Texas Investment Management Company, a $27 billion endowment fund, from 2009 until 2013, the University of Texas System Board of Regents from 2007 until 2013, where he was chairman of the facilities planning and construction committee, the University of Texas System Board for Lease of University Lands from 2008 to 2013, the Texas State Tax Reform Commission in 2003, and the North Texas Tollway Authority board of directors from 1996 to 2000.

We believe Mr. Gary’s extensive skills and experience in the business and financial sectors are a significant asset to us in his role both as a director of Oncor and as a member of the Audit Committee. In addition, Mr. Gary’s entrepreneurial background, founding Carleton Residential Properties, a company that has grown to over $100 million in annual revenues, brings valuable experiences to our board of directors. His experience with Texas government through his service on various state entities also brings great value to our Texas-based business.

William T. Hill, Jr. (2)	72

William T. Hill, Jr. has served as our Director since October 2007. In 2012, Mr. Hill began practicing law with the law firm of William T. Hill, Jr., Attorney at Law. Prior to 2012, he was of counsel to the Dallas criminal defense law firm of Fitzpatrick Hagood Smith & Uhl LLP. In 2007, he served as Director of Strategic Initiatives of Mercy Street Ministries. From 1999 to 2007, Mr. Hill was Criminal District Attorney of the Dallas County District Attorney’s office. Mr. Hill serves on the boards of directors of Hilltop Holdings, Incorporated, a New York Stock Exchange listed company in the insurance industry, Baylor Hospital Foundation, Oncor Holdings and a number of charitable organizations.

We believe Mr. Hill’s 47 years of experience with legal and compliance matters, along with his management of a large group of highly skilled professionals, have given him considerable knowledge concerning many matters that come before our board of directors. In addition, as District Attorney he developed judgment and decision-making abilities that assist him today in evaluating and making decisions on issues that face our board of directors. Mr. Hill has also served on several civic and charitable boards over the past 37 years, which has given him invaluable experience in corporate governance matters.

Name	Age	Business Experience and Qualifications
Jeffrey Liaw (3)	37

Jeffrey Liaw has served as our Director since November 2007. Mr. Liaw currently serves as the Chief Financial Officer of FleetPride, Inc., a nationwide distributor of heavy-duty truck and trailer parts, a position he has held since December 2012. From 2005 until December 2012, Mr. Liaw served as a principal with TPG, focusing on their energy and industrial investing practice areas. TPG is a leading private investment firm with approximately $55 billion in assets under management. Before joining TPG in 2005, he worked for Bain Capital in its industrials practice since 2001. Mr. Liaw also serves on the board of directors and audit committee of Armstrong World Industries, Inc., a New York Stock Exchange-listed designer and manufacturer of floors and ceilings, and Oncor Holdings, and is on the board of managers of EFIH. Mr. Liaw also previously served on the boards of directors of Graphic Packaging Holding Company, a New York Stock Exchange-listed provider of packaging solutions, American Tire Distributors, a privately held independent distribution company and EFH Corp.

Mr. Liaw was appointed by the Sponsor Group as a member of our board of directors pursuant to the Sponsor Group’s right in the Limited Liability Company Agreement to designate two directors. As a former investment professional in the energy and industrial investing practice of TPG and a current chief financial officer of a large company, Mr. Liaw provides his valuable insights and knowledge regarding energy-related and financial matters.

Timothy A. Mack (2)	62

Timothy A. Mack has served as our director since February 2014. Mr. Mack has been a member of the Dallas, Texas law firm, Mack Matheson & Marchesoni PLLC, since March 2009. Prior thereto, Mr. Mack was a partner at an international law firm, Hunton & Williams LLP, and its predecessor firm in Dallas, Texas, where he had practiced law since 1980. Mr. Mack’s law practice focuses on energy-related matters, particularly finance, securities, corporate and partnership law, corporate governance and mergers and acquisitions. Mr. Mack is a member of the board of directors of various local non-profit organizations.

We believe Mr. Mack’s experience of over 30 years in advising energy companies in finance, securities, corporate governance and merger and acquisition matters, as well as his prior experience in participating in the management of a large international law firm, brings to the Board additional knowledge and valuable first-hand experience with the duties of directors.

Robert S. Shapard	59

Robert S. Shapard has served as the Chairman of our Board of Directors and Chief Executive since April 2007. Mr. Shapard joined EFH Corp.’s predecessor in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses. Mr. Shapard has served since September 2013 as a member of the board of directors and audit committee of Leidos Holdings, Inc. (formerly SAIC, Inc.), a New York Stock Exchange-listed provider of scientific, engineering and systems integration service. Mr. Shapard is also a director of Oncor Holdings and a manager of Bondco. He also serves as chairman of the board of directors of Gridwise® Alliance, the nation’s foremost smart grid organization.

As our chief executive, Mr. Shapard brings his unique knowledge of our company and our industry to the board of directors. His prior experience with EFH Corp., Exelon and as CEO of TXU Australia gives him extensive leadership experience in the electric industry in both regulated and unregulated markets. Mr. Shapard’s previous experience as chief financial officer of Tenet Healthcare Corporation and Ultramar Diamond Shamrock provided him with substantial experience in other complex financial and business environments.

Name	Age	Business Experience and Qualifications
Richard W. Wortham III (2) (3)	76

Richard W. Wortham III has served as our Director since October 2007. Since 1976 he has served as Trustee of The Wortham Foundation, Inc., a private philanthropic foundation with assets of approximately $260 million dedicated to the support and development of Houston’s cultural fabric. Mr. Wortham has served as President of the Wortham Foundation, Inc. since November 2011 and served as Secretary and Treasurer from November 2008 until November 2011. From November 2005 to November 2008, he was Chairman and Chief Executive Officer of that foundation. Mr. Wortham also serves as a Trustee and member of the audit committee of HC Capital Trust, a $10 billion family of mutual funds, and the Center for Curatorial Studies at Bard College and is a Life Trustee of The Museum of Fine Arts, Houston. Mr. Wortham is also a director of Oncor Holdings. Additionally, Mr. Wortham has held a leadership role in several companies, including a founding role in several national banks.

We believe Mr. Wortham’s over 31 years of extensive business and civic experience qualify him to serve on our board of directors and chair our O&C Committee. Mr. Wortham also currently serves on the executive, finance, audit and investment committees of the Museum of Fine Arts, Houston, which presently has an endowment of approximately $1 billion. Mr. Wortham’s experience has given him substantial and significant knowledge and experience regarding financial management and corporate governance matters relevant to our board of directors.

Steven J. Zucchet (2) (3)	49

Steven J. Zucchet has served as our Director since November 2008. Mr. Zucchet is a Senior Vice President of Borealis Infrastructure Management, Inc. (Borealis), an investment arm of Canada’s OMERS pension plan, a position he has held since November 2003. From 1996 until joining Borealis, Mr. Zucchet served as Chief Operating Officer of Enwave Energy Ltd., where he was responsible for operations and major infrastructure projects. In his role as an officer of Borealis, Mr. Zucchet has been appointed as an officer and director of several Borealis affiliates and companies in which Borealis invests. His focus at Borealis is in the energy sector, where he leads the pursuit of investment opportunities in the energy sector and is responsible for asset management.

Mr. Zucchet was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under the Limited Liability Company Agreement to designate two directors. Mr. Zucchet has extensive experience in the energy industry. Through Borealis, he serves on the board of directors for Bruce Power A, a four reactor nuclear site located in Ontario, Canada. His experience prior to joining Borealis also focused in the energy industry, serving as Chief Operating Officer of Enwave Energy Ltd. for seven years. Prior to joining Enwave Energy Ltd., he spent seven years with an international consulting firm where he worked primarily on transportation and energy related projects. We believe Mr. Zucchet’s experience in the energy industry gives him an important and valuable understanding of our business.

(1)	Member of Audit Committee.
(2)	Member of Nominating and Governance Committee.
(3)	Member of Organization and Compensation Committee.

Director Appointments

Pursuant to our Limited Liability Company Agreement, the Sponsor Group (through Oncor Holdings) has a right to designate two individuals to serve on our board of directors. Mr. Ferguson, a managing director of Goldman, Sachs & Co., and Mr. Liaw, a former TPG principal, are each managers of the sole general partner of Texas Holdings and were each designated to serve on our board of directors by the Sponsor Group. Our Limited Liability Company Agreement also grants Texas Transmission the right to designate two individuals to serve on our board of directors. Rhys Evenden, an officer of GIC, and Steven J. Zucchet, an officer of Borealis, were each designated to serve on our board of directors by Texas Transmission. GIC and Borealis are each affiliates of Texas Transmission. Directors appointed by the Sponsor Group and Texas Transmission are referred to as member directors.

Our Limited Liability Company Agreement also provides that six of our directors will be independent directors under the standards set forth in Section 303A of the New York Stock Exchange Manual and other standards in our Limited Liability Company Agreement, and that two of those independent directors will be special independent directors under the standards set forth in our Limited Liability Company Agreement. See “Certain Relationships and Related Transactions and Director Independence — Director Independence” for a discussion of the independent director and special independent director qualifications. Our board of directors has determined that Messrs. Dunning, Estrada, Gary, Hill, Mack and Wortham are independent directors and that each of Messrs. Gary and Hill qualifies as a special independent director. Independent directors are appointed by the nominating committee of Oncor’s Holdings’ board of directors. The nominating committee of Oncor Holdings is required to consist of a majority of independent directors.

Our board of directors determined that Nora Mead Brownell, who served as a member of our board of directors until her resignation on February 12, 2014, qualified as an independent director and special independent director for purposes of our Limited Liability Company Agreement. Our board of directors determined that Monte E. Ford, who served as a member of our board of directors until his resignation on February 25, 2014, qualified as an independent director for purposes of our Limited Liability Company Agreement. As required by our Limited Liability Company Agreement and the Second Amended and Restated Limited Liability Company Agreement of Oncor Holdings, the nominating committee of Oncor Holdings appointed Mr. Gary as Ms. Brownell’s successor and Mr. Mack as Mr. Ford’s successor. Our board of directors has determined that, for purposes of our Limited Liability Company Agreement, Mr. Gary qualifies as an independent director and special independent director and Mr. Mack qualifies as an independent director.

The board of directors of the sole member of Oncor Holdings has the right, pursuant to the terms of our Limited Liability Company Agreement, to designate one director that is an officer of Oncor. Mr. Shapard, our Chairman and Chief Executive, serves as this director.

Audit Committee

The Audit Committee is a separately-designated standing audit committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee is composed of Messrs. Estrada, Gary and Evenden. Each of Messrs. Estrada and Gary is an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K. Messrs. Estrada and Gary are independent directors under the standards set forth in our Limited Liability Company Agreement. Mr. Evenden is a member director, appointed by Texas Transmission.

Executive Officers

The names of our executive officers and information about them, as furnished by the executive officers themselves, are set forth below:

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
Robert S. Shapard	59	Chairman of the Board and Chief Executive	Robert S. Shapard has served as the Chairman of our Board of Directors and Chief Executive since April 2007. Mr. Shapard joined EFH Corp.’s predecessor in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses. Mr. Shapard has served since September 2013 as a member of the board of directors and audit committee of Leidos Holdings, Inc. (formerly SAIC, Inc.), a New York Stock Exchange-listed provider of scientific, engineering and systems integration service. Mr. Shapard is also a director of Oncor Holdings and a manager of Bondco. He also serves as chairman of the board of directors of Gridwise® Alliance, the nation’s foremost smart grid organization.

Walter Mark Carpenter	62	Senior Vice President, T&D Operations	Walter Mark Carpenter has served as our Senior Vice President, T&D Operations since October 2011, and in such role is responsible for overseeing transmission grid management operations and Oncor’s interface with ERCOT. He also oversees the system’s distribution operation centers, as well as Oncor’s outage management system, the deployment of the advanced meter system and its integration into operations. From February 2010 until October 2011 he served as our Vice President and Chief Technology Officer, and from 2008 until February 2010 he served as our Vice President and Chief Information Officer. Mr. Carpenter has served EFH Corp’s predecessor and Oncor for 39 years and has held various field management and engineering management positions in transmission and distribution. Mr. Carpenter is a registered Professional Engineer in the State of Texas and is a member of the Institute of Electrical and Electronic Engineers (IEEE) Power System Relaying Committee and the Texas Society of Professional Engineers.

Don J. Clevenger	44	Senior Vice President, Strategic Planning	Don J. Clevenger has served as our Senior Vice President, Strategic Planning, since January 2013. From February 2010 through December 2012, he served as our Senior Vice President, External Affairs and before that, served as our Vice President, External Affairs from June 2008 until February 2010, Mr. Clevenger served as our Vice President, Legal and Corporate Secretary from December 2007 to June 2008. Between November 2005 and December 2007, Mr. Clevenger held a leadership position in our company with various legal and regulatory responsibilities. Prior to his transfer to Oncor in November 2005, he was Senior Counsel of the Business Services unit of EFH Corp. since April 2004. Mr. Clevenger was a partner in the law firm of Hunton & Williams LLP before he joined EFH Corp.’s predecessor. Mr. Clevenger is also a manager of Bondco and serves as a member of the board of directors of the Association of Electric Companies of Texas, Inc.

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
David M. Davis	57	Senior Vice President and Chief Financial Officer	David M. Davis has served as our Senior Vice President and Chief Financial Officer since February 2010. From July 2006 until February 2010, he served as Vice President and Chief Financial Officer. Prior to July 2006, he held a leadership position in the finance and financial planning function since joining Oncor in 2004. From 1991 to 2004, Mr. Davis served in various positions at EFH Corp.’s predecessor including roles in accounting, information technology and financial planning. Mr. Davis is a certified public accountant. Mr. Davis is also a manager of Bondco.

Deborah L. Dennis	60	Senior Vice President, Human Resources & Corporate Affairs	Deborah L. Dennis has served as our Senior Vice President, Human Resources & Corporate Affairs since January 2013. Ms. Dennis has been employed with Oncor and its predecessors and affiliates for 35 years in a number of corporate and customer service functions, including 13 years as a Vice President, most recently serving as Vice President of Corporate Affairs from 2011 to December 2012, and Vice President — Dallas Customer Operations from 2007 to 2011. Ms. Dennis has extensive experience in human resources, customer service, supply chain, outsourcing management and corporate philanthropy.

James A. Greer	54	Senior Vice President and Chief Operating Officer	James A. Greer has served as our Senior Vice President and Chief Operating Officer since October 2011. From October 2007 until October 2011 he served as our Senior Vice President, Asset Management and Engineering and in such role was responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. From 2004 to 2007, Mr. Greer served a similar role as our Vice President. Since joining EFH Corp.’s predecessor in 1984, Mr. Greer has held a number of leadership positions within Oncor and EFH Corp. in such areas as engineering, operations and governmental relations. Mr. Greer also serves as a member of the Board of Directors of the Texas Board of Professional Engineers and is a registered Professional Engineer in the State of Texas.

Michael E. Guyton	56	Senior Vice President and Chief Customer Officer	Michael E. Guyton has served as our Senior Vice President since January 2013 and, as of July 2013, also our Chief Customer Officer. In his role as Senior Vice President and Chief Customer Officer, Mr. Guyton oversees activities including customer operations and service, community relations and economic development initiatives. Mr. Guyton has extensive experience in customer operations, having served in various customer operations positions with Oncor and its predecessors and affiliates for 36 years, including 13 years as a Vice President. Prior to assuming his current role, Mr. Guyton served as our Vice President of Customer Operations with responsibility for customer operations in the city of Fort Worth and Tarrant County since July 2006. Mr. Guyton also currently serves as chairman of the board of directors of Texas Health Harris Methodist Hospital in Ft. Worth.

E. Allen Nye, Jr.	47	Senior Vice President, General Counsel & Secretary	E. Allen Nye, Jr. has served as our Senior Vice President, General Counsel and Secretary since January 2011, and in such role is responsible for overseeing all of Oncor’s legal and compliance matters. In January 2013 his responsibilities were expanded to include oversight of all regulatory and governmental affairs activity of Oncor. From June 2008 until joining Oncor, Mr. Nye practiced law as a partner in the Dallas office of Vinson & Elkins LLP, where he focused on representation of regulated energy companies before state and federal government agencies, including the PUCT, the State Office of Administrative Hearings and the FERC. Prior to Vinson & Elkins, Mr. Nye was a partner in the law firm of Hunton & Williams from January 2002 until May 2008.

There is no family relationship between any of our executive officers, between any of our directors, or between any executive officer and any director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our board of directors has designated an Organization and Compensation Committee of the board of directors (O&C Committee) to establish and assess our executive compensation policies, which include participation in Oncor-sponsored programs as well as certain employee benefit programs sponsored by EFH Corp. The O&C Committee met five times in 2013.

The responsibilities of the O&C Committee include:

•	Determining and overseeing executive compensation programs, including making recommendations to our board of directors, when and if its approval is required, with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefit plans, policies and practices;

•	Establishing, reviewing and approving corporate goals and objectives relevant to executive compensation and evaluating the performance of our Chief Executive (CEO) and other executive officers in light of those goals and objectives and ultimately approving executive compensation based on those evaluations; and

•	Advising our board of directors with respect to compensation of its independent directors.

The O&C Committee conducts a review of total direct compensation for our executive officers, including the executive officers named in the Summary Compensation Table below (collectively with the CEO, the Named Executive Officers, and each, a Named Executive Officer) from time to time as it deems appropriate. The O&C Committee conducted such a review in 2013. In determining the total direct compensation of our executive officers, the O&C Committee considers the performance of the executives, a competitive market analysis of executive compensation provided by a compensation consultant engaged by the O&C Committee and a peer group analysis. The O&C Committee obtains the input of the CEO on the performance of executive officers reporting to the CEO. The CEO assesses the performance of each executive reporting to him in light of the executive’s business unit and function and presents a performance evaluation and compensation recommendation for each of these individuals to the O&C Committee. The CEO also reviews and considers the competitive market analysis in making his recommendation. The O&C Committee also evaluates the CEO’s performance. The O&C Committee then determines total compensation, including base salary, annual incentive awards and long-term incentive awards, for each of our executive officers as it deems appropriate.

In the first quarter of each fiscal year, the O&C Committee approves corporate goals and objectives under the annual incentive program and long term incentive program for our executive officers for the current fiscal year, as well as the annual incentive payouts relating to the previous fiscal year’s performance. Following the completion of each fiscal year, in connection with the annual determination of the incentive awards to be paid to our executive officers reporting to the CEO, the CEO conducts an annual performance review of each such executive officer and evaluates each executive’s performance relative to the corporate goals and objectives for the completed fiscal year set by the O&C Committee. The CEO then makes recommendations to the O&C Committee with respect to other executive officers’ annual incentive compensation. The O&C Committee considers the CEO’s recommendations when determining annual incentive award payouts to those executive officers for the previous fiscal year, as well as goals and objectives under the annual incentive programs for the current fiscal year. The O&C Committee also annually evaluates the CEO’s performance in light of the goals and objectives for the previous fiscal year and, after considering this evaluation, determines the CEO’s annual incentive award payout, as well as goals and objectives under the annual incentive programs for the current fiscal year.

Compensation Philosophy

Our compensation philosophy, principles and practices are intended to compensate executives appropriately for their contribution to the attainment of key strategic objectives, and to strongly align the interests of executives and equity holders through equity-based plans and performance goals. We believe that:

•	Levels of executive compensation should be based upon an evaluation of the performance of our business (through operational metrics including safety, reliability, operational efficiency and infrastructure readiness and financial performance) and individual executives as well as a comparison to compensation levels of persons with comparable responsibilities in business enterprises of similar size, scale, complexity, risk and performance;

•	Compensation plans should balance both short-term and long-term objectives, and

•	The overall compensation program should emphasize variable compensation elements that have a direct link to company and individual performance.

Objectives of Compensation Philosophy

Our compensation philosophy is designed to meet the following objectives:

•	Attracting and retaining high performers;

•	Rewarding company and individual performance by providing compensation levels consistent with the level of contribution and degree of accountability;

•	Aligning performance measures with our goals and allocating a significant portion of the compensation to incentive compensation in order to drive the performance of our business;

•	Basing incentive compensation in part on the satisfaction of company operational metrics (including safety, reliability, operational efficiency and infrastructure readiness) with the goal of motivating performance towards improving the services we provide our customers, and

•	Creating value for our equity holders and promoting the long-term performance of the company by strengthening the correlation between the long-term interests of our executives and the interests of our equity holders.

Elements of Compensation

In an effort to achieve our compensation objectives, we have established a compensation program for our executives that principally consists of:

•	Base salary;

•	Short-term incentives through the opportunity to earn an annual performance bonus pursuant to the Oncor Third Amended and Restated Executive Annual Incentive Plan (Executive Annual Incentive Plan);

•	Long-term incentives through (a) the opportunity to purchase equity interests in Investment LLC, granted at the O&C Committee’s discretion pursuant to the 2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its Affiliates (Equity Interests Plan), and (b) awards under the Oncor Electric Delivery Company LLC Long-Term Incentive Plan (Long-Term Incentive Plan);

•	Deferred compensation and retirement plans through (a) the opportunity to participate in a 401(k) savings plan (EFH Thrift Plan) sponsored by EFH Corp. and a salary deferral program (Salary Deferral Program) and receive certain company matching contributions, (b) the opportunity to participate in a defined benefit retirement plan and a supplemental retirement plan, and (c) an employer-paid subsidy for health coverage upon the executive’s retirement from Oncor for executives hired prior to January 1, 2002;

•	Perquisites and other benefits, including, for executives elected prior to January 1, 2004, the opportunity to participate in a split-dollar life insurance plan (EFH Split-Dollar Life Insurance Plan) sponsored by EFH Corp.; and

•	Contingent payments through a change of control policy and a severance plan.

For more information about each of the incentive and other benefit plans available to our executive officers see the compensation tables and the accompanying narratives immediately following “— Compensation Discussion and Analysis.”

Compensation Consultant

In January 2013, the O&C Committee engaged Towers Watson, a compensation consultant, to update its 2012 competitive analysis of executive compensation for certain executives as a result of changes to the scope of responsibilities for certain executives effective January 1, 2013. In October 2013, the O&C Committee again engaged Towers Watson to advise and report directly to the O&C Committee on executive compensation issues, including a competitive market analyses of our executive compensation and independent directors’ compensation. Towers Watson also provides consulting and other services to Oncor’s human resources department.

Market Data

While we try to ensure that the greater part of an executive officer’s compensation is directly linked to the executive’s individual performance and Oncor’s financial and operational performance, we also seek to set our executive compensation program in a manner that is competitive with that of our peer group in order to promote retention of key personnel and to attract high-performing executives from outside our company. In the third quarter of 2013, the O&C Committee assessed compensation of our executives against a number of companies in the transmission/distribution industry and fully integrated utilities. For purposes of the 2013 assessment, Towers Watson completed a competitive market analysis of executive compensation for the O&C Committee in October 2013. This analysis involved national utility industry market survey data targeted at both the 50th and 75th percentiles based on compensation information for utilities in the United States with respect to base salary, target cash annual incentives, and long-term incentives, and the resulting target total cash compensation (base salary and target cash annual incentives) and total direct compensation (base salary, target cash annual incentives and long-term incentives). The survey data was aged from the reporting date to January 1, 2014, using an annual rate of 3%, which was the average 2013 merit increase for executives based on the market survey data. Market values were also size-adjusted to $3.3 billion in annual revenues.

In addition to the market data for utilities in the national marketplace, Towers Watson also provided publicly available data for a subset of these utilities, a peer group of transmission/distribution utility companies as well as fully integrated utility companies. Oncor’s size, based on revenues, is at the 50th percentile of this peer group. Towers Watson provided information on total target direct compensation, base salary, annual incentive targets and long-term incentives with respect to the five highest paid executives at each of those companies, along with comparisons of each such executive to the comparable Oncor executive. We include both transmission/distribution utility companies as well as fully integrated utility companies in our peer group because we compete with both for qualified executive personnel. The primary peer group consisted of the following 12 companies:

American Electric Power Co., Inc.	El Paso Electric Co.	OGE Energy Corp.
Consolidated Edison, Inc.	IdaCorp Inc.	Pepco Holdings Inc.
CenterPoint Energy. Inc.	ITC Holdings Corp.	Portland General Electric Co.
Cleco Corp.	Northeast Utilities	TECO Energy, Inc.

The O&C Committee considered both peer group data and the competitive market survey data, along with individual performance and responsibilities, when determining total direct executive compensation, as well as each element of total direct compensation (base salary, annual incentives and long-term incentives). The O&C Committee targeted total direct compensation around the 50th percentile of the competitive market survey group. The 2013 competitive market analysis indicated that aggregate target total direct compensation of our executives was below the 50th percentile of the competitive market survey group. As a result of its review of the Towers Watson study and individual performance and responsibilities, effective November 26, 2013, the O&C Committee increased the base salaries of all Named Executive Officers, including our CEO, and increased the target annual incentive from 50% of base salary to 55% for Messrs. Clevenger, Davis, Greer and Nye.

Compensation Elements

A significant portion of each executive officer’s compensation is variable, at-risk and directly linked to achieving company performance objectives set by the O&C Committee and the alignment with equity owner interests in order to achieve long-term success of our company. Other factors impacting compensation include individual performance, retention risk, and market compensation data. None of these other factors are assigned individual weights, but are considered together. The company has no policies or formula for allocating compensation among the various elements. The following is a description of the principal compensation components provided to our executives.

Base Salary

We believe that base salary should be commensurate with the scope and complexity of each executive’s position, the level of responsibility required, and demonstrated performance. We also believe that a competitive level of base salary is required to attract and retain qualified talent.

As part of its review of total direct compensation for our executives officers, the O&C Committee reviews and determines executive officers’ base salaries periodically as it deems appropriate. The periodic review includes the O&C Committee’s review of the most recent analysis of our executive compensation against competitive market data and comparison to our peer group. Our CEO also reviews this analysis, along with the performance and level of responsibility of each executive officer, reporting to him, and makes recommendations to the O&C Committee regarding any salary changes for such executive officers. The O&C Committee may also approve salary increases as a result of an executive’s promotion or a significant change in an executive’s responsibilities.

In January 2013, the O&C Committee engaged Towers Watson to update its 2012 competitive analysis of executive compensation for certain executives as a result of changes to the scope of responsibilities for certain executives effective January 1, 2013. This study indicated that the base salary of our Senior Vice President and Chief Operating Officer, James A. Greer, was significantly below the 50th percentile of the competitive market for his position. As a result, the O&C Committee increased Mr. Greer’s base salary in February 2013. No other changes were made to the compensation of our

Named Executive Officers as a result of the January 2013 update to the 2012 Towers Watson study. In October 2013, the O&C Committee also engaged Towers Watson to, among other things, prepare a competitive market analysis of our executive compensation. As a result of this study, the O&C Committee increased the base salary of each of our Named Executive Officers, effective November 26, 2013, to bring those salaries closer to the 50th percentile of the competitive market for their respective offices.

Annual Base Salary for Named Executive Officers

The annual base salaries of Named Executive Officers at December 31, 2013 were as follows:

Name	Title	At December 31, 2013 (1)
Robert S. Shapard	Chairman of the Board and Chief Executive Officer	$750,000
David M. Davis	Senior Vice President and Chief Financial Officer	$400,000
Don J. Clevenger	Senior Vice President, Strategic Planning	$385,000
James A. Greer	Senior Vice President and Chief Operating Officer	$400,000
E. Allen Nye, Jr.	Senior Vice President, General Counsel & Secretary	$445,000

(1)	Annual base salaries were increased effective November 26, 2013 as follows: Mr. Shapard — increased from $700,000 to $750,000; Mr. Davis — increased from $375,000 to $400,000; Mr. Clevenger — increased from $365,000 to $385,000; Mr. Greer — increased from $375,000 to $400,000; and Mr. Nye — increased from $425,000 to $445,000.

Executive Annual Incentive Plan

The O&C Committee and our CEO are responsible for administering the Executive Annual Incentive Plan. The award targets under the plan are established on a company-wide basis and the O&C Committee seeks to set these targets at performance challenging levels. The O&C Committee determines annual target award percentages for executives based on an evaluation of the most recent competitive market analysis conducted by their independent compensation consultant and, with respect to executives other than our CEO, recommendations from our CEO. In making his recommendations to the O&C Committee regarding target award percentages, our CEO assesses the performance goals of each executive reporting to him against the goals of the executive’s business unit and function and reviews the competitive market analysis. Executive Annual Incentive Plan awards are based on a target payout, which are set as a percentage of a participant’s base salary and are based on target performance of Oncor and individual participant performance. The target payout for each executive is set near the median of executives with similar responsibilities among our competitive market survey group. Elected officers of the Company having a title of vice president or above and other specified key employees are eligible to participate in the Executive Annual Incentive Plan provided they are employed by us for a period of at least three full months during a plan year. Participants who die, become disabled or retire during a plan year are eligible to receive prorated awards under the plan for that plan year provided they completed at least three full months of employment in such plan year. Any awards to executive officers are in the sole discretion of the O&C Committee, and such awards are prorated for the number of months in which the individual was employed by the company.

The aggregate amount of funding for awards payable in any given plan year is determined based on (1) the target award levels of all participants in the Executive Annual Incentive Plan (Aggregate Incentive Pool), (2) achievement of a threshold and target “EBITDA,” consisting of Oncor’s earnings before interest, taxes, depreciation and amortization, excluding securitization revenue and amortization of purchase accounting adjustments, and (3) any additional operational, financial or other metrics that the O&C Committee elects to apply in determining the aggregate amount of awards (Additional Metrics). Based on the level of attainment of these EBITDA and any Additional Metrics targets, the O&C Committee determines an aggregate performance final funding percentage. This final funding percentage is applied to the Aggregate Incentive Pool to provide the initial amount of funds available for awards to participants under the Executive Annual Incentive Plan, which may then be adjusted by individual performance modifiers. The O&C Committee sets Additional Metrics, performance goals, target awards and individual performance modifiers in its discretion, and also has broad discretion to adjust funding percentages and individual awards.

For 2013, the O&C Committee established Additional Metrics based on operational targets relating to (1) a safety metric based on the number of employee injuries using a Days Away, Restricted or Transfer (DART) system, (2) a reliability metric as measured by the System Average Interruption Duration Index (SAIDI), (3) an operational efficiency metric based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis, and (4) an infrastructure readiness metric based on the capital expenditure per three year average kW peak. The purpose of these operational targets, which are based on safety, reliability, operational efficiency and infrastructure readiness metrics, is to promote enhancement of our services to customers. The safety metric is important to our operations because it promotes the health and welfare of our employees. In addition, lowering the number of accidents reduces our operating costs, which in turn contributes to lower rates for our customers. Reliability is measured by SAIDI, which measures the average number of minutes electric service is interrupted per customer in a year. This metric promotes our commitment to minimizing service interruptions to our customers as the lower the SAIDI level for the year, the greater the funding percentage under the Executive Annual Incentive Plan. Since weather can greatly impact reliability and is outside of our control, the reliability metric measures SAIDI on a non-storm basis. The purpose of the operational efficiency metric is to promote lower expenditures relative to customers served, which in turn contributes to lower rates for our customers. The purpose of the infrastructure readiness metric is to promote capital expenditures in line with the previously set capital plan. While this metric discourages exceeding the budget, it also discourages spending that is too far below the capital plan, as we believe expenditures to improve our facilities and other capital expenditures are important to maintaining the quality of and enhancing our services to our customers.

Funding of the Aggregate Incentive Pool is based first on the achievement of stated EBITDA thresholds and targets set by the O&C Committee for that year and then, assuming the EBIDTA threshold is met, the operational funding percentage based on achievement of the Additional Metrics. Incentives are only payable under the Executive Annual Incentive Plan in the event the threshold EBITDA is achieved. If the threshold EBITDA is achieved, then the EBITDA funding percentage is 50%. If the target EBITDA is achieved, the EBITDA funding percentage is 100%. If actual EBITDA exceeds the target EBITDA, then funding equals the operational funding percentage, up to 150%. If actual EBITDA is less than or is equal to the target EBITDA, then funding of the Aggregate Incentive Pool is the lesser of the EBITDA funding percentage or the operational funding percentage. For 2013, our EBITDA for purposes of the Executive Annual Incentive Plan met the threshold EBITDA and met the target EBITDA, resulting in an EBITDA funding percentage of 100%. Our operational funding percentage was 102.8%. As a result, funding of the Aggregate Incentive Pool was based on the lesser of the two percentages, resulting in an Aggregate Incentive Pool funding percentage 100%. For more detailed information on the calculation of the 2013 EBITDA funding percentage and the operational funding percentage, see the narrative that follows the Grants of Plan Based Awards table.

To calculate an executive officer’s award amount, the final funding percentage is first multiplied by the executive officer’s target award, which is computed as a percentage of actual base salary. Based on the executive officer’s performance, an individual performance modifier is then applied to the calculated award to determine the final incentive payment. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO). Factors used in determining individual performance modifiers may include operational measures (including the safety, reliability, operational efficiency and infrastructure readiness metrics discussed above), company objectives, individual management and other goals, specific job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior. Each executive officer’s individual performance modifier is set by the O&C Committee within a range determined in its discretion. For 2013 plan year awards, the O&C Committee set this range at plus fifty percent (+50%) to minus fifty percent (-50%). The O&C Committee did not apply any individual performance modifiers to 2013 Named Executive Officer awards.

The following table provides a summary of the 2013 targets and actual awards for each Named Executive Officer. All awards under the Executive Annual Incentive Plan are made in the form of lump sum cash payments to participants by March 15 of the year following the plan year to which the award relates.

2013 Annual Incentives (Paid in 2014) for Named Executive Officers

Name	Target Payout Opportunity (% of Salary)	Target Award ($ Value)	Actual Award ($)	Actual Award (% of Target)
Robert S. Shapard	75%	528,125	542,913	102.8
David M. Davis (1)	55%	190,208	195,534	102.8
Don J. Clevenger (1)	55%	184,937	190,115	102.8
James A. Greer (1)	55%	188,125	193,393	102.8
E. Allen Nye, Jr. (1)	55%	215,188	221,213	102.8

(1)	Incentive target payout opportunity percentages were increased by the O&C Committee from 50% to 55% effective November 26, 2013 for Messrs. Clevenger, Davis, Greer, and Nye based on the October 2013 Towers Watson study. Target Awards reflect a pro-rata calculation based on the two target payout opportunities, using 50% for the first 11 months of the year and 55% for the final month of the year.

Retention Agreement

In February 2013, the O&C Committee approved our entrance into a retention agreement with Mr. Nye to reinforce and encourage his continued dedication to us as a member of the executive management team and to assure that we will retain his services to achieve our retention objectives. As our Senior Vice President, General Counsel and Secretary, Mr. Nye is responsible for overseeing all of Oncor’s legal, regulatory and legislative efforts. In approving the agreement, the O&C Committee considered Mr. Nye’s demonstrated leadership qualities, his ongoing contributions to the Company’s success, the potential retention risk and the extent of disruption likely to be caused by unplanned attrition. The agreement provides for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2014. For a description of the material terms of this retention agreement, see “— Individual Named Executive Officers Compensation — Compensation of Other Named Executive Officers — E. Allen Nye, Jr.”

Long-Term Incentives

Our long-term incentive program currently consists of the Equity Interests Plan and the Long-Term Incentive Plan. The Long-Term Incentive Plan was adopted in February 2013, to be effective as of January 1, 2013, as a replacement long-term incentive program to the SARs Plan. The purpose of our long-term incentive program is to promote the long-term financial interests and growth of Oncor by attracting and retaining management and other personnel and key service providers. Our long-term incentive program was developed to enable us to be competitive in our compensation practices and because we believe that equity ownership in Oncor under the Equity Interests Plan and the opportunity to benefit from positive long-term performance of the company under our plans motivate our management to work towards the long-term success of our business and align management’s interests with those of our equity holders. In addition, we believe that certain employment-related conditions and the multi-year time periods of these programs, as discussed in more detail below, provide significant retentive value to us.

Equity Interests Plan and Management Investment Opportunity

The Equity Interests Plan allows our board of directors to offer non-employee directors, management and other personnel and key service providers of Oncor the right to invest in Class B membership units of Investment LLC (each, a Class B Interest), an entity whose only assets consist of equity interests in Oncor. As a result, each holder of Class B Interests holds an indirect ownership interest in Oncor. Any dividends received by Investment LLC from Oncor in respect of its membership interests in Oncor are subsequently distributed by Investment LLC to the holders of Class B Interests in proportion to the number of Class B Interests held by such holders.

In November 2008 and August 2011, pursuant to the terms of the Equity Interests Plan, our board of directors offered certain officers and key employees the opportunity to invest in Investment LLC and purchase Class B Interests in Investment LLC for the fair market value of Class B Interests on such date, as determined by our board of directors (collectively, the Management Investment Opportunity). In addition to the opportunity to purchase Class B Interests in Investment LLC such officers and key employees also received an amount of SARs based on the aggregate amount invested. SARs received in connection with the Management Investment Opportunity were subject to the terms of the SARs Plan, and were all exercised in 2012 as discussed under “— Stock Appreciation Rights Settlement” below. Participants in the Management Investment

Opportunity were also given the option to fund any or all of their investment in Investment LLC using funds in their Salary Deferral Program accounts. Any Class B Interests purchased by an executive officer using funds in his or her Salary Deferral Program account are held of record by the Salary Deferral Program for the benefit of such officer.

In connection with the Management Investment Opportunity, each participant entered into a management stockholder’s agreement and a sale participation agreement. The management stockholder’s agreement, among others things, gives Oncor the right to repurchase a participant’s Class B Interests in the event of specified terminations of a participant’s employment or violation by a participant of certain of his or her non-compete obligations. We believe this repurchase right provides significant retentive value to our business. For a more detailed description of the terms of the management stockholder’s agreement and sale participation agreement, see “Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions — Agreements with Management and Directors.”

Pursuant to its limited liability company agreement, Investment LLC must at all times ensure that for each outstanding Class B Interest it issues, Investment LLC holds a corresponding number of units of Oncor’s equity interests. As a result, any future issuances under the Equity Interests Plan will require Investment LLC to purchase from Oncor Holdings additional equity interests of Oncor. Investment LLC has entered into a revolving stock purchase agreement with Oncor Holdings pursuant to which Investment LLC may purchase units of Oncor’s equity interests held by Oncor Holdings in the event Investment LLC proposes to issue additional Class B Interests pursuant to the Equity Interests Plan. However, the aggregate number of equity interests sold by Oncor Holdings pursuant to the revolving stock purchase agreement cannot result in Oncor Holdings owning less than 80% of Oncor’s outstanding equity interests, or 508,000,000 units. At October 31, 2014, Investment LLC may purchase from Oncor Holdings up to an additional 191,492 units of Oncor and issue up to a corresponding number of Class B Interests.

For a more detailed description of the Equity Interests Plan and the Management Investment Opportunity, refer to the narrative that follows the Grants of Plan-Based Awards — 2013 table.

Long-Term Incentive Plan

On February 13, 2013, our board of directors adopted the Long-Term Incentive Plan, effective January 1, 2013, as a replacement long-term incentive program to the SARs Plan. The Long-Term Incentive Plan encourages retention of executive officers and key employees by stipulating performance periods of generally 36 months. We also believe that these multi-year performance periods encourage participants to strive for the long-term, sustained success of the company. The nature of the performance targets also ensures that participants strive towards both financial and operational goals.

Our board of directors delegated administration of the Long-Term Incentive Plan to the O&C Committee. Our executive officers and any other key employees of the company or its subsidiaries designated by the O&C Committee are eligible to participate. The plan provides for cash awards to be paid after completion of a performance period based on achievement of certain stated performance goals. A performance period under the Long-Term Incentive Plan is the 36 month period beginning each January 1, unless otherwise determined by the O&C Committee in its sole discretion, and the participants for each performance period shall be determined by the O&C Committee not later than the 90th day after commencement of such performance period. Performance goals are set forth in each participant’s individual award agreement and consist of one or more specific performance objectives established by the O&C Committee in its discretion within the first 90 days of the applicable performance period. Performance goals may be designated with respect to the company as a whole or one or more operating units, and may also be determined on an absolute basis or relative to internal goals, or relative to levels attained in prior years, or relative to other companies or indices, or as ratios expressing relationships between two or more performance goals. For 2013, the O&C Committee set the performance targets on a company-wide basis and at levels it believes are performance challenging.

The O&C Committee determined that the performance goals used for the Long-Term Incentive Plan awards granted in 2013 would consist of both financial and operational metrics. The funding of the 2013 Long-Term Incentive Plan award is contingent first upon Oncor achieving a cumulative threshold net income level for the three year period. If Oncor fails to achieve the stated net income level for the performance period, no award is payable. If Oncor achieves the threshold net income level, the percentage of target net income achieved is used to determine a funding trigger percentage. Once a funding trigger percentage is determined, an operational goal percentage is determined based on Oncor’s satisfaction of four operational metrics. The operational goals used for the Long-Term Incentive Plan awards mirror the operational metrics used for awards under the Executive Annual Incentive Plan. These goals relate to (1) a safety metric based on the number of employee injuries using a Days Away, Restricted or Transfer (DART) system, (2) a reliability metric as measured by the System Average Interruption Duration Index (SAIDI), (3) an operational efficiency metric based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis, and (4) an infrastructure readiness metric based on the capital expenditure per three year average kW peak. The purpose of these operational targets, which are based on safety, reliability, operational efficiency and infrastructure readiness metrics, is to promote enhancement of our services to customers. The O&C Committee set the threshold, target and stretch levels for each operational metric. The achievement of those levels results in funding for a specific metric of 50%, 100% and 150%, respectively. Once the threshold has been achieved, actual results in between each level result in a funding percentage equal to the percentage of the target achieved. Based on the weighting for each operational metric, an aggregate weighted average of operational goal percentage is determined. The amount of each Long-Term Incentive Plan award is then determined based on the product of (i) the funding trigger percentage, multiplied by (ii) the weighted average of stated operational goal percentages, multiplied by (iii) the target opportunity dollar amount stated in each individual award letter.

The plan also gives the O&C Committee the discretion to adjust long-term awards to prevent unintended dilution or enlargement as a result of certain extraordinary events. For each performance goal, the O&C Committee may set threshold, target and above-target levels of attainment and the manner of calculating the award amounts at each level (such as a specified dollar amount or a percentage or multiple of base salary). However, the Long-Term Incentive Plan provides that the maximum award payable for a performance period shall not exceed 150% of the target award.

The following table provides a summary of the targets awards granted to each Named Executive Officer in 2013. All awards under the Long Term Incentive Plan are to be made in the form of lump sum cash payments to participants on or before April of the year following the last year of the performance period. For target awards granted in 2013, awards are payable on or before April 1, 2016.

2013 Target Long-Term Incentive Plan Awards (Payable in 2016) for Named Executive Officers

Name	Target Award ($ Value)
Robert S. Shapard	$1,926,400
David M. Davis	$552,000
Don J. Clevenger	$537,280
James A. Greer	$552,000
E. Allen Nye, Jr.	$625,600

For a more detailed description of the Long-Term Incentive Plan, refer to the narrative that follows the Grants of Plan-Based Awards — 2013 table.

Stock Appreciation Rights Settlement

The O&C Committee adopted and implemented the SARs Plan in 2008. Between 2008 and 2011, the O&C Committee awarded SARs pursuant to the SARs Plan to certain employees of Oncor, including the Named Executive Officers. In 2012, our board of directors offered all participants in the SARs Plan the opportunity to participate in an early exercise of all outstanding SARs issued under the SARs Plan (SARs Exercise Opportunity). All participants in the SARs Plan accepted the SARs Exercise Opportunity in November 2012, and as a result, all outstanding SARs under the SARs Plan were exercised. The SARs Exercise Opportunity entitled each participant in the SARs Plan, including our Named Executive Officers, to: (1) an exercise payment, paid in 2012, subject to certain deferrals by executive officers as described below; and (2) the accrual of interest on all dividends declared to date with respect to the SARs, and no further dividend accruals. As a result of the SARs Exercise Opportunity, we began to accrue interest for the Named Executive Officers on the following amounts of dividends: Mr. Shapard, $5,104,820; Mr. Davis, $816,771; Mr. Clevenger, $816,771, Mr. Greer, $1,061,802; and Mr. Nye, $250,649. The dividends and interest are payable when dividends would become payable under the SARs Plan, which is generally upon a participant’s death, disability, separation from service, unforeseeable emergency, or a change in control, each as defined by section 409A of the Internal Revenue Code. After the withholding of all applicable taxes, each of the Named Executive Officers agreed to defer from his exercise payments the following amounts: Mr. Shapard, $2,957,400; Mr. Davis, $473,184; Mr. Clevenger, $473,184, Mr. Greer, $615,139, and Mr. Nye, $147,966. These Named Executive Officers agreed to defer such amounts until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability under the SARs Plan. These events generally include a change of control, an EFH realization event, a liquidity event or the achievement of certain financial returns as described in the SARs Plan. The deferred amounts were placed in a bankruptcy-remote trust.

The SARs Plan remains in effect solely with respect to the payout of these dividend, interest and deferred exercise payment amounts. The O&C Committee does not plan to issue any additional SARs under the SARs Plan. The Long-Term Incentive Plan was developed to replace the SARs Plan as the primary long-term incentive component of executive compensation.

For information regarding the July 2014 distribution and payment of the SARs Exercise Opportunity, see “Executive Compensation — SARs Exercise Opportunity Deferrals.”

Deferred Compensation and Retirement Plans

Our executive compensation package includes the ability to participate in the Salary Deferral Program, the EFH Thrift Plan, the Oncor Retirement Plan and the Supplemental Retirement Plan and for executives hired before January 1, 2002, subsidized retiree health care coverage. We believe that these programs, which are common among companies in the utility industry, are important to attract and retain qualified executives. Although some of these plans are sponsored by EFH Corp., Oncor is directly responsible for the costs of any matching awards, premiums and other payments relating to Oncor employees pursuant to these programs.

Salary Deferral Program

Oncor executive officers are eligible to participate in a Salary Deferral Program that allows employees to defer a portion of their salary and annual incentive award and to receive a matching award based on their salary deferrals. Executives can currently defer up to 50% of their base salary and up to 85% of any annual incentive award. At the executive officer’s option the deferral period can be set for seven years, until retirement or a combination of both. Oncor generally matches 100% of deferrals up to 8% of salary deferred under the program. Oncor does not match deferred annual incentive awards. Matching contributions vest at the earliest of seven years after the deferral date, executive’s retirement or a change in control of Oncor (as defined in the Salary Deferral Program). The program encourages employee retention as, generally, participants who terminate their employment with us prior to the seven year vesting period forfeit our matching contribution to the program.

Participants in the Management Investment Opportunity were also given the option to fund any or all of their investment in Investment LLC using funds in their Salary Deferral Program accounts. The Salary Deferral Program is the record holder of Class B Interests purchased by executives using funds in their Salary Deferral Program accounts.

Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the Salary Deferral Program.

Thrift Plan

Under the EFH Thrift Plan, all eligible employees of EFH Corp. and any of its participating subsidiaries, including Oncor, may contribute a portion of their regular salary or wages to the plan. Under the EFH Thrift Plan, Oncor matches a portion of an employee’s contributions. This matching contribution is 75% of the employee’s contribution up to the first 6% of the employee’s salary for employees covered under the traditional defined benefit component of the Oncor Retirement Plan, and 100% of the employee’s contribution up to 6% of the employee’s salary for employees covered under the cash balance component of the Oncor Retirement Plan. All matching contributions are invested in EFH Thrift Plan investments as directed by the participant and are immediately vested.

Retirement Plan

All Oncor employees are eligible to participate in a retirement plan, which is qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (the Code). Until January 1, 2013, Oncor was a participating employer in the EFH Retirement Plan. In August 2012, EFH Corp. announced various changes to the EFH Retirement Plan, including splitting off into a new plan all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Effective January 1, 2013, Oncor assumed sponsorship of the new plan, which is referred to in this prospectus as the Oncor Retirement Plan. See Note 9 to Interim Financial Statements and Note 9 to Annual Financial Statements for additional information on the EFH Retirement Plan and the Oncor Retirement Plan. The benefits to Oncor employees are identical under the EFH Retirement Plan and the Oncor Retirement Plan.

The Oncor Retirement Plan contains both a traditional defined benefit component and a cash balance component. Effective January 1, 2002, the defined benefit plan changed from a traditional final average pay design to a cash balance design. This change was made to better align the retirement program with competitive practices. All participants were extended an opportunity to remain in the traditional program component or transition to the cash balance component. Messrs. Davis and Greer elected to remain in the traditional program.

All employees employed after January 1, 2002 are eligible to participate only in the cash balance component. As a result, Messrs. Shapard, Clevenger and Nye are covered only under the cash balance component. For a more detailed description of the Oncor Retirement Plan, refer to the narrative that follows the Pension Benefits table.

Supplemental Retirement Plan

Oncor executives participate in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides for the payment of retirement benefits that:

•	Would otherwise be capped by the Code’s statutory limits for qualified retirement plans;

•	Include Executive Annual Incentive Plan awards in the definition of earnings (for participants in the traditional program component only), and/or

•	Oncor is obligated to pay under contractual arrangements.

For a more detailed description of the Supplemental Retirement Plan, please refer to the narrative that follows the Pension Benefits table below.

Retiree Health Care

Employees hired by Oncor (or EFH Corp’s predecessor) prior to January 1, 2002 are generally entitled to receive an employer-paid subsidy for retiree health care coverage upon their retirement from Oncor. As such, Messrs. Davis and Greer will be entitled to receive a subsidy from Oncor for retiree health care coverage upon their retirement from Oncor. Messrs. Shapard, Clevenger and Nye were hired after January 1, 2002 and are not eligible for the employer subsidy.

Perquisites and Other Benefits

Perquisites provided to our executive officers are intended to serve as part of a competitive total compensation program and to enhance our executives’ ability to conduct company business. These benefits include financial planning, a preventive physical health exam, reimbursements for certain business-related country club and/or luncheon club membership costs. For a more detailed description of the perquisites, refer to Footnote 3 in the Summary Compensation Table below.

The following is a summary of benefits offered to our executive officers that are not available to all employees:

Executive Financial Planning: All executive officers are eligible to receive executive financial planning services. These services are intended to support them in managing their financial affairs, which we consider especially important given the high level of time commitment and performance expectation required of our executives. Furthermore, these services help ensure greater accuracy and compliance with individual tax regulations.

Executive Physical Health Exam: All executive officers are also eligible to receive an annual physical examination. We recognize the importance of the health of our senior management team and the vital leadership role they play in directing and operating the company. The executive officers are important assets of the company and this benefit is designed to help ensure their health and long-term ability to serve our equity holders.

Country Club/Luncheon Club Membership: Certain executive officers are entitled to reimbursement of country club or luncheon club memberships if the company determines that a business need exists for such executive’s memberships, as such clubs provide those officers with a setting for cultivating business relationships and interaction with key community leaders and officials.

Split-Dollar Life Insurance: As a participating subsidiary in the EFH Corp. Split-Dollar Life Insurance Program (Split-Dollar Life Insurance Program), split-dollar life insurance policies were purchased for eligible executives of Oncor. The eligibility provisions of this program were modified in 2003 so that no new participants were added after December 31, 2003. Accordingly, none of our Named Executive Officers are eligible to participate in the Split-Dollar Life Insurance Program, although certain of our other executives are participants. The death benefits of participants’ insurance policies are equal to two, three or four times their annual EFH Split-Dollar Life Insurance Program compensation, depending on their executive category. Individuals who first became eligible to participate in the Split-Dollar Life Insurance Program after October 15, 1996, vested in the insurance policies issued under the Split-Dollar Life Insurance Program over a six-year period. Oncor pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Split-Dollar Life Insurance Program is terminable at any time, it is designed so that if it is continued, EFH Corp./Oncor will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. At the Merger, the Split-Dollar Life Insurance Program was amended to freeze the death benefits at the then current level.

Spouse Travel Expenses: From time to time we pay for an executive officer’s spouse to travel with the executive officer when taking a business trip, if their presence contributes to the business purpose.

In addition to the benefits described above, Oncor offers its executive officers the ability to participate in benefit plans for medical, dental and vision insurance, group term life insurance and accidental death and disability, which are generally made available to all employees at the company.

Individual Named Executive Officers Compensation

Oncor has not entered into employment agreements with any of the Named Executive Officers. As described below, in February 2013 Oncor entered into a retention agreement with Mr. Nye providing for the payment of a one-time cash retention bonus if certain conditions are satisfied.

CEO Compensation

Robert S. Shapard

The following is a summary of Mr. Shapard’s individual compensation for 2013.

Base Salary: Mr. Shapard’s base salary as Chairman and CEO was increased from $700,000 to $750,000 effective November 26, 2013.

Annual Incentive: In 2014, the O&C Committee awarded Mr. Shapard $542,913 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2013 performance as well as the O&C Committee’s review of Mr. Shapard’s overall leadership of the company in 2013. For more detailed information on the calculation of Executive Annual Incentive Awards, see “— Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan- Based Awards — 2013 table and related narrative.

Long-Term Incentives: In 2013, Mr. Shapard was granted a Long-Term Incentive Plan target award of $1,926,400 for the performance period of January 1, 2013 through December 31, 2015. Actual awards will be based on the Company’s achievement of the performance goals set forth in the award agreement and are payable on or before April 1, 2016. See “— Compensation Elements — Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2013 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

Compensation of Other Named Executive Officers

David M. Davis

The following is a summary of Mr. Davis’s individual compensation for 2013.

Base Salary: Mr. Davis’ base salary as Senior Vice President and Chief Financial Officer was increased from $375,000 to $400,000 effective November 26, 2013.

Annual Incentive: In 2014, the O&C Committee awarded Mr. Davis $195,534 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2013 performance, as well as Mr. Davis’s individual performance in 2013. Specifically, the O&C Committee and the CEO considered his management of the company’s financial systems, operations and initiatives, including the maintenance of planning, budgeting, accounting, and treasury functions and his management of the liquidity of Oncor’s maintenance and construction programs. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan- Based Awards — 2013 table and related narrative.

Long-Term Incentives: In 2013, Mr. Davis was granted a Long-Term Incentive Plan target award of $552,000 for the performance period of January 1, 2013 through December 31, 2015. Actual awards will be based on the Company’s achievement of the performance goals set forth in the award agreement and are payable on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2013 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

Don J. Clevenger

The following is a summary of Mr. Clevenger’s individual compensation for 2013.

Base Salary: Mr. Clevenger’s base salary as Senior Vice President, Strategic Planning, was increased from $365,000 to $385,000 effective November 26, 2013.

Annual Incentive: In 2014, the O&C Committee awarded Mr. Clevenger $190,115 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2013 performance, as well as Mr. Clevenger’s individual performance in 2013. Specifically, the O&C Committee and the CEO evaluated his performance overseeing the development of strategies, policies and plans for optimizing the value and performance of our electric delivery systems and related assets. For more detailed information on the calculation of Executive Annual Incentive Awards, see “— Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan- Based Awards — 2013 table and related narrative.

Long-Term Incentives: In 2013, Mr. Clevenger was granted a Long-Term Incentive Plan target award of $537,280 for the performance period of January 1, 2013 through December 31, 2015. Actual awards will be based on the Company’s achievement of the performance goals set forth in the award agreement and are payable on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2013 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

James A. Greer

The following is a summary of Mr. Greer’s individual compensation for 2013.

Base Salary: Mr. Greer’s base salary as Senior Vice President and Chief Operating Officer was increased from $350,000 to $375,000 effective February 26, 2013 and to $400,000 effective November 26, 2013.

Annual Incentive: In 2014, the O&C Committee awarded Mr. Greer $193,393 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2013 performance, as well as Mr. Greer’s individual performance in 2013 overseeing the complex operations of Oncor’s entire transmission and distribution system, one of the largest such systems in the country. For more detailed information on the calculation of Executive Annual Incentive Awards, see “— Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan- Based Awards — 2013 table and related narrative.

Long-Term Incentives: In 2013, Mr. Greer was granted a Long-Term Incentive Plan target award of $552,000 for the performance period of January 1, 2013 through December 31, 2015. Actual awards will be based on the Company’s achievement of the performance goals set forth in the award agreement and are payable on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2013 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

E. Allen Nye, Jr.

The following is a summary of Mr. Nye’s individual compensation for 2013.

Base Salary: Mr. Nye’s base salary as Senior Vice President and General Counsel was increased from $425,000 to $445,000 effective November 26, 2013.

Annual Incentive: In 2014, the O&C Committee awarded Mr. Nye $221,213 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2013 performance, as well as Mr. Nye’s individual performance in 2013 overseeing all legal, regulatory and governmental affairs matters affecting Oncor. For more detailed information on the calculation of Executive Annual Incentive Awards, see “— Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan- Based Awards — 2013 table and related narrative.

Long-Term Incentives: In 2013, Mr. Nye was granted a Long-Term Incentive Plan target award of $625,600 for the performance period of January 1, 2013 through December 31, 2015. Actual awards will be based on the Company’s achievement of the performance goals set forth in the award agreement and are payable on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2013 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

Retention Agreement: In February 2013, the O&C Committee approved our entrance into a retention agreement with Mr. Nye. The agreement provides for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2014. The bonus is payable in accordance with Oncor’s normal payroll practices or as soon as practicable after December 31, 2014. In the event Mr. Nye is terminated with cause or elects to terminate his employment without good reason prior to December 31, 2014, he will immediately forfeit the retention bonus. In the event Mr. Nye’s employment is terminated prior to December 31, 2014 either by Oncor without cause, by him for good reason, or as a result of his death or disability, the retention bonus will immediately vest and become payable. Under the agreement, a termination for “cause” is defined as a termination as a result of the commitment of any of the following actions by Mr. Nye: (i) a breach of any fiduciary duty to Oncor, (ii) gross negligence in the performance of his duties, (iii) failure or refusal to carry out the duties of his position with Oncor, (iv) any action or omission that results in material injury to the assets, business prospectus or reputation of Oncor or any of its affiliates, (v) appropriation of a material business opportunity of Oncor or any of its affiliates, including securing or attempting to secure personal profit as a result of any transaction involving Oncor or any of its affiliates; (vi) breach of Oncor’s Code of Conduct or a material employment policy or rule; or (vii) any indictment or plea of nolo contendere or guilty for any crime involving fraud, theft, embezzlement or moral turpitude. The agreement defines “good reason” as any one or more of the following actions taken without Mr. Nye’s express consent: (i) a reduction in base salary other than a broad-based reduction of base salaries for similarly situated Oncor executives; or (ii) a material reduction in the aggregate level or benefits for which Mr. Nye is eligible, other than a broad-based benefits reduction for similarly situated executives. The agreement also provides that during Mr. Nye’s employment with Oncor or any affiliate and for a period of 12 months thereafter, he will not directly or indirectly solicit, recruit, encourage or in any way cause any executive of Oncor or any affiliate to terminate his employment with Oncor or such affiliate. An affiliate is defined in the agreement as any entity that controls, is controlled by, or is under common control with, Oncor

Contingent Payments

Change in Control Policy

Oncor makes available a change in control policy (the Change in Control Policy) for its eligible executives. The purpose of the Change in Control Policy is to provide the payment of transition benefits to eligible executives if:

•	Their employment with the company or a successor is terminated within twenty-four months following a change in control of the company; and

•	They:

•	are terminated without cause, or

•	resign for good reason due to a reduction in salary or a material reduction in the aggregate level or value of benefits for which they are eligible.

The terms “change in control,” “without cause” and “good reason” are defined in the Change in Control Policy.

We believe these payments, to be triggered upon meeting the criteria above, provide incentive for executives to fully consider potential changes that are in the best interest of Oncor and our equity holders, even if such changes would result in the executives’ termination. We also believe it is important to have a competitive change in control program to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals. Refer to the “Potential Payments upon Termination” for detailed information about payments and benefits that our executive officers are eligible to receive under the Change in Control Policy.

For discussions regarding the October 2014 amendment and restatement of the Change in Control Policy, see “Executive Compensation — Potential Payments upon Termination or Change in Control — Change in Control Policy.”

Severance Plan

Oncor also makes available a Severance Plan (the Severance Plan) to provide certain benefits to eligible executives. The purpose of the Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan, or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

We believe it is important to have a severance plan in place to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals. Refer to the “Potential Payments upon Termination” for detailed information about payments and benefits that our executive officers are eligible to receive under the Severance Plan.

For information regarding the July 2014 amendment and restatement of the Severance Plan, see “Executive Compensation — Potential Payments upon Termination or Change in Control — Severance Plan.”

Accounting and Tax Considerations

Accounting Considerations

Based on accounting guidance for compensation arrangements, no compensation expense is recognized with respect to Class B Interests issued pursuant to the Management Investment Opportunity as the units were purchased by participants for fair value.

Under the SARs Plan and related 2012 SARs Exercise Opportunity, while the SARs were outstanding and prior to the SARs Exercise Opportunity, amounts equal to dividends that were paid in respect of Oncor membership interests were credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As payments under the dividend provision were not contingent upon a future liquidity event, the liability related to the declared dividends was accrued as vested. For accounting purposes, the liability was discounted based on an employee’s expected retirement date.

Income Tax Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the CEO or any other of its three most highly compensated executive officers other than the principal financial officer. Because we are a privately-held limited liability company, Section 162(m) will not limit the tax deductibility of any executive compensation for 2013.

The O&C Committee administers our compensation programs with the good faith intention of complying with Section 409A of the Code.

Compensation Committee Interlocks and Insider Participation

Two of our O&C Committee members, Mr. Liaw and Mr. Zucchet, are not classified as independent directors under the standards set forth in the Limited Liability Company Agreement. Mr. Liaw is a former principal of TPG, a member of the Sponsor Group, and is a manager of Texas Energy Future Capital Holdings LLC, the sole general partner of Texas Holdings. Mr. Liaw was appointed to the board of directors by Oncor Holdings, which is a subsidiary of EFH Corp. Mr. Liaw also served as a member of the EFH Corp. board of directors until December 31, 2012. Mr. Zucchet is employed by Borealis Infrastructure Management, Inc., a beneficial owner of Texas Transmission, and serves as an officer and director of Texas Transmission’s parent company. Mr. Zucchet was appointed to the board of directors by Texas Transmission. For a description of the ability of Oncor Holdings and Texas Transmission to appoint directors, see “Directors, Executive Officers and Corporate Governance — Director — Director Appointments.” For a description of Oncor related party transactions involving the Sponsor Group, EFH Corp. and Texas Transmission, see “Certain Relationships and Related Transactions and Director Independence.”

No member of the O&C Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers and the board of directors or compensation committee of any other company.

Executive Compensation

The following table provides information, for the fiscal years ended December 31, 2013, 2012, and 2011 regarding the aggregate compensation paid to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option/ SAR Awards ($)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Robert S. Shapard	2013	704,167	0	0	542,913	120,683	246,888	1,614,651
Chairman of the Board and Chief Executive Officer	2012	700,000	0	0	505,575	285,531	18,486,361	19,977,467
	2011	700,000	0	0	627,165	99,087	972,443	2,398,695

David M. Davis	2013	377,083	0	0	195,534	71,223	79,560	723,400
Senior Vice President and Chief Financial Officer	2012	375,000	0	0	180,563	559,203	2,996,698	4,111,464
	2011	352,083	0	0	210,299	376,526	192,316	1,131,224

Don J. Clevenger	2013	366,667	0	0	190,115	36,935	82,265	675,982
Senior Vice President, Strategic Planning	2012	365,000	0	0	175,748	26,332	2,998,351	3,565,431
	2011	342,083	0	0	182,285	33,407	194,803	752,578

James A. Greer	2013	372,917	0	0	193,393	145,722	87,299	799,331
Senior Vice President and Chief Operating Officer	2012	350,000	0	0	168,525	556,772	3,874,877	4,950,174

E. Allen Nye, Jr.	2013	426,667	0	0	221,213	29,437	74,566	751,883
Senior Vice President, General Counsel and Secretary	2012	425,000	0	0	204,638	29,249	121,051	779,938
	2011	416,950	1,736	1,796,484	253,853	0	92,141	2,561,164

(1)	Amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the executive in the respective year and represent amounts related to awards for such years pursuant to the Executive Annual Incentive Plan. Awards under the Executive Annual Incentive Plan for any given year are paid in March of the following year.
(2)	Amounts reported under this column reflect the aggregate change in actuarial value at December 31 of the specified year as compared to December 31 of the previous year of each executive’s accumulated benefits under the Oncor Retirement Plan and the Supplemental Retirement Plan. For a more detailed description of these plans, see “— Compensation Discussion and Analysis — Compensation Elements — Deferred Compensation and Retirement Plans” and the narrative that follows the Pension Benefits table below. With respect to the Oncor Retirement Plan, Messrs. Davis and Greer are covered under the traditional defined benefit component and Messrs. Shapard, Clevenger and Nye are covered under the cash balance component. There are no above-market or preferential earnings for nonqualified deferred compensation.

(3)	Amounts reported as “All Other Compensation” for 2013 are attributable to the executive’s receipt of compensation as described in the following table:

2013 All Other Compensation Components for Named Executive Officers

Name	EFH Thrift Plan Company Match ($)	Salary Deferral Program Company Match ($) (1)	SARs Plan Settlement Dividend Interest Accruals ($) (2)	Perquisites ($) (3)	Total ($)
Robert S. Shapard	15,300	56,333	145,579	29,676	246,888
David M. Davis	11,475	30,167	23,293	14,625	79,560
Don J. Clevenger	15,300	29,333	23,293	14,339	82,265
James A. Greer	11,475	29,833	30,280	15,711	87,299
E. Allen Nye, Jr.	11,730	34,133	7,148	21,555	74,566

(1)	Amounts represent company matching amounts under the Salary Deferral Program. Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the Salary Deferral Program and the matching formula.
(2)	As discussed under “Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights Settlement,” in connection with the SARs Exercise Opportunity participants agreed that no further dividends would accrue, but that interest would be paid on dividends accrued to date. Amounts in this column reflect such interest accruals in 2013.
(3)	Amounts reported under this column represent the aggregate amount of perquisites received by each Named Executive Officer. Those perquisites are detailed in the following table. Amounts reported below represent the actual cost to Oncor for the perquisites provided. For a discussion of the perquisites received by our executive officers, see “— Compensation Discussion and Analysis — Compensation Elements — Perquisites and Other Benefits.”

2013 Perquisites for Named Executive Officers

Name	Financial Planning ($)	Executive Physical ($)	Country Club and/or Luncheon Club Dues ($)	Spouse Travel ($) (1)	Other ($) (2)	Total ($)
Robert S. Shapard	10,730	2,634	11,952	575	3,785	29,676
David M. Davis	9,410	2,682	2,533	—	—	14,625
Don J. Clevenger	—	2,572	10,051	—	1,716	14,339
James A. Greer	9,410	6,301	—	—	—	15,711
E. Allen Nye, Jr.	9,410	2,684	9,461	—	—	21,555

(1)	Amounts in this column represent spouse expenses for accompanying the Named Executive Officer on business travel.
(2)	Amounts in this column represent the cost of event tickets for personal entertainment.

Grants of Plan-Based Awards — 2013

The following table sets forth information regarding grants of plan-based awards to Named Executive Officers under Executive Annual Incentive Plan during the fiscal year ended December 31, 2013.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target	Max.
Name	($)	($)	($)
Robert S. Shapard
Executive Annual Incentive Plan (1)	264,063	528,125	792,188
Long-Term Incentive Plan (2)	963,200	1,926,400	2,889,600

David M. Davis
Executive Annual Incentive Plan (1)	95,104	190,208	285,312
Long-Term Incentive Plan (2)	276,000	552,000	828,000

Don J. Clevenger
Executive Annual Incentive Plan (1)	92,469	184,938	277,407
Long-Term Incentive Plan (2)	268,640	537,280	805,920

James A. Greer
Executive Annual Incentive Plan (1)	94,063	188,125	282,188
Long-Term Incentive Plan (2)	276,000	552,000	828,000

E. Allen Nye, Jr.
Executive Annual Incentive Plan (1)	107,594	215,188	322,782
Long-Term Incentive Plan (2)	312,800	625,600	938,400

(1)	The amounts reported reflect the threshold, target and maximum amounts available under the Executive Annual Incentive Plan. Threshold, target and maximum amounts were determined by the O&C Committee in February 2013 and final awards were granted by the O&C Committee in February 2014. The actual awards for the 2013 plan year will be paid in March 2014 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	The amounts reported reflect the threshold, target and maximum amounts available under the Long-Term Incentive Plan. Target amounts for each Named Executive Officer were determined by the O&C Committee in February 2013 and final awards will be payable on or before April 1, 2016 based on achievement of performance goals for the 2013-2015 performance period, as discussed in more detail below under “— Long-Term Incentive Plan.”

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is a cash bonus plan intended to provide a performance-based annual reward for the successful attainment of certain annual performance goals and business objectives that are established by the O&C Committee. Elected officers of the Company having a title of vice president or above and other specified key employees are eligible to participate in the Executive Annual Incentive Plan provided they are employed by us for a period of at least three full months during a January 1 to December 31 plan year. The O&C Committee and our CEO are responsible for administering the Executive Annual Incentive Plan.

The aggregate amount of funding for awards payable in any given plan year is determined based on (1) the target award levels of all participants in the Executive Annual Incentive Plan (Aggregate Incentive Pool), (2) Oncor’s EBITDA and (3) any additional operational, financial or other metrics that the O&C Committee elects to apply in determining the aggregate amount of awards (Additional Metrics). Target award levels are set as a percentage of a participant’s base salary and are based on target performance of Oncor and individual participant performance. Additional Metrics are determined by the O&C Committee in its discretion and may include, among other things, safety, reliability, operational efficiency, and infrastructure readiness measures. The O&C Committee also determines the threshold EBITDA and the thresholds relating to any Additional Metrics that are necessary to fund awards for each plan year. Based on the level of attainment of these EBITDA and Additional Metrics targets, the O&C Committee determines an aggregate performance final funding percentage. This final funding percentage is applied to the Aggregate Incentive Pool to provide the total amount of funds available for awards to participants under the Executive Annual Incentive Plan.

2013 Funding Percentage

As described above, the funding percentage is based on EBITDA and any Additional Metrics the O&C Committee elects to apply in any given plan year, which we refer to as the operational funding percentage. For 2013, the O&C Committee exercised the discretion granted it in the plan and established Additional Metrics based on operational targets relating to (1) a safety metric based on the number of employee injuries using a Days Away, Restricted or Transfer (DART) system, (2) a reliability metric as measured by the System Average Interruption Duration Index (SAIDI), (3) an operational efficiency metric based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis and (4) an infrastructure readiness metric based on the capital expenditure per three year average kW peak. The purpose of these operational targets, which are based on safety, reliability, operational efficiency and infrastructure readiness metrics, is to promote enhancement of our services to customers.

Funding of the Aggregate Incentive Pool is based first on the achievement of stated EBITDA thresholds and targets set by the O&C Committee for that year and then, assuming the EBIDTA threshold is met, the achievement of the operational targets. The final Aggregate Incentive Pool funding percentage is determined based on both EBITDA and operational achievement, as described below.

Step 1: EBITDA Achievement

Incentives are only payable under the Executive Annual Incentive Plan in the event the threshold EBITDA is achieved. If the threshold EBITDA is achieved, then the EBITDA funding percentage is 50%. If the target EBITDA is achieved, the EBITDA funding percentage is 100%. If actual EBITDA exceeds the target EBITDA, then funding equals the operational funding percentage, up to 150%. If actual EBITDA is an amount between the threshold and target, the EBITDA funding percentage equals 50% plus the product of (i) 50%, multiplied by (ii) a fraction, the numerator of which equals the difference between actual EBITDA and threshold EBITDA and the denominator of which equals the difference between threshold EBITDA and target EBITDA.

For 2013, the EBITDA funding triggers (threshold and target), actual results and funding percentage under the Executive Annual Incentive Plan were as follows:

	Threshold ($ in millions) (1)	Target ($ in millions) (2)	Actual Results ($ in millions)	EBITDA Funding Percentage (3)
EBITDA	1,567	1,742	1,764	100%

(1)	Achievement of the threshold EBITDA level results in a 50% funding percentage.
(2)	Achievement of the target EBITDA level results in a 100% funding percentage.
(3)	Provided that the threshold has been met, the EBITDA funding percentage equals the percentage of target EBITDA achieved.

Step 2: Operational Achievement

If the threshold EBITDA is achieved, then once the EBITDA funding percentage is determined, the operational metrics set by the O&C Committee are then applied to determine an operational funding percentage. The operational funding percentage can increase or decrease the funding percentage of the Aggregate Incentive Pool. If actual EBITDA exceeds the target EBITDA, then funding equals the operational funding percentage, up to 150%. If actual EBITDA is less than or is equal to the target EBITDA, then funding of the Aggregate Incentive Pool is the lesser of the EBITDA funding percentage or the operational funding percentage. For 2013, since actual EBITDA exceeded the target EBITDA, the Aggregate Incentive Pool funding percentage was based on the operational funding percentage of 102.8%.

The O&C determines the operational metrics to be applied to the operational funding percentage, and the weighting of each of those metrics within the final operational funding percentage. As with the EBITDA funding percentage, each operational metric must meet a threshold level in order to provide any funding for that metric. Meeting the threshold amount results in 50% of the available funding for that specific metric. The O&C Committee also sets target and superior levels for each operational metric, and achievement of those levels results in funding for a specific metric of 100% and 150%, respectively. Once threshold has been achieved, actual results in between each level results in a funding percentage equal to the percentage of the target achieved (up to 150%, for achievement of the superior performance level).

For 2013, the operational funding triggers, actual results and funding percentages under the Executive Annual Incentive Plan were as follows:

Goal	Weighting	Threshold (1)	Target (2)	Superior (3)	Actual Results	Operational Funding Percentage

Safety (measured in number of injuries per 200,000 hours)
DART	30%	0.92	0.83	0.78	0.59	45.0%

Reliability (measured in minutes)
Non-storm SAIDI	30%	101.0	96.0	87.0	100.2	17.4%

Operational Efficiency — O&M (measured in $ per customer)
O&M	30%	167.52	156.56	145.60	156.29	30.4%

Operational Efficiency — Infrastructure Readiness
Capital expenditures per three year average kW peak	10%	97.00% - 97.99% 103.00% - 105.00%	98.00% - 98.99% 101.50% - 102.99%	99.00% - 101.49%	102.06%	10.0%
Total Operational Funding Percentage						102.8%

(1)	Achievement of the threshold operational metric level results in funding of 50% of the available funding percentage for that specific operational metric. Failure to achieve the threshold results in no funding for that specific operational metric.
(2)	Achievement of the target operational metric level results in funding of 100% of the available funding percentage for that specific operational metric.
(3)	Achievement above the superior operational metric level results in funding of up to 150% of the available funding percentage for that specific operational metric.

In 2013, satisfaction of safety metrics comprised 30% of the operational funding percentage. The safety metric measures the number of employee injuries using a DART system, which measures the amount of time our employees are away from their regular employment posts due to injury. DART is measured in the number of injuries per 200,000 hours and does not include employees that are part of the individual performance incentive program offered to our meter readers. The safety metric is important to our operations because it promotes the health and welfare of our employees. In addition, lowering the number of accidents reduces our operating costs, which in turn contributes to lower rates for our customers.

In 2013, satisfaction of reliability metrics comprised 30% of the operational funding percentage. Reliability is measured by SAIDI, which measures the average number of minutes electric service is interrupted per customer in a year. This metric promotes our commitment to minimizing service interruptions to our customers as the lower the SAIDI level for the year, the greater the funding percentage under the Executive Annual Incentive Plan. Since weather can greatly impact reliability and is outside of our control, the reliability metric measures SAIDI on a non-storm basis.

In 2013, satisfaction of operational efficiency metrics related to O&M comprised 30% of the operational funding percentage. Operational efficiency is measured based on O&M per customer, excluding third party network transmission fees and amortization of regulatory assets. The purpose of the O&M metric is to promote lower expenditures relative to customers served, which in turn contributes to lower rates for our customers.

In 2013, satisfaction of operational efficiency metrics related to infrastructure readiness comprised the final 10% of the operational funding percentage. Infrastructure readiness is measured based on Oncor’s capital expenditures (including net removal costs, but excluding allowance for funds used during construction) for the preceding three years’ average kW peak loads. The purpose of the infrastructure readiness metric is to promote capital expenditures in line with the previously set capital plan. While this metric discourages exceeding the budget, it also discourages spending that is too far below the capital plan, as we believe expenditures to improve our facilities and other capital expenditures are important to maintaining the quality of and enhancing our services to our customers.

As discussed above, an aggregate operational funding percentage amount for all participants was determined based on the level of attainment of the above operational targets.

Step 3: Applying Operational Funding Percentage to EBITDA Funding Percentage

The operational funding percentage can increase or decrease the funding percentage of the Aggregate Incentive Pool. If actual EBITDA exceeds the target EBITDA, then funding equals the operational funding percentage, up to 150%. If actual EBITDA is less than or equals the target EBITDA, then funding of the Aggregate Incentive Pool is the lesser of the EBITDA funding percentage or the operational funding percentage. For 2013, since actual EBITDA exceeded the target EBITDA, the Aggregate Incentive Pool was based on the operational funding percentage of 102.8%.

Individual Performance Modifier and Determination

To calculate an executive officer’s award amount, the final funding percentage is first multiplied by the executive officer’s target award, which is computed as a percentage of actual base salary. Based on the executive officer’s performance, an individual performance modifier is then applied to the calculated award to determine the final incentive payment. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO) and may adjust an award upward or downward. The individual performance modifier is determined on a subjective basis. Factors used in determining individual performance modifiers may include operational measures (including the safety, reliability, operational efficiency metrics and infrastructure readiness discussed above), company objectives, individual management and other goals, specific job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior. The O&C Committee did not apply any individual performance modifiers to 2013 Named Executive Officer awards.

Long-Term Incentive Plan

On February 13, 2013, our board of directors adopted the Long-Term Incentive Plan, effective January 1, 2013. Our board of directors delegated administration of the Long-Term Incentive Plan to the O&C Committee. Our executive officers and any other key employees of the company or its subsidiaries designated by the O&C Committee are eligible to participate. The plan provides for cash awards to be paid after completion of a performance period based on achievement of certain stated performance goals. A performance period under the Long-Term Incentive Plan is the 36 month period beginning each January 1, unless otherwise determined by the O&C Committee in its sole discretion, and the participants for each performance period shall be determined by the O&C Committee not later than the 90th day after commencement of such performance period. Performance goals are set forth in each participant’s individual award agreement and consist of one or more specific performance objectives established by the O&C Committee in its discretion within the first 90 days of the applicable performance period. Performance goals may be designated with respect to the company as a whole or one or more operating units, and may also be determined on an absolute basis or relative to internal goals, or relative to levels attained in prior years, or relative to other companies or indices, or as ratios expressing relationships between two or more performance goals.

The O&C Committee determined that the performance goals used for the Long-Term Incentive Plan awards granted in 2013 would consist of both financial and operational metrics. The funding of the 2013 Long-Term Incentive Plan award is contingent first upon Oncor achieving a cumulative threshold net income level for the three year period. If Oncor fails to achieve the stated net income level for the performance period, no award is payable. If Oncor achieves the threshold net income level, the percentage of target net income achieved is used to determine a funding trigger percentage. Once a funding trigger percentage is determined, an operational goal percentage is determined based on Oncor’s satisfaction of four operational metrics. The operational goals used for the Long-Term Incentive Plan awards mirror the operational metrics used for awards under the Executive Annual Incentive Plan. These goals relate to (1) a safety metric based on the number of employee injuries using a Days Away, Restricted or Transfer (DART) system, (2) a reliability metric as measured by the System Average Interruption Duration Index (SAIDI), (3) an operational efficiency metric based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis, and (4) an infrastructure readiness metric based on the capital expenditure per three year average kW peak. The purpose of these operational targets, which are based on safety, reliability, operational efficiency and infrastructure readiness metrics, is to promote enhancement of our services to customers. The O&C Committee set the threshold, target and stretch levels for each operational metric. The achievement of those levels results in funding for a specific metric of 50%, 100% and 150%, respectively. Once the threshold has been achieved, actual results in between each level results in a funding percentage equal to the percentage of the target achieved. Based on the weighting for each operational metric, an aggregate weighted average of operational goal percentage is determined. The amount of each Long-Term Incentive Plan award is then determined based on the product of (i) the funding trigger percentage, multiplied by (ii) the weighted average of stated operational goal percentages, multiplied by (iii) the target opportunity dollar amount stated in each individual award letter.

For Long-Term Incentive Plan awards granted to our Named Executive Officers in 2013, the funding triggers and performance goals are as follows:

Funding Trigger		Threshold	Target
Net Income ($ millions; 2013-2015 cumulative)		$1,069	$1,227.70

Performance Goals
Weighting	Performance Metric	Performance Goal
30%	Safety — Days Away, Restricted or Transfer (DART), cumulative; measured in number of injuries per 200,000 hours)	Threshold	0.92
		Target	0.83
		Stretch	0.78

30%	Reliability — measured by non-storm System Average Interruption Duration Index (SAIDI) in minutes; cumulative	Threshold	300
		Target	279
		Stretch	252

30%	Average operational efficiency — measured by operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) on a cost per customer basis	Threshold	$176.24
		Target	$164.72
		Stretch	$153.18

10%	Operational efficiency — measured by an infrastructure readiness metric based on the capital expenditure per three year average kW peak; %; cumulative	Threshold	97.0 — 97.9, 103.0 — 105.0
		Target	98.0 — 98.9, 101.5 — 102.9
		Stretch	99.0 — 101.49

Under the terms of the plan, the O&C Committee must measure and certify the levels of attainment of performance goals within 90 days following the completion of the performance period. Any awards for such period shall be paid on or about April 1 following the performance period, but in no event later than the end of the calendar year following the end of the applicable performance period. At the discretion of the O&C Committee, individuals newly hired or promoted into positions that qualify to participate in the Long-Term Incentive Plan may begin participating in the plan for one or more open performance periods on a full or pro-rata basis upon the date of hire or promotion.

The Long-Term Incentive Plan encourages retention of executive officers and key employees by stipulating performance periods of generally 36 months. Participants must be continuously employed by us through the last day of the performance period in order to receive a long-term incentive award for that performance period. If a participant is employed by us on the last day of the performance period but his/her employment terminates for any reason other than by us for cause prior to the payment of the award for that performance period, the participant will be entitled to receive payment of the award. In the event a participant is terminated by us for cause, the participant will forfeit any unpaid Long-Term Incentive Plan award. For purposes of the Long-Term Incentive Plan, “cause” has the same meaning as defined in any employment agreement or change-in-control agreement of such participant in effect at the time of termination of employment. If there is no such employment or change-in-control agreement, “cause” means the indictment on or pleading guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude of such participant, or upon the participant, in the carrying out his or her duties to the company, (i) engaging in conduct that causes a breach of his/her fiduciary duties to us, our subsidiaries or our investors, (ii) committing an act of gross negligence, or (iii) committing gross misconduct resulting in material economic harm to us. If a participant’s employment is terminated for reasons other than death, disability, retirement or following a change in control prior to the last day of the performance period, all of such participant’s outstanding and unpaid Long-Term Incentive Plan awards shall be cancelled. Upon a termination due to death, disability or retirement, for each outstanding Long-Term Incentive Plan unpaid award, the participant (or his/her beneficiary in the case of death) shall be entitled to receive, on the same date as awards are paid for that period to other participants, an award equal to the product of (i) a fraction, the numerator of which is the number of days in the performance period up to and including the date of the separation of service and the denominator of which is the number of days in the entire performance period, and (ii) the Long-Term Incentive Plan award for such performance period based on actual performance. In the event of a termination following a change in control, a participant shall be entitled to receive, within 60 days following the separation from service, an award equal to the product of (i) a fraction, the numerator of which is the number of days in the performance period up to and including the date of the separation of service and the denominator of which is the number of days in the entire performance period, and (ii) the Long-Term Incentive Plan award for such performance period based on target performance.

For purposes of the Long-Term Incentive Plan, a “change in control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH Corp., Oncor Holdings, or Oncor to a person (or group of persons acting in concert) who is not an affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their affiliates, to a person (or group of persons acting in concert) that results in more than 50% of EFH Corp.’s common stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective affiliates; or (iii) a merger, recapitalization or other sale of common stock by EFH Corp., any member of the Sponsor Group or their affiliates, after which the Sponsor Group owns less than 20% of the common stock of, and has the ability to appoint less than a majority of the directors to the board of directors of, EFH Corp. (or any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH Corp. than the Sponsor Group. However, the Long-Term Incentive Plan also provides that should a change in control occur under clauses (i) through (iii) above with respect to the assets or capital stock of EFH Corp., a change in control will not be deemed to have occurred unless such change in control would result in the material amendment or interference with the separateness undertakings set forth in our Limited Liability Company Agreement, or would adversely change or modify the definition of an independent director in our Limited Liability Company Agreement.

As the administrator of the Long-Term Incentive Plan, the O&C Committee has the authority to prescribe, amend and rescind rules and regulations relating to the plan, determine the terms and conditions of any awards and make all other determinations deemed necessary or advisable for the administration of the plan. The O&C Committee has broad discretion under the plan and may delegate to one or more officers of the company the authority to grant Long-Term Incentive Plan awards to employees who are not executive officers. Our board of directors may at any time terminate, alter, amend or suspend the Long-Term Incentive Plan and any awards granted pursuant to it, subject to certain limitations. In the event of a change in control, our board of directors may, in its discretion, terminate the plan and cancel all outstanding and unpaid awards, except that in the event of a termination of the plan in connection with a change in control, participants shall be entitled, within 90 days following the termination of the plan, to payment of each outstanding and unpaid award in an amount equal to the product of: (i) a fraction, the numerator of which is the number of days in the performance period up to and including the date of the plan termination and the denominator of which is the number of days in the entire performance period, and (ii) the Long-Term Incentive Plan award for such performance period based on target performance.

Equity Interests Plan and Management Investment Opportunity

The Equity Interests Plan allows our board of directors to offer non-employee directors, management and other personnel and key service providers of Oncor the right to invest in Class B membership units of Investment LLC (each, a Class B Interest), an entity whose only assets consist of equity interests in Oncor. As a result, each holder of Class B Interests holds an indirect ownership interest in Oncor. Any dividends received by Investment LLC from Oncor in respect of its membership interests in Oncor are subsequently distributed by Investment LLC to the holders of Class B Interests in proportion to the number of Class B Interests held by such holders.

Our board of directors administers the Equity Interests Plan. As the plan administrator, our board of directors determines the participants, the number of Class B Interests offered to any participant, the purchase price of the Class B Interests and the other terms of the award. Our board of directors may also amend, suspend or terminate the Equity Interests Plan at any time. Upon purchasing any Class B Interests, participants may be required to enter into certain agreements with the Company and Investment LLC, including a management stockholder’s agreement and a sale participation agreement described below. The Equity Interests Plan will terminate on November 5, 2018 or an earlier or a later date determined by our board of directors.

In 2008, our executive officers and certain key employees were given the option to purchase Class B Interests of Investment LLC pursuant to the 2008 Management Investment Opportunity offered under the Equity Interests Plan. Each participant in the 2008 Management Investment Opportunity purchased Class B Interests at a price of $10.00 per unit, which was the same price per unit as paid by Texas Transmission in connection with its November 2008 investment in Oncor. Because the Class B Interests were purchased for fair market value, they are not included in the Summary Compensation Table or the Outstanding Equity Awards at Fiscal Year-End Table below as stock awards. Refer to “— Compensation Discussion and Analysis — Compensation Elements — Long Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a more detailed discussion of the Equity Interests Plan and Management Investment Opportunity.

In connection with the Management Investment Opportunity, each participant entered into a management stockholder’s agreement and a sale participation agreement. The management stockholder’s agreement, among others things, gives Oncor the right to repurchase a participant’s Class B Interests in the event of specified terminations of a participant’s employment or violation by a participant of certain of his or her non-compete obligations. We believe this repurchase right provides significant retentive value to our business. For a more detailed description of the terms of the management stockholder’s agreement and sale participation agreement, see “Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions — Agreements with Management and Directors.”

The Named Executive Officers beneficially own the following amounts of Class B Interests: Mr. Shapard: 300,000; Mr. Davis: 50,000; Mr. Clevenger 50,000; Mr. Greer: 75,000; and Mr. Nye 18,368. The amounts of Class B Interests each participant could purchase were determined by the O&C Committee. Each participant was permitted to use his funds in the Salary Deferral Program to purchase the Class B Interests. All Class B Interests purchased using funds held in the Salary Deferral Program are held of record by the Salary Deferral Program for the benefit of the respective participants. Messrs. Davis, Clevenger and Greer each elected to purchase Class B Interests using Salary Deferral Program funds. As a result, 19,868 of Mr. Davis’s Class B Interests, 8,703 of Mr. Clevenger’s Class B Interests and 25,000 of Mr. Greer’s Class B Interests are held of record by the Salary Deferral Program.

The following table sets forth information regarding Oncor’s participation in the retirement plans that provide for benefits, in connection with, or following, the retirement of Named Executive Officers for the fiscal year ended December 31, 2013:

Pension Benefits — 2013

Name	Plan Name	Number of Years Accredited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert S. Shapard	Oncor Retirement Plan	28.0833	833,442	—
	Supplemental Retirement Plan	28.0833	292,868	—
David M. Davis	Oncor Retirement Plan	21.5000	1,009,765	—
	Supplemental Retirement Plan	21.5000	866,033	—
Don J. Clevenger	Oncor Retirement Plan	8.6667	109,207	—
	Supplemental Retirement Plan	8.6667	57,664	—
James A. Greer	Oncor Retirement Plan	28.5000	1,275,022	—
	Supplemental Retirement Plan	28.5000	604,621	—
E. Allen Nye, Jr.	Oncor Retirement Plan	2.0000	22,773	—
	Supplemental Retirement Plan	2.0000	35,913	—

(1)	Accredited service for each of the plans is determined based on an employee’s age and hire date. Employees hired by Oncor or an EFH Corp. affiliate prior to January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 25. Employees hired after January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 21.
(2)	Through 2013, Mr. Shapard accumulated benefits in two EFH Corp.-sponsored supplemental retirement plans as a result of his service as an employee of EFH Corp.’s predecessor prior to joining Oncor. Those benefits were paid solely by EFH Corp. in connection with various changes made by EFH Corp. to its retirement plans in 2013.

Until January 1, 2013, Oncor was a participating employer in the EFH Retirement Plan. In August 2012, EFH Corp. made various changes to the EFH Retirement Plan, in which Oncor was a participating employer, including splitting off into a new plan all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Effective January 1, 2013, Oncor assumed sponsorship of the new plan, referred to in this prospectus as the Oncor Retirement Plan. See Note 9 to Interim Financial Statements and Note 9 to Annual Financial Statements for additional information on the EFH Retirement Plan and the Oncor Retirement Plan. The benefits to Oncor employees are identical under the EFH Retirement Plan and the Oncor Retirement Plan.

The Oncor Retirement Plan contains both a traditional defined benefit component and a cash balance component. Only employees hired before January 1, 2002 may participate in the traditional defined benefit component. All new employees hired after January 1, 2002 participate in the cash balance component. In addition, the cash balance component covers employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance component during a special one-time election opportunity effective in 2002. The employees that participate in the traditional defined benefit component do not participate in the cash balance component.

Annual retirement benefits under the traditional defined benefit component, which applied during 2013 to Messrs. Davis and Greer are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings (base salary) during his/her three years of highest earnings. Under the cash balance component, which covers Messrs. Shapard, Clevenger and Nye, a hypothetical account is established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service), plus interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Benefits paid under the traditional defined benefit component of the Oncor Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code.

The Supplemental Retirement Plan provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings under the Oncor Retirement Plan, including any retirement compensation required to be paid pursuant to contractual arrangements. Under the Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the Oncor Retirement Plan, except that, with respect to calculating the portion of the Supplemental Retirement Plan benefit attributable to service under the traditional defined benefit component of the Oncor Retirement Plan, earnings also include Executive Annual Incentive Plan awards. The amount of earnings attributable to the Executive Annual Incentive Plan awards is reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The table set forth above illustrates the present value on December 31, 2013 of each Named Executive Officer’s Retirement Plan benefit and benefits payable under the Supplemental Retirement Plan, based on his or her years of service and remuneration through December 31, 2013. Benefits accrued under the Supplemental Retirement Plan after December 31, 2004 are subject to Section 409A of the Code. Accordingly, certain provisions of the Supplemental Retirement Plan have been modified in order to comply with the requirements of Section 409A and related guidance.

The present value of accumulated benefits for the traditional benefit component of the Oncor Retirement Plan and Supplemental Retirement Plan was calculated based on the executive’s annuity payable at the earliest age that unreduced benefits are available under the Plans (generally age 62). Unmarried executives are assumed to elect a single life annuity. For married executives, it is assumed that 65% will elect a 100% joint and survivor annuity and 35% will elect a single life annuity. Post-retirement mortality was based on the 2014 Static Mortality Table for Annuitants and Non-Annuitants per Treasury regulation 1.430(h)(3)-1(e). A discount rate of 4.72% was applied, and no pre-retirement mortality or turnover was reflected.

The present value of accumulated benefit for the cash balance component of the Oncor Retirement Plan and the Supplemental Retirement Plan was calculated as the value of the executive’s cash balance account projected to age 65 at an assumed growth rate of 4.50% and then discounted back to December 31, 2013 at 4.72%. No mortality or turnover assumptions were applied.

Early retirement benefits under the Oncor Retirement Plan are available to all of our employees upon their attainment of age 55 and achievement of 15 years of accredited service. Early retirement results in a retirement benefit payment reduction of 4 percent for each full year (and 0.333% for each additional full calendar month) between the date the participant retires and the date the participant would reach age 62. Benefits under the Supplemental Retirement Plan are subject to the same age and service restrictions, but are only available to our executive officers and certain other key employees.

The following table sets forth information regarding the deferral of components of our Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2013:

Nonqualified Deferred Compensation — 2013

Name	Executive in Contributions in Last Fiscal Year ($) (1) (2)	Registrant Contributions in Last Fiscal Year ($) (3)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert S. Shapard
Salary Deferral Program	56,333	56,333	161,122	114,247	1,058,913
SARs Exercise Opportunity Deferral	—	—	17,683	—	2,975,154

David M. Davis (4)
Salary Deferral Program	30,167	30,167	82,439	—	624,895
SARs Exercise Opportunity Deferral	—	—	2,829	—	476,025

Don J. Clevenger (5)
Salary Deferral Program	29,333	29,333	82,686	—	542,884
SARs Exercise Opportunity Deferral	—	—	2,829	—	476,025

James A. Greer (6)
Salary Deferral Program	29,833	29,833	49,185	—	597,646
SARs Exercise Opportunity Deferral	—	—	3,678	—	618,832

E. Allen Nye, Jr.
Salary Deferral Program	34,133	34,133	48,285	—	255,884
SARs Exercise Opportunity Deferral	—	—	885	—	148,854

(1)	Amounts in this column for the Salary Deferral Program represent salary deferrals pursuant to the Salary Deferral Program and are included in the “Salary” amounts in the Summary Compensation Table above.
(2)	Amounts in this column for the SARs Exercise Opportunity Deferral represent amounts the respective Named Executive Officer agreed to defer pursuant to the SARs Exercise Opportunity, as discussed in more detail in the narrative immediately following this table.
(3)	Amounts in this column represent company-matching awards pursuant to the Salary Deferral Program and are included in the “All Other Compensation” amounts in the Summary Compensation Table above.
(4)	$9,698 of Mr. Davis’s aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.
(5)	$4,248 of Mr. Clevenger’s aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.
(6)	$12,202 of Mr. Greer’s aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.

Salary Deferral Program

Under the Salary Deferral Program each employee of Oncor, who is in a designated job level and whose annual salary is equal to or greater than an amount established under the Salary Deferral Program ($118,470 for the program year beginning January 1, 2013) may elect to defer up to 50% of annual base salary, and/or up to 85% of any bonus or incentive award. This deferral may be made for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof, at the election of the employee. Oncor makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the Salary Deferral Program. Oncor does not match deferred annual incentive awards. Matching contributions vest at the earliest of seven years after the deferral date, executive’s retirement or a change in control of Oncor (as defined in the Salary Deferral Program).

Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Salary Deferral Program selected by each participant. Among the investment alternatives, certain participants were eligible to use funds in the Salary Deferral Program to purchase Class B Interests in November 2008 pursuant to the Equity Interests Plan and Management Investment Opportunity. For additional information regarding the Equity Interests Plan and Management

Investment Opportunity, see “Long Term Incentives — Equity Interests Plan and Management Investment Opportunity.” Distributions from Oncor to Investment LLC are distributed pro rata to the holders of Class B Interests in accordance with their proportionate ownership of Class B Interests. Any distributions attributable to Class B Interests purchased using a participant’s funds in the Salary Deferral Program are deposited in such participant’s Salary Deferral Program account as earnings.

At the end of the applicable account maturity period, the trustee for the Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. Oncor is financing the retirement option portion of the Salary Deferral Program through the purchase of corporate-owned life insurance on some lives of participants. The proceeds from such insurance are expected to allow us to fully recover the cost of the retirement option.

SARs Exercise Opportunity Deferrals

In connection with the SARs Exercise Opportunity in November 2012, certain Named Executive Officers agreed to defer payments of a portion of his/her Exercise Payment in the following amounts: Mr. Shapard, $2,957,400; Mr. Davis, $473,184; Mr. Clevenger, $473,184; Mr. Greer, $615,139; and Mr. Nye, $147,966. These Named Executive Officers agreed to defer the amounts until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability. These events generally include a change of control, an EFH realization event, a liquidity event or the achievement of certain financial returns as described in the SARs Plan. The deferred amounts were placed in a bankruptcy-remote trust. On July 29, 2014, the O&C Committee approved the winding up of the trust and the distribution to each officer of the amount he/she placed in the trust, together with a proportionate share of the aggregate interest earned by the trust. The trust was terminated, and these amounts were distributed, in August 2014.

Potential Payments upon Termination or Change in Control

The tables and narrative below provide information for payments to Oncor’s Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of termination including retirement, voluntary, for cause, death, disability, without cause or change in control of Oncor. The amounts shown below assume that such a termination of employment and/or change in control occurred on December 31, 2013.

In 2013, all of our executive officers were eligible to receive benefits under the terms of the Change in Control Policy and the Severance Plan, as more fully described following the tables below. In addition to the provisions of those plans, the Salary Deferral Program provides that all company-matching awards will become automatically vested in the event of a change in control. The amounts listed in the tables below regarding the Salary Deferral Program only represent the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control. Vested amounts and contributions made to such plan by each Named Executive Officer are disclosed in the Nonqualified Deferred Compensation table above. For a more detailed discussion of the Salary Deferral Program, see the Nonqualified Deferred Compensation table above and the narrative following the Nonqualified Deferred Compensation table.

Early retirement benefits under the Oncor Retirement Plan are available to all of our employees upon their attainment of age 55 and achievement of 15 years of accredited service. Early retirement results in a retirement benefit payment reduction of 4 percent for each full year (and 0.333% for each additional full calendar month) between the date the participant retires and the date the participant would reach age 62. Benefits under the Supplemental Retirement Plan are subject to the same age and service restrictions, but are only available to our executive officers and certain other key employees. At December 31, 2013, Messrs. Clevenger, Greer and Nye were not eligible to retire because they had not met the age requirement. However, because Mr. Shapard participates in the cash balance component of the retirement plans, and because he has satisfied both the age requirement and 10 years of accredited service, he may withdraw his full account balances under each plan upon termination of his employment. Upon achievement of the age and service requirements, executive officers are entitled to receive their full cash account balance upon termination. No additional potential payments will be triggered by any termination of employment or change in control, and as a result no amounts are reported in the tables below for such retirement plans. For a more detailed discussion of the retirement plans, see the Pension Benefits table above and the narrative following the Pension Benefits table.

All our Named Executive Officers participate in benefit plans for group term life insurance and accidental death and disability. Any benefits received under these policies are paid to the beneficiary by a third-party provider.

In connection with the November 2012 SARs Exercise Opportunity each SARs holder agreed that no further dividends would accumulate following such exercise, and that interest would accrue on their existing dividend accounts until such dividends were paid in accordance with the terms of the SARs Plan. The dividends and interest are payable when dividends would become payable under the SARs Plan, generally upon a participant’s death, disability, separation from service, unforeseeable emergency, or a change in control, each as defined by section 409A of the Internal Revenue Code. Each of our Named Executive Officers also agreed to defer a certain portion of his exercise payment amount, which was deposited into a bankruptcy-remote trust, until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability under the SARs Plan. These events generally include a change of control, an EFH realization event, a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In July 2014, the O&C Committee approved the winding up of the trust and the distribution of amounts held in the trust to the participants, plus each officer’s proportionate share of the aggregate interest earned by the trust. The trust was terminated, and these amounts were distributed, in August 2014.

Mr. Nye is party to a retention agreement that provides for the payment of a one-time cash retention bonus of $300,000 contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2014. The bonus is payable in accordance with Oncor’s normal payroll practices or as soon as practicable after December 31, 2014. In the event Mr. Nye is terminated with cause or elects to terminate his employment without good reason prior to December 31, 2014, he will immediately forfeit the retention bonus. In the event Mr. Nye’s employment is terminated prior to December 31, 2014 either by Oncor without cause, by him for good reason, or as a result of his death or disability, the retention bonus will immediately vest and become payable. For more information on this retention agreement, see “Compensation Discussion and Analysis — Individual Named Executive Officers Compensation — Compensation of Other Named Executive Officers — E. Allen Nye, Jr.” No other Named Executive Officer is party to any employment or other agreement that provides for additional benefits upon a termination of employment or change in control.

1. Mr. Shapard

Potential Payments to Mr. Shapard Upon Termination ($)

Benefit	Retirement (1)	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	—	—	—	—	—	2,062,500	2,625,000
Executive Annual Incentive Plan	562,500	—	—	562,500	562,500	—	—
Salary Deferral Program (2)	325,744	—	—	465,349	465,349	—	465,349
SARs Plan dividends (3)	5,273,539	5,273,539	5,273,539	5,273,539	5,273,539	5,273,539	5,273,539
SARs Exercise Deferral (4)	—	—	—	—	—	—	2,957,400
Long-Term Incentive Plan	642,133	—	—	642,133	642,133	642,133	642,133
Health & Welfare
— Medical/COBRA	—	—	—	—	—	49,221	49,221
— Dental/COBRA	—	—	—	—	—	3,804	3,804
Outplacement Assistance	—	—	—	—	—	196,875	196,875
Totals	6,803,916	5,273,539	5,273,539	6,943,521	6,943,521	8,228,072	12,213,321

(1)	Mr. Shapard participates in the cash balance component of the Oncor Retirement Plan and the Supplemental Retirement Plan, and because he has reached age 55 and achieved 10 years of plan participation, under the terms of the plans he may withdraw his full account balances under each plan upon termination of his employment for any reason.
(2)	Amounts reported reflect the immediate vesting of company matching contributions resulting from retirement, death, disability or the occurrence of a change in control.
(3)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable in accordance with the SARs Plan. Amounts above include interest accumulated on Mr. Shapard’s dividend account through December 31, 2013.

(4)	In connection with the November 2012 SARs Exercise Opportunity, Mr. Shapard agreed to defer $2,957,400 of his Exercise Payment until the earlier of November 7, 2016 or certain events that would trigger SARs exercisability under the SARs Plan. These events generally include a change of control, an EFH Realization Event (as defined in the SARs Plan), a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In July 2014, the O&C Committee approved the distribution of all deferred exercise payments in connection with the SARs Exercise Opportunity, plus each officer’s proportionate share of the aggregate interest earned by the trust in which the deferred exercise payments were deposited. These amounts were distributed in August 2014.

2. Mr. Davis

Potential Payments to Mr. Davis Upon Termination ($)

Benefit	Retirement	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	—	—	—	—	—	620,000	620,000
Executive Annual Incentive Plan	220,000	—	—	220,000	220,000	—	—
Salary Deferral Program (1)	106,033	—	—	182,815	182,815	—	182,815
SARs Plan dividends (2)	843,766	843,766	843,766	843,766	843,766	843,766	843,766
SARs Exercise Deferral (3)	—	—	—	—	—	—	473,184
Long-Term Incentive Plan	184,000	—	—	184,000	184,000	184,000	184,000
Health & Welfare
— Medical/COBRA	—	—	—	—	—	32,814	32,814
— Dental/COBRA	—	—	—	—	—	2,535	2,535
Outplacement Assistance	—	—	—	—	—	93,000	93,000
Totals	1,353,799	843,766	843,766	1,430,581	1,430,581	1,776,115	2,432,114

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from retirement, death, disability or the occurrence of a change in control.
(2)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable in accordance with the SARs Plan. Amounts above include interest accumulated on Mr. Davis’s dividend account through December 31, 2013.
(3)	In connection with the November 2012 SARs Exercise Opportunity, Mr. Davis agreed to defer $473,184 of his Exercise Payment until the earlier of November 7, 2016 or certain events that would trigger SARs exercisability under the SARs Plan. These events generally include a change of control, an EFH Realization Event (as defined in the SARs Plan), a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In July 2014, the O&C Committee approved the distribution of all deferred exercise payments in connection with the SARs Exercise Opportunity, plus each officer’s proportionate share of the aggregate interest earned by the trust in which the deferred exercise payments were deposited. These amounts were distributed in August 2014.

3. Mr. Clevenger

Potential Payments to Mr. Clevenger Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	—	—	—	—	596,750	596,750
Executive Annual Incentive Plan	—	—	211,750	211,750	—	—
Salary Deferral Program (1)	—	—	212,602	212,602	—	212,602
SARs Plan dividends (2)	843,766	843,766	843,766	843,766	843,766	843,766
SARs Exercise Opportunity Deferral (3)	—	—	—	—	—	473,184
Long-Term Incentive Plan	—	—	179,093	179,093	179,093	179,093
Health & Welfare
— Medical/COBRA	—	—	—	—	32,668	32,668
— Dental/COBRA	—	—	—	—	2,535	2,535
Outplacement Assistance	—	—	—	—	89,513	89,513
Totals	843,766	843,766	1,447,211	1,447,211	1,744,325	2,430,111

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.
(2)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable. Amounts above include interest accumulated on Mr. Clevenger’s dividend account December 31, 2013.
(3)	In connection with the November 2012 SARs Exercise Opportunity, Mr. Clevenger agreed to defer $473,184 of his Exercise Payment until the earlier of November 7, 2016 or certain events that would trigger SARs exercisability under the SARs Plan. These events generally include a change of control, an EFH Realization Event (as defined in the SARs Plan), a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In July 2014, the O&C Committee approved the distribution of all deferred exercise payments in connection with the SARs Exercise Opportunity, plus each officer’s proportionate share of the aggregate interest earned by the trust in which the deferred exercise payments were deposited. These amounts were distributed in August 2014.

4. Mr. Greer

Potential Payments to Mr. Greer Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	—	—	—	—	620,000	620,000
Executive Annual Incentive Plan	—	—	220,000	220,000	—	—
Salary Deferral Program (1)	—	—	138,182	138,182	—	138,182
SARs Plan dividends (2)	1,096,896	1,096,896	1,096,896	1,096,896	1,096,896	1,096,896
SARs Exercise Opportunity Deferral (3)	—	—	—	—	—	615,139
Long-Term Incentive Plan	—	—	184,000	184,000	184,000	184,000
Health & Welfare
— Medical/COBRA	—	—	—	—	32,814	32,814
— Dental/COBRA	—	—	—	—	2,522	2,522
Outplacement Assistance	—	—	—	—	93,000	93,000
Totals	1,096,896	1,096,896	1,639,078	1,639,078	2,029,232	2,782,553

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.
(2)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable in accordance with the SARs Plan. Amounts above include interest accumulated on Mr. Greer’s dividend account December 31, 2013.
(3)	In connection with the November 2012 SARs Exercise Opportunity, Mr. Greer agreed to defer $615,139 of his Exercise Payment until the earlier of November 7, 2016 or certain events that would trigger SARs exercisability under the SARs Plan. These events generally include a change of control, an EFH Realization Event (as defined in the SARs Plan), a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In July 2014, the O&C Committee approved the distribution of all deferred exercise payments in connection with the SARs Exercise Opportunity, plus each officer’s proportionate share of the aggregate interest earned by the trust in which the deferred Exercise Payments were deposited. These amounts were distributed in August 2014.

5. Mr. Nye

Potential Payments to Mr. Nye Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	—	—	—	—	689,750	689,750
Executive Annual Incentive Plan	—	—	244,750	244,750	—	—
Salary Deferral Program (1)	—	—	127,942	127,942	—	127,942
SARs Plan dividends (2)	258,933	258,933	258,933	258,933	258,933	258,933
SARs Exercise Opportunity Deferral (3)	—	—	—	—	—	147,966
Long-Term Incentive Plan	—	—	208,533	208,533	208,533	208,533
Retention Agreement (4)	—	—	300,000	300,000	300,000	300,000
Health & Welfare
— Medical/COBRA	—	—	—	—	32,668	32,668
— Dental/COBRA	—	—	—	—	2,535	2,535
Outplacement Assistance	—	—	—	—	103,463	103,463
Totals	258,933	258,933	1,140,158	1,140,158	1,595,882	1,871,790

(1)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.
(2)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable. Amounts above include interest accumulated on Mr. Nye’s dividend account December 31, 2013.
(3)	In connection with the November 2012 SARs Exercise Opportunity, Mr. Nye agreed to defer $147,966 of his Exercise Payment until the earlier of November 7, 2016 or certain events that would trigger SARs exercisability under the SARs Plan. These events generally include a change of control, an EFH Realization Event (as defined in the SARs Plan), a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In July 2014, the O&C Committee approved the distribution of all deferred exercise payments in connection with the SARs Exercise Opportunity, plus each officer’s proportionate share of the aggregate interest earned by the trust in which the deferred exercise payments were deposited. These amounts were distributed in August 2014.
(4)	In February 2013, Mr. Nye entered into a retention agreement with Oncor that provides for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2014. The bonus is payable in accordance with Oncor’s normal payroll practices or as soon as practicable after December 31, 2014. In the event Mr. Nye is terminated with cause or elects to terminate his employment without good reason prior to December 31, 2014, he will immediately forfeit the retention bonus. For more information on this retention agreement, see “Compensation Discussion and Analysis — Individual Named Executive Officers Compensation — Compensation of Other Named Executive Officers — E. Allen Nye, Jr.”.

Change in Control Policy

We maintain a Change in Control Policy for our executive team, which consists of our executive officers and certain non-executive vice presidents. The purpose of this Change in Control Policy is to provide the payment of transition benefits to eligible executives if:

•	Their employment with the company or a successor is terminated within twenty-four months following a change in control of the company; and

•	They:

•	are terminated without cause, or

•	resign for good reason due to a reduction in salary or a material reduction in the aggregate level or value of benefits for which they are eligible.

The Change in Control Policy provides for the payment of transition benefits to eligible executives if any of the following occur within 24 months following a change in control:

•	The executive is terminated without cause. Cause is defined as either (a) the definition in any executive’s applicable employment agreement or change in control agreement or (b) if there is no such employment or change in control agreement, cause exists: (i) if, in carrying out his or her duties to Oncor, an executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to Oncor, its subsidiaries or shareholders, (B) gross neglect or (C) gross misconduct resulting in material economic harm to Oncor or its subsidiaries, taken as a whole, or (ii) upon the indictment of the executive, or the plea of guilty or nolo contendere by the executive to, a felony or a misdemeanor involving moral turpitude.

•	The executive resigns for good reason. Good reason is defined as any of the following being taken without the executive’s consent: (a) a reduction in the executive’s base salary, other than a broad-based reduction of base salaries of all similarly situated executives of the surviving corporation after a change in control, or subsidiary, as applicable, unless such broad-based reduction only applies to former executives of Oncor; (b) a material reduction in the aggregate level or value of benefits for which the executive is eligible, immediately prior to the change in control (as defined below), other than a broad-based reduction applicable on a comparable basis to all similarly situated executives; or (c) the executive is required to permanently relocate outside of a fifty (50) mile radius of the executive’s principal residence.

“Change in control” is defined in the Change in Control Policy as the occurrence of the following, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH Corp., Oncor Holdings or Oncor to a person (or group of persons acting in concert) who is not an affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their affiliates, to a person (or group of persons acting in concert) of the common stock of EFH Corp., no par value (EFH Common Stock) that results in more than 50% of the EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective affiliates; or (iii) a merger, recapitalization or other sale of EFH Common Stock by EFH Corp., any member of the Sponsor Group or their affiliates, after which the Sponsor Group owns less than 20% of the EFH Common Stock, and has the ability to appoint less than a majority of the directors to the board of directors of EFH Corp. (or of any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH Corp. than the Sponsor Group; provided however, that notwithstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH Corp., and clauses (ii) and (iii) shall not apply, in each case, for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon transfers of equity interests of Oncor or Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor Holdings for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon transfers of equity interests of Oncor and (z) clause (i) above shall be deemed not to include any reference to Oncor for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon the transfer of equity units of Oncor Holdings. In addition, should a change in control occur under clauses (i) through (iii) above with respect to the assets or capital stock of EFH Corp., a change in control will not be deemed to have occurred unless such change in control would result in the material amendment or interference with the separateness undertakings under our Limited Liability Company Agreement, or would adversely change or modify the definition of an independent director in our Limited Liability Company Agreement.

In 2014, our board of directors approved an Amended and Restated Executive Change in Control Policy (the Amended CIC Policy), effective August 1, 2014, and a Second Amended and Restated Executive Change in Control Policy (the Second

Amended CIC Policy), effective October 21, 2014. Until August 1, 2014, our executive officers were eligible to receive the following under the Change in Control Policy:

•	A one-time lump sum cash severance payment in an amount equal to the greater of (i) a multiple (2 times for Mr. Shapard and 1 time for each other executive officer) of the sum of the executive’s (a) annualized base salary and (b) annual target incentive award for the year of termination or resignation, or (ii) the amount determined under Oncor’s severance plan for non-executive employees (which pays two weeks of an employee’s pay for every year of service up to the 20th year of service, and three weeks pay for every year of service above 20 years of service);

•	Continued eligibility for distribution of already-granted equity awards at maturity; however, any such distribution will be prorated for the period of employment during the relevant performance or restriction period prior to termination;

•	Continued coverage at our expense under our health care benefit plans for the applicable COBRA period with the executive’s contribution for such plans being at the applicable employee rate for 18 months (unless and until the executive becomes eligible for benefits with another employer) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of Mr. Shapard, or six months, in the case of each other executive, and Oncor will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•	Outplacement assistance at our expense for 18 months, in the case of Mr. Shapard, and one year, in the case of the other executive officers;

•	Any vested, accrued benefits to which the executive is entitled under our employee benefits plans; and

•	If any of the severance benefits described in the Change in Control Policy shall result in an excise tax pursuant to Code Sections 280G or 4999 of the Code, payable by the executive, a tax gross-up payment to cover such additional taxes, subject to reduction for certain Section 280G purposes.

The Amended CIC Policy amends and restates the Change in Control Policy. Under the policy, cash severance benefits will equal the greater of (1) a multiple of (a) the participant’s annual base salary in effect immediately before the separation or at the time of the change in control, whichever is higher, plus (b) the executive’s target annual incentive award for the year of the termination or resignation, or (2) the amount determined under the Oncor Severance Plan for non-executive employees. The Amended CIC Policy revises the base salary plus target incentive multiple used in this calculation to a multiple of three times for our chief executive officer, chief financial officer and general counsel and a multiple of two times for the other members of our executive team. The Amended CIC Policy also includes an additional cash severance payment to each participant in an amount equal to the pro rata portion of the participant’s target annual incentive award for the year in which the participant’s employment is terminated. In addition, the Amended CIC Policy provides for payment or reimbursement of reasonable legal fees, up to a maximum of $250,000 in the aggregate, relating to good faith disputes of benefits available under the policy. The Amended CIC Policy also limits outplacement assistance payments under the policy to $40,000 for our chief executive officer and $25,000 for other members of our executive team. The Amended CIC Policy contains a one year non-solicitation period and provisions regarding confidentiality and non-disparagement and attaches a form of release agreement that each participant is required to sign prior to receipt of benefits under the policy. The Amended CIC Policy may be amended by our board of directors or a committee of our board of directors at any time, except that any amendments that materially decrease the benefits available to eligible participants cannot be made within 24 months of a change in control or while the company is in the process of negotiating a potential transaction that could constitute a change in control. Other than as described above, the material terms of the Amended CIC Policy remain the same as the Change in Control Policy.

Severance Plan

We maintain the Severance Plan for our executive team, which consists of our executive officers and certain non-executive vice presidents. The purpose of the Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan; or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

The Severance Plan provides for severance payments to executives whose employment is involuntarily terminated for reasons other than:

•	Cause, which is defined as either (a) the definition in any executive’s applicable employment agreement or change in control agreement or, (b) if there is no such employment or change in control agreement, cause exists: (i) if, in carrying out his or her duties to the Company, an executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to Oncor, its subsidiaries or shareholders (including a breach or attempted breach of the restrictive covenants under the Severance Plan), (B) gross neglect or (C) gross misconduct resulting in material economic harm to Oncor or its subsidiaries, taken as a whole, or (ii) upon the indictment of the executive, or the plea of guilty or nolo contendere by the executive to a felony or a misdemeanor involving moral turpitude;

•	Participation in the EFH Corp.-sponsored long-term disability plan or any successor plan; or

•	A transaction involving the Company or any of its affiliates in which the executive is offered employment with a company involved in, or related to, the transaction.

In July 2014 and October 2014, our board of directors approved amendments and restatements to our Executive Severance Plan (the Amended Severance Plan). Until August 1, 2014, our executive officers were eligible to receive the following under the Severance Plan:

•	A one-time lump sum cash severance payment in an amount equal to the greater of (i) the sum of (a) a multiple of two times for Mr. Shapard and one time for each other Named Executive Officer of the executive’s annualized base salary and (b) a prorated portion of the executive’s annual target incentive award for the year of termination, or (ii) the amount determined under Oncor’s severance plan for non-executive employees;

•	Continued coverage at our expense under the Company’s health care benefit plans for 18 months, with the executive’s contribution for such plans being at the applicable employee rate (unless and until the executive becomes eligible for coverage for benefits through employment with another employer, at which time the executive’s required contribution shall be the applicable COBRA rate) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of Mr. Shapard, or six months, in the case of each other executive, and Oncor will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•	Outplacement assistance at the company’s expense for 18 months, in the case of Mr. Shapard, and one year, in the case of other executive officers; and

•	Any vested accrued benefits to which the executive is entitled under Oncor’s or EFH Corp.’s employee benefits plans.

In order to receive benefits under the plan, a participant must enter into an agreement and release within 45 days of being notified by us of such participant’s eligibility to receive benefits under the plan. The Severance Plan also provides that for a period of one year after a termination contemplated by the plan, a participant may not recruit, solicit, induce or in any way cause any employee, consultant or contractor engaged by Oncor to terminate his/her relationship with Oncor.

The Amended Severance Plan amends and restates the Severance Plan. The Amended Severance Plan revises the cash severance payment available for our chief executive officer to a one-time lump sum cash severance payment in an amount equal to the greater of: (i) (a) a multiple of two times his annualized base salary in effect immediately before the termination plus a multiple of two times the target annual incentive award for the year of termination, plus (b) his target annual incentive award for the year of the termination, or (ii) the amount determined under our severance plan for non-executive employees. The Amended Severance Plan also limits outplacement assistance payments to $40,000 for our chief executive officer and $25,000 for other participants. The Amended Severance Plan also adds provisions relating to confidentiality and non-disparagement and attaches a form of release agreement that each participant is required to sign prior to receipt of benefits under the Amended Severance Plan. Other than as described above, the material terms of the Amended Severance Plan remain the same as the Severance Plan.

Risk Assessment of Compensation Policies and Practices

The O&C Committee reviews the compensation policies and practices applicable to Oncor’s employees (both executive and non-executive) annually each February in order to determine whether such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Oncor. In February 2014 the O&C Committee concluded that current compensatory policies and practices do not create risks that are reasonably likely to have a material adverse effect on Oncor. In arriving at this conclusion, the O&C Committee discussed with management the various compensation policies and practices of the company and the compensation payable pursuant to each, and evaluated whether the compensation payable under each plan or policy could result in (i) incenting employees to take risks that could result in a material adverse effect to Oncor, or (ii) payments by the company significant enough to cause a material adverse effect to Oncor.

We believe that the following factors in our employee compensation program limit risks that could be reasonably likely to have a material adverse effect on the company:

•	Our compensation program is designed to provide a mix of base salary, annual cash incentives and (for eligible employees) long-term equity and cash incentives, which we believe motivates employees to perform at high levels while mitigating any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

•	Our annual cash incentive plans for both executives and non-executives contain maximum payout levels, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior.

•	The funding percentages under the Executive Annual Incentive Plan and the non-executive employee annual incentive plan are based on the performance of our total company, which mitigates any incentive to pursue strategies that might maximize the performance of a single business group to the detriment of the company as a whole.

•	We place an emphasis on individual, non-financial performance metrics in determining individual compensation amounts, serving to restrain the influence of objective factors on incentive pay and providing management (in the case of non-executive employees) and the O&C Committee (in the case of executive employees) the discretion to adjust compensation downward if behaviors are not consistent with Oncor’s business values and objectives.

•	Long-term incentives for eligible employees (under the Long-Term Incentive Plan beginning in 2013) are measured over three years to ensure employees have significant value tied to the long-term performance of the company.

•	Our executive officers and other senior members of management purchased equity through the Management Investment Opportunity, which we believe motivates them to consider the long-term interests of the company and its equity owners and discourages excessive risk-taking that could negatively impact the value of their equity interests.

We have internal controls over financial reporting and other financial, operational and compliance policies and practices designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers.

DIRECTOR COMPENSATION

The table below sets forth information regarding the aggregate compensation paid to the members of the board of directors during the fiscal year ended December 31, 2013. Directors who are officers of Oncor and directors who are not independent directors (as defined in the Limited Liability Company Agreement), do not receive any fees for service as a director. Oncor reimburses all directors for reasonable expenses incurred in connection with their services as directors.

Name	Fees Earned or Paid in Cash ($) (4)	SARs Exercise Opportunity Interest Accrual on Dividends ($) (5)	Total ($)
Nora Mead Brownell (1)	155,000	—	155,000
Thomas M. Dunning	185,000	745	185,745
Robert A. Estrada	150,000	186	150,186
Monte E. Ford (2)	135,000	745	135,745
William T. Hill, Jr.	170,000	—	170,000
Richard W. Wortham III	150,000	372	150,372
Thomas D. Ferguson	—	—	—
Jeffrey Liaw	—	—	—
Rheal R. Ranger (3)	—	—	—
Robert S. Shapard	—	—	—
Steven J. Zucchet	—	—	—

(1)	Ms. Brownell resigned from our board of directors effective February 12, 2014, and Printice L. Gary was appointed to our board of directors as her successor.

(2)	Mr. Ford resigned from our board of directors effective February 25, 2014, and Timothy A. Mack was appointed to our board of directors as his successor.
(3)	Mr. Ranger served on our board of directors until October 21, 2014 pursuant to an appointment by Texas Transmission. Texas Transmission replaced Mr. Ranger on our board of directors with Rhys Evenden effective October 21, 2014.
(4)	Amounts reflect the following director fees paid to independent directors quarterly, in arrears: (a) $33,750 for service as a director, (b) an additional $3,750 director’s fee for each of Messrs. Estrada (Audit Committee), Hill (Nominating & Governance Committee) and Wortham (O&C Committee) for serving as committee chairs, (c) an additional $5,000 for each of Ms. Brownell and Mr. Hill for serving as special independent directors, and (d) an additional $12,500 for Mr. Dunning for serving as our lead independent director. Non-independent directors do not receive any fees for serving on our board of directors. Amounts above do not include an additional $15,000 annual fee (paid in quarterly installments, in arrears), paid to each independent director as a fee for serving on the Oncor Holdings board of directors.
(5)	Under the Director SARs Plan, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Investment LLC, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. In November 2012 our board of directors accepted for early exercise all outstanding SARs issued under the Director SARs Plan upon the same terms as the SARs Exercise Opportunity offered to management. As part of such exercise, each participant in the Director SARs Plan agreed that he would be entitled to no further dividend accruals after the date of such exercise, but that the dividend account would accumulate interest until such dividends became payable pursuant to the SARs Plan. Amounts in this column include interest accruals in 2013 for each Director SARs Plan participant.

The O&C Committee determines compensation for independent directors that serve on the board of directors. All director fees are paid quarterly, in arrears. In 2013, each of our independent directors received a quarterly fee of $33,750 for service on our board of directors, and an additional quarterly fee of $3,750 for service on the Oncor Holdings’ board of directors. In October 2013, the O&C Committee engaged Towers Watson to conduct a competitive market analysis of independent directors compensation, using the same peer group and methodology used in its October 2013 analysis of executive compensation. See “Executive Compensation — Compensation Discussion and Analysis — Overview — Market Data” for a description of this peer group and methodology. As a result of this study, which indicated that the annual cash retainer paid to each independent director was approximately 11% below the 50th percentile of the competitive market, in October 2013 the O&C Committee recommended, and the board of directors approved, increasing the annual cash retainer fee for each independent director to $170,000, payable quarterly in arrears, effective January 1, 2014. In addition, the O&C Committee recommended, and the board of directors approved, an additional potential annual cash payment for each independent director of up to $80,000, payable quarterly, in arrears, as may be determined in the discretion of the board of directors during the fourth quarter of each calendar year in recognition of additional time commitments and responsibilities to Oncor business matters expected to be required of independent directors in the following calendar year. For 2014, the board of directors approved an additional annual cash payment of $80,000, payable in four equal installments at the end of each calendar quarter of the 2014 calendar year, to the independent directors in recognition of the additional time commitments and responsibilities expected to be required of them in 2014.

In addition to the retainer fees discussed above, each board committee chair receives an additional $3,750 quarterly fee for the extra responsibilities associated with such position, our lead independent director (Mr. Dunning) receives an additional $12,500 quarterly fee for the additional duties associated with that position, and each of our Special Independent Directors (as defined in our Limited Liability Company Agreement) receives an additional quarterly fee of $5,000 to compensate for their additional responsibilities as Special Independent Directors. For a description of the independence standards applicable to our independent directors, see “Certain Relationships and Related Transactions, and Director Independence.”

Our LLC Agreement provides that each of the Sponsor Group and Texas Transmission has the right to appoint two directors to our board of directors. None of those four directors (Messrs. Evenden, Ferguson, Liaw and Zucchet) receives compensation from us for his service as a director. In addition, Mr. Shapard, our CEO, does not receive additional compensation for serving on the board of directors.

Purchases of Class B Interests

Eligible participants in the Equity Interests Plan include non-employee directors, and our board of directors has granted independent directors the option to purchase Class B Interests pursuant to the Equity Interests Plan. For a description of the Equity Interests Plan, see “— Elements of Compensation — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity.”

Effective January 2009 four of our independent directors at the time, Messrs. Dunning, Estrada, Ford and Wortham, purchased the following amounts of Class B Interests pursuant to the Equity Interests Plan: Dunning: 20,000, Estrada: 5,000, Ford: 20,000 and Wortham: 10,000. Similar to the Management Investment Opportunity, these Class B Interests were purchased at a price of $10.00 per unit. Because the Class B Interests were purchased for fair market value, they are not included in the Director Compensation Table as stock awards. In connection with their investments, these directors entered into director stockholder agreements and sale participation agreements. For a description of the material terms of these agreements, see “Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions — Agreements with Management and Directors.”

In connection with these investments, Oncor Holdings sold 55,000 of its equity interests in Oncor to Investment LLC at a price of $10.00 per unit pursuant to the terms of a revolving stock purchase agreement. For a description of the revolving stock purchase agreement, see “— Elements of Compensation — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity.”

Director Stock Appreciation Rights Settlement

In February 2009, Oncor implemented the Director SARs Plan to allow participants to participate in the economic equivalent of the appreciation of Oncor’s LLC Units. Each of the independent directors who purchased Class B Interests in January 2009 received one SAR for each Class B Interest purchased. In November 2012, in connection with the SARs Exercise Opportunity offered to management, our board of directors accepted for early exercise all outstanding SARs issued under the Director SARs Plan, pursuant to the provision of the Director SARs Plan that permits the board to accelerate the vesting and exercisability of SARs. At the time of such exercise, all outstanding SARs under the Director SARs Plan were vested. The November 2012 exercise of SARs entitled each participant in the Director SARs Plan, to: (1) an exercise payment, paid in 2012; and (2) the accrual of interest on all dividends declared to date with respect to the SARs, and no further dividend accruals. As a result, we began accruing interest on the following amounts of dividends: Mr. Dunning, $26,140, Mr. Estrada, $6,535; Mr. Ford, $26,140; and Mr. Wortham, $13,070. These interest payments are payable in connection with payment of the dividends under the Director SARs Plan. The Director SARs Plan remains in effect solely with respect to the payment of the dividends and interest, which are payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control, each as defined in Section 409A of the Internal Revenue Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED EQUITY HOLDER MATTERS

Equity Compensation Plan Information

The following table presents information concerning the Stock Appreciation Rights Plan and Director Stock Appreciation Rights Plan (collectively, the Plans) at December 31, 2013. In 2012, our board of directors accepted for early exercise all outstanding SARs issued under the Plans and effectively terminated further use of the plans for SARs issuances. These plans remain in effect solely for the limited purpose of the timing of the certain payments related to the early exercise of all outstanding SARs. The early exercise was permitted by our board of directors pursuant to the provision of the SARs Plan that permits the board to accelerate the vesting and exercisability of SARs. The early exercise of SARs entitled each participant in the SARs Plan to: (1) an exercise payment equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, but no further dividend accruals. Under both Plans, dividends that are paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the exercise of the SARs. As part of their exercise agreements, participants in the Plans agreed to that no further dividends would accrue, and that instead interest would accrue on all dividends declared to date, with both interest and dividend amounts becoming payable at the time dividends become payable pursuant to the terms of the Plans. Additionally, certain executive officers agreed to defer payment of a portion of his/her Exercise Payment until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. These deferred payments totaled approximately $6 million in the aggregate. In July 2014, the Organization & Compensation Committee of our board of directors approved the winding up of the trust containing these deferred payments and the distribution of amounts held in the trust to the participants, plus each officer’s proportionate share of the aggregate interest earned by the trust. The trust was terminated, and these amounts were distributed, in August 2014.

There were no SARs outstanding under either plan in 2013, and our board of directors has indicated that it does not intend to issue SARs under either plan in the future. For a discussion of the Plans and the 2012 exercise and settlement of all SARs, see “Executive Compensation — Compensation Discussion & Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights Settlement,” “Executive Compensation — Director Compensation — Director SARs Plan Settlement,” and Note 10 to Annual Financial Statements.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

(1)	As required by the terms of our Limited Liability Company Agreement, we obtained the consent of EFIH to issue SARs under the Plans. Consents from our other members were not solicited as they are not required under the Limited Liability Company Agreement.
(2)	Neither of the Plans results in the issuance of equity. Rather, SARs issued under the Plans give the holders the right to receive the economic value of the appreciation of our equity interests. All outstanding SARs under the Plans were accepted for early exercise in November 2012, and both Plans remain in effect solely for the limited purpose of the timing of certain payments, as discussed in the narrative above. For more information, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights Settlement” and “Executive Compensation — Director Compensation — Director SARs Plan Settlement.”

Our executive officers, certain key employees and independent members of our board of directors were given the option to purchase Class B Interests of Investment LLC in 2008 pursuant to the 2008 Management Investment Opportunity offered under the Equity Interests Plan. Each participant in the 2008 Management Investment Opportunity purchased Class B Interests at a price of $10.00 per unit, which was the same price per unit as the price per unit paid by Texas Transmission in connection with its November 2008 investment in Oncor. In August 2011, Mr. Nye purchased Class B Interests in Investment LLC for $12.25 per unit (the fair market value of the Class B Interests, as determined by our board of directors based on a third party independent analysis) pursuant to the 2011 Management Investment Opportunity. Because the Class B Interests in each of the 2011 and the 2008 Management Investment Opportunity were purchased for fair market value, and it is expected that any future issuances under the Equity Interests Plan will be subject to the same purchase requirement, we do not consider the grants to be compensation. Refer to “Directors, Executive Officers and Corporate Governance — Compensation Discussion and Analysis — Compensation Elements — Long Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a more detailed discussion of the Equity Interests Plan and Management Investment Opportunity.

Security Ownership of Equity Interests of Oncor of Certain Beneficial Owners and Management

The following table lists the number of limited liability company units (LLC Units) of Oncor beneficially owned by our directors and current executive officers and the holders of more than 5% of our LLC Units at October 31, 2014.

The amounts and percentages of LLC Units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Oncor Electric Delivery Holdings Company LLC (1)(2)(3)(4)(5)	508,191,492	80.03%
Texas Transmission Investment LLC (6)	125,412,500	19.75%

Name of Director or Executive Officer
Don J. Clevenger (7)	1,396,008	(13)
David M. Davis (7)	1,396,008	(13)
Thomas M. Dunning (7)	1,396,008	(13)
Robert A. Estrada (7)	1,396,008	(13)
Rhys Evenden (8)	—	—
Thomas D. Ferguson (4)	508,191,492	80.03%
Printice L. Gary (9)	—	—
James A. Greer (7)	1,396,008	(13)
William T. Hill, Jr.	—	—
Jeffrey Liaw (10)	—	—
Timothy A. Mack (11)	—	—
Allen Nye, Jr. (7)	1,396,008	(13)
Robert S. Shapard (7)	1,396,008	(13)
Richard W. Wortham III (7)	1,396,008	(13)
Steven J. Zucchet (12)	—	—
All current directors and executive officers as a group (18 persons)	509,587,500	80.25%

(1)	Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) beneficially owns 508,191,492 LLC Units of Oncor. The sole member of Oncor Holdings is EFIH, whose sole member is EFH Corp. The address of Oncor Holdings is 1616 Woodall Rodgers Freeway, Dallas, TX 75202 and each of EFIH and EFH Corp. is 1601 Bryan Street, Dallas, TX 75201. Texas Holdings beneficially owns 98.99% of the outstanding shares of EFH Corp. The sole general partner of Texas Holdings is Texas Energy Future Capital Holdings LLC (Texas Capital), which, pursuant to the Amended and Restated Limited Partnership Agreement of Texas Holdings, has the right to vote all of the EFH Corp. shares owned by Texas Holdings. The TPG Funds, the Goldman Entities and the KKR Entities (each as defined below, and collectively, the Texas Capital Funds) collectively own 91.08% of the outstanding units of Texas Capital. The Texas Capital Funds exercise control over Texas Capital and each has the right to designate and remove the managers of Texas Capital appointed by such Texas Capital Fund. Because of these relationships, each of the Texas Capital Funds may be deemed to have beneficial ownership of the shares of EFH Corp. owned by Texas Holdings and the LLC Units owned by Oncor Holdings, but each disclaims beneficial ownership of such shares of EFH Corp. and LLC Units. The address of both Texas Holdings and Texas Capital is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(2)	EFIH has pledged 100% of its equity interests in Oncor Holdings to holders of certain of its secured notes as security for such notes. In the event of certain defaults by EFIH under its related obligations, these holders could exercise their pledge rights and a change in control of Oncor could occur.
(3)

The TPG Funds beneficially own 302,923,439.752 units of Texas Capital, representing 27.01% of the outstanding units, including (i) 271,639,218.931 units held by TPG Partners V, L.P., a Delaware limited partnership (TPG Partners V), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership (TPG GenPar V), whose general partner is TPG GenPar V Advisors, LLC, a

Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (TPG Holdings), (ii) 29,999,994.650 units held by TPG Partners IV, L.P., a Delaware limited partnership (TPG Partners IV), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 710,942.673 units held by TPG FOF V-A, L.P., a Delaware limited partnership (TPG FOF A), whose general partner is TPG GenPar V and (iv) 573,283.498 units held by TPG FOF V-B, L.P., a Delaware limited partnership (TPG FOF B and, together with TPG Partners V, TPG Partners IV and TPG FOF A, the TPG Funds), whose general partner is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (Group Advisors). David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to beneficially own the units held by the TPG Funds. David Bonderman is also a manager of Texas Capital. Messrs. Bonderman and Coulter disclaim beneficial ownership of the LLC Units held by Texas Holdings except to the extent of their pecuniary interest therein. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	GS Capital Partners VI Fund, L.P., GSCP VI Offshore TXU Holdings, L.P., GSCP VI Germany TXU Holdings, L.P., GS Capital Partners VI Parallel, L.P., GS Global Infrastructure Partners I, L.P., GS Infrastructure Offshore TXU Holdings, L.P. (GSIP International Fund), GS Institutional Infrastructure Partners I, L.P., Goldman Sachs TXU Investors L.P. and Goldman Sachs TXU Investors Offshore Holdings, L.P. (collectively, Goldman Entities) beneficially own 303,094,945.954 units of Texas Capital, representing 27.02% of the outstanding units. Affiliates of The Goldman Sachs Group, Inc. (Goldman Sachs) are the general partner, managing general partner or investment manager of each of the Goldman Entities, and each of the Goldman Entities shares voting and investment power with certain of their respective affiliates. Each of Goldman Sachs and the Goldman Entities disclaims beneficial ownership of such shares of EFH Corp. and LLC Units except to the extent of its pecuniary interest therein. Mr. Ferguson is a manager of Texas Capital and an executive with an affiliate of Goldman Sachs. By virtue of his position in relation to Texas Capital and the Goldman Entities, Mr. Ferguson may be deemed to have beneficial ownership with respect to the units of Texas Capital held by the Goldman Entities. Mr. Ferguson disclaims beneficial ownership of the LLC Units held by Oncor Holdings except to the extent of his pecuniary interest in those units. The address of each entity and individual listed in this footnote is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.
(5)	KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., KKR North American Co-Invest Fund I L.P., KKR Reference Fund Investments L.P. and TEF TFO Co-Invest, LP (collectively, KKR Entities) beneficially own 415,473,419.680 units of Texas Capital, representing 37.05% of the outstanding units. The KKR Entities disclaim beneficial ownership of any shares of EFH Corp. and LLC Units in which they do not have a pecuniary interest. KKR & Co. L.P., as the holding company of affiliates that directly or indirectly control the KKR Entities, other than KKR Partners III, LP., may be deemed to share voting and dispositive power with respect to the shares of EFH Corp. and LLC Units beneficially owned by such KKR Entities, but disclaims beneficial ownership of such shares of EFH Corp. and LLC Units except to the extent of their pecuniary interest in those shares of EFH Corp. and LLC Units. As the designated members of KKR Management LLC (which is the general partner of KKR & Co. L.P.) and the managing members of KKR III GP LLC (which is the general partner of KKR Partners III, L.P.), Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the shares of EFH Corp. and LLC Units beneficially owned by the KKR Entities but disclaim beneficial ownership of such shares of EFH Corp. and LLC Units except to the extent of their pecuniary interest in those shares of EFH Corp. and LLC Units. The address of each entity and individual listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019
(6)	Texas Transmission Investment LLC (Texas Transmission) beneficially owns 125,412,500 LLC Units of Oncor. The sole member of Texas Transmission is Texas Transmission Holdings Corporation (TTHC). The address of each of Texas Transmission and TTHC is 1105 North Market Street, Suite 1300, Wilmington, DE 19801. BPC Health Corporation (BPC Health) and Borealis Power Holdings Inc. (Borealis Power) may be deemed, as a result of their ownership of 49.5% of the shares of Class A Common Stock of TTHC (Class A Shares) and 49.5% of the shares of Class B Common Stock of TTHC (Class B Shares), respectively, and certain provisions of TTHC’s Shareholders Agreement (which provide that BPC Health and Borealis Power, when acting together with Cheyne Walk Investment Pte Ltd (Cheyne Walk) or Hunt Strategic Utility Investment, L.L.C. (Hunt Strategic), may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. OMERS Administration Corporation (OAC) beneficially owns BPC Health and, therefore, OAC may also be deemed to have beneficial ownership of such LLC Units. Borealis Power is wholly-owned by Borealis Infrastructure Corporation and Borealis Management Trust owns 70% of the voting shares of Borealis Infrastructure Corporation. The trustee of Borealis Management Trust is Borealis Infrastructure Holdings Corporation and, therefore, Borealis Infrastructure Holdings Corporation may also be deemed to have beneficial ownership of such LLC Units. The address of OAC is One University Avenue, Suite 700, Toronto, Ontario M5J 2P1, Canada. The address of Borealis Infrastructure Holdings Corporation is 333 Bay Street, Suite 2400, Toronto, Ontario, M5H 2T6, Canada. Cheyne Walk Investment Pte Ltd (Cheyne Walk) may be deemed, as a result of its ownership of 49.5% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement (which provide that Cheyne Walk, when acting together with BPC Health and Borealis Power or Hunt Strategic, may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. GIC Pte Ltd (GIC) beneficially owns Cheyne Walk and therefore GIC may also be deemed to have beneficial ownership of such LLC Units. The address of each of Cheyne Walk and GIC is 168 Robinson Road, #37-01, Capital Tower, Singapore 068912. Hunt Strategic Utility Investment, L.L.C. (Hunt Strategic) may be deemed, as a result of its ownership of 1% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement (which provide that Hunt Strategic, when acting together with BPC Health and Borealis Power or Cheyne Walk, may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Ray L. Hunt (Hunt) beneficially owns Hunt Strategic and therefore Hunt may also be deemed to have beneficial ownership of such LLC Units. The address of each of Hunt Strategic and Hunt is 1900 North Akard, Dallas, Texas 75201.

(7)	Includes the 1,396,008 equity interests owned by Oncor Management Investment LLC (Investment LLC). The managing member of Investment LLC is Oncor, which holds all of the outstanding voting interests of Investment LLC. The management and board of directors of Oncor may be deemed, as a result of their management of Oncor, to have shared voting or dispositive power. The following Named Executive Officers and directors each beneficially own the following amounts of the outstanding non-voting membership interests of Investment LLC: Mr. Clevenger: 50,000 (including 8,702.9 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Clevenger’s behalf), Mr. Davis: 50,000 (including 19,868.4 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Davis’s behalf), Mr. Dunning: 20,000 (held by a family limited partnership, of which Mr. Dunning serves as managing general partner), Mr. Estrada: 5,000, Mr. Greer: 75,000 (including 25,000 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Greer’s behalf), Mr. Nye: 18,368, Mr. Shapard: 300,000 (held by a family limited partnership, of which Mr. Shapard serves as general partner) and Mr. Wortham: 10,000 (held by a revocable trust, of which Mr. Wortham serves as trustee and beneficiary). Each of the persons referenced in this footnote disclaims beneficial ownership of such equity interests except to the extent of their pecuniary interest in those equity interests. See “Executive Compensation – Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a discussion of investments in Investment LLC by certain of Oncor’s executive officers and “Executive Compensation — Director Compensation — Purchases of Class B Interests” for a discussion of investments in Investment LLC by certain of Oncor’s independent directors. The address of each individual named in this footnote is c/o Oncor Management Investment LLC, c/o Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, Texas, 75202, Attn: Legal Department.
(8)	Rhys Evenden is a Senior Vice President of GIC and a Director of TTHC. Mr. Evenden does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission. The address of Mr. Evenden is c/o GIC Special Investments Pte Ltd, 335 Madison Avenue, 24th Floor, New York, NY 10017.
(9)	Mr. Gary was appointed to our board of directors on February 12, 2014 as the successor to Nora Mead Brownell, whose resignation was effective on such date.
(10)	Jeffrey Liaw is a former TPG principal and a manager of Texas Capital. Mr. Liaw does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Oncor Holdings. The address of Mr. Liaw is c/o FleetPride, Inc., 8401 New Trails, Suite 150, The Woodlands, TX 77381
(11)	Mr. Mack was appointed to our board of directors on February 25, 2014 as the successor to Monte E. Ford, whose resignation was effective on such date.
(12)	Steven Zucchet is Senior Vice President of Borealis Infrastructure Management Inc., a Director and Senior Vice President of TTHC and a Senior Vice President of Borealis Power. Mr. Zucchet does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission. The address of Mr. Zucchet is c/o Borealis Infrastructure Management Inc., Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2100, Toronto, ON M5J 2J2 Canada.
(13)	Less than 1% beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AND DIRECTOR INDEPENDENCE

Policies and Procedures Relating to Related Party Transactions

Our board of directors has adopted a policy regarding related person transactions as part of our corporate governance guidelines. Under this policy, a related person transaction shall be consummated or shall continue only if:

1.	the audit committee of the board of directors approves or ratifies such transaction in accordance with the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2.	the transaction is approved by the disinterested members of the board of directors; or

3.	the transaction involves compensation approved by the O&C Committee of the board of directors.

For purposes of this policy, the term “related person” means any related person pursuant to Item 404 of Regulation S-K of the Securities Act, except transactions with EFH Group Members (as defined below), which are subject to restrictions set forth in our Limited Liability Company Agreement

A “related person transaction” is a transaction between us and a related person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act, if applicable), other than the types of transactions described below, which are deemed to be pre-approved by the audit committee:

1.	any compensation paid to an executive officer or director if the compensation is reported (or would have been reported, in the case of executive officers that are not named executive officers) under Item 402 of Regulation S-K of the Securities Act, provided that such executive officer or director is not an immediate family member of an executive officer or director and provided that the board of directors or the O&C Committee has approved such compensation;

2.	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s ownership interests;

3.	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or director;

4.	any transaction with a partnership in which a related person’s only relationship is as a limited partner, and the related person is not a general partner and does not hold another position in the partnership, and all related persons have an interest of less than 10% in the partnership;

5.	transactions where the related person’s interest arises solely from the ownership of Oncor’s equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis;

6.	transactions involving a related party where the rates or charges involved are determined by competitive bids;

7.	any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, as rates or charges fixed in conformity with law or governmental authority;

8.	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar service;

9.	transactions available to all employees or customers generally (unless required to be disclosed under Item 404 of Regulation S-K of the Securities Act, if applicable); and

10.	transactions involving less than $100,000 when aggregated with all similar transactions;

11.	transactions between Oncor and its subsidiaries or between subsidiaries of Oncor;

12.	transactions not required to be disclosed under Item 404 of Regulation S-K of the Securities Act; and

13.	open market purchases of Oncor or its subsidiaries’ debt or equity securities and interest payments on such debt securities.

Our board of directors has determined that it is appropriate for its audit committee to review and approve or ratify related person transactions. In unusual circumstances, we may enter into related person transactions in advance of receiving approval, provided that such related person transactions are reviewed and ratified as soon as reasonably practicable by the audit committee of the board of directors. If the audit committee determines not to ratify such transactions, we shall make all reasonable efforts to cancel or otherwise terminate such transactions.

The related person transactions described below under the heading “Related Party Transactions” were generally approved prior to the adoption of our related party transactions policy. Except as otherwise indicated, these transactions were approved by our board of directors.

The related person transactions policy described above also does not apply to transactions with EFH Group Members (as defined below), which are subject to restrictions set forth in our Limited Liability Company Agreement. Accordingly, the transactions with EFH Corp. or its subsidiaries were not approved by the board of directors or Audit Committee and were approved by our management.

Our Limited Liability Company Agreement requires certain separateness undertakings and provides that we will maintain an arm’s length relationship with EFH Corp., its successors, its subsidiaries and any individual or entity controlling or owning, directly or indirectly, more than 49% of our outstanding equity interests (collectively, the EFH Group Members), other than Oncor Holdings, Texas Transmission and each of their subsidiaries and only enter into transactions, other than certain specified transactions, with the EFH Group Members that are both (i) on a commercially reasonable basis, and (ii) if such transaction is material, approved by (a) a majority of the members of our board of directors, and (b) prior to a Trigger Event (as defined in our Limited Liability Company Agreement), the directors appointed by Texas Transmission, at least one of whom must be present and voting in order to approve the transaction.

Related Party Transactions

Transactions with EFH Corp. and its Subsidiaries

Except as otherwise indicated, transactions described below were between us and either EFH Corp. or its wholly-owned subsidiaries (other than the subsidiary described under “— Limited Partnership Interest”) and were approved by our management.

Transactions with TCEH

We record revenue from TCEH, principally for electricity delivery fees, which totaled $967 million, $962 million and $1,026 million for the years ended December 31, 2013, 2012 and 2011, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. These revenues included approximately $2 million for each of the years ended December 31, 2013, 2012 and 2011 pursuant to a transformer maintenance agreement with TCEH. The balance sheets at December 31, 2013 and 2012 reflect accounts receivable from affiliates totaling $135 million ($56 million of which was unbilled) and $53 million ($48 million of which was unbilled), respectively, primarily consisting of trade receivables from TCEH related to these electricity delivery fees.

Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge we collect from REPs and remit monthly to TCEH. Delivery fee surcharges totaled $16 million for each of the years ended December 31, 2013 and 2012 and $17 million for the year ended December 31, 2011. Our sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, we would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at December 31, 2013 and 2012, TCEH had posted letters of credit in the amounts of $9 million and $11 million, respectively, for our benefit.

Prior to August 2012, we recognized interest income from TCEH under an agreement related to our generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Bondco. This interest income, which served to offset our interest expense on the transition bonds, totaled $16 million and $32 million for the years ended December 31, 2012 and 2011, respectively. Also prior to August 2012, we received reimbursement under a note receivable from TCEH for incremental amounts payable related to income taxes as a result of delivery fee surcharges related to the transition bonds. Amounts received under the note receivable for the year ended December 31, 2012 totaled $20 million. See “Sale of TCEH Reimbursement Agreements to EFIH” below for more information regarding the halt of this interest income and note receivable.

Sale of TCEH Reimbursement Agreements to EFIH

Until August 2012, we were party to two agreements with TCEH related to certain generation-related regulatory assets that were securitized through the issuance of transition bonds by Bondco. One agreement provided for the reimbursement to us by TCEH of our interest expense on the transition bonds, which we recognized as interest income when received. The interest income, which served to offset our interest expense on the transition bonds, totaled $16 million and $32 million for the years ended December 31, 2012 and 2011, respectively. The second agreement consisted of a noninterest bearing note receivable from TCEH to reimburse us for incremental income taxes payable as a result of delivery fee surcharges to customers related to transition bonds. Our financial statements reflected a note receivable from TCEH that totaled zero and $179 million ($41 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2012 and December 31, 2011, respectively, related to these income taxes.

In August 2012, we sold to EFIH all future interest reimbursements and the remaining $159 million obligation under the note with TCEH. As a result, EFIH paid, and we received, an aggregate $159 million for the agreements. The sale of the related-party agreements was reported as a $2 million (after tax) decrease in total membership interests in 2012 in accordance with accounting rules for related-party transactions.

This transaction was approved by both our board of directors and, from a related party transactions standpoint, by the Audit Committee of the board of directors.

Services provided by EFH Subsidiaries

EFH Corp. subsidiaries charge us for certain administrative services at cost. These costs, which are reported in operation and maintenance expenses, totaled $30 million, $32 million and $34 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As part of those administrative services, EFH Corp. provided welfare benefit administration services to us under the EFH Corp. health and welfare program. As discussed under “- Health and Welfare Benefit Agreement” below, in 2013 we notified EFH Corp. of our intention to withdraw from its health and welfare program effective June 30, 2014 and establish a separate Oncor health and welfare program. In April 2014, we entered into a welfare benefit administration agreement with EFH Corp., pursuant to which EFH Corp. will continue to provide us with welfare benefit administration services under our new benefit plans from the July 1, 2014 effective date of our new benefit plans through December 31, 2014. The agreement provides that these welfare benefit administration services will be provided under substantially the same terms and conditions as EFH Corp. provided us under its health and welfare program.

Services provided to EFH Subsidiaries

Subsidiaries of EFH Corp. paid us $143,000, $173,000 and $58,000 for the years ended December 31, 2013, 2012 and 2011, respectively, with respect to services we provided to EFH Corp. subsidiaries (excluding revenue, including electricity delivery fees, collected from TCEH). These services included waste management and other services for the years ended December 31, 2013 and 2012 and waste management and fleet management for the year ended December 31, 2011.

Warehouse transactions

We and EFH Corp. subsidiaries occasionally issue materials from our warehouses and bill each other for these transactions. We made no payments to EFH Corp. subsidiaries in the years ended December 31, 2013, 2012 and 2011 related to warehouse transactions. EFH Corp. subsidiaries made no payments to us in the years ended December 31, 2013 and 2012 and paid us $210,000 in the year ended December 31, 2011, related to warehouse transactions.

Real Estate Transactions/Shared Facilities

We and EFH Corp. subsidiaries also bill each other for shared facilities. Our payments to EFH Corp. and/or its subsidiaries with respect to shared facilities (including lease payments, utilities and telecommunications equipment) totaled $4 million, $5 million and $4 million for the years ended December 31, 2013, 2012 and 2011, respectively. Payments we received from EFH Corp. and/or its subsidiaries with respect to shared facilities totaled $2 million for each of the years ended December 31, 2013 and 2012 and $840,000 for the year ended December 31, 2011.

Pension and OPEB Plans

We have liabilities under the Oncor Retirement Plan and the EFH Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and are subject to the provisions of ERISA. Employees do not contribute to either plan. Until June 30, 2014, we also participated in the health care and life insurance benefit plan (OPEB Plan) offered by EFH Corp. to eligible employees of EFH Corp. and its subsidiaries and their eligible dependents upon the retirement of such employees. On July 1, 2014, we commenced sponsorship of the Oncor OPEB Plan. In 2013, 2012 and 2011, we made cash contributions to the pension plans totaling $9 million, $93 million and $175 million, respectively, and to the OPEB Plan totaling $11 million, $11 million and $18 million, respectively. These amounts include our payments to the plans with respect to pension and OPEB obligations for certain employees of EFH Corp.’s predecessor at the time of deregulation of the Texas electricity market. PURA allows for our recovery of those costs and, as a result, in 2005 we entered into an agreement with EFH Corp.’s predecessor to assume those costs.

In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off into a new plan all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Effective January 1, 2013, Oncor assumed sponsorship of this new plan, referred to herein as the Oncor Retirement Plan. In connection with assuming sponsorship of the Oncor Retirement Plan, we entered into an agreement with certain TXU Energy Company LLC affiliates to assume primary responsibility for benefits of certain participants for whom EFH Corp. bore primary funding responsibility (a closed group of retired and terminated vested plan participants not related to our regulated utility business) as of December 31, 2012. In December 2012, the Oncor Retirement Plan received approximately $850 million of plan assets in connection with this assumption, which equaled the liabilities we assumed for those participants. In addition, in December 2012 we received an aggregate of approximately $10 million in cash and trust fund transfers with respect to supplemental retirement plan and OPEB obligations we assumed for those participants.

In April 2014, in connection with our withdrawal from the EFH Corp. health and welfare program, as discussed under “— Health and Welfare Benefit Agreement” below, we entered into an agreement with EFH Corp. pursuant to which we agreed to transfer to the new Oncor retiree benefit plan effective July 1, 2014 certain current and future retirees of Oncor and EFH Corp. whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Pursuant to that agreement, EFH Corp. agreed to reimburse us for its portion of the liability for retiree benefits for those retirees. In addition, the agreement provides that EFH Corp. will pay us an annual administration fee of $60,000, payable on the first day of the applicable plan year, for our administrative services relating to the plan. In addition, the agreement provides that effective January 1, 2016, the $60,000 annual fee shall be increased each year by the percentage increase in the Consumer Price Index for the preceding year.

For additional information on the pension and OPEB plans, see Note 9 to Annual Financial Statements.

Health and Welfare Benefit Agreement

Through June 30, 2014, we participated in the Energy Future Holdings Health and Welfare Benefit Program, which provided employee benefits to our workforce. In October 2013, we notified EFH Corp. of our intention to withdraw from the benefit program, effective June 30, 2014, and entered into an agreement with EFH Corp. pursuant to which we agreed to pay EFH Corp. (i) $1,000,000, to reimburse EFH Corp. for its increased costs of providing benefits under the program as a result of our withdrawal from the program, and (ii) an administrative fee of $100,000, to compensate EFH Corp. for the additional administrative work required of EFH Corp. in order to effectuate our withdrawal from the benefit program and transition to the new benefit program. These amounts were paid in June 2014.

Limited Partnership Interest

We have a 19.5% limited partnership interest, with a carrying value of less than $1 million at December 31, 2013, 2012 and 2011, in an EFH Corp. subsidiary holding principally software-related assets. Equity losses related to this interest are reported in other deductions and totaled less than $1 million for each of the years ended December 31, 2013, 2012 and 2011. These losses primarily represent amortization of software assets held by the subsidiary.

Agreements with Oncor Members

Tax-Sharing Agreement

We are not a member of EFH Corp.’s consolidated tax group, but EFH Corp.’s consolidated federal income tax return includes EFH Corp.’s portion of our results due to EFH Corp.’s equity ownership in us. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. For periods prior to the tax sharing agreement (entered into in October 2007 and amended and restated in November 2008), we are responsible for our share of redetermined tax liability for the EFH Corp. consolidated tax group. EFH Corp. also includes our results in its consolidated Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 under “Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members.

At December 31, 2013, we had federal income tax amounts receivable from members under the agreement totaling $23 million ($18 million due from EFH Corp. and $5 million due from Texas Transmission and Investment LLC) and a current Texas margin tax payable to EFH Corp. totaling $23 million. At December 31, 2012, we had a current Texas margin tax payable to EFH Corp. under the agreement of $22 million, which is reported as amounts payable to members related to income taxes.

We have been advised by EFH Corp. that approval by the Joint Committee on Taxation for the 1997 through 2002 IRS appeals settlement was received in May 2013 and that all issues contested have been resolved. As a result, the liability for uncertain tax positions was reduced by $32 million in the second quarter of 2013. This resolution also resulted in a $10 million net reduction to liability in lieu of deferred income taxes and a reversal of accrued interest and tax totaling $5 million ($3 million after tax), which is reported as a decrease in provision in lieu of income taxes. We made a cash payment of $33 million to EFH Corp. in the third quarter of 2013, as required under the tax sharing agreement, to settle the liability resulting from the 1997 through 2002 IRS audit, and received a $10 million refund from EFH Corp. as a result of filing amended Texas franchise tax returns for 1997 through 2001.

We made income tax payments totaling $101 million (including $11 million in federal income tax-related payments to members other than EFH Corp.) in the year ended December 31, 2013. On a net basis, we received income tax refunds from members of $2 million (including $5 million in refunds from members other than EFH Corp.) in the year ended December 31, 2012.

Pursuant to the terms of Investment LLC’s limited liability company agreement, Investment LLC dividends cash it receives from us to the holders of Class B Interests pro rata in accordance with their Class B Interests. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a discussion of investments in Investment LLC by certain of our executive officers and “Executive Compensation — Director Compensation — Purchases of Class B Interests” for a discussion of investments in Investment LLC by certain of our independent directors. The amounts distributed by Investment LLC to the holders of Class B Interests consist of both (1) Investment LLC’s pro rata share of any dividends we pay to members with respect to our earnings, and (2) Investment LLC’s pro rata share of any amounts we pay to members pursuant to our obligations under the tax sharing agreement.

Second Amended and Restated Limited Liability Company Agreement of Oncor

The Second Amended and Restated Limited Liability Company Agreement of Oncor (as amended, Limited Liability Company Agreement), among other things, sets out the members’ respective governance rights in respect of their ownership interests in Oncor. Among other things, the Limited Liability Company Agreement provides for the management of Oncor by a board of directors consisting of 11 members, including at least six Independent Directors (as defined in the Limited Liability Company Agreement), two directors designated directly or indirectly by Texas Transmission (subject to certain conditions), two directors designated indirectly by EFH Corp. and one director that is also an officer of Oncor. Texas Transmission also has the right to designate one non-voting observer to the board of directors, who is entitled to attend all meetings of the board of directors (subject to certain exceptions) and receive copies of all notices and materials provided to the board of directors.

The Limited Liability Company Agreement prohibits Oncor and its subsidiaries from taking certain material actions outside the ordinary course of business without prior approvals by the members, some or all of the Independent Directors and/or the directors designated by one or more of the members. Additionally, the Limited Liability Company Agreement contains provisions regulating capital accounts of members, allocations of profits and losses and tax allocation and withholding.

The Limited Liability Company Agreement also requires that any changes to Oncor’s procedures and limitations on declaring and paying distributions be approved by (i) a majority of the Independent Directors, (ii) all of the EFH Corp. directors and (iii) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such matter. In addition, any annual budget with an aggregate amount of capital and operating and maintenance expenditures that are more than 10% less than the capital and operating and maintenance expenditures in the annual budget for the immediately prior fiscal year must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action. Also, any acquisition of or investment in any third party which involves the purchase of or investment in assets located outside the State of Texas for consideration in an amount greater than $1.5 billion must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action.

Registration Rights Agreement

In November 2008, we entered into a registration rights agreement (Registration Rights Agreement) by and among us, Oncor Holdings, Texas Transmission and EFH Corp. The Registration Rights Agreement grants customary registration rights to certain of our members. Subject to certain limitations set forth in the Registration Rights Agreement, these rights include, without limitation, the following: (i) the right of Oncor Holdings at any time, and after ten years from the date of the

Registration Rights Agreement, the right of Texas Transmission, to demand that we register a specified amount of membership interests in accordance with the Securities Act of 1933, as amended; (ii) the right of both Oncor Holdings and Texas Transmission to demand registration of a specified amount of membership interests following an initial public offering; and (iii) the right of all members that are parties to the Registration Rights Agreement to have their membership interests registered if we propose to file a registration statement relating to an offering of membership interests (with certain exceptions).

Subject to certain exceptions, whenever we are required to effect the registration of any membership interests pursuant to the Registration Rights Agreement, we have agreed to use our best efforts to cause the applicable registration statement to become effective, and to keep each such registration statement effective until the earlier of (a) at least 180 days (or two years for a shelf registration statement) or (b) the time at which all securities registered under such registration statement have been sold.

Investor Rights Agreement

The investor rights agreement dated as of November 5, 2008, by and among Oncor, Oncor Holdings, Texas Transmission, EFH Corp. and any other persons that subsequently become a party thereto (Investor Rights Agreement) governs certain rights of certain members of Oncor and EFH Corp. arising out of their direct or indirect ownership of Oncor membership interests, including, without limitation, transfers of Oncor membership interests and restrictions thereon. Among other transfer restrictions, the Investor Rights Agreement provides that, prior to the earlier of the completion of a qualified initial public offering or seven years from the date of the Investor Rights Agreement, Texas Transmission may transfer its Oncor membership interests only to certain permitted transferees or with the prior approval of Oncor Holdings. Following such time period, Texas Transmission may transfer its Oncor membership interests under a registration statement or pursuant to applicable securities laws. The Investor Rights Agreement also grants Texas Transmission certain “tag-along” rights in relation to certain sales of Oncor membership interests by Oncor Holdings. Subject to certain conditions, these “tag-along” rights allow Texas Transmission to sell a pro-rata portion of its Oncor membership interests in the event of a sale of Oncor membership interests by Oncor Holdings on the same terms as Oncor Holdings would receive for its Oncor membership interests. The agreement further provides that under certain offerings of equity securities occurring before an initial public offering of Oncor, Texas Transmission and Oncor Holdings will receive preemptive rights to purchase their pro-rata share of the equity securities to be sold pursuant to such offerings. The Investor Rights Agreement also provides EFH Corp. with a right of first refusal to purchase any Oncor membership interests to be sold in a permitted sale by Texas Transmission or its permitted transferees.

Additionally, Texas Holdings, EFH Corp., certain of EFH Corp.’s subsidiaries and Oncor Holdings have certain “drag-along” rights in relation to offers from third-parties to purchase their directly or indirectly owned membership interests in Oncor, where the resulting sale would constitute a change of control of Oncor. These “drag-along” rights compel Texas Transmission and all other members of Oncor to sell or otherwise transfer their membership interests in Oncor on substantially the same terms as Texas Holdings, EFH Corp., the EFH Corp. subsidiary or Oncor Holdings (as applicable). Pursuant to the Investor Rights Agreement, all members of Oncor that have entered into such agreement must cooperate with Oncor in connection with an initial public offering of Oncor.

Transactions with the Sponsor Group

In October 2007, we entered into our $2 billion secured revolving credit facility with a syndicate of financial institutions and other lenders. The original syndicate included affiliates of GS Capital Partners, a member of the Sponsor Group. Affiliates of GS Capital Partners have from time to time engaged in commercial banking transactions with us in the normal course of business. On October 11, 2011, we amended and restated the secured revolving credit facility. The syndicate, under the amended and restated revolving credit facility, did not include affiliates of GS Capital Partners or any other member of the Sponsor Group. In May 2012 we requested and received a $400 million increase in commitments under the revolving credit facility, and those additional commitments did not include affiliates of GS Capital Partners or any other member of the Sponsor Group. At December 31, 2013 and 2012, members of the Sponsor Group had no outstanding commitments in the revolving credit facility.

During the year-to-date period ending October 10, 2011, the largest principal amount outstanding under the revolving credit facility attributable to the lender commitments of affiliates of GS Capital Partners was $76 million. Under the terms of the revolving credit facility, their commitments to make loans were and are several and not joint. Interest rates under the revolving credit facility for that period ranged from 0.46% to 0.54%. Since October 11, 2011, we have had no outstanding borrowings or commitments under the revolving credit facility attributable to the lender commitments of affiliates of GS Capital Partners.

See Note 5 to Interim Financial Statements and Note 5 to Annual Financial Statements for additional information regarding the revolving credit facility.

Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses.

We have entered into, and may continue to enter into, arrangements with members of the Sponsor Group and/or their respective affiliates to use their products and services in the ordinary course of their business, which often result in revenues to members of the Sponsor Group or their respective affiliates in excess of $120,000 annually.

Agreements with Management and Directors

Retention Agreement

In February 2013, the Organization & Compensation committee of our board of directors approved our entrance into a retention agreement with E. Allen Nye, Jr., our Senior Vice President, General Counsel & Secretary. The agreement provides for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2014. The bonus is payable in accordance with Oncor’s normal payroll practices or as soon as practicable after December 31, 2014. In the event Mr. Nye is terminated with cause or elects to terminate his employment without good reason prior to December 31, 2014, he will immediately forfeit the retention bonus. In the event Mr. Nye’s employment is terminated prior to December 31, 2014 either by Oncor without cause, by him for good reason, or as a result of his death or disability, the retention bonus will immediately vest and become payable. Under the agreement, a termination for “cause” is defined as a termination as a result of the commitment of any of the following actions by Mr. Nye: (i) a breach of any fiduciary duty to Oncor, (ii) gross negligence in the performance of his duties, (iii) failure or refusal to carry out the duties of his position with Oncor, (iv) any action or omission that results in material injury to the assets, business prospectus or reputation of Oncor or any of its affiliates, (v) appropriation of a material business opportunity of Oncor or any of its affiliates, including securing or attempting to secure personal profit as a result of any transaction involving Oncor or any of its affiliates; (vi) breach of Oncor’s Code of Conduct or a material employment policy or rule; or (vii) any indictment or plea of nolo contendere or guilty for any crime involving fraud, theft, embezzlement or moral turpitude. The agreement defines “good reason” as any one or more of the following actions taken without Mr. Nye’s express consent: (i) a reduction in base salary other than a broad-based reduction of base salaries for similarly situated Oncor executives; or (ii) a material reduction in the aggregate level or benefits for which Mr. Nye is eligible, other than a broad-based benefits reduction for similarly situated executives. The agreement also provides that during Mr. Nye’s employment with Oncor or any affiliate and for a period of 12 months thereafter, he will not directly or indirectly solicit, recruit, encourage or in any way cause any executive of Oncor or any affiliate to terminate his employment with Oncor or such affiliate. An affiliate is defined in the agreement as any entity that controls, is controlled by, or is under common control with, Oncor.

SARS Exercise Agreements

In November 2012, our board of directors accepted for early exercise all outstanding SARs issued under the SARs Plan and the Director SARs Plan. The early exercise was completed pursuant to the provision of the plans that permits the board to accelerate the vesting and exercisability of SARs. Each of our executive officers and certain of our independent directors (Messrs. Dunning, Estrada, Ford and Wortham) were participants in the SARs early exercise in 2012. In connection with the early exercise, each participant in the plans entered into an exercise agreement that entitled each participant to: (1) an exercise payment (Exercise Payment) equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, but no further dividend accruals. As a result of the early exercise, in 2012 we paid an aggregate of approximately $64 million related to Exercise Payments ($57 million charged to expense), $35 million of which was attributable to our executive officers and $250,000 of which was attributable to independent directors that participated in the Director SARs Plan. We also began accruing interest on approximately $18 million in aggregate dividend. In the years ended December 31, 2013 and 2012, we recognized $1,807,000 and $338,000, respectively, in accretion and interest related to dividends with respect to executive officers’ dividend accounts, and $3,000 and $1,000, respectively, with respect to Director SARs Plan accounts. Additionally, in connection with the early exercise, certain executive officers, including all of our current executive officers, agreed in their exercise agreements to defer payment of a portion of his/her Exercise Payment into a trust until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. These deferred payments totaled approximately $6 million in the aggregate for 2012 executive officers. In July 2014, the Organization & Compensation Committee of our board of directors approved the winding up of the trust containing these deferred payments and the distribution of amounts held in the trust to the participants, plus each officer’s proportionate share of the aggregate interest earned by the trust. The trust was terminated, and these amounts were distributed, in August 2014.

Management Investment Opportunity

Each executive officer participating in the Management Investment Opportunity entered into a management stockholder’s agreement and sale participation agreement with us. Each director that purchased Class B Interests of Investment LLC in 2009 entered into a director stockholder’s agreement and a sale participation agreement with us. The terms of these agreements, which were approved by the O&C Committee, are detailed below.

Management Stockholder’s Agreement

The management stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Except in certain limited circumstances, any Oncor equity interests or Class B Interests beneficially owned by the participant will be non-transferable prior to the later of (1) October 10, 2012 or (2) with respect to certain interests, a “qualified public offering” (as defined in the management stockholder’s agreement). In addition, the management stockholder’s agreement gives the Company certain rights of first refusal in the event the participant attempts to sell any Oncor equity interests or Class B Interests after October 10, 2012, but prior to the earlier to occur of (1) a “change in control” (as defined in the management stockholder’s agreement) or (2) consummation of a qualified public offering of Oncor.

In addition, the management stockholder’s agreement gives us certain rights to repurchase the participant’s Class B Interests (1) if the participant terminates his employment without “good reason” (as defined in the management stockholder’s agreement) prior to October 10, 2012, at a price equal purchase price paid by the participant for the Class B Interests; or (2) if we terminate the participant’s employment for cause (as defined in the management stockholder’s agreement) or if the participant violates certain of his or her non-compete obligations, at a price equal to the lesser of the fair market value of the Class B Interests or the purchase price paid by the participant for the Class B Interests. The management stockholder’s agreement also gives the participant or the participant’s estate, as applicable, certain rights to compel our company to repurchase its Oncor equity interests and Class B Interests upon the death or disability of the participant for a price equal to the fair market value of the Oncor equity interests and Class B Interests. Generally, these rights will terminate on the earlier of (a) a change in control of Oncor or (b) the later of (i) October 10, 2012, or (ii) a public offering of Oncor or Investment LLC equity.

The management stockholder’s agreement also provides that if the participant terminates his employment without good reason prior to October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs, less 20% of the excess. In addition, if the participant so terminates his employment, the participant must pay us 20% of the amount by which any cash payment received in respect of previously vested and exercised SARs exceeded the base price of those SARs. If the participant terminates his employment without good reason on or after October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs. Furthermore, the management stockholder’s agreement provides that upon the death or disability of the participant, the participant or participant’s estate, as applicable, will be entitled to receive, in exchange for the vested SARs, a cash payment equal to the product of (1) the excess, if any, of the fair market value over the base price of the SARs and (2) the number of SARs then credited to the participant. Generally, these rights will terminate on the earlier of (a) a change in control of Oncor or (b) the later of (i) October 10, 2012, or (ii) a public offering of Oncor or Investment LLC equity.

Furthermore, the management stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) a sale of 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (a) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (b) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, these rights will terminate on the earlier of (a) a change in control of Oncor or (b) the later of (i) October 10, 2012, or (ii) a public offering of Oncor or Investment LLC equity.

The management stockholder’s agreement also contains certain non-compete provisions, including a restriction on the participant from engaging in a competing business during the term of the participant’s employment with us and for 12 months following his or her termination of employment with us.

Director Stockholder’s Agreement

The director stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Until the earlier of a “qualified public offering” (as defined in the director stockholder’s agreement), five years from the date of the agreement or the occurrence of a “change of control” (as defined in the director stockholder’s agreement) in the event a director proposes to transfer any Oncor equity interests or Class B Interests, except in certain limited circumstances, such director must first offer such equity interests or Class B Interests to us or Investment LLC, as applicable.

Furthermore, the director stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (a) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (b) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or the later of (i) five years from the date of the agreement, or (ii) a public offering of Oncor or Investment LLC equity.

Sale Participation Agreements

The sale participation agreements entered into by members of our management and board of directors in connection with their investments in Investment LLC give us, Oncor Holdings and certain of Oncor Holdings’ investors drag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in corporate transactions in which they sell a direct or indirect equity interest in Oncor. In addition, the sale participation agreement gives the participant tag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in corporate transactions in which they sell a direct or indirect equity interest in Oncor. The form of sale participation agreement entered into by management is identical to the form of sale participation agreement entered into by directors, except with respect to termination of the agreement. In the case of management, the rights described in this paragraph will terminate on the earlier of (1) a change in control of Oncor or (2) the later of (a) October 10, 2012 or (b) certain public offerings of Oncor’s equity interests. In the case of directors, the rights described in this paragraph will terminate on the earlier of (i) a change in control of Oncor or (ii) the later of (x) five years from the date of the agreement or (y) certain public offerings of Oncor’s equity interests.

Director Independence

Our Limited Liability Company Agreement provides that six members of our board of directors must be deemed independent. For a director to be deemed independent, our board of directors must affirmatively determine that such director does not have a material relationship with Oncor or EFH Corp. or their respective successors and subsidiaries, any entity that controls or owns directly or indirectly more than 49% of the equity interests in Oncor, and certain other specified entities that directly or indirectly own securities of Oncor (collectively, the Non-Ring Fenced Entities). In addition, under our Limited Liability Company Agreement, to be deemed independent, a director must also meet the independence standards in Section 303A of the New York Stock Exchange Manual in all material respects. Our Limited Liability Company Agreement further provides that a director that otherwise meets these requirements will not be precluded from qualifying as independent if such director otherwise meets such criteria but (i) served as a director or shareholder of EFH Corp. prior to the October 2007 merger of Texas Energy Future Merger Sub Corp. with and into EFH Corp., (ii) indirectly or beneficially owns equity interests through a mutual fund or similar investment vehicle with respect to which the director does not have discretion or control over the investments held by such investment vehicle, (iii) directly or indirectly holds an amount of legal or beneficial stock in any of the Non-Ring Fenced Entities that is de minimis and which the other independent directors determine would not reasonably be expected to influence the judgment of such director in determining the interests of Oncor or its members, or (iv) is a ratepayer, supplier, creditor or independent contractor of, or a person who received any benefit from or provided any services to, Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, if the other independent directors determine that such relationship would not reasonably be expected to influence the judgment of the director in determining the interests of Oncor or its members.

In addition, our Limited Liability Company Agreement requires that two of the six independent members of our board of directors also meet additional independence qualifications. These directors, known as special independent directors, may not, during their service as a director or at any time in the five years preceding their appointment, be (i) a direct or indirect legal or beneficial owner in Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, (ii) a creditor; supplier; employee; officer; director; family member of any officer, employee or director; manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, or (iii) a person who controls (directly, indirectly or otherwise) Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities or any creditor, supplier, employee, officer, director, manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities. However, a director will not be precluded from being deemed a special independent director if such director otherwise meets the requirements but (i) indirectly or beneficially owns stock through a mutual fund or similar diversified investment vehicle (other than investment vehicles affiliated with KKR, TPG or Goldman Sachs & Co.), or (ii) directly or indirectly legally or beneficially owns interests in a Non-Ring Fenced Entity, if such ownership does not exceed one percent of the net worth of such director. A special independent director may also serve as an independent director of Oncor Holdings or any of Oncor’s subsidiaries.

Our board of directors has determined that Messrs. Dunning, Estrada, Gary, Hill, Mack and Wortham are independent directors under the standards in Section 303A of the New York Stock Exchange Manual and the other standards in our Limited Liability Company Agreement. Further, our board of directors has determined that each of Messrs. Gary and Hill qualifies as a special independent director under the standards set forth in our Limited Liability Company Agreement.

In July 2010, our board of directors created the position of Lead Independent Director and appointed Mr. Dunning to serve in that role. The Lead Independent Director presides at meetings of the independent directors, serves as a liaison to the EFH Corp. board of directors, and performs such duties and responsibilities as may be specified by the board.

Our board of directors has designated an Audit Committee, Nominating and Governance Committee and Organization and Compensation Committee to exercise certain powers and authorities of the board of the directors. Members of these committees are not required by our Limited Liability Company Agreement or board of directors to meet any independence standards. Mr. Liaw has served on the Organization and Compensation Committee since the committee’s inception, and Mr. Zucchet was appointed to such committee effective May 5, 2010. Mr. Ranger, who was appointed by Texas Transmission to our board of directors in October 2012, was appointed to the audit committee effective January 9, 2013. On October 21, 2014, Texas Transmission replaced Mr. Ranger on our board of directors with Mr. Evenden. Mr. Evenden was appointed to the audit committee effective October 21, 2014. Mr. Ferguson and Mr. Zucchet were appointed to the Nominating and Governance Committee effective February 15, 2011. None of Messrs. Evenden, Ferguson, Liaw, or Zucchet qualifies as an independent director for purposes of our Limited Liability Company Agreement.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The outstanding notes were sold to the initial purchasers on May 13, 2014 pursuant to a purchase agreement. The initial purchasers subsequently sold the outstanding notes to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A, and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

We entered into a registration rights agreement with the initial purchasers of the private offering pursuant to which we issued the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act no later than 270 days after the issue date of the outstanding notes and to consummate the exchange offer no later than 315 days after the issue date of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for two years after the effective date of the shelf registration statement, subject to extension under the terms of the registration rights agreement, or such shorter period terminating when all of the notes cease to be Registrable Securities (as defined in the registration rights agreement). These circumstances include:

•	if because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC the exchange notes received by holders, other than certain specified holders, are not or would not be transferable by such holders without restriction under the Securities Act;

•	if the exchange offer is not consummated within 315 days after the date of issuance of the outstanding notes;

•	if any holder of notes notifies us prior to the 20th business day following the completion of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the exchange notes to the public without delivering a prospectus (other than the prospectus in the registration statement relating to the exchange offer), or (c) it is a broker-dealer and owns notes acquired directly from us or an affiliate; or

•	if we elect to file a shelf registration statement covering resales of the notes in lieu of (or in case of the immediately preceding circumstance, in addition to) conducting the exchange offer.

Except for certain circumstances specified in the registration rights agreement, if (1) a registration statement relating to the exchange offer or a shelf registration statement has not become or been declared effective by the deadlines discussed above, (2) the exchange offer has not been consummated by the deadlines discussed above, or (3) a registration statement relating to the notes has been declared effective and such registration statement ceases to be effective at any time during the applicable registration period (subject to certain exceptions) (each of (1), (2) and (3) above, a Registration Default; each period during which a Registration Default has occurred and is continuing, a Registration Default Period), then, as liquidated damages for the Registration Default, additional interest shall accrue on the principal amount of the affected notes at a rate of 0.50% with respect to the outstanding notes over the interest rate otherwise provided for under the outstanding notes for the remaining period during which a Registration Default continues, but not later than the second anniversary of the issue date of the outstanding notes. If we cure all Registration Defaults, the interest rate on the notes will revert to the original level.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes and that it did not purchase its outstanding notes from us or any of our affiliates. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the Indenture. For a description of the Indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to such holders’ outstanding notes, except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you did not purchase your outstanding notes from us or any of our affiliates. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your outstanding notes into the exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date, Extensions and Amendments

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2014, which we refer to as the “expiration date”. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•	to extend the expiration date and retain all outstanding notes tendered in the exchange offer, subject to your right to withdraw your tendered outstanding notes as described under “— Withdrawal Rights”;

•	to terminate the exchange offer if we determine that any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner or waive any condition to the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice (which may take the form of a press release or other public announcement) to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition to the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

In the event we terminate the exchange offer, all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to the holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer. We also expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange if we determine that any of the conditions of the exchange offer specified above have not been satisfied. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Written notice to the holders may take the form of a press release or other public announcement.

We reserve the right to waive any defects, irregularities or conditions to the exchange as to particular outstanding notes. These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (TIA).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration of the exchange offer;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration of the exchange offer; or

•	you must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Your tender, if not withdrawn prior to the expiration of the exchange offer, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. If you determine to make delivery by mail, we suggest that you use properly insured, registered mail with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration of the exchange offer. Letters of transmittal and certificates representing outstanding notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility. No alternative, conditional or contingent tenders of outstanding notes will be accepted. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer. Signatures on the letter of transmittal or a notice of withdrawal (as described below in “— Withdrawal Rights”), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (FINRA), a commercial bank or trust company having an office or correspondent in the US or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of outstanding notes for exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, or a “book-entry confirmation,” prior to the expiration date.

In addition, in order to receive exchange notes for tendered outstanding notes, an agent’s message in connection with a book-entry transfer into the exchange agent’s account at the book-entry transfer facility or the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents must be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration of the exchange offer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent prior to the expiration of the exchange offer must tender their outstanding notes according to the guaranteed delivery procedures described below. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date of the exchange offer, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, with any required signature guarantees or a properly transmitted agent’s message, as well as certificate(s)

representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Acceptance of Outstanding Notes for Exchange

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration of the exchange offer.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Oncor, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any certificates representing outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration of the exchange offer or termination of the exchange offer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time prior to the expiration of the exchange offer.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon Trust Company, N.A also acts as trustee under the Indenture. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail:	By Overnight Courier or Hand Delivery:	By Facsimile Transmission
(eligible institutions only):
The Bank of New York Mellon P.O. Box 396 East Syracuse, New York 13057 Attn: Corporate Trust Operations	The Bank of New York Mellon 111 Sanders Creek East Syracuse, New York 13057 Attn: Corporate Trust Operations	(732) 667-9408 To Confirm by Telephone: (800) 254-2826

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum dated on or around May 8, 2014 distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

The Indenture and an officer’s certificate relating to the notes (Officer’s Certificate) establish the terms of the notes. The notes are a series of debt securities that we may issue under the Indenture. The notes and all other debt securities issued under the Indenture are collectively referred to herein as Debt Securities. The Indenture permits us to issue an unlimited amount of Debt Securities from time to time, subject to certain limitations under the Indenture and the Deed of Trust. See “— Securing Additional Obligations” and “— Limitation on Secured Debt” below. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of such series. This means that we may from time to time, without the consent of the existing holders of the notes of any series, create and issue further Debt Securities having the same terms and conditions as the notes in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of notes.

The Indenture, the Officer’s Certificate and the Deed of Trust contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the notes, the Indenture or the Deed of Trust. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, the Officer’s Certificate and the Deed of Trust, including definitions of certain terms used therein. We also include references in parentheses to certain sections of the Indenture and Deed of Trust. Whenever we refer to particular sections or defined terms of the Indenture or the Deed of Trust in this prospectus, those sections or defined terms are incorporated by reference herein.

The notes and other Debt Securities issued under the Indenture will rank equally with all of our other senior indebtedness that is secured by the Collateral. The exchange notes will be senior in right of payment to all subordinated indebtedness. At September 30, 2014, we had $5.475 billion principal amount of senior secured debt outstanding (which does not include $222 million of principal amount attributable to transition bonds issued by a bankruptcy-remote financing subsidiary of Oncor, which are not secured by the Collateral, and $727 million of short-term debt outstanding under our revolving credit facility and letters of credit issued under our revolving credit facility, which are secured by the Collateral).

The exchange notes will be issuable in the form of fully registered notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange notes will be represented by one or more global certificates, will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Exchange notes sold pursuant to Regulation S will be evidenced by one or more separate global certificates and will be registered in the name of Cede & Co., as registered owner and as nominee for DTC for the accounts of Euroclear and Clearstream Banking. DTC will act as securities depository for the exchange notes, with certain exceptions. Purchases of beneficial interests in these global certificates will be made in book-entry form. See “— Book-Entry” below.

The notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York Mellon, New York, New York.

Maturity and Interest

The exchange notes will mature on June 1, 2019, and interest on the exchange notes will:

•	be payable in US dollars at the rate of 2.15% a year;

•	be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on June 1 and December 1 of each year, and at maturity, beginning on December 1, 2014;

•	accrue from, and including, the most recent date to which interest has been paid, or if no interest has been paid, from and including May 13, 2014; and

•	be paid to the persons in whose names the exchange notes are registered at the close of business on the 15th calendar day before each interest payment date for the exchange notes. We will not be required to make transfers or exchanges of the exchange notes for a period of 15 calendar days before an interest payment date.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day. The term “business day” means, with respect to any note, any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed.

Optional Redemption

We may redeem the exchange notes, in whole or in part, at our option, at any time. If we redeem all or any part of the notes prior to May 1, 2019, we will pay a “make whole” redemption price equal to the greater of:

•	100% of the principal amount of the exchange notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the exchange notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.10%, plus, in each case, accrued interest to, but not including, the redemption date of the exchange notes being redeemed.

On or after May 1, 2019, we may redeem the exchange notes, at any time, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such exchange notes, plus accrued and unpaid interest to, but not including, the redemption date of the exchange notes.

We will give notice of our intent to redeem the exchange notes at least 30 days prior to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Independent Investment Banker” means the Reference Treasury Dealer.

“Reference Treasury Dealer” means a primary US Government securities dealer in New York City appointed by Oncor.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If, at the time notice of optional redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice will be of no effect unless such moneys are so received.

Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Payment and Paying Agents

Interest on each note payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any note, the defaulted interest may be paid to the holder of that note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

Principal, premium, if any, and interest on the notes at maturity will be payable upon presentation of the notes at the corporate trust office of The Bank of New York Mellon in the City of New York, as agent of The Bank of New York Mellon Trust Company, as paying agent for Oncor. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. We may change the place of payment on the notes, appoint one or more additional paying agents (including Oncor) and remove any paying agent, all at our discretion. (Indenture, Section 702.)

Registration and Transfer

The transfer of notes may be registered, and notes may be exchanged for other notes of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices or agency of the Trustee in New York, New York. (Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the notes. (Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the notes. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. We will not be required to execute or to provide for the registration of transfer or the exchange of:

•	any note during the 15 days before an interest payment date,

•	any note during the 15 days before giving any notice of redemption, or

•	any note selected for redemption in whole or in part except the unredeemed portion of any note being redeemed in part.

(Indenture, Section 305.)

Security

Except as described below under this heading and under “— Securing Additional Obligations,” and subject to the exceptions discussed under “— Release of Collateral,” all Debt Securities and other secured indebtedness of Oncor (other than the transition bonds) issued under the Indenture while the lien under the Deed of Trust is in effect will be secured equally and ratably, by a lien on all of the Collateral, which consists of our right, title and interest in and to all property, real, personal and mixed, wherever located, including the following property (other than Excepted Property, as defined below):

•	all real property owned in fee, easements and other interests in real property that are specifically described in the Deed of Trust;

•	all facilities, machinery, equipment and fixtures for the transmission and distribution of electric energy, including, but not limited to, all switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators and all other property used or to be used for any or all of those purposes;

•	all buildings, offices, warehouses, structures or improvements in addition to those referred to or otherwise included in the previous two bullets;

•	all computers, data processing, data storage, data transmission and/or telecommunications facilities, equipment and apparatus necessary for the operation or maintenance of any facilities, machinery, equipment or fixtures described or referred to in the second bullet point above; and

•	all of the property listed above in the process of construction.

“Excepted Property” means among other things, the following types of property: (1) cash and securities; (2) contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments and chattel paper; (3) all revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, transition property, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments; (4) governmental and other licenses, permits, franchises, consents and allowances; (5) intellectual property rights and other general intangibles; (6) vehicles, movable equipment, aircraft and vessels; (7) all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; (8) materials, supplies, inventory and other personal property consumable in the operation of the Collateral; (9) fuel; (10) tools and equipment; (11) furniture and furnishings; (12) computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures that are part of the Collateral; (13) coal, lignite, ore, gas, oil and other minerals and timber rights; (14) electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; (15) real property and facilities used primarily for the production or gathering of natural gas; (16) leasehold interests; (17) all property which is or has been released from the Deed of Trust; (18) all property located outside of the State of Texas; (19) all property and plants used by us in the generation of electricity; and (20) all property not acquired or constructed by us for use in our electric transmission and distribution business. (Deed of Trust, Section 1.)

The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.)

As described above, the notes are secured by liens on the Collateral. At September 30, 2014, the net book value of the Collateral, after taking into account retirements, was approximately $11.550 billion. The exchange notes will be secured obligations of Oncor that will rank equally with all our outstanding senior indebtedness that is secured by the Collateral. At September 30, 2014, we had $6.202 billion aggregate principal amount of secured debt outstanding, of which $727 million aggregate principal amount was outstanding under our revolving credit facility (including $7 million of letters of credit issued thereunder) and $5.475 billion in aggregate principal amount were senior secured notes and debentures, all of which are secured by the Collateral. As of September 30, 2014, our revolving credit facility provides for up to $2.4 billion aggregate principal amount of borrowings and expires on October 11, 2016. Our secured indebtedness does not include the transition bonds issued by Bondco, our bankruptcy-remote financing subsidiary, with an outstanding principal balance of $222 million as of September 30, 2014. These transition bonds are not secured by the Collateral.

Permitted Liens

The lien granted pursuant to the Deed of Trust is subject to permitted liens described in the Indenture, the Indenture and Deed of Trust dated as of May 1, 2002 between Oncor and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly the Bank of New York) (May 2002 Indenture), and our revolving credit facility. These permitted liens include (1) liens existing at the date of the May 2002 Indenture; (2) liens on property at the time we acquire the property; (3) tax liens and other governmental charges which are not delinquent or which are being contested in good faith; (4) liens incurred or created in connection with or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds; (5) liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for any substation, transmission line, transportation line, distribution line, right of way or similar purpose; (6) mechanics’ and materialmen’s liens; (7) certain leases and leasehold interests; (8) rights reserved to or vested in government authorities; (9) rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of the property; (10) liens on the interests of persons other than us in our property; (11) liens which have been bonded or for which other security arrangements have been made; (12) purchase money liens and liens related to the acquisition of property; (13) liens which secure obligations under the Indenture and the May 2002 Indenture equally and ratably with other secured obligations of ours; (14) liens on our property to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of our net tangible assets or 10% of our capitalization; (15) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of our property; (16) rights reserved to or vested in any municipality or public authority to use, control or regulate any of our property; (17) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit; (18) any controls, liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel; (19) certain judgment liens; (20) any lien arising by reason of deposits with or giving of any form of security to any governmental entity as a condition to the transaction of any business or the exercise of any privilege or license; (21) and any landlords’ lien on fixtures or movable property so long as the rent secured thereby is not in default and (22) certain easements, licenses, restrictions, defects, irregularities and certain deficiencies in titles.

Excepted Property

The Collateral does not include Excepted Property. The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.) However, property that is released from the Deed of Trust will not become subject to the lien of the Deed of Trust unless and until we execute an amendment to the Deed of Trust subjecting that property to such lien.

Release of Collateral

Unless an event of default under our revolving credit facility, the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, we may obtain the release from the lien of the Deed of Trust of any part of the Collateral, or any interest in the Collateral, other than cash held by the Collateral Agent under the Deed of Trust (Collateral Agent), upon delivery to the Collateral Agent of an amount in cash equal to the amount, if any, by which the fair value (as determined under the Deed of Trust) of the Collateral exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of any obligations secured by a purchase money lien delivered to the Collateral Agent, to be held as part of the Collateral, subject to the limitations in the Deed of Trust;

•	an amount equal to the cost (as determined under the Deed of Trust) or fair value to us (whichever is less), after making any deductions and any Property Additions (as defined in the Deed of Trust) not constituting Funded Property (as defined in the Deed of Trust), except that such deductions and additions need not be made if the Property Additions were acquired or made within the 90-day period preceding the release;

•	an amount equal to 23/20 of an aggregate principal amount of additional obligations that we elect to secure under the Deed of Trust; provided that we waive the right to secure the additional obligations and any Available Bond Credits (as defined below) which were the basis of the right to secure such amount of those additional obligations will be deemed to have been made the basis of such release of property;

•	an amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money lien that, in either case, is evidenced to the Collateral Agent by a certificate of the trustee or other holder of a lien prior to the lien of the Deed of Trust to have been received by such trustee or other holder in accordance with the provisions of the lien in consideration for the release of such property or any part thereof from such lien, all subject to the limitations set forth in the Deed of Trust; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (Deed of Trust, Section 20.2.)

Unless an event of default under our revolving credit facility, the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, Collateral which is not Funded Property may generally be released from the lien of the Deed of Trust without depositing any cash or property with the Collateral Agent as long as (1) the aggregate amount of cost or fair value to Oncor (whichever is less) of all property which does not constitute Funded Property (excluding the property to be released) after certain deductions and additions, including adjustments to offset property retirements, is not less than zero or (2) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to Oncor (whichever is less) of property additions acquired or made within the 90-day period preceding the release. (Deed of Trust, Section 20.3.)

The Deed of Trust provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property without any release or consent by the Collateral Agent. Under the Deed of Trust, a property is considered minor if the aggregate fair value of such property on any date in a given calendar year, together with all other minor properties released in the calendar year, does not exceed the greater of (1) $10 million, or (2) 3% of the then outstanding aggregate principal amount of the obligations secured by the Deed of Trust. (Deed of Trust, Sections 20.1, 20.4 and 20.5.)

If we retain an interest in any property released from the lien granted under the Deed of Trust, the Deed of Trust will not become a lien on the property or an interest in the property or any improvements, extensions or additions to the property or renewals, replacements or substitutions of or for the property or any part or parts thereof unless we execute and deliver to the Collateral Agent an amendment of the Deed of Trust containing a grant, conveyance, transfer and mortgage thereof. (Deed of Trust, Section 20.9.)

Withdrawal or Other Application of Funded Cash; Purchase Money Obligations

Except as otherwise provided in the Deed of Trust, unless an event of default under our revolving credit facility, the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, any Funded Cash (as defined in the Deed of Trust) held by the Collateral Agent, and any other cash which is required to be withdrawn, used or applied as provided below, may (1) be withdrawn by us (i) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal); (ii) in an amount equal to the aggregate principal amount of additional obligations we would be entitled to secure; and (iii) in an amount equal to the aggregate principal amount of outstanding obligations delivered to the Collateral Agent; (2) upon our request, be used by the Collateral Agent for the purchase or payment of obligations as directed or approved by us; and (3) be applied by the Collateral Agent to the payment at maturity or redemption of obligations. (Deed of Trust, Section 21.)

Securing Additional Obligations

The Collateral Agent will permit securing with Collateral additional obligations that we elect to secure under the Deed of Trust, at one time or from time-to-time in accordance with the following:

•	Additional obligations may be secured on the basis of Property Additions (which do not constitute Funded Property) in a principal amount not exceeding 85% of the cost or the fair value to us of the Property Additions (whichever is less) after making certain deductions and additions described in the Deed of Trust;

•	Additional obligations may be secured on the basis of, and in an aggregate principal amount not exceeding the aggregate principal amount of, Available Bond Credits; and

•	Additional obligations may be secured on the basis of, and in an aggregate principal not exceeding the amount of, any cash deposited with the Collateral Agent for such purpose.

Any withdrawal of cash under the last bullet above will operate as a waiver by us of our right to secure the obligations on which it is based, and those obligations may not be secured by the Deed of Trust. Any Property Additions which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. Any Available Bond Credits which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. (Deed of Trust, Section 22.)

“Available Bond Credits” equaled $2.199 billion as of September 30, 2014. Available Bond Credits will be (1) increased by the principal amount of obligations (other than certain fees, expenses and other obligations payable under the Deed of Trust) paid, retired or cancelled or for the payment of which money has been deposited with the applicable secured party representative, and (2) decreased by the principal amount of additional obligations that Oncor elects to secure under the Deed of Trust pursuant to provisions described under this heading for Available Bond Credits.

The amount of future indebtedness that could be secured by Property Additions, subject to appraisal and a certification process of such Property Additions, was approximately $1.407 billion as of September 30, 2014. The notes are secured with Property Additions. As a result, the principal amount of the notes reduces the amount of future indebtedness that could be secured by Property Additions.

Defeasance

Our indebtedness in respect of the notes will be satisfied and discharged if we irrevocably deposit with the Trustee or any paying agent, other than Oncor, sufficient cash or US government securities to pay the principal, interest and any premium when due on the stated maturity date or a redemption date of that series of notes, subject to the other conditions of the Indenture. (Indenture, Section 801.)

Limitation on Secured Debt

So long as any of the Debt Securities remain outstanding, subject to the limitations described under “— Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

•	we make effective provision whereby all notes and other affected Debt Securities then outstanding will be secured at least equally and ratably with such Secured Debt; or

•	we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the notes and other affected Debt Securities then outstanding and meeting certain other requirements set forth in the Indenture.

The covenants contained in the Indenture will not afford the holders of the notes protection in the event we incur significant additional debt.

Definitions

For purposes of this subsection “— Limitation on Secured Debt,” the following terms have the meanings given below:

“Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet: (1) liabilities for indebtedness maturing more than 12 months from the date of determination and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

“Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Debt” means:

•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any Capitalized Lease Liabilities of Oncor.

“Debt” does not include, among other things:

•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•	any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right of way purposes.

“Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Permitted Secured Debt” means, as of any particular time:

•	Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•	Secured Debt secured by Purchase Money Liens (as defined in the Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien will extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

•	Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Code, for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•	Secured Debt (1) which is related to the construction or acquisition of property not previously owned by us or (2) which is related to the financing of a project involving the development or expansion of our property and (3) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in (3) above; and

•	in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of Oncor’s Net Tangible Assets or 10% of Oncor’s Capitalization.

“Secured Debt” means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property). For purposes of this covenant, any Capitalized Lease Liabilities of ours will be deemed to be Debt secured by a lien on our property.

(Indenture, Section 707.)

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our Electric Utility Property (as defined below) as an entirety or substantially as an entirety to any entity, unless:

•	the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Electric Utility Property as an entirety or substantially as an entirety is organized and existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the Indenture;

•	in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Indenture; and

•	immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, has occurred and is continuing.

(Indenture, Section 1201.) In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above Oncor would be released and discharged from all obligations and covenants under the Indenture and on the Debt Securities then outstanding unless we elect to waive such release and discharge. (Indenture, Section 1203.)

The Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof; or

•	any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that is approved by the Trustee.

(Indenture, Section 1205.)

“Electric Utility Property” means property of Oncor which is comprised of substantially all of our tangible properties in Texas used or useful or to be used in connection with the transmission and distribution of electric energy, exclusive of certain excepted property. (Indenture, Section 101.)

The terms of the Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (Indenture, Section 1204.)

Events of Default

“Event of default,” when used in the Indenture with respect to Debt Securities, means any of the following:

•	failure to pay interest on any Debt Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any Debt Security when due and payable;

•	failure to perform or breach of any other covenant or warranty in the Indenture that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture for a particular series of Debt Securities.

(Indenture, Sections 901, 1301 and 1307.)

Remedies

If an event of default under the Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities may declare the principal amount of all of the Debt Securities to be due and payable immediately.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event or events of default under the Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all outstanding Debt Securities;

•	the principal of and premium, if any, on the outstanding Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default under the Indenture with respect to the Debt Securities of a particular series has been cured or waived as provided in the Indenture.

(Indenture, Section 902.)

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

If an event of default under the Deed of Trust occurs and is continuing, the Collateral Agent will, at the direction of the applicable secured party, proceed to protect and enforce its rights and the rights of the secured parties by such judicial proceedings as the applicable secured party designates to protect and enforce any such rights. Upon the occurrence and during the continuance of any event of default under the Deed of Trust and subject to any applicable grace, notice and cure provision of our revolving credit facility, the Indenture or the May 2002 Indenture, on the direction of the applicable secured party, the Collateral Agent will, at the direction of the applicable secured party, sell all, but not less than all of the Collateral in accordance with the procedures set forth in the Deed of Trust. In the event of any breach of the covenants, agreements, terms or conditions of the Deed of Trust, the Collateral Agent, to the extent permitted by applicable law and principles of equity, will be entitled to enjoin such breach and obtain specific performance of any such covenant, agreement, term or condition and the Collateral Agent will have the right to invoke any equitable right or remedy as though other remedies were not provided for in the Deed of Trust. (Deed of Trust, Section 23.)

If an event of default under the Deed of Trust has occurred and, during the continuance of such event of default, the Collateral Agent has commenced judicial proceedings to enforce any right under the Deed of Trust, then the Collateral Agent will, to the extent permitted by law, be entitled, as against Oncor, to the appointment of a receiver of the Collateral and subject to the rights, if any, of others to receive collections from former, present or future customers of the rents, issues, profits, revenues and other income thereof, and whether or not any receiver is appointed, the Collateral Agent will be entitled to possession and control of, and to collect and receive the income from cash, securities and other personal property held by the Collateral Agent under the Deed of Trust and to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Deed of Trust, Section 24.)

Upon the occurrence and continuance of an event of default under the Indenture after the termination of the lien granted by the Deed of Trust, the remedies of the Trustee and holders of notes under the Indenture would be limited to the rights of unsecured creditors.

Except as otherwise required by the TIA, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee with respect to such Debt Securities. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 912.)

No holder of Debt Securities will have any right to institute any proceeding under the Indenture, for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

•	the holders of a majority in aggregate principal amount of the outstanding Debt Securities have made a written request to the Trustee to institute proceedings in respect of the event of default under the Indenture in its own name as Trustee under the Indenture;

•	such holder or holders have offered reasonable indemnity to the Trustee to institute proceedings;

•	the Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•	the Trustee has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Debt Securities inconsistent with the written request of the holders referred to above.

(Indenture, Section 907.) However, these limitations do not apply to a suit by a holder of a Debt Security for payment of the principal, premium, if any, or interest on the Debt Security on or after the applicable due date. (Indenture, Section 908.)

We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 705.)

Trustee Lien

The Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of the Debt Securities, upon certain of our property and funds held or collected by the Trustee for the payment of Trustee’s reasonable compensation and expenses and for indemnity against certain liabilities. (Indenture, Section 1007.)

Modification and Waiver

Without the consent of any holder of Debt Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of Oncor in the Indenture and in the Debt Securities;

•	to add one or more covenants of Oncor or other provisions for the benefit of the holders of all or any series or tranche of Debt Securities, or to surrender any right or power conferred upon Oncor;

•	to add additional events of default under the Indenture for all or any series of outstanding Debt Securities;

•	to change or eliminate or add any provision to the Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of outstanding Debt Securities of any series or tranche in any material respect, it will become effective only:

•	when the consent of the holders of Debt Securities of such series has been obtained in accordance with the Indenture; or

•	when no Debt Securities of the affected series remain outstanding under the Indenture;

•	to provide additional security for any Debt Securities;

•	to establish the form or terms of Debt Securities of any other series or tranche as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee;

•	to provide for the procedures required for use of a non-certificated system of registration for the Debt Securities of all or any series or tranche;

•	to change any place where principal, premium, if any, and interest will be payable, Debt Securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

•	to amend and restate the Indenture, as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of Debt Securities in any material respect; or

•	to cure any ambiguity or inconsistency.

(Indenture, Section 1301.)

The holders of at least a majority in aggregate principal amount of the Debt Securities of all series and tranches then outstanding may waive compliance by us with some restrictive provisions of the Indenture. (Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding Debt Securities may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of any series or tranche affected. (Indenture, Section 913.)

If the Trust Indenture Act is amended after the date of the Indenture or the Deed of Trust, as applicable, in such a way as to require changes to the Indenture or the Deed of Trust, the Indenture or the Deed of Trust, as applicable, will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. Oncor and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1301; Deed of Trust, Section 7.1(f).)

The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series that are directly affected, considered as one class, will be required. If less than all of the tranches of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding Debt Security of each series or tranche so directly affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security;

•	reduce the percentage in principal amount of the outstanding Debt Securities of any series or tranche the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series or tranche.

(Indenture, Section 1302.)

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding, Debt Securities of one or more particular series, or one or more tranches thereof, or modifies the rights of the holders of Debt Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of Securities of any other series or tranche. (Indenture, Section 1302.)

The Indenture provides that Debt Securities owned by us or anyone else required to make payment on the Debt Securities or their respective affiliates will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we will have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding notes will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any Debt Security will bind every future holder of that Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 104.)

Resignation of a Trustee

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event which is, or after notice or lapse of time, or both, would become, an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 1010.)

Notices

Notices to holders of the notes will be given by mail to the addresses of such holders as they may appear in the security register for the notes of that series, subject to the applicable procedures of DTC. (Indenture, Section 106.)

Title

Prior to due presentment of a note for registration of transfer, Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name any note is registered as the absolute owner of that note, whether or not such note may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The Indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable and except to the extent that the law of the State of Texas mandatorily governs. (Indenture, Section 112.)

Information About the Trustee

The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A acts, and may act, as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.

Book-Entry

The certificates representing the exchange notes will be issued in fully registered form, without coupons. The exchange notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its nominee will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depository. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Investors that exchange outstanding notes for exchange notes may also hold their interests directly through Clearstream Banking or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Clearstream Banking or Euroclear that are participants in the DTC system. Clearstream Banking and Euroclear will hold interests in the global certificate representing exchange notes on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global certificate for all purposes under the Indenture and the exchange notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Oncor, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. Oncor also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated exchange note for any reason, including to sell exchange notes to persons in jurisdictions which require such delivery of such exchange notes or to pledge such exchange notes, such holder must transfer its interest in a global certificate in accordance with DTC’s applicable procedures and the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream Banking. Because DTC can act only on behalf of participants in DTC, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global certificate to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the exchange notes, DTC will exchange a global certificate for certificated exchange notes, which it will distribute to its participants.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the exchange notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Oncor nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depository for a global certificate and a successor depository is not appointed by us within 90 days, we will issue certificated exchange notes in exchange for a global certificate.

We will make all payments of principal and interest in immediately available funds.

Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the exchange notes that are not certificated exchange notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the exchange notes.

The information in this subsection, “— Book-Entry,” concerning DTC and DTC’s book-entry system has been obtained from sources that Oncor believes to be reliable, but Oncor does not take any responsibility for the accuracy of this information.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material US federal income tax consequences of the exchange offer to a holder of the outstanding notes who purchased the outstanding notes for cash at the original offering price and who holds the outstanding notes as capital assets within the meaning of section 1221 of the Code. This discussion does not address the issuance of any additional securities by us because no additional securities are contemplated by this prospectus. This discussion is based upon the Code, existing and proposed US Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

This discussion does not address all US federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, dealers in notes, brokers, traders in notes that elect to mark-to-market their notes, persons who hold the notes through partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, US expatriates, US holders whose “functional currency” for US tax purposes is not the US dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other integrated transaction. In addition, this discussion does not address any state, local, foreign or other tax consequences.

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable exchange or other taxable event for US federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, your holding period of the exchange note will include your holding period of the outstanding note exchanged therefor and your adjusted tax basis in the exchange note will be the same as your adjusted tax basis in the outstanding note immediately before the exchange.

The foregoing discussion is for general purposes only. It is not written to be, and it should not be construed to be, tax or legal advice to any holder. You should consult your own tax advisor as to the particular tax consequences to you of the exchange offer, including the effect and applicability of state, local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.

SUMMARY OF MATERIAL ERISA CONSIDERATIONS

The following is a summary of material considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; or plans that are subject to provisions under any other federal, state, local, non-US or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws); and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements (each, a Plan).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and its fiduciaries or other interested parties.

In considering an exchange of outstanding notes that are assets of any Plan for exchange notes, a fiduciary or trustee should determine whether the exchange and the investment in exchange notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a person’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The exchange of outstanding notes for exchange notes and the acquisition and/or holding of exchange notes by an ERISA Plan with respect to which we are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the exchange is made and the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the exchange and to the acquisition and holding of the exchange notes are the US Department of Labor prohibited transaction class exemption (PTCE) 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan, or a relationship to such a service provider, provided that neither the party in interest/disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than (or, if applicable, receives no less than) adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of an exchange note, each acquirer and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire and hold the exchange notes or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes or any interest therein (and the exchange of outstanding notes for exchange notes) by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering exchanging outstanding notes for exchange notes (and holding the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such transactions and whether an exemption from any restrictions thereunder would be applicable to the exchange of outstanding notes for exchange notes and the acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to keep effective the registration statement of which this prospectus is a part until the earlier of 90 days after the completion of the exchange offer or such time as broker-dealers no longer own any notes. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to certain limitations set forth in the registration rights agreement, we have agreed to pay all expenses incident to our performance of or compliance with our obligations under the registration rights agreement with respect to the exchange offer (including the reasonable expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY

When the following terms and abbreviations appear in the text of this prospectus, they have the meanings indicated below.

2013 Form 10-K	Oncor’s Annual Report on Form 10-K for the year ended December 31, 2013

Annual Financial Statements	Refers to our consolidated financial statements included in this prospectus beginning on page F-21.

Bondco	Refers to Oncor Electric Delivery Transition Bond Company LLC, a wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor that has issued securitization (transition) bonds to recover certain regulatory assets and other costs.

CREZ	Competitive Renewable Energy Zone

Deed of Trust	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

EBITDA	Refers to earnings (net income) before interest expense, income taxes (or provision in lieu of income taxes), depreciation and amortization.

EFH Bankruptcy Proceeding	Refers to voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code filed in US Bankruptcy Court for the District of Delaware on the EFH Petition Date by EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.

EFH OPEB Plan	Refers to an EFH Corp. sponsored plan (in which Oncor participated prior to July 1, 2014) that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Effective July 1, 2014, Oncor ceased participation in the EFH OPEB Plan and established its own OPEB plan.

EFH Petition Date	April 29, 2014. See EFH Bankruptcy Proceedings above.

EFH Retirement Plan	Refers to a defined benefit pension plan sponsored by EFH Corp., in which Oncor participates. In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) into a new plan. See Oncor Retirement Plan below.

EFIH	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.

EPA	US Environmental Protection Agency

ERCOT	Electric Reliability Council of Texas, the independent system operator and the regional coordinator of various electricity systems within Texas

ERISA	Employee Retirement Income Security Act of 1974, as amended

Exchange Act	Securities Exchange Act of 1934, as amended

FERC	US Federal Energy Regulatory Commission

Fitch	Fitch Ratings, Ltd. (a credit rating agency)

GAAP	generally accepted accounting principles

GWh	gigawatt-hours

Interim Financial Statements	Refers to our consolidated financial statements included in this prospectus beginning on page F-2 and ending on page F-20.

Investment LLC	Refers to Oncor Management Investment LLC, a limited liability company and minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B Interests are owned by certain members of the management team and independent directors of Oncor.

IRS	US Internal Revenue Service

kV	kilovolts

kW	kilowatt

kWh	kilowatt-hours

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

Limited Liability Company Agreement	The Second Amended and Restated Limited Liability Company Agreement of Oncor, dated as of November 5, 2008, by and among Oncor Holdings, Texas Transmission and Investment LLC, as amended

Luminant	Refers to subsidiaries of TCEH engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

Moody’s	Moody’s Investors Services, Inc. (a credit rating agency)

MW	megawatts

NERC	North American Electric Reliability Corporation

Oncor	Refers to Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings, and/or its wholly-owned consolidated bankruptcy-remote financing subsidiary, Bondco, depending on context.

Oncor Holdings	Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner (approximately 80.03%) of Oncor, and/or its subsidiaries, depending on context.

Oncor OPEB Plan	Refers to an Oncor sponsored plan (effective July 1, 2014) that offers certain health care and life insurance benefits to eligible Oncor employees and their eligible dependents upon the retirement of such employees from the company. On July 1, 2014, Oncor ceased participation in the EFH OPEB Plan and established its own OPEB plan.

Oncor Retirement Plan	Refers to the defined benefit pension plan sponsored by Oncor. In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) into a new plan.

Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor.

OPEB	other postretirement employee benefits

PUCT	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act

purchase accounting	The purchase method of accounting for a business combination as prescribed by US GAAP, whereby the cost or “purchase price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

REP	retail electric provider

S&P	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (a credit rating agency)

SARs	Stock Appreciation Rights

SARs Plan	Refers to the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.

SEC	US Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

Sponsor Group	Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH	Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of Energy Future Competitive Holdings Company and an indirect subsidiary of EFH Corp., and/or its subsidiaries, depending on context. Its major subsidiaries include Luminant and TXU Energy.

TCEQ	Texas Commission on Environmental Quality

TCOS	transmission cost of service

TCRF	transmission cost recovery factor

Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owns substantially all of the common stock of EFH Corp.

Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.

Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax. Also referred to as “Texas franchise tax” and/or “Texas gross margin tax.”

Texas Transmission	Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd. Texas Transmission is not affiliated with EFH Corp., any of EFH Corp.’s subsidiaries or any member of the Sponsor Group.

TRE	Refers to Texas Reliability Entity, Inc., an independent organization that develops reliability standards for the ERCOT region and monitors and enforces compliance with NERC standards and ERCOT protocols.

TXU Energy	Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of TCEH engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

US	United States of America

VIE	variable interest entity

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ONCOR ELECTRIC DELIVERY COMPANY LLC

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(millions of dollars)
Operating revenues:
Nonaffiliates	$773	$693	$2,137	$1,912
Affiliates	281	273	746	728

Total operating revenues	1,054	966	2,883	2,640

Operating expenses:
Wholesale transmission service	193	146	557	417
Operation and maintenance	183	169	517	502
Depreciation and amortization	218	207	638	608
Provision in lieu of income taxes (Note 10)	98	93	221	190
Taxes other than amounts related to income taxes	115	112	330	315

Total operating expenses	807	727	2,263	2,032

Operating income	247	239	620	608
Other income and deductions:
Other income (Note 11)	3	4	10	14
Other deductions (Note 11)	4	2	11	11
Nonoperating provision in lieu of income taxes	—	1	1	1
Interest income	1	—	3	2
Interest expense and related charges (Note 11)	89	94	266	283

Net income	$158	$146	$355	$329

See Notes to Financial Statements.

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(millions of dollars)
Net income	$158	$146	$355	$329
Other comprehensive income (loss):
Cash flow hedges — derivative value net loss recognized in net income (net of tax expense of $–, $–, $1 and $1) (Note 1)	1	1	2	3
Defined benefit pension plans (net of tax benefit of $–, $–, $– and $–) (Note 9)	(1)	—	(1)	(1)

Total other comprehensive income (loss)	—	1	1	2

Comprehensive income	$158	$147	$356	$331

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(millions of dollars)
Cash flows — operating activities:
Net income	$355	$329
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	669	634
Provision in lieu of deferred income taxes — net	(36)	143
Other — net	(2)	(3)
Changes in operating assets and liabilities:
Deferred revenues (Note 4)	(20)	(19)
Changes in other operating assets and liabilities	(101)	(174)

Cash provided by operating activities	865	910

Cash flows — financing activities:
Issuance of long-term debt (Note 6)	250	100
Repayments of long-term debt (Note 6)	(89)	(84)
Net increase in short-term borrowings (Note 5)	(25)	125
Distributions to members (Note 8)	(181)	(215)
Debt discount, premium, financing and reacquisition expenses – net	(4)	2

Cash used in financing activities	(49)	(72)

Cash flows — investing activities:
Capital expenditures	(822)	(870)
Other — net	(4)	4

Cash used in investing activities	(826)	(866)

Net change in cash and cash equivalents	(10)	(28)
Cash and cash equivalents — beginning balance	27	45

Cash and cash equivalents — ending balance	$17	$17

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	At September 30, 2014	At December 31, 2013
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$17	$27
Restricted cash — Bondco (Note 11)	67	52
Trade accounts receivable from nonaffiliates — net (Note 11)	469	385
Trade accounts and other receivables from affiliates — net (Note 10)	152	135
Amounts receivable from members related to income taxes (Note 10)	—	23
Materials and supplies inventories — at average cost	76	65
Prepayments and other current assets	86	79

Total current assets	867	766
Restricted cash — Bondco (Note 11)	16	16
Investments and other property (Note 11)	96	91
Property, plant and equipment — net (Note 11)	12,270	11,902
Goodwill (Note 11)	4,064	4,064
Regulatory assets — net — Oncor (Note 4)	975	1,098
Regulatory assets — net — Bondco (Note 4)	136	226
Other noncurrent assets	69	71

Total assets	$18,493	$18,234

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$720	$745
Long-term debt due currently — Oncor (Note 6)	500	—
Long-term debt due currently — Bondco (Note 6)	136	131
Trade accounts payable to nonaffiliates	133	178
Amounts payable to members related to income taxes (Note 10)	65	23
Accrued taxes other than amounts related to income	145	169
Accrued interest	65	95
Other current liabilities	150	135

Total current liabilities	1,914	1,476
Long-term debt, less amounts due currently — Oncor (Note 6)	4,955	5,202
Long-term debt, less amounts due currently — Bondco (Note 6)	86	179
Liability in lieu of deferred income taxes (Note 10)	2,376	2,414
Other noncurrent liabilities and deferred credits (Note 11)	1,578	1,554

Total liabilities	10,909	10,825

Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account — number of interests outstanding 2014 and 2013 — 635,000,000	7,631	7,457
Accumulated other comprehensive loss	(47)	(48)

Total membership interests	7,584	7,409

Total liabilities and membership interests	$18,493	$18,234

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor and/or its subsidiary as apparent in the context. See “Glossary” for definition of terms and abbreviations.

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 26% and 28% of our total operating revenues for the nine months ended September 30, 2014 and 2013, respectively. We are a direct, majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. Oncor Holdings owns 80.03% of our membership interests, Texas Transmission owns 19.75% of our membership interests and certain members of our management team and board of directors indirectly own the remaining membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco, a variable interest entity. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

Our condensed consolidated financial statements have been prepared in accordance with US GAAP and on the same basis as the audited financial statements in our 2013 Form 10-K. Adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US

GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes in our 2013 Form 10-K. The results of operations for an interim period may not give a true indication of results for a full year due to seasonality. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Derivative Instruments and Mark-to-Market Accounting

We have from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, EECRF surcharges, AMS surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

Changes in Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 introduces new, increased requirements for disclosure of revenue in financial statements and is intended to eliminate inconsistencies in revenue recognition and thereby improve financial reporting comparability across entities, industries and capital markets. ASU 2014-09 is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016 for public entities. Early application is not permitted. We are currently evaluating the potential impact of ASU 2014-09. The adoption of ASU 2014-09 is not expected to have a material effect on our reported results of operations, financial condition or cash flows.

2.	EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings.

The US Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. Since that time, we have collected $127 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. As such, a provision for uncollectible accounts from affiliates had not been established as of September 30, 2014.

The EFH Bankruptcy Proceedings are a complex litigation matter and the full extent of potential exposure at this time is unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our financial statements. EFH Corp. has been exploring various options regarding potential transactions that could be deemed to implicate a regulatory review. We have made some preliminary preparations for potential change in control filings, including discussions with EFH Corp. and others, in light of the proposals in the EFH Bankruptcy Proceedings, but cannot predict the result of any transaction or review.

See Note 10 for details of our related-party transactions with members of the Texas Holdings Group.

3.	REGULATORY MATTERS

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. On August 6, 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments. The Austin Court of Appeals has remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. On August 21, 2014, we filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which we were not successful, including the consolidated tax savings adjustment. We are unable to predict the outcome of this motion on rehearing and our appeal efforts, and there is no deadline for the Austin Court of Appeals to act. If our appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, we estimate that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to a $130 million loss (after tax). We do not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to our results of operations or financial condition.

See Note 2 to Financial Statements in our 2013 Form 10-K for additional information regarding regulatory matters.

4.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at	Carrying Amount At
	September 30, 2014	September 30, 2014	December 31, 2013
Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(e)	2 years	$183	$281
Employee retirement costs	5 years	59	71
Employee retirement costs to be reviewed (b)(c)	To be determined	241	224
Employee retirement liability (a)(c)(d)	To be determined	520	491
Self-insurance reserve (primarily storm recovery costs) — net	5 years	135	158
Self-insurance reserve to be reviewed — net (b)(c)	To be determined	206	196
Securities reacquisition costs (pre-industry restructure) 3 years		26	32
Securities reacquisition costs (post-industry restructure) — net	Terms of related debt	6	5
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	19	42
Rate review expenses (a)	Various	4	4
Advanced meter customer education costs	5 years	7	8
Deferred conventional meter and metering facilities depreciation	Largely 6 years	129	146
Deferred AMS costs	To be determined	101	62
Energy efficiency performance bonus (a)	1 year	25	12
Under-recovered wholesale transmission service expense — net (a)	1 year	18	37
Other regulatory assets	Various	2	2

Total regulatory assets		1,681	1,771

Regulatory liabilities:
Estimated net removal costs	Life of utility plant	495	385
Investment tax credit and protected excess deferred taxes	Various	18	23
Over-collection of transition bond revenues (a)(e)	2 years	37	35
Energy efficiency programs (a)	Not applicable	20	4

Total regulatory liabilities		570	447

Net regulatory asset		$1,111	$1,324

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Costs incurred since the period covered under the last rate review.
(c)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(d)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(e)	Bondco net regulatory assets of $136 million at September 30, 2014 consisted of $173 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $37 million. Bondco net regulatory assets of $226 million at December 31, 2013 consisted of $261 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $35 million.

5.	BORROWINGS UNDER CREDIT FACILITIES

At September 30, 2014, we had a $2.4 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. The revolving credit facility expires in October 2016, and we have the option of requesting up to two one-year extensions, with such extensions subject to certain conditions and lender approval. The terms of the revolving credit facility allow us to request an additional increase in our borrowing capacity of $100 million, provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of our other secured indebtedness by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.

At September 30, 2014, we had outstanding borrowings under the revolving credit facility totaling $720 million with an interest rate of 1.28% and outstanding letters of credit totaling $7 million. At December 31, 2013, we had outstanding borrowings under the revolving credit facility totaling $745 million with an interest rate of 1.67% and outstanding letters of credit totaling $6 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt. At September 30, 2014, all outstanding borrowings bore interest at LIBOR plus 1.125%. Amounts borrowed under the revolving credit facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to our senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At September 30, 2014, letters of credit bore interest at 1.325%, and a commitment fee (at a rate of 0.125% per annum) was payable on the unfunded commitments under the revolving credit facility, each based on our current credit ratings.

Subject to the limitations described below, borrowing capacity available under the revolving credit facility at September 30, 2014 and December 31, 2013 was $1.673 billion and $1.649 billion, respectively. Generally, our indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 6 to Financial Statements in our 2013 Form 10-K, the Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that have been certified to the Deed of Trust collateral agent. At September 30, 2014, the available bond credits were approximately $2.199 billion and the amount of additional potential indebtedness that could be secured by property additions, subject to a certification process, was $1.407 billion. At September 30, 2014, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, us and our subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that we maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with US GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with US GAAP plus indebtedness described above. At September 30, 2014, we were in compliance with this covenant and with all other covenants.

6.	LONG-TERM DEBT

At September 30, 2014 and December 31, 2013, our long-term debt consisted of the following:

	September 30, 2014	December 31, 2013
Oncor (a):
6.375% Fixed Senior Notes due January 15, 2015	$500	$500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
2.150% Fixed Senior Notes due June 1, 2019	250	—
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	400
5.300% Fixed Senior Notes due June 1, 2042	500	500
Unamortized discount	(20)	(23)
Less amount due currently	(500)	—

Long-term debt, less amounts due currently — Oncor	4,955	5,202

Bondco (b):
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015	54	106
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	168	205
Unamortized fair value discount related to transition bonds	—	(1)
Less amount due currently	(136)	(131)

Long-term debt, less amounts due currently — Bondco	86	179

Total long-term debt, less amounts due currently	$5,041	$5,381

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” in Note 6 to Financial Statements in our 2013 Form 10-K for additional information.
(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.

Debt-Related Activity in 2014

Debt Repayments

Repayments of long-term debt in the nine months ended September 30, 2014 totaled $89 million and represent transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In May 2014, we issued $250 million aggregate principal amount of 2.150% senior secured notes maturing in June 2019 (Notes). We used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $248 million from the sale of the Notes to repay borrowings under our revolving credit facility and for other general corporate purposes. The Notes are secured by a first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2014. We may at our option at any time and from time to time redeem all or part of the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. The Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The Notes were issued in a private placement and were not registered under the Securities Act. We have agreed, subject to certain exceptions, to register with the SEC notes having substantially identical terms as the Notes (except for provisions relating to the transfer restriction and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the Notes. We have agreed to use commercially reasonable efforts to cause the exchange offer to be completed within 315 days after the issue date of the Notes. If a registration statement for the exchange offer is not declared effective by the SEC within 270 days after the issue date of the Notes or the exchange offer is not completed within 315 days after the issue date of the Notes (an exchange default), then the annual interest rate on the Notes will increase 50 basis points per annum until the earlier of the expiration of the exchange default or the second anniversary of the issue date of the Notes.

Fair Value of Long-Term Debt

At September 30, 2014 and December 31, 2013, the estimated fair value of our long-term debt (including current maturities) totaled $6.759 billion and $6.188 billion, respectively, and the carrying amount totaled $5.677 billion and $5.512 billion, respectively. The fair value is estimated based upon the market value as determined by quoted market prices, representing Level 1 valuations under accounting standards related to the determination of fair value.

7.	COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2 and 10 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group, respectively.

Guarantees

We are the lessee under various operating leases that obligate us to guarantee the residual values of the leased assets. At September 30, 2014, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled $6 million. These leased assets consist primarily of vehicles used in distribution activities. The average life of the residual value guarantees under the lease portfolio is approximately 2.4 years.

Legal/Regulatory Proceedings

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 3 in this report and Note 7 to Financial Statements in our 2013 Form 10-K for additional information regarding our legal and regulatory proceedings.

8.	MEMBERSHIP INTERESTS

Cash Distributions

On October 21, 2014, our board of directors declared a cash distribution of $101 million, which was paid to our members on October 22, 2014. During the nine months ended September 30, 2014, our board of directors declared, and we paid the following cash distributions to our members.

Declaration Date	Payment Date	Amount
July 30, 2014	July 31, 2014	$71
April 30, 2014	May 1, 2014	57
February 19, 2014	February 20, 2014	$53

Distributions are limited by our required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2014, our regulatory capitalization ratio was 58.7% debt and 41.3% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At September 30, 2014, $193 million was available for distribution to our members under the capital structure restriction.

Membership Interests

The following tables present the changes to membership interests during the nine months ended September 30, 2014 and 2013:

	Capital Accounts	Accumulated Other Comprehensive Income (Loss)	Total Membership Interests
Balance at December 31, 2013	$7,457	$(48)	$7,409
Net income	355	—	355
Distributions	(181)	—	(181)
Net effects of cash flow hedges (net of tax)		2	2
Defined benefit pension plans (net of tax)	—	(1)	(1)

Balance at September 30, 2014	$7,631	$(47)	$7,584

	Capital Accounts	Accumulated Other Comprehensive Income (Loss)	Total Membership Interests
Balance at December 31, 2012	$7,335	$(31)	$7,304
Net income	329	—	329
Distributions	(215)	—	(215)
Net effects of cash flow hedges (net of tax)		3	3
Defined benefit pension plans (net of tax)	—	(1)	(1)
Other	(1)	—	(1)

Balance at September 30, 2013	$7,448	$(29)	$7,419

Accumulated Other Comprehensive Income (Loss)

The following tables present the changes to accumulated other comprehensive income (loss) for the nine months ended September 30, 2014 and 2013:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2013	$(26)	$(22)	$(48)
Defined benefit pension plans (net of tax)	—	(1)	(1)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at September 30, 2014	$(24)	$(23)	$(47)

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$(28)	$(3)	$(31)
Defined benefit pension plans (net of tax)	—	(1)	(1)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	3	—	3

Balance at September 30, 2013	$(25)	$(4)	$(29)

9.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS PLANS

We participate in two defined pension plans, the Oncor Retirement Plan and the EFH Retirement Plan. Until July 1, 2014, we also participated with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (EFH OPEB Plan). As discussed below, we ceased participation in the EFH OPEB Plan and established our own OPEB plan for our eligible employees and their dependents (Oncor OPEB Plan). We also have a supplemental pension plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plans. See Note 9 to Financial Statements in our 2013 Form 10-K for additional information regarding our pension plans and the EFH OPEB Plan.

In April 2014, we entered into an agreement with EFH Corp. in which we agreed to transfer to the Oncor OPEB Plan effective July 1, 2014, the assets and liabilities related to our eligible current and future retirees as well as retirees of EFH Corp. whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Pursuant to the agreement, EFH Corp. will retain its portion of the liability for retiree benefits related to those retirees. Since the Oncor OPEB Plan offers identical benefits as the EFH OPEB Plan and we and EFH Corp. retain the same responsibility for participants as before, there was no financial impact as a result of the transfer other than from a remeasurement of the Oncor OPEB Plan’s asset values and obligations. As we are not responsible for EFH Corp.’s portion of the Oncor OPEB Plan’s unfunded liability totaling $104 million as of September 30, 2014, that amount is not reported on our balance sheet.

As a result of the establishment of the Oncor OPEB Plan, asset values and obligations were remeasured as of July 1, 2014, resulting in the projected benefit obligation increasing by $75 million, or 8%, the fair value of assets decreasing by $3 million, or 2%, and regulatory assets increasing by $64 million, or 50%, as compared to December 31, 2013 values. Assumptions used in the remeasurement included a decrease in the discount rate to 4.39% from 4.98% and no change in the expected return on assets of 7.05% assumed at December 31, 2013. The remeasurement did not materially affect reported OPEB expense for the three months ended September 30, 2014.

Our net costs related to pension and OPEB plans for the three and nine months ended September 30, 2014 and 2013 were comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Components of net allocated pension costs:
Service cost	$6	$6	$18	$18
Interest cost	33	31	99	92
Expected return on assets	(34)	(31)	(102)	(91)
Amortization of net loss	9	17	29	52

Net pension costs	14	23	44	71

Components of net OPEB costs:
Service cost	2	1	5	4
Interest cost	11	9	33	28
Expected return on assets	(3)	(3)	(9)	(9)
Amortization of prior service cost	(5)	(5)	(15)	(15)
Amortization of net loss	8	7	20	19

Net OPEB costs	13	9	34	27

Total net pension and OPEB costs	27	32	78	98
Less amounts deferred principally as property or a regulatory asset	(18)	(23)	(51)	(71)

Net amounts recognized as expense	$9	$9	$27	$27

The discount rates reflected in net pension and OPEB costs in 2014 are 4.72%, 5.07% and 4.39% (as of July 1, 2014) for the Oncor Retirement Plan, the EFH Retirement Plan and the OPEB plans, respectively. The expected return on pension and OPEB plan assets reflected in the 2014 cost amounts are 6.48%, 6.17% and 7.05% for the Oncor Retirement Plan, the EFH Retirement Plan and the OPEB plans, respectively.

We made cash contributions to the pension plans and OPEB plans of $67 million and $12 million, respectively, during the nine months ended September 30, 2014, and we expect to make additional cash contributions to the pension plans and OPEB plans of $1 million and $5 million, respectively, during the remainder of 2014.

10.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions. See Note 2 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings.

•	We record revenue from TCEH, principally for electricity delivery fees, which totaled $281 million and $273 million for the three months ended September 30, 2014 and 2013, respectively, and $746 million and $728 million for the nine months ended September 30, 2014 and 2013, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. These revenues included less than $1 million for each of the three- and nine-month periods ended September 30, 2014 and 2013 pursuant to a transformer maintenance agreement with TCEH. The balance sheets at September 30, 2014 and December 31, 2013 reflect trade accounts and other receivables from affiliates — net totaling $152 million ($47 million of which was unbilled) and $135 million ($56 million of which was unbilled), respectively, primarily consisting of trade receivables from TCEH related to these electricity delivery fees.

Trade accounts and other receivables from EFH Corp. affiliates — net reported on our balance sheet consisted of the following:

	At September 30, 2014	At December 31, 2013
Trade accounts and other receivables from affiliates	$157	$141
Trade accounts and other payables to affiliates	(5)	(6)

Trade accounts and other receivables from affiliates — net	$152	$135

•	EFH Corp. subsidiaries charge us for certain administrative services at cost. Our payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled $7 million and $8 million for the three months ended September 30, 2014 and 2013, respectively, and $22 million for each of the nine-month periods ended September 30, 2014 and 2013. We also charge each other for shared facilities at cost. Our payments to EFH Corp. for shared facilities totaled $1 million for the each of the three-month periods ended September 30, 2014 and 2013 and $3 million for the each of the nine-month periods ended September 30, 2014 and 2013. Payments we received from EFH Corp. subsidiaries related to shared facilities totaled less than $1 million for the each of the three-month periods ended September 30, 2014 and 2013 and $2 million and $1 million for the nine months ended September 30, 2014 and 2013, respectively.

•	Through June 30, 2014, we participated in the Energy Future Holdings Health and Welfare Benefit Program, which provided employee benefits to our workforce. In October 2013, we notified EFH Corp. of our intention to withdraw from the benefit program effective June 30, 2014 and entered into an agreement with EFH Corp. pursuant to which, we agreed to pay EFH Corp. $1 million to reimburse EFH Corp. for its increased costs under the program as a result of our withdrawal from the program and the additional administrative work required to effectuate our withdrawal from the benefit program and transition to the new benefit program. This one-time payment was paid to EFH Corp. in June 2014. In April 2014, we entered into a welfare benefit administration agreement with EFH Corp., pursuant to which EFH Corp. will continue to provide us with welfare benefit administration services under our new benefit plans from July 1, 2014 until December 31, 2014. These amounts are included in the administrative services payments to EFH Corp. subsidiaries reported above.

•	We are not a member of EFH Corp.’s consolidated tax group, but EFH Corp.’s consolidated federal income tax return includes EFH Corp.’s portion of our results due to EFH Corp.’s equity ownership in us. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. For periods prior to the tax sharing agreement (entered into in October 2007 and amended and restated in November 2008), we are responsible for our share, if any, of redetermined tax liability for the EFH Corp. consolidated tax group. EFH Corp. also includes our results in its consolidated Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 to Financial Statements in our 2013 Form 10-K under “Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members.

Amounts payable to (receivable from) members related to income taxes under the tax sharing agreement and reported on our balance sheet consisted of the following:

	At September 30, 2014			At December 31, 2013
	EFH Corp.	Texas Transmission	Total	EFH Corp.	Texas Transmission	Total
Federal income taxes receivable	$—	$—	$—	$(18)	$(5)	$(23)
Federal income taxes payable	38	9	47	—	—	—
Texas margin taxes payable	18	—	18	23	—	23

Net payable (receivable)	$56	$9	$65	$5	$(5)	$—

Cash payments made to (received from) members related to income taxes consisted of the following:

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	EFH Corp.	Texas Transmission	Total	EFH Corp.	Texas Transmission	Total
Federal income taxes	$140	$35	$175	$48	$4	$52
Texas margin taxes	23	—	23	12	—	12

Total payments (receipts)	$163	$35	$198	$60	$4	$64

•	Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at both September 30, 2014 and December 31, 2013, TCEH had posted security in the amount of $9 million for our benefit.

•	Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge we collect from REPs and remit monthly to TCEH. Delivery fee surcharges totaled $5 million for each of the three-month periods ended September 30, 2014 and 2013 and $13 million and $12 million for the nine months ended September 30, 2014 and 2013, respectively. Our sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, we would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

•	Affiliates of the Sponsor Group have (1) sold, acquired or participated in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) performed various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses, and may from time to time in the future participate in any of the items in (1) and (2) above.

See Note 8 for information regarding distributions to members and Note 9 for information regarding our participation in EFH Corp. pension and OPEB plans and transactions with EFH Corp. involving employee benefit matters.

11.	SUPPLEMENTARY FINANCIAL INFORMATION

Major Customers

Revenues from TCEH represented 27% and 28% of our total operating revenues for the three months ended September 30, 2014 and 2013, respectively, and 26% and 28% of our total operating revenues for the nine months ended September 30, 2014 and 2013, respectively. Revenues from REP subsidiaries of NRG Energy, Inc., a nonaffiliated entity, collectively represented 17% and 16% of our total operating revenues for the three months ended September 30, 2014 and 2013, respectively, and 16% and 15% of our total operating revenues for the nine months ended September 30, 2014 and 2013, respectively. No other customer represented 10% or more of our total operating revenues.

Other Income and Deductions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Other income:
Accretion of fair value adjustment (discount) to regulatory assets due to purchase accounting	$3	$4	$9	$14
Other	—	—	1	—

Total other income	$3	$4	$10	$14

Other deductions:
Professional fees	$3	$2	$10	$8
Other	1	—	1	3

Total other deductions	$4	$2	$11	$11

Interest Expense and Related Charges

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest expense	$89	$90	$267	$270
Amortization of debt issuance costs and discounts	1	6	2	21
Allowance for funds used during construction — capitalized interest portion	(1)	(2)	(3)	(8)

Total interest expense and related charges	$89	$94	$266	$283

Restricted Cash

All restricted cash amounts reported on our balance sheet at September 30, 2014 and December 31, 2013 relate to the transition bonds.

Trade Accounts Receivable

Trade accounts receivable reported on our balance sheet consisted of the following:

	At September 30, 2014	At December 31, 2013
Gross trade accounts receivable	$626	$527
Trade accounts receivable from TCEH	(154)	(139)
Allowance for uncollectible accounts	(3)	(3)

Trade accounts receivable from nonaffiliates — net	$469	$385

Gross trade accounts receivable at September 30, 2014 and December 31, 2013 included unbilled revenues of $165 million and $180 million, respectively. At September 30, 2014 and December 31, 2013, REP subsidiaries of NRG Energy, Inc., a nonaffiliated entity, collectively represented approximately 14% and 12% of the nonaffiliated trade accounts receivable amount, respectively.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Investments and Other Property

Investments and other property reported on our balance sheet consisted of the following:

	At September 30, 2014	At December 31, 2013
Assets related to employee benefit plans, including employee savings programs	$93	$88
Land	3	3

Total investments and other property	$96	$91

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	At September 30, 2014	At December 31, 2013
Total assets in service	$17,938	$17,056
Less accumulated depreciation	6,030	5,725

Net of accumulated depreciation	11,908	11,331
Construction work in progress	347	556
Held for future use	15	15

Property, plant and equipment — net	$12,270	$11,902

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At September 30, 2014			At December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$452	$85	$367	$440	$82	$358
Capitalized software	422	228	194	385	189	196

Total	$874	$313	$561	$825	$271	$554

Aggregate amortization expense for intangible assets totaled $15 million and $8 million for the three months ended September 30, 2014 and 2013, respectively, and $42 million and $38 million for the nine months ended September 30, 2014 and 2013, respectively. The estimated aggregate amortization expense for each of the next five fiscal years from December 31, 2013 is as follows:

Year	Amortization Expense
2014	$58
2015	60
2016	57
2017	49
2018	45

At both September 30, 2014 and December 31, 2013, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes.

Other Noncurrent Liabilities and Deferred Credits

Other noncurrent liabilities and deferred credits reported on our balance sheet consisted of the following:

	At September 30, 2014	At December 31, 2013
Retirement plans and other employee benefits	$1,434	$1,399
Uncertain tax positions (including accrued interest)	37	56
Amount payable related to income taxes	17	17
Investment tax credits	18	20
Other	72	62

Total other noncurrent liabilities and deferred credits	$1,578	$1,554

In the first and third quarters of 2014, several uncertain tax positions were remeasured under US GAAP guidance as a result of new information received from the IRS with respect to the audit of tax years 2007 through 2009. As a result, we reduced the liability for uncertain tax positions by $19 million. This reduction consisted of a $15 million increase to liability in lieu of deferred income taxes, a $2 million reversal of provision in lieu of income taxes and a $2 million ($1 million after tax) reversal of accrued interest, which is reported as a decrease in provision in lieu of income taxes. In September 2014, EFH Corp. signed the final agreed Revenue Agent Report and associated documentation (RAR) for the 2007 tax year and filed a motion seeking bankruptcy court approval of its signing of the RAR. Such approval was granted on October 27, 2014.

Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2014	2013
Cash payments (receipts) related to:
Interest	$296	$300
Capitalized interest	(3)	(8)

Interest (net of amounts capitalized)	$293	$292

Amount in lieu of income taxes (a):
Federal	$175	$52
State	23	12

Total amount in lieu of income taxes	$198	$64

Noncash construction expenditures (b)	$34	$55

(a)	See Note 10 for additional information regarding income taxes.
(b)	Represents end-of-period accruals.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Oncor Electric Delivery Company LLC

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Oncor Electric Delivery Company LLC and subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related statements of consolidated income, comprehensive income, cash flows, and membership interests for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oncor Electric Delivery Company LLC and subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has implemented certain ring-fencing measures, which management believes mitigate the Company’s exposure to a bankruptcy or other restructuring transaction involving members of the Texas Holdings Group.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2014 (not included herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 27, 2014

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED INCOME

	Year Ended December 31,
	2013	2012	2011
	(millions of dollars)
Operating revenues:
Nonaffiliates	$2,585	$2,366	$2,092
Affiliates	967	962	1,026

Total operating revenues	3,552	3,328	3,118

Operating expenses:
Wholesale transmission service	588	502	439
Operation and maintenance	681	669	658
Depreciation and amortization	814	771	719
Provision in lieu of income taxes (Notes 3 and 11)	247	240	209
Taxes other than amounts related to income taxes	424	415	400

Total operating expenses	2,754	2,597	2,425

Operating income	798	731	693
Other income and deductions:
Other income (Note 12)	18	26	30
Other deductions (Note 12)	15	64	9
Nonoperating provision in lieu of income taxes (Note 3)	2	(6)	20
Interest income	4	24	32
Interest expense and related charges (Note 12)	371	374	359

Net income	$432	$349	$367

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012	2011
	(millions of dollars)
Net income	$432	$349	$367
Other comprehensive income (loss):
Cash flow hedges (Notes 1 and 6):
Net decrease in fair value of derivatives (net of tax benefit of $—, $— and $17)	—	—	(29)
Derivative value net loss recognized in net income (net of tax benefit of $1, $1 and $—)	2	3	—

Total cash flow hedges	2	3	(29)
Defined benefit pension plans (net of tax benefit of $11, $1 and $—) (Note 9)	(19)	(3)	—

Total other comprehensive income (loss)	(17)	—	(29)

Comprehensive income	$415	$349	$338

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(millions of dollars)
Cash flows — operating activities:
Net income	$432	$349	$367
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	848	802	732
Provision in lieu of deferred income taxes — net	194	208	258
Other — net	(4)	(4)	(3)
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	(129)	52	(36)
Inventories	9	(3)	25
Accounts payable — trade (including affiliates)	38	(9)	17
Deferred revenues (Note 4)	(53)	(101)	(7)
Other — assets	172	(17)	111
Other — liabilities	(137)	(8)	(169)

Cash provided by operating activities	1,370	1,269	1,295

Cash flows — financing activities:
Issuances of long-term debt (Note 6)	100	900	300
Repayments of long-term debt (Note 6)	(125)	(1,018)	(113)
Net increase in short-term borrowings (Note 5)	10	343	15
Distributions to members (Note 8)	(310)	(225)	(145)
Decrease in note receivable from TCEH (Note 11)	—	20	40
Sale of related-party agreements (Note 11)	—	159	—
Debt discount, premium, financing and reacquisition expenses — net	1	(46)	(17)
Other — net	—	(1)	—

Cash (used in) provided by financing activities	(324)	132	80

Cash flows — investing activities:
Capital expenditures	(1,079)	(1,389)	(1,362)
Other — net	15	21	(34)

Cash used in investing activities	(1,064)	(1,368)	(1,396)

Net change in cash and cash equivalents	(18)	33	(21)
Cash and cash equivalents — beginning balance	45	12	33

Cash and cash equivalents — ending balance	$27	$45	$12

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2013	2012
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$27	$45
Restricted cash — Bondco (Note 12)	52	55
Trade accounts receivable from nonaffiliates — net (Note 12)	385	338
Trade accounts and other receivables from affiliates (Note 11)	135	53
Amounts receivable from members related to income taxes (Note 11)	23	—
Materials and supplies inventories — at average cost	65	73
Prepayments and other current assets	79	79

Total current assets	766	643
Restricted cash — Bondco (Note 12)	16	16
Investments and other property (Note 12)	91	83
Property, plant and equipment — net (Note 12)	11,902	11,318
Goodwill (Notes 1 and 12)	4,064	4,064
Regulatory assets — net — Oncor (Note 4)	1,098	1,453
Regulatory assets — net — Bondco (Note 4)	226	335
Other noncurrent assets	71	78

Total assets	$18,234	$17,990

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$745	$735
Long-term debt due currently — Bondco (Note 6)	131	125
Trade accounts payable	178	121
Amounts payable to members related to income taxes (Note 11)	23	22
Accrued taxes other than amounts related to income	169	153
Accrued interest	95	95
Other current liabilities	135	109

Total current liabilities	1,476	1,360
Long-term debt, less amounts due currently — Oncor (Note 6)	5,202	5,090
Long-term debt, less amounts due currently — Bondco (Note 6)	179	310
Liability in lieu of deferred income taxes (Notes 1, 3 and 11)	2,414	2,180
Other noncurrent liabilities and deferred credits (Notes 11 and 12)	1,554	1,746

Total liabilities	10,825	10,686

Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account — number of interests outstanding 2013 and 2012 — 635,000,000	7,457	7,335
Accumulated other comprehensive loss	(48)	(31)

Total membership interests	7,409	7,304

Total liabilities and membership interests	$18,234	$17,990

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

	Year Ended December 31,
	2013	2012	2011
	(millions of dollars)
Capital account:
Balance at beginning of period	$7,335	$7,212	$6,990
Net income	432	349	367
Distributions to members	(310)	(225)	(145)
Sale of related-party agreements (net of tax benefit of $—, $1 and $—) (Note 11)	—	(2)	—
Other	—	1	—

Balance at end of period (number of interests outstanding: 2013, 2012 and 2011 — 635 million)	7,457	7,335	7,212

Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(31)	(31)	(2)
Net effects of cash flow hedges (net of tax expense (benefit) of $1, $1 and $(17))	2	3	(29)
Defined benefit pension plans (net of tax benefit of $11, $1 and $—) (Note 9)	(19)	(3)	—

Balance at end of period	(48)	(31)	(31)

Total membership interests at end of period	$7,409	$7,304	$7,181

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor and/or its subsidiary as apparent in the context. See “Glossary” for definition of terms and abbreviations.

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 27%, 29% and 33% of our total operating revenues for the years ended December 31, 2013, 2012 and 2011, respectively. We are a direct, majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. Oncor Holdings owns 80.03% of our membership interests, Texas Transmission owns 19.75% of our membership interests and certain members of our management team and board of directors indirectly own the remaining membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco, a VIE (see Note 12). This financing subsidiary was organized for the limited purpose of issuing certain transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. Bondco issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

As noted in SEC filings made by members of the Texas Holdings Group, EFH Corp. and other members of the Texas Holdings Group have engaged in discussions with certain unaffiliated creditors regarding certain of those entities’ capital structures and long-term liquidity, as well as possible restructuring transactions involving those entities. We believe the “ring-fencing” measures discussed above mitigate our exposure to a bankruptcy or other restructuring transaction involving members of the Texas Holdings Group.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with US GAAP and on the same basis as the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. Adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Consolidation of Variable Interest Entities

A VIE is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. We consolidate a VIE if we have: a) the power to direct the significant activities of the VIE and b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary). See Note 12.

Income Taxes

EFH Corp. files a consolidated federal income tax return. Effective with the November 2008 sale of equity interests to Texas Transmission and Investment LLC, we became a partnership for US federal income tax purposes, and subsequently we are not a member of EFH Corp.’s consolidated tax group and only EFH Corp.’s share of our partnership income is included in its consolidated federal income tax return. Our tax sharing agreement with Oncor Holdings and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor Holdings were taxed as corporations, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings). Accordingly, while partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of our financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes” for periods subsequent to the sales of equity interests discussed in Note 3.

Such amounts are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes and thus differences between the book and tax bases of assets and liabilities are accounted for as if we were taxed as a corporation. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify interest and penalties expense related to uncertain tax positions as current provision in lieu of income taxes as discussed in Note 3.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments were made to previous estimates or assumptions during the current year.

Derivative Instruments and Mark-to-Market Accounting

We have from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, EECRF surcharges, AMS surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Revenue Recognition

Revenue includes an estimate for electricity delivery services provided from the billed meter reading date to the end of the period (unbilled revenue). For electricity delivery services billed on the basis of kWh volumes, unbilled revenue is based on data collected through our AMS. For other electricity delivery services, unbilled revenue is based on average daily revenues for the most recent period applied to the number of unmetered days through the end of the period.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) or whenever events or changes in circumstances indicate that an impairment may exist.

Goodwill impairment tests performed in 2013 and 2012 were based on determinations of enterprise value using discounted cash flow analyses, comparable company equity values and any relevant transactions indicative of enterprise values (quantitative assessment). The test performed in 2011 was based on a qualitative assessment in which we considered macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relevant events. No impairments were recognized in 2013, 2012 or 2011.

System of Accounts

Our accounting records have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.

Defined Benefit Pension Plans and Other Postretirement Employee Benefit (OPEB) Plans

We have liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and the OPEB Plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off into a new plan all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). See Note 9 for additional information regarding the pension plans and the OPEB Plan.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and OPEB plan trusts (see Note 9) and long-term debt (see Note 6).

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•	Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•	Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

Franchise Taxes

Franchise taxes are assessed to us by local governmental bodies, based on kWh delivered and are the principal component of taxes other than amounts related to income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. The rates we charge customers are intended to recover the franchise taxes, but we are not acting as an agent to collect the taxes from customers.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. See Note 12 for details regarding restricted cash.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis.

Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. When accrued removal costs exceed incurred removal costs, the difference is reclassified as a regulatory obligation to retire assets in the future.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion of capitalized AFUDC is accounted for as other income. We recorded $1 million of equity AFUDC in the year ended December 31, 2012 and none in the years ended December 31, 2013 and 2011. See Note 12 for detail of amounts charged to interest expense.

Regulatory Assets and Liabilities

Our financial statements reflect regulatory assets and liabilities under cost-based rate regulation in accordance with accounting standards related to the effect of certain types of regulation. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 4 for details of regulatory assets and liabilities.

2.	REGULATORY MATTERS

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. In November 2009, the PUCT issued an order on rehearing that established a new rate class but did not change the revenue requirements. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. Oral argument before the Austin Court of Appeals was completed in April 2012. There is no deadline for the court to act. We are unable to predict the outcome of the appeal.

We are involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

3.	INCOME TAXES

The components of our reported provision (benefit) in lieu of income taxes are as follows:

	Year Ended December 31,
	2013	2012	2011
Reported in operating expenses:
Current:
US federal	$51	$23	$(55)
State	12	21	21
Deferred:
US federal	181	200	248
State	6	—	—
Amortization of investment tax credits	(3)	(4)	(5)

Total reported in operating expenses	247	240	209

Reported in other income and deductions:
Current:
US federal	(5)	(14)	9
State	—	—	1
Deferred federal	7	8	10

Total reported in other income and deductions	2	(6)	20

Total provision in lieu of income taxes	$249	$234	$229

Reconciliation of provision in lieu of income taxes computed at the US federal statutory rate to provision in lieu of income taxes:

	Year Ended December 31,
	2013	2012	2011
Income before provision in lieu of income taxes	$681	$583	$596

Provision in lieu of income taxes at the US federal statutory rate of 35%	$238	$204	$209
Amortization of investment tax credits — net of deferred tax effect	(3)	(4)	(5)
Amortization (under regulatory accounting) of statutory tax rate changes	(2)	(3)	(3)
Amortization of Medicare subsidy regulatory asset	14	14	—
Texas margin tax, net of federal tax benefit	15	14	14
Nondeductible losses (gains) on benefit plan investments	(3)	(2)	(1)
Other, including audit settlements	(10)	11	15

Reported provision in lieu of income taxes	$249	$234	$229

Effective rate	36.6%	40.1%	38.4%

The net amounts of $2.414 billion and $2.180 billion reported in the balance sheets at December 31, 2013 and 2012, respectively, as liability in lieu of deferred income taxes include amounts previously recorded as net deferred tax liabilities. Upon the sale of equity interests to Texas Transmission and Investment LLC in 2008, we became a partnership for US federal income tax purposes, and the temporary differences that gave rise to the deferred taxes will, over time, become taxable to the equity holders. Under a tax sharing agreement among us and our equity holders (see Note 1), we make payments to the equity holders for income taxes as the partnership earnings become taxable to the equity holders. Accordingly, as the temporary differences become taxable, we will pay the equity holders. In the unlikely event such amounts are not paid under the tax sharing agreement, it is probable that they would be reimbursed to rate payers.

At December 31, 2013 and 2012, we had $21 million and $52 million of alternative minimum tax (AMT) credit carryforwards, respectively, available to offset future tax sharing payments. The AMT credit carryforwards have no expiration date. At December 31, 2013, we had $162 million of net operating loss (NOL) carryforwards for federal income tax purposes that expire between 2028 and 2030. The NOL carryforwards relate to tax years under audit and can be used to offset future taxable income once the audits are complete. We expect to use all of our NOL carryforwards prior to their expiration date.

Accounting For Uncertainty in Income Taxes

Prior to November 2008, we were a member of the EFH Corp. consolidated tax group. Effective with the November 2008 sale of equity interests to Texas Transmission and Investment LLC, we became a partnership for US federal income tax purposes. EFH Corp. and its subsidiaries file or have filed income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of EFH Corp. and its subsidiaries’ income tax returns for the years ending prior to January 1, 2007 are complete, but the tax years 2003 through 2006 remain in appeals with the IRS. Texas franchise and margin tax returns are under examination or still open for examination for tax years beginning after 2006. Subsequent to November 2008, we are not a member of the EFH Corp. consolidated tax group and assess our liability for uncertain tax positions in our partnership returns.

We have been advised by EFH Corp. that approval by the Joint Committee on Taxation for the 1997 through 2002 IRS appeals settlement was received in May 2013 and that all issues contested have been resolved. As a result, the liability for uncertain tax positions was reduced by $32 million in the second quarter of 2013. This resolution also resulted in a $10 million net reduction to liability in lieu of deferred income taxes and a reversal of accrued interest and tax totaling $5 million ($3 million after tax), which is reported as a decrease in provision in lieu of income taxes. We made a cash payment of $33 million to EFH Corp. in the third quarter of 2013, as required under the tax sharing agreement, to settle the liability resulting from the 1997 through 2002 IRS audit, and received a $10 million refund from EFH Corp. as a result of filing amended Texas franchise tax returns for 1997 through 2001.

The IRS audit for the years 2003 through 2006 was concluded in June 2011. A significant number of adjustments to the originally filed returns for such years were proposed. In March 2013, EFH Corp. and the IRS agreed on terms to resolve the disputed adjustments. In the first quarter of 2013, we reduced the liability for uncertain tax positions by $76 million to reflect the terms of the agreement. This reduction consisted of a $58 million increase to liability in lieu of deferred income taxes and a reversal of accrued interest and tax totaling $18 million ($12 million after tax), which is reported as a decrease in provision in lieu of income taxes. In the fourth quarter of 2013, the 2003 through 2006 state tax positions were remeasured, which resulted in a net reversal of accrued interest and tax totaling $3 million. Any cash income tax impact related to the conclusion of the 2003 through 2006 audit is expected to be immaterial.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in our consolidated balance sheet, during the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Balance at January 1, excluding interest and penalties	$144	$126	$82
Additions based on tax positions related to prior years	—	18	44
Reductions based on tax positions related to prior years (a)	(66)	—	—
Reduction related to 1997-2002 IRS appeals settlement	(24)	—	—

Balance at December 31, excluding interest and penalties	$54	$144	$126

(a)	Includes IRS audit for the years 2003 through 2006.

Of the balances at December 31, 2013 and 2012, $51 million and $133 million, respectively, represent tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period.

Noncurrent liabilities included a total of $2 million and $25 million in accrued interest at December 31, 2013 and 2012, respectively. Amounts recorded related to interest and penalties totaled a benefit of $15 million in the year ended December 31, 2013 and an expense of $3 million and $2 million in the years ended December 31, 2012 and 2011, respectively (all amounts after tax). The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as liability in lieu of deferred income taxes.

With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should EFH Corp. or we sustain such positions on income tax returns previously filed, our liabilities recorded would be reduced by $3 million, resulting in increased net income and a favorable impact on the effective tax rate.

4.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at	Carrying Amount At
	December 31, 2013	December 31, 2013	December 31, 2012
Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(e)	2 years	$281	$409
Employee retirement costs	6 years	71	87
Employee retirement costs to be reviewed (b)(c)	To be determined	224	186
Employee retirement liability (a)(c)(d)	To be determined	491	738
Self-insurance reserve (primarily storm recovery costs) — net	6 years	158	190
Self-insurance reserve to be reviewed (b)(c)	To be determined	196	128
Securities reacquisition costs (pre-industry restructure)	3 years	32	41
Securities reacquisition costs (post-industry restructure) — net	Terms of related debt	5	22
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	42	71
Rate review expenses (a)	Largely 2 years	4	6
Advanced meter customer education costs	6 years	8	10
Deferred conventional meter and metering facilities depreciation	Largely 7 years	146	152
Deferred AMS costs	6 years	62	2
Energy efficiency performance bonus (a)	1 year	12	9
Under-recovered wholesale transmission service expense — net (a)	1 year	37	40
Energy efficiency programs (a)	Not applicable	—	1
Other regulatory assets	Various	2	1

Total regulatory assets		1,771	2,093

Regulatory liabilities:
Estimated net removal costs	Life of utility plant	385	244
Investment tax credit and protected excess deferred taxes	Various	23	28
Over-collection of transition bond revenues (a)(e)	2 years	35	33
Energy efficiency programs (a)	Not applicable	4	—

Total regulatory liabilities		447	305

Net regulatory asset		$1,324	$1,788

(f)	Not earning a return in the regulatory rate-setting process.
(g)	Costs incurred since the period covered under the last rate review.
(h)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(i)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(j)	Bondco net regulatory assets of $226 million at December 31, 2013 consisted of $261 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $35 million. Bondco net regulatory assets of $335 million at December 31, 2012 consisted of $368 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $33 million.

In August 2011, the PUCT issued a final order in our rate review filed in January 2011. The rate review included a determination of the recoverability of regulatory assets at June 30, 2010, including the recoverability period of those assets deemed allowable by the PUCT.

In accordance with the PUCT’s August 2009 order in our rate review, the remaining net book value and the approved amount of removal cost of existing conventional meters that were replaced by advanced meters are being charged to depreciation and amortization expense over an 11-year cost recovery period.

In September 2008, the PUCT approved a settlement for us to recover our estimated future investment for advanced metering deployment. We began billing the AMS surcharge in the January 2009 billing month cycle. The surcharge is expected to total $1.023 billion over the 11-year recovery period and includes a cost recovery factor of $2.19 per month per residential retail customer and $2.39 to $5.15 per month for non-residential retail customers. We account for the difference between the surcharge billings for advanced metering facilities and the allowable revenues under the surcharge provisions, which are based on expenditures and an allowed return, as a regulatory asset or liability. Such differences arise principally as a result of timing of expenditures. As indicated in the table above, the regulatory asset at December 31, 2013 and 2012 totaled $62 million and $2 million, respectively.

As a result of purchase accounting, in 2007 the carrying value of certain generation-related regulatory assets securitized by transition bonds, which have been reviewed and approved by the PUCT for recovery but without earning a rate of return, was reduced by $213 million. This amount will be accreted to other income over the recovery period remaining at October 10, 2007 (approximately nine years).

See Note 11 for information regarding nuclear decommissioning cost recovery.

5.	BORROWINGS UNDER CREDIT FACILITIES

At December 31, 2013, we had a $2.4 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. The revolving credit facility expires in October 2016, and we have the option of requesting up to two one-year extensions, with such extensions subject to certain conditions and lender approval. The terms of the revolving credit facility allow us to request an additional increase in our borrowing capacity of $100 million, provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of our other secured indebtedness by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.

At December 31, 2013, we had outstanding borrowings under the revolving credit facility totaling $745 million with an interest rate of 1.67% and outstanding letters of credit totaling $6 million. At December 31, 2012, we had outstanding borrowings under the revolving credit facility totaling $735 million with an interest rate of 1.46% and outstanding letters of credit totaling $6 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt. At December 31, 2013, all outstanding borrowings bore interest at LIBOR plus 1.50%. Amounts borrowed under the facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to our senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At December 31, 2013, letters of credit bore interest at 1.70%, and a commitment fee (at a rate of 0.225% per annum) was payable on the unfunded commitments under the facility, each based on our current credit ratings.

Subject to the limitations described below, borrowing capacity available under the credit facility at December 31, 2013 and 2012 was $1.649 billion and $1.659 billion, respectively. Generally, our indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 6, the Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that have been certified to the Deed of Trust collateral agent. At December 31, 2013, the available bond credits were approximately $2.176 billion and the amount of additional potential indebtedness that could be secured by property additions, subject to a certification process, was $1.173 billion. At December 31, 2013, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, us and our subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that we maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with US GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with US GAAP plus indebtedness described above. At December 31, 2013, we were in compliance with this covenant with a debt-to-capitalization ratio of 0.45 to 1.00 and with all other covenants.

The revolving credit facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control that are not permitted transactions, cross-default provisions in the event we or any of our subsidiaries (other than Bondco) defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $50 million that are not discharged within 60 days.

6.	LONG-TERM DEBT

At December 31, 2013 and 2012, our long-term debt consisted of the following:

	December 31,
	2013	2012
Oncor (a):
6.375% Fixed Senior Notes due January 15, 2015	$500	$500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	300
5.300% Fixed Senior Notes due June 1, 2042	500	500
Unamortized discount	(23)	(35)

Long-term debt, less amounts due currently — Oncor	5,202	5,090

Bondco (b):
4.950% Fixed Series 2003 Bonds due in semiannual installments through February 15, 2013	—	10
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015	106	145
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	205	281
Unamortized fair value discount related to transition bonds	(1)	(1)
Less amount due currently	(131)	(125)

Long-term debt, less amounts due currently — Bondco	179	310

Total long-term debt, less amounts due currently	$5,381	$5,400

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information.
(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.

Debt-Related Activity in 2013

Debt Repayments

Repayments of long-term debt in 2013 totaled $125 million and represent transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In May 2013, we completed the sale of $100 million aggregate principal amount of 4.550% senior secured notes maturing in December 2041 (Additional 2041 Notes). The Additional 2041 Notes were an additional issuance of our 4.550% senior secured notes maturing in December 2041, $300 million aggregate principal amount of which were previously issued in November 2011 (2041 Notes). The Additional 2041 Notes were issued as part of the same series as the 2041 Notes. We used the net proceeds of approximately $107 million from the sale of the Additional 2041 Notes to repay borrowings under our revolving credit facility and for general corporate purposes. The Additional 2041 Notes and 2041 Notes are secured by the first priority lien and are secured equally and ratably with all of our other secured indebtedness as discussed below.

Interest on the Additional 2041 Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2013. We may at our option redeem the notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

The Additional 2041 Notes were issued in a private placement, and in July 2013 we completed an offering with the holders of the Additional 2041 Notes to exchange their respective Additional 2041 Notes for notes that have terms identical in all material respects to the Additional 2041 Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in June 2013.

Debt-Related Activity in 2012

Debt Repayments

Repayments of long-term debt in 2012 totaled $1.018 billion and represented $376 million principal amount of 6.375% senior secured notes paid at the scheduled maturity date of May 1, 2012, the redemption of $524 million principal amount of 5.950% senior secured notes due September 1, 2013 (2013 Notes) as discussed below and $118 million principal amount of transition bonds paid at scheduled maturity dates.

In June 2012, pursuant to the terms of the indenture and officer’s certificate governing the 2013 Notes, we redeemed all of the 2013 Notes. We paid a redemption price equal to 100% of the principal amount of the 2013 Notes plus a make-whole amount of $33 million. For accounting purposes, the make-whole amount was deferred as a regulatory asset and amortized to interest expense through September 1, 2013, the original maturity date of the 2013 Notes.

Issuance of New Senior Secured Notes

In May 2012, we issued $400 million aggregate principal amount of 4.100% senior secured notes maturing in June 2022 (2022 Notes) and $500 million aggregate principal amount of 5.300% senior secured notes maturing in June 2042 (2042 Notes, and collectively with the 2022 Notes, the Notes). We used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $890 million from the sale of the Notes to repay borrowings under our revolving credit facility, redeem the 2013 Notes (as discussed above) and for other general corporate purposes. The Notes are secured equally and ratably with all of our other secured indebtedness pursuant to the Deed of Trust by a first priority lien on property acquired or constructed for the transmission and distribution of electricity.

Interest on the Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2012. We may at our option at any time and from time to time redeem all or part of the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. The Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The Notes were issued in a private placement, and in August 2012 we offered holders of the Notes the opportunity to exchange their respective Notes for notes that have terms identical in all material respects to the Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in July 2012.

Deed of Trust

Our secured indebtedness, including the revolving credit facility described in Note 5, is secured equally and ratably by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2013, the amount of available bond credits was approximately $2.176 billion and the amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $1.173 billion.

Maturities

Long-term debt maturities at December 31, 2013, are as follows:

Year	Amount
2014	$131
2015	639
2016	41
2017	324
2018	550
Thereafter	3,851
Unamortized fair value discount	(1)
Unamortized discount	(23)

Total	$5,512

Fair Value of Long-Term Debt

At December 31, 2013 and 2012, the estimated fair value of our long-term debt (including current maturities) totaled $6.188 billion and $6.568 billion, respectively, and the carrying amount totaled $5.512 billion and $5.525 billion, respectively. The fair value is estimated based upon the market value as determined by quoted market prices, representing Level 1 valuations under accounting standards related to the determination of fair value.

7.	COMMITMENTS AND CONTINGENCIES

EFH Corp. Potential Restructuring Activities

As noted in SEC filings made by members of the Texas Holdings Group, EFH Corp. and other members of the Texas Holdings Group have engaged in discussions with certain unaffiliated creditors regarding certain of those entities’ capital structures and long-term liquidity, as well as possible restructuring transactions involving those entities. See Note 11 for a discussion of our transactions with members of the Texas Holdings Group that could potentially be impacted by any these restructuring activities.

Leases

At December 31, 2013, our future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount
2014	$6
2015	4
2016	3
2017	1
2018	—
Thereafter	—

Total future minimum lease payments	$14

Rent charged to operation and maintenance expense totaled $10 million for the year ended December 31, 2013 and $15 million for each of the years ended December 31, 2012 and 2011.

Efficiency Spending

We are required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The 2014 requirement is $62 million.

Guarantees

We have entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions as discussed below.

We are the lessee under various operating leases that obligate us to guarantee the residual values of the leased assets. At December 31, 2013, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled $7 million. These leased assets consist primarily of vehicles used in distribution activities. The average life of the residual value guarantees under the lease portfolio is approximately 2.2 years.

For the purpose of obtaining greater access to materials, we previously guaranteed the repayment of borrowings under a nonaffiliated party’s $7 million credit facility. The facility matured on March 31, 2013 and was not extended.

Legal/Regulatory Proceedings

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

Labor Contracts

Certain of our employees are represented by a labor union and covered by a collective bargaining agreement with an expiration date of October 25, 2015.

Environmental Contingencies

We must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. We are in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which we may be asserted to be a potential responsible party.

8.	MEMBERSHIP INTERESTS

Cash Distributions

On February 19, 2014, our board of directors declared a cash distribution of $53 million, which was paid to our members on February 20, 2014.

During 2013, our board of directors declared, and we paid the following cash distributions to our members:

Declaration Date	Payment Date	Amount
October 29, 2013	October 31, 2013	$95
July 31, 2013	August 1, 2013	$95
May 1, 2013	May 2, 2013	$70
February 13, 2013	February 15, 2013	$50

During 2012, our board of directors declared, and we paid the following cash distributions to our members:

Declaration Date	Payment Date	Amount
October 24, 2012	October 30, 2012	$70
July 25, 2012	July 31, 2012	$50
April 25, 2012	May 1, 2012	$60
February 14, 2012	February 21, 2012	$45

Distributions are limited by our required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2013, our regulatory capitalization ratio was 58.7% debt and 41.3% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At December 31, 2013, $192 million was available for distribution to our members under the capital structure restriction.

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the year ended December 31, 2013.

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$(28)	$(3)	$(31)
Defined benefit pension plans (net of tax)	—	(19)	(19)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at December 31, 2013	$(26)	$(22)	$(48)

9.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for our recovery of pension and OPEB costs applicable to services of our active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of EFH Corp.’s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, we entered into an agreement with EFH Corp. whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service.

We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2013 and 2012, we had recorded regulatory assets totaling $786 million and $1.011 billion, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

In a 2012 agreement described below, we assumed primary responsibility for retirement costs related to certain non-recoverable service. Any retirement costs associated with non-recoverable service is not recoverable through rates.

Pension Plan

We have liabilities under the Oncor Retirement Plan and the EFH Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is the sponsors’ policy to fund the plans on a current basis to the extent required under existing federal tax and ERISA regulations.

In August 2012, EFH Corp. approved certain amendments to the EFH Retirement Plan. These actions were completed in the fourth quarter of 2012, and the amendments resulted in:

•	the splitting off of assets and liabilities under the plan associated with our employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) to a new qualified pension plan that provides benefits identical to those provided under the EFH Retirement Plan, for which we assumed sponsorship from EFH Corp. effective January 1, 2013 (Oncor Retirement Plan);

•	maintaining assets and liabilities under the plan associated with active collective bargaining unit (union) employees of EFH Corp.’s competitive subsidiaries under the current plan;

•	the splitting off of assets and liabilities under the plan associated with all other plan participants (active nonunion employees of EFH Corp.’s competitive businesses) to a terminating plan, freezing benefits and vesting all accrued plan benefits for these participants, and

•	the termination of, distributions of benefits under, and settlement of all of EFH Corp.’s liabilities under the terminating plan.

As a result of these actions and in connection with assuming sponsorship of the Oncor Retirement Plan, we entered into an agreement with EFH Corp. to assume primary responsibility for benefits of certain participants for whom EFH Corp. bore primary funding responsibility (a closed group of retired and terminated vested plan participants not related to our regulated utility business) at December 31, 2012. As we received a corresponding amount of assets with the assumed liabilities, execution of the agreement did not have a material impact on our reported results of operations or financial condition. In the fourth quarter of 2012, EFH Corp. made cash contributions totaling $259 million to settle the terminating plan obligations and fully fund its obligations under the Oncor Retirement Plan.

We also have supplemental pension plans for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan, the information for which is included below.

OPEB Plan

We participate with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (OPEB Plan). For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

Pension and OPEB Costs Recognized as Expense

The pension and OPEB amounts provided herein include our allocated amounts related to EFH Corp.’s plans based on actuarial computations and reflect our employee and retiree demographics as described above. We recognized the following net pension and OPEB costs as expense:

	Year Ended December 31,
	2013	2012	2011
Pension costs	$95	$179	$95
OPEB costs	37	27	74

Total benefit costs	132	206	169
Less amounts deferred principally as property or a regulatory asset	(95)	(169)	(132)

Net amounts recognized as expense	$37	$37	$37

We and EFH Corp. use the calculated value method to determine the market-related value of the assets held in the trust for purposes of calculating our pension costs. We and EFH Corp. include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

We and EFH Corp. use the fair value method to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on December 31, 2013, 2012 and 2011 measurement dates:

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
Assumptions Used to Determine Net Periodic Pension and Benefit Cost:
Discount rate (a)	4.10%	5.00%	5.50%	4.10%	4.95%	5.55%
Expected return on plan assets	6.14%	7.40%	7.70%	6.70%	6.80%	7.10%
Rate of compensation increase	3.94%	3.81%	3.74%	—	—	—

Components of Net Pension and Benefit Cost:
Service cost	$26	$23	$20	$6	$5	$7
Interest Cost	122	106	110	36	39	54
Expected return on assets	(123)	(109)	(99)	(11)	(12)	(14)
Amortization of net transition obligation	—	—	—	—	1	1
Amortization of prior service cost (credit)	—	—	1	(20)	(20)	(1)
Amortization of net loss	69	78	63	26	14	27
Settlement charges	1	81	—	—	—	—

Net periodic pension and benefit cost	$95	$179	$95	$37	$27	$74

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net loss (gain)	$(139)	$110	$106	$—	$83	$(91)
Prior service cost (credit)	—	—	—	—	—	(127)
Amortization of net loss	(69)	(78)	(63)	(26)	(14)	(27)
Amortization of transition obligation (asset)	—	—	—	—	(1)	(1)
Amortization of prior service (cost) credit	—	—	(1)	20	20	1
Settlement charges	(1)	(81)	—	—	—	—
Curtailment	—	(5)	—	—	—	—

Total recognized as regulatory assets or other comprehensive income	(209)	(54)	42	(6)	88	(245)

Total recognized in net periodic pension and benefit costs and as regulatory assets or other comprehensive income	$(114)	$125	$137	$31	$115	$(171)

(a)	As a result of the 2012 amendments discussed above, the discount rate reflected in net pension costs for January through July 2012 was 5.00%, for August through September 2012 was 4.15% and for October through December 2012 was 4.20%.

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	4.74%	4.10%	5.00%	4.98%	4.10%	4.95%
Rate of compensation increase	3.94%	3.94%	3.81%	—	—	—

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$3,038	$2,215	$913	$809
Service cost	26	23	6	5
Interest cost	122	106	36	39
Participant contributions	—	—	14	15
Medicare Part D reimbursement	—	—	2	3
Settlement	(3)	(268)	—	—
Curtailment	—	(5)	—	—
Assumption of liabilities	—	860	—	6
Actuarial (gain) loss	(183)	198	10	94
Benefits paid	(143)	(91)	(57)	(58)

Projected benefit obligation at end of year	$2,857	$3,038	$924	$913

Accumulated benefit obligation at end of year	$2,752	$2,908	$—	$—

Change in Plan Assets:
Fair value of assets at beginning of year	$2,327	$1,542	$190	$197
Actual return (loss) on assets	80	199	21	25
Employer contributions	9	93	11	11
Settlement	(2)	(268)	—	—
Assets related to assumed liabilities	—	852	—	—
Participant contributions	—	—	14	15
Benefits paid	(143)	(91)	(57)	(58)

Fair value of assets at end of year	$2,271	$2,327	$179	$190

Funded Status:
Projected benefit obligation at end of year	$(2,857)	$(3,038)	$(924)	$(913)
Fair value of assets at end of year	2,271	2,327	179	190

Funded status at end of year	$(586)	$(711)	$(745)	$(723)

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Amounts Recognized in the Balance Sheet Consist of:
Liabilities:
Other current liabilities	$(3)	$(3)	$—	$—
Other noncurrent liabilities	(583)	(708)	(745)	(723)

Net liability recognized	$(586)	$(711)	$(745)	$(723)

Regulatory assets:

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net loss	$362	$602	$220	$247
Prior service cost (credit)	—	—	(91)	(111)

Net regulatory asset recognized	$362	$602	$129	$136

Accumulated other comprehensive net loss	$33	$3	$1	$1

The following tables provide information regarding the assumed health care cost trend rates.

	Year Ended December 31,
	2013	2012
Assumed Health Care Cost Trend Rates — Not Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	8.50%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022

Assumed Health Care Cost Trend Rates — Medicare Eligible:
Health care cost trend rate assumed for next year	7.00%	7.50%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2021	2021

	1-Percentage Point Increase	1-Percentage Point Decrease
Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$117	$(97)
Effect on postretirement benefits cost	7	(6)

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

	At December 31,
	2013	2012
Pension Plans with PBO and ABO in Excess of Plan Assets:
Projected benefit obligations	$2,857	$3,038
Accumulated benefit obligations	2,752	2,908
Plan assets	2,271	2,327

Pension Plans and OPEB Plan Investment Strategy and Asset Allocations

Our investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity securities are used to further diversify the equity portfolio and may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, US Treasuries and agency securities and money market instruments. Our investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assists us in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The retirement plans’ investments are managed in two pools: one associated with the recoverable service portion of plan obligations related to our regulated utility business, and the other associated with plan obligations for the closed group of retired and terminated plan participants not related to our regulated utility business that we assumed from EFH Corp. in connection with our sponsorship of the Oncor Plan¸ as discussed above. The recoverable service portion is invested in a broadly diversified portfolio of equity and fixed income securities. The nonrecoverable service portion is invested in fixed income securities intended to fully hedge the obligations, within practical limitations.

The target asset allocation ranges of pension plan investments by asset category are as follows:

Target Allocation Ranges
Asset Category	Recoverable	Nonrecoverable
US equities	24% - 30%	—
International equities	19% - 25%	—
Fixed income	45% - 57%	100%

Our investment objective for the OPEB Plan primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2013 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plan Assets

At December 31, 2013 and 2012, pension plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2013				At December 31, 2012
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$160	$—	$160	$—	$134	$—	$134
Equity securities:
US	250	82	—	332	206	95	—	301
International	337	7	—	344	280	7	—	287
Fixed income securities:
Corporate bonds (a)	—	1,265	—	1,265	—	1,319	—	1,319
US Treasuries	—	108	—	108	—	206	—	206
Other (b)	—	55	—	55	—	73	—	73
Preferred securities	—	—	7	7	—	—	7	7

Total assets	$587	$1,677	$7	$2,271	$486	$1,834	$7	$2,327

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of municipal bonds and fixed income derivative instruments.

There was no significant change in the fair value of Level 3 assets in the periods presented.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2013 and 2012, OPEB Plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2013				At December 31, 2012
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$6	$—	$6	$—	$10	$—	$10
Equity securities:
US	53	5	—	58	49	6	—	55
International	35	—	—	35	31	—	—	31
Fixed income securities:
Corporate bonds (a)	—	34	—	34	—	42	—	42
US Treasuries	—	1	—	1	—	4	—	4
Other (b)	43	2	—	45	45	3	—	48
Preferred securities	—	—	—	—	—	—	—	—

Total assets	$131	$48	$—	$179	$125	$65	$—	$190

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of diversified bond mutual funds.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans		OPEB Plan
Asset Class	Expected Long- Term Rate of Return	Asset Class	Expected Long- Term Rate of Return
International equity securities	7.83%	401(h) accounts	7.59%
US equity securities	7.20%	Life insurance VEBA	6.71%
Real estate	6.20%	Union VEBA	6.71%
Credit strategies	5.87%	Non-union VEBA	3.80%

Fixed income securities	5.30%	Weighted average	7.05%

Weighted average (a)	7.39%

(a)	The 2014 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 4.72%.

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. We seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While we recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

For the Oncor retirement plans at December 31, 2013, we selected the assumed discount rate using the Aon Hewitt AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2013 consisted of 1,095 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For the EFH Retirement Plan, the OPEB Plan and, for dates earlier than December 31, 2013, the Oncor Retirement Plan, we and EFH Corp. selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2013 consisted of 389 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Amortization in 2014

In 2014, amortization of the net actuarial loss and prior service cost for the defined benefit pension plans from regulatory assets into net periodic benefit cost is expected to be $39 million and less than $1 million, respectively. Amortization of the net actuarial loss and prior service credit for the OPEB Plan from regulatory assets into net periodic benefit cost is expected to be $26 million and a $20 million credit, respectively.

Pension and OPEB Plan Cash Contributions

Our contributions to the benefit plans were as follows:

	Year Ended December 31,
	2013	2012	2011
Pension plans contributions	$9	$93	$175
OPEB Plan contributions	11	11	18

Total contributions	$20	$104	$193

Our funding for the pension plans and the OPEB Plan is expected to total $87 million and $15 million, respectively in 2014 and approximately $408 million and $139 million, respectively, for the 2014 to 2018 period.

Future Benefit Payments

Estimated future benefit payments to beneficiaries are as follows:

	2014	2015	2016	2017	2018	2019-23
Pension plans	$155	$159	$165	$169	$175	$942
OPEB Plan	$45	$49	$52	$55	$57	$316

Thrift Plan

Our employees may participate in a qualified savings plan, the EFH Corp. Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under law. Employees who earn more than such threshold may contribute from 1% to 20% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options. Our contributions to the Thrift Plan totaled $13 million, $12 million and $12 million for the years ended December 31, 2013, 2012 and 2011, respectively.

10.	STOCK-BASED COMPENSATION

We currently do not offer stock-based compensation to our employees or directors. In 2008, we established the SARs Plan under which certain of our executive officers and key employees were granted stock appreciation rights payable in cash, or in some circumstances, Oncor membership interests. In February 2009, we established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of our board of directors and other persons having a relationship with us were granted SARs payable in cash, or in some circumstances, Oncor membership interests.

In November 2012, we accepted the early exercise of all outstanding SARs (both vested and unvested, totaling 14,322,219 SARs under the SARs Plan and 55,000 SARs under the Director SARs Plan) issued to date pursuant to both SARs Plans. The early exercise was permitted by our board of directors pursuant to the provision of the SARs Plan that permits the board to accelerate the vesting and exercisability of SARs. The early exercise of SARs entitled each participant in the SARs Plan to: (1) an exercise payment (Exercise Payment) equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, but no further dividend accruals. Additionally, certain executive officers agreed to defer payment of a portion of his/her Exercise Payment until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. These deferred payments totaled approximately $6 million in the aggregate. As a result of the early exercise, in 2012 we paid an aggregate of approximately $64 million related to Exercise Payments ($57 million charged to expense), and began accruing interest on approximately $18 million in aggregate dividends.

As described above, as part of the 2012 early exercise of SARs we began accruing interest on dividends declared with respect to the SARs. Under both SARs plans, dividends that are paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the exercise of the SARs. As a result, in 2012 we recorded compensation expense of approximately $6 million relating to dividend accruals through November 2012. For accounting purposes, the liability is discounted based on an employee’s or director’s expected retirement date. We recognized approximately $2 million and $1 million in accretion and interest with respect to such dividends in 2013 and 2012, respectively.

11.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions and related matters:

•	We record revenue from TCEH, principally for electricity delivery fees, which totaled $967 million, $962 million and $1,026 million for the years ended December 31, 2013, 2012 and 2011, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. The balance sheets at December 31, 2013 and 2012 reflect accounts receivable from affiliates totaling $135 million ($56 million of which was unbilled) and $53 million ($48 million of which was unbilled), respectively, primarily consisting of trade receivables from TCEH related to these electricity delivery fees. At February 27, 2014, we had collected all but $6 million of the accounts receivable from affiliates outstanding at December 31, 2013. Trade accounts receivable from TCEH at December 31, 2012 reflects timing of payments in 2012.

•	Prior to August 2012, we recognized interest income from TCEH under an agreement related to our generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Bondco. This interest income, which served to offset our interest expense on the transition bonds, totaled $16 million and $32 million for the years ended December 31, 2012 and 2011, respectively. Also prior to August 2012, we received reimbursement under a note receivable from TCEH for incremental amounts payable related to income taxes as a result of delivery fee surcharges related to the transition bonds. Amounts received under the note receivable for the year ended December 31, 2012 totaled $20 million.

In August 2012, we sold to EFIH all future interest reimbursements and the remaining $159 million obligation under the note with TCEH. As a result, EFIH paid, and we received, an aggregate $159 million for the agreements. The sale of the related-party agreements was reported as a $2 million (after tax) decrease in total membership interests in 2012 in accordance with accounting rules for related-party transactions.

•	EFH Corp. subsidiaries charge us for certain administrative services at cost. Our payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled $30 million, $32 million and $34 million for the years ended December 31, 2013, 2012 and 2011, respectively. We also charge each other for shared facilities at cost. Our payments to EFH Corp. subsidiaries for shared facilities totaled $4 million, $5 million and $4 million for the years ended December 31, 2013, 2012 and 2011, respectively. Payments we received from EFH Corp. subsidiaries related to shared facilities, totaled $2 million for each of the years ended December 31, 2013 and 2012 and $1 million for the year ended December 31, 2011.

•	Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge we collect from REPs and remit monthly to TCEH. Delivery fee surcharges totaled $16 million for each of the years ended December 31, 2013 and 2012 and $17 million for the year ended December 31, 2011. Our sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, we would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

•	We are not a member of EFH Corp.’s consolidated tax group, but EFH Corp.’s consolidated federal income tax return includes EFH Corp.’s portion of our results due to EFH Corp.’s equity ownership in us. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. For periods prior to the tax sharing agreement (entered into in October 2007 and amended and restated in November 2008), we are responsible for our share of redetermined tax liability for the EFH Corp. consolidated tax group. EFH Corp. also includes our results in its consolidated Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 under “Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members.

Amounts payable to (receivable from) members related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At December 31, 2013			At December 31, 2012
	EFH Corp.	Texas Transmission	Total	EFH Corp.	Texas Transmission	Total
Federal income taxes	$(18)	$(5)	$(23)	$—	$—	$—
Texas margin taxes	23	—	23	22	—	22

Total payable (receivable)	$5	$(5)	$—	$22	$—	$22

Cash payments made to (received from) members related to income taxes consisted of the following:

	Year Ended December 31, 2013			Year Ended December 31, 2012
	EFH Corp.	Texas Transmission	Total	EFH Corp.	Texas Transmission	Total
Federal income taxes (a)	$78	$11	$89	$(18)	$(5)	$(23)
Texas margin taxes (b)	12	—	12	21	—	21

Total payments (receipts)	$90	$11	$101	$3	$(5)	$(2)

(a)	Includes $33 million payment made to EFH Corp. in 2013 related to the 1997-2002 IRS appeals settlement.
(b)	Includes $10 million refund received from EFH Corp. in 2013 related to 1997-2001 amended Texas franchise tax returns.

•	Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at December 31, 2013 and 2012, TCEH had posted letters of credit in the amount of $9 million and $11 million, respectively, for our benefit.

•	In connection with assuming sponsorship of the Oncor Retirement Plan in 2012, we entered into an agreement with EFH Corp. to assume primary responsibility for retirement benefits of a closed group of retired and terminated vested retirement plan participants not related to our regulated utility business. As the Oncor Retirement Plan received an amount of plan assets equal to the liabilities we assumed for those participants, execution of the agreement did not have a material impact on our reported results of operations or financial condition. See Note 9 for further information regarding funding for the pension plans.

•	As discussed in Note 1, EFH Corp. and other members of the Texas Holdings Group have engaged in discussions with certain unaffiliated creditors regarding possible restructuring transactions involving those entities. The US Bankruptcy Code permits a debtor in bankruptcy to assume or reject executory contracts and unexpired leases. If members of the Texas Holdings Group were to become debtors in a bankruptcy case and determined to reject some or all of their executory contracts and unexpired leases with us, our results of operations and financial condition could be adversely affected. At December 31, 2013, our exposure to the Texas Holdings Group with respect to executory contracts and unexpired leases totaled approximately $20 million.

•	Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses.

See Notes 3, 8 and 9 for information regarding the tax sharing agreement, distributions to members and our participation in EFH Corp. pension and OPEB plans, respectively.

12.	SUPPLEMENTARY FINANCIAL INFORMATION

Variable Interest Entities

We are the primary beneficiary and consolidate a wholly-owned VIE, Bondco, which was organized for the limited purpose of issuing specific transition bonds and purchasing and owning transition property acquired from us that is pledged as collateral to secure the bonds. We act as the servicer for this entity to collect transition charges authorized by the PUCT. These funds are remitted to the trustee and used for interest and principal payments on the transition bonds and related costs.

The material assets and liabilities of Bondco are presented separately on the face of our Consolidated Balance Sheet because the assets are restricted and can only be used to settle the obligations of Bondco, and Bondco’s creditors do not have recourse to our general credit or assets.

Our maximum exposure does not exceed our equity investment in Bondco, which was $16 million at both December 31, 2013 and 2012. We did not provide any financial support to Bondco during the years ended December 31, 2013 and 2012.

Major Customers

Revenues from TCEH represented 27%, 29% and 33% of our total operating revenues for the years ended December 31, 2013, 2012 and 2011, respectively. Revenues from REP subsidiaries of a nonaffiliated entity, collectively represented 15% of total operating revenues for each of the years ended December 31, 2013, 2012 and 2011. No other customer represented 10% or more of our total operating revenues.

Other Income and Deductions

	Year Ended December 31,
	2013	2012	2011
Other income:
Accretion of fair value adjustment (discount) to regulatory assets due to purchase accounting	$17	$23	$29
Net gain on sale of other properties and investments	1	3	1

Total other income	$18	$26	$30

Other deductions:
Professional fees	$3	$3	$4
SARs exercise (Note 10)	2	57	—
Other	10	4	5

Total other deductions	$15	$64	$9

Interest Expense and Related Charges

	Year Ended December 31,
	2013	2012	2011
Interest expense	$360	$366	$359
Amortization of debt issuance costs and discounts	21	18	3
Allowance for funds used during construction — capitalized interest portion	(10)	(10)	(3)

Total interest expense and related charges	$371	$374	$359

Restricted Cash

Restricted cash amounts reported on our balance sheet consisted of the following:

	At December 31, 2013		At December 31, 2012
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Customer collections related to transition bonds used only to service debt and pay expenses	$52	$—	$55	$—
Reserve for fees associated with transition bonds	—	10	—	10
Reserve for shortfalls of transition bond charges	—	6	—	6

Total restricted cash	$52	$16	$55	$16

Trade Accounts Receivable

Trade accounts receivable reported on our balance sheet consisted of the following:

	At December 31,
	2013	2012
Gross trade accounts receivable	$527	$395
Trade accounts receivable from TCEH	(139)	(55)
Allowance for uncollectible accounts	(3)	(2)

Trade accounts receivable from nonaffiliates — net	$385	$338

Gross trade accounts receivable at December 31, 2013 and 2012 included unbilled revenues of $180 million and $147 million, respectively. At both December 31, 2013 and 2012, REP subsidiaries of a nonaffiliated entity collectively represented approximately 12% of the nonaffiliated trade accounts receivable amount. Trade accounts receivable from TCEH at December 31, 2012 reflects timing of payments in 2012.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Investments and Other Property

Investments and other property reported on our balance sheet consisted of the following:

	At December 31,
	2013	2012
Assets related to employee benefit plans, including employee savings programs	$88	$80
Land	3	3

Total investments and other property	$91	$83

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2013 and 2012, the face amount of these policies totaled $159 million and $152 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $71 million and $65 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/ Avg. Life at December 31, 2013	At December 31,
		2013	2012
Assets in service:
Distribution	4.1% / 24.6 years	$10,055	$9,745
Transmission	2.8% / 35.8 years	6,133	5,482
Other assets	9.1% / 11.0 years	868	856

Total		17,056	16,083
Less accumulated depreciation		5,725	5,407

Net of accumulated depreciation		11,331	10,676
Construction work in progress		556	627
Held for future use		15	15

Property, plant and equipment — net		$11,902	$11,318

Depreciation expense as a percent of average depreciable property approximated 3.7%, 3.9% and 4.0% for the years ended December 31, 2013, 2012 and 2011, respectively.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At December 31, 2013			At December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$440	$82	$358	$295	$79	$216
Capitalized software	385	189	196	409	220	189

Total	$825	$271	$554	$704	$299	$405

Aggregate amortization expense for intangible assets totaled $53 million, for each of the years ended December 31, 2013 and 2012 and $48 million for the year ended December 31, 2011. At December 31, 2013, the weighted average remaining useful lives of capitalized land easements and software were 85 years and 4 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2014	$55
2015	55
2016	52
2017	44
2018	40

At both December 31, 2013 and 2012, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes. See Note 1 regarding goodwill impairment assessment and testing.

Other Noncurrent Liabilities and Deferred Credits

Other noncurrent liabilities and deferred credits reported on our balance sheet consisted of the following:

	At December 31,
	2013	2012
Retirement plans and other employee benefits	$1,399	$1,495
Uncertain tax positions (including accrued interest)	56	169
Amount payable related to income taxes	17	—
Investment tax credits	20	24
Other	62	58

Total other noncurrent liabilities and deferred credits	$1,554	$1,746

Supplemental Cash Flow Information

	Year Ended December 31,
	2013	2012	2011
Cash payments (receipts) related to:
Interest	$361	$378	$360
Capitalized interest	(10)	(10)	(3)

Interest (net of amounts capitalized)	351	368	357

Amount in lieu of income taxes:
Federal	89	(23)	(134)
State	12	21	20

Total amount in lieu of income taxes	101	(2)	(114)

SARs exercise	4	64	—
Noncash construction expenditures (a)	84	103	140

(a)	Represents end-of-period accruals.

Quarterly Information (unaudited)

Results of operations by quarter for the years ended December 31, 2013 and 2012 are summarized below. In our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating revenues	$817	$857	$966	$912
Operating income	180	189	239	190
Net income	87	96	146	103

2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating revenues	$783	$828	$925	$792
Operating income	157	188	230	156
Net income (a)	75	107	139	28

(a)	Fourth quarter 2012 reflects a $57 million pre-tax charge to expense associated with the SARs settlement (see Note 10).

ONCOR ELECTRIC DELIVERY COMPANY LLC

Offer to Exchange

$250,000,000 aggregate principal amount of its 2.15% Senior Secured Notes due 2019, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 2.15% Senior Secured Notes due 2019.

Until                     , 2015, the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Oncor is a limited liability company formed under the Delaware Limited Liability Company Act (DLLCA).

Delaware Limited Liability Company Act

Section 18-108 of the DLLCA provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Second Amended and Restated Limited Liability Company Agreement of Oncor

Our Limited Liability Company Agreement provides for the indemnification of (i) each officer, director, board observer and employee of Oncor, (ii) each of the members of Oncor, (iii) each officer, director and employee of each member of Oncor, and (iv) each affiliate of each member of Oncor and of each direct or indirect shareholder of any such affiliate or such shareholder’s affiliates ((i)-(iv) individually, a Covered Person and collectively, Covered Persons). Section 21 of our Limited Liability Company Agreement provides as follows:

“(a) To the fullest extent permitted by law, no Covered Person shall be liable to Oncor or any other person that is a party to or is otherwise bound by the Limited Liability Company Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Limited Liability Company Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, (i) each officer and director of Oncor, (ii) each member of Oncor and each officer, director, employee, equityholder and agent of each member of Oncor and (iii) any employee of Oncor with whom Oncor enters into a written indemnification agreement approved by a majority of Oncor’s board of directors ((i)-(iii) individually, an Indemnified Person and collectively, Indemnified Persons), shall be entitled to indemnification from Oncor for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Limited Liability Company Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under Section 21 of the Limited Liability Company Agreement by Oncor shall be provided out of and to the extent of Oncor assets only, and no member of Oncor shall have any personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Oncor prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Oncor of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 21 of the Limited Liability Company Agreement.

(d) An Indemnified Person shall be fully protected in relying in good faith upon the records of Oncor and upon such information, opinions, reports or statements presented to Oncor by any person as to matters the Indemnified Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Oncor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to Oncor’s members might properly be paid.

(e) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to Oncor or to any other Indemnified Person, an Indemnified Person acting under the Limited Liability Company Agreement shall not be liable to Oncor or to any other Indemnified Person for its good faith reliance on the provisions of the Limited Liability Company Agreement or any approval or authorization granted by Oncor or any other Indemnified Person. The provisions of the Limited Liability Company Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by Oncor’s members to replace such other duties and liabilities of such Indemnified Person.”

The Limited Liability Company Agreement also provides that the provisions of Section 21 of the Limited Liability Company Agreement shall survive any termination of the Limited Liability Company Agreement.

Certain Other Arrangements

In addition to indemnification by Oncor pursuant to its Limited Liability Company Agreement, Oncor maintains a directors’ and officers’ liability insurance policy that covers the directors and officers of Oncor in amounts that Oncor believes are customary for companies similarly situated, including for liabilities in connection with the registration, offering and exchange of the notes.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibits	Previously Filed With File Number*	As Exhibit

3(i)	Articles of Incorporation

3(a)	333-100240 Form 10-Q (filed November 14, 2007)	3(a)	—	Certificate of Formation of Oncor Electric Delivery Company LLC

3(ii)	By-laws

3(b)	333-100240 Form 10-Q (filed November 6, 2008)	3(a)	—	Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	3(c)	—	First Amendment to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of February 18, 2009, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

(4)	Instruments Defining the Rights of Security Holders, Including Indentures.

4(a)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(b)	001-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(c)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated May 6, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2012 and 7.000% Senior Notes due 2032.

4(d)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated December 20, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2015 and 7.250% Senior Notes due 2033

4(e)	333-100240 Form 10-Q (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(f)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(g)	333-100240 Form 10-Q (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated May 15, 2008, to Indenture and Deed of Trust, dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(h)	333-100242 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated August 30, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 5% Debentures due 2007 and 7% Debentures due 2022

4(i)	333-100240 Form 8-K (filed September 9, 2008)	4.1	—	Officer’s Certificate, dated September 8, 2008, establishing the terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038

Exhibits	Previously Filed With File Number*	As Exhibit

4(j)	333-100240 Form 10-Q (filed November 6, 2008)	4(c)	—	Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

4(k)	333-100240 Form 10-Q (filed November 6, 2008)	4(d)	—	Registration Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Energy Future Holdings Corp. and Texas Transmission Investment LLC.

4(l)	333-100240 Form 10-Q (filed May 15, 2008)	4(a)	—	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, by Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York, as Collateral Agent

4(m)	333-100240 2008 Form 10-K (filed March 3, 2009)	4(n)	—	First Amendment to Deed of Trust, dated as of March 2, 2009, by and between Oncor Electric Delivery Company LLC and The Bank of New York Mellon (formerly The Bank of New York) as Trustee and Collateral Agent

4(n)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of September 3, 2010 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon, as Collateral Agent

4(o)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of November 10, 2011 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as Collateral Agent

4(p)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated September 13, 2010, establishing the terms of Oncor’s 5.25% Senior Secured Notes due 2040

4(q)	333-100240 Form 8-K (filed October 12, 2010)	4.1	—	Officer’s Certificate, dated October 8, 2010, establishing the terms of Oncor’s 5.00% Senior Secured Notes due 2017 and 5.75% Senior Secured Notes due 2020

4(r)	333-100240 Form 8-K (filed October 12, 2010)	4.2	—	Registration Rights Agreement, dated October 8, 2010, among Oncor and the dealer managers named therein

4(s)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer’s Certificate, dated November 23, 2011, establishing the terms of Oncor’s 4.55% Senior Secured Notes due 2041

4(t)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer’s Certificate, dated May 18, 2012, establishing the terms of Oncor’s 4.10% Senior Secured Notes due 2022 and Oncor’s 5.30% Senior Secured Notes due 2042

4(u)	333-100240 Form 8-K (filed May 18, 2012)	4.2	—	Registration Rights Agreement, dated May 18, 2012, among Oncor and the representatives of the initial purchasers of Oncor’s 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

4(v)	333-100240 Form 8-K (filed May 13, 2013)	4.1	—	Registration Rights Agreement, dated May 13, 2013, among Oncor and the representatives of the initial purchasers of Oncor’s additional issuance of 4.55% Senior Secured Notes due 2041.

4(w)	333-100240 Form 8-K (filed May 13, 2014)	4.1	—	Officer’s Certificate, dated May 13, 2014, establishing the terms of Oncor’s 2.15% Senior Secured Notes due 2019.

4(x)	333-100240 Form 8-K (filed May 13, 2014)	4.2	—	Registration Rights Agreement, dated May 13, 2014 among Oncor and the representatives of the initial purchasers of the Notes.

Exhibits	Previously Filed With File Number*	As Exhibit

(5)	Opinion re Legality.

5(a)			—	Opinion of Baker & McKenzie LLP.

(10)	Material Contracts.

Management Contracts; Compensatory Plans, Contracts and Arrangements

10(a)	333-100240 2007 Form 10-K (filed March 31, 2008)	10(i)	—	Oncor Electric Delivery Company LLC Non-employee Director Compensation Arrangement.

10(b)	333-100240 Form 8-K (filed February 23, 2009)	10.1	—	Form of Management Stockholder Agreement (Senior Management Form).

10(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(l)	—	Form of Director Stockholder’s Agreement.

10(d)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(m)	—	Form of Director Sale Participation Agreement.

10(e)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(n)	—	Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan.

10(f)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(o)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Director Stock Appreciation Rights Plan.

10(g)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(p)	—	2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its affiliates.

10(h)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(q)	—	Form of Sale Participation Agreement (Management Form).

10(i)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(r)	—	Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.
10(j)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(s)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Stock Appreciation Rights Plan.

10(k)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(p)	—	Oncor Salary Deferral Program.

10(l)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(q)	—	Oncor Supplemental Retirement Plan.

10(m)	001-12833 2005 Form 10-K (filed March 6, 2006)	10(gg)	—	EFH Split Dollar Life insurance Program, as amended and restated, executed March 2, 2006, effective as of May 20, 2005.

Exhibits	Previously Filed With File Number*	As Exhibit

10(n)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(n)	—	Amendment to the EFH Split Dollar Life Insurance Program, effective as of October 10, 2007.

10(o)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(w)	—	Oncor Electric Delivery Company LLC Executive Change in Control Policy.

10(p)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(x)	—	Oncor Electric Delivery Company LLC Executive Severance Plan and Summary Plan Description.

10(q)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(y)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Annual Incentive Plan.

10(r)	333-100240 Form 10-Q (filed July 29, 2011)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Annual Incentive Plan.

10(s)	333-100240 Form 10-K (filed February 19, 2013)	10(s)	—	Retention Agreement, effective as of February 12, 2013, between Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(t)	333-100240 Form 10-K (filed February 19, 2013)	10(t)	—	Oncor Electric Delivery Company LLC Long-Term Incentive Plan.

10(u)	333-100240 Form 10-K (filed February 19, 2013)	10(u)	—	Form of Oncor Electric Delivery Company LLC Long-Term Incentive Plan Award Agreement.

10(v)	333-100240 Form 10-K (filed February 19, 2010)	10(i)	—	Oncor Split-Dollar Life Insurance Program.

10(w)	333-100240 Form 10-Q (filed October 7, 2013)	10(u)	—	Form of Indemnification Agreement.

10(x)	333-100240 Form 10-Q (filed August 1, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Severance Plan and Summary Plan Description.

10(y)	333-100240 Form 10-Q (filed August 1, 2014)	10(b)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Change in Control Policy.

10(z)	333-100240 Form 8-K (filed October 24, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Change in Control Policy.

Credit Agreements.

10(aa)	333-100240 Form 8-K (filed October 11, 2011)	10.1	—	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for lenders of credit issued thereunder.

10(ab)	333-100240 Form 8-K (filed May 15, 2012)	10.1	—	Joinder Agreement, dated as of May 15, 2012, by and among Oncor, as Borrower, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, swingline lender and fronting bank, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland PLC, as fronting banks, and each party identified as an “Incremental Lender” on the signature pages thereto.

Exhibits	Previously Filed With File Number*	As Exhibit

Other Material Contracts.

10(ac)	333-100240 2004 Form 10-K (filed March 23, 2005)	10(i)	—	Agreement, dated as of March 10, 2005, by and between Oncor Electric Delivery Company LLC and TXU Energy Company LLC allocating to Oncor Electric Delivery Company LLC the pension and post-retirement benefit costs for all Oncor Electric Delivery LLC employees who had retired or had terminated employment as vested employees prior to January 1, 2002.

10(ad)	333-100240 Form 10-Q (filed November 6, 2008)	10(b)	—	Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

10(ae)	001-12833 2007 Form 10-K (filed March 31, 2008	10(eee)	—	Stipulation as approved by the PUCT in Docket No. 34077.

10(af)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(fff)	—	Amendment to Stipulation Regarding Section 1, Paragraph 35 and Exhibit B in Docket No. 34077.

10(ag)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(ae)	—	PUCT Order on Rehearing in Docket No. 34077.

(12)	Statement Regarding Computation of Ratios.

12(a)	333-100240 2013 Form 10-K (filed February 28, 2014)	12(a)	—	Computation of Ratio of Earnings to Fixed Charges for the Years Ended December 31, 2013, 2012, 2011, 2010 and 2009.

12(b)			—	Computation of Ratio of Earnings to Fixed Charges for the Nine Months Ended September 30, 2014 and 2013.

(21)	Subsidiaries of the Registrant.

21(a)	333-100240 2013 Form 10-K (filed February 28, 2014)	21(a)	—	Subsidiaries of Oncor Electric Delivery Company LLC.

(23)	Consents of Experts and Counsel.

23(a)			—	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5(a) hereto).

23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

(24)	Power of Attorney.

24(a)			—	Power of Attorney (included on the signature page hereto).

(25)	Statements of Eligibility of Trustee.

25(a)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 2.15% Senior Secured Notes due 2019.

(99)	Additional Exhibits.

99(a)			—	Form of Letter of Transmittal

99(b)			—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99(c)			—	Form of Letter to Clients

99(d)			—	Form of Notice of Guaranteed Delivery

(101)	Interactive Data File.

101.INS			—	XBRL Instance Document

101.SCH			—	XBRL Taxonomy Extension Schema Document

101.CAL			—	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF			—	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB			—	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE			—	XBRL Taxonomy Extension Presentation Linkbase Document

*	Incorporated herein by reference.

(b)	The consolidated financial statement schedules are included in the audited consolidated financial statements or notes thereto included in this registration statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on November 4, 2014.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/S/ ROBERT S. SHAPARD
Name:	Robert S. Shapard
Title:	Chairman of the Board and Chief Executive

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Allen Nye, Jr. and Kevin R. Fease and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 (and further amendments, including post-effective amendments thereto), and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT S. SHAPARD Robert S. Shapard	Chairman of the Board and Chief Executive	November 4, 2014

/S/ DAVID M. DAVIS David M. Davis	Principal Financial Officer	November 4, 2014

/S/ RICHARD C. HAYS Richard C. Hays	Principal Accounting Officer	November 4, 2014

/S/ THOMAS M. DUNNING Thomas M. Dunning	Director	November 4, 2014

/S/ ROBERT A. ESTRADA Robert A. Estrada	Director	November 4, 2014

/S/ RHYS EVENDEN Rhys Evenden	Director	November 4, 2014

/S/ THOMAS D. FERGUSON Thomas D. Ferguson	Director	November 4, 2014

/S/ PRINTICE L. GARY Printice L. Gary	Director	November 4, 2014

/S/ WILLIAM T. HILL, JR. William T. Hill, Jr.	Director	November 4, 2014

/S/ JEFFREY LIAW Jeffrey Liaw	Director	November 4, 2014

/S/ TIMOTHY A. MACK Timothy A. Mack	Director	November 4, 2014

/S/ RICHARD W. WORTHAM III Richard W. Wortham III	Director	November 4, 2014

/S/ STEVEN J. ZUCCHET Steven J. Zucchet	Director	November 4, 2014

EXHIBIT INDEX

(a)	Exhibits:

Exhibits	Previously Filed With File Number*	As Exhibit

3(i)	Articles of Incorporation

3(a)	333-100240 Form 10-Q (filed November 14, 2007)	3(a)	—	Certificate of Formation of Oncor Electric Delivery Company LLC

3(ii)	By-laws

3(b)	333-100240 Form 10-Q (filed November 6, 2008)	3(a)	—	Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	3(c)	—	First Amendment to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of February 18, 2009, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

(4)	Instruments Defining the Rights of Security Holders, Including Indentures.

4(a)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(b)	001-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(c)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated May 6, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2012 and 7.000% Senior Notes due 2032.

4(d)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated December 20, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2015 and 7.250% Senior Notes due 2033

4(e)	333-100240 Form 10-Q (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(f)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(g)	333-100240 Form 10-Q (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated May 15, 2008, to Indenture and Deed of Trust, dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

Exhibits	Previously Filed With File Number*	As Exhibit

4(h)	333-100242 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated August 30, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 5% Debentures due 2007 and 7% Debentures due 2022

4(i)	333-100240 Form 8-K (filed September 9, 2008)	4.1	—	Officer’s Certificate, dated September 8, 2008, establishing the terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038

4(j)	333-100240 Form 10-Q (filed November 6, 2008)	4(c)	—	Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

4(k)	333-100240 Form 10-Q (filed November 6, 2008)	4(d)	—	Registration Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Energy Future Holdings Corp. and Texas Transmission Investment LLC.

4(l)	333-100240 Form 10-Q (filed May 15, 2008)	4(a)	—	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, by Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York, as Collateral Agent

4(m)	333-100240 2008 Form 10-K (filed March 3, 2009)	4(n)	—	First Amendment to Deed of Trust, dated as of March 2, 2009, by and between Oncor Electric Delivery Company LLC and The Bank of New York Mellon (formerly The Bank of New York) as Trustee and Collateral Agent

4(n)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of September 3, 2010 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon, as Collateral Agent

4(o)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of November 10, 2011 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as Collateral Agent

4(p)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated September 13, 2010, establishing the terms of Oncor’s 5.25% Senior Secured Notes due 2040

4(q)	333-100240 Form 8-K (filed October 12, 2010)	4.1	—	Officer’s Certificate, dated October 8, 2010, establishing the terms of Oncor’s 5.00% Senior Secured Notes due 2017 and 5.75% Senior Secured Notes due 2020

4(r)	333-100240 Form 8-K (filed October 12, 2010)	4.2	—	Registration Rights Agreement, dated October 8, 2010, among Oncor and the dealer managers named therein

4(s)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer’s Certificate, dated November 23, 2011, establishing the terms of Oncor’s 4.55% Senior Secured Notes due 2041

Exhibits	Previously Filed With File Number*	As Exhibit

4(t)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer’s Certificate, dated May 18, 2012, establishing the terms of Oncor’s 4.10% Senior Secured Notes due 2022 and Oncor’s 5.30% Senior Secured Notes due 2042

4(u)	333-100240 Form 8-K (filed May 18, 2012)	4.2	—	Registration Rights Agreement, dated May 18, 2012, among Oncor and the representatives of the initial purchasers of Oncor’s 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

4(v)	333-100240 Form 8-K (filed May 13, 2013)	4.1	—	Registration Rights Agreement, dated May 13, 2013, among Oncor and the representatives of the initial purchasers of Oncor’s additional issuance of 4.55% Senior Secured Notes due 2041.

4(w)	333-100240 Form 8-K (filed May 13, 2014)	4.1	—	Officer’s Certificate, dated May 13, 2014, establishing the terms of Oncor’s 2.15% Senior Secured Notes due 2019.

4(x)	333-100240 Form 8-K (filed May 13, 2014)	4.2	—	Registration Rights Agreement, dated May 13, 2014 among Oncor and the representatives of the initial purchasers of the Notes.

(5)	Opinion re Legality.

5(a)			—	Opinion of Baker & McKenzie LLP.

(10)	Material Contracts.

	Management Contracts; Compensatory Plans, Contracts and Arrangements

10(a)	333-100240 2007 Form 10-K (filed March 31, 2008)	10(i)	—	Oncor Electric Delivery Company LLC Non-employee Director Compensation Arrangement.

10(b)	333-100240 Form 8-K (filed February 23, 2009)	10.1	—	Form of Management Stockholder Agreement (Senior Management Form).

10(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(l)	—	Form of Director Stockholder’s Agreement.

10(d)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(m)	—	Form of Director Sale Participation Agreement.

10(e)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(n)	—	Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan.

10(f)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(o)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Director Stock Appreciation Rights Plan.

10(g)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(p)	—	2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its affiliates.

10(h)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(q)	—	Form of Sale Participation Agreement (Management Form).

10(i)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(r)	—	Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.

Exhibits	Previously Filed With File Number*	As Exhibit

10(j)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(s)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Stock Appreciation Rights Plan.

10(k)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(p)	—	Oncor Salary Deferral Program.

10(l)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(q)	—	Oncor Supplemental Retirement Plan.

10(m)	001-12833 2005 Form 10-K (filed March 6, 2006)	10(gg)	—	EFH Split Dollar Life insurance Program, as amended and restated, executed March 2, 2006, effective as of May 20, 2005.

10(n)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(n)	—	Amendment to the EFH Split Dollar Life Insurance Program, effective as of October 10, 2007.

10(o)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(w)	—	Oncor Electric Delivery Company LLC Executive Change in Control Policy.

10(p)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(x)	—	Oncor Electric Delivery Company LLC Executive Severance Plan and Summary Plan Description.

10(q)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(y)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Annual Incentive Plan.

10(r)	333-100240 Form 10-Q (filed July 29, 2011)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Annual Incentive Plan.

10(s)	333-100240 Form 10-K (filed February 19, 2013)	10(s)	—	Retention Agreement, effective as of February 12, 2013, between Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(t)	333-100240 Form 10-K (filed February 19, 2013)	10(t)	—	Oncor Electric Delivery Company LLC Long-Term Incentive Plan.

10(u)	333-100240 Form 10-K (filed February 19, 2013)	10(u)	—	Form of Oncor Electric Delivery Company LLC Long-Term Incentive Plan Award Agreement.

10(v)	333-100240 Form 10-K (filed February 19, 2010)	10(i)	—	Oncor Split-Dollar Life Insurance Program.

10(w)	333-100240 Form 10-Q (filed October 7, 2013)	10(u)	—	Form of Indemnification Agreement.

10(x)	333-100240 Form 10-Q (filed August 1, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Severance Plan and Summary Plan Description.

10(y)	333-100240 Form 10-Q (filed August 1, 2014)	10(b)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Change in Control Policy.

10(z)	333-100240 Form 8-K (filed October 24, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Change in Control Policy.

Exhibits	Previously Filed With File Number*	As Exhibit

Credit Agreements.

10(aa)	333-100240 Form 8-K (filed October 11, 2011)	10.1	—	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for lenders of credit issued thereunder.

10(ab)	333-100240 Form 8-K (filed May 15, 2012)	10.1	—	Joinder Agreement, dated as of May 15, 2012, by and among Oncor, as Borrower, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, swingline lender and fronting bank, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland PLC, as fronting banks, and each party identified as an “Incremental Lender” on the signature pages thereto.

Other Material Contracts.

10(ac)	333-100240 2004 Form 10-K (filed March 23, 2005)	10(i)	—	Agreement, dated as of March 10, 2005, by and between Oncor Electric Delivery Company LLC and TXU Energy Company LLC allocating to Oncor Electric Delivery Company LLC the pension and post-retirement benefit costs for all Oncor Electric Delivery LLC employees who had retired or had terminated employment as vested employees prior to January 1, 2002.

10(ad)	333-100240 Form 10-Q (filed November 6, 2008)	10(b)	—	Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

10(ae)	001-12833 2007 Form 10-K (filed March 31, 2008	10(eee)	—	Stipulation as approved by the PUCT in Docket No. 34077.

10(af)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(fff)	—	Amendment to Stipulation Regarding Section 1, Paragraph 35 and Exhibit B in Docket No. 34077.

10(ag)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(ae)	—	PUCT Order on Rehearing in Docket No. 34077.

(12)	Statement Regarding Computation of Ratios.

12(a)	333-100240 2013 Form 10-K (filed February 28, 2014)	12(a)	—	Computation of Ratio of Earnings to Fixed Charges for the Years Ended December 31, 2013, 2012, 2011, 2010 and 2009.

12(b)			—	Computation of Ratio of Earnings to Fixed Charges for the Nine Months Ended September 30, 2014 and 2013.

(21)	Subsidiaries of the Registrant.

Exhibits	Previously Filed With File Number*	As Exhibit

21(a)	333-100240 2013 Form 10-K (filed February 28, 2014)	21(a)	—	Subsidiaries of Oncor Electric Delivery Company LLC.

(23)	Consents of Experts and Counsel.

23(a)			—	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5(a) hereto).

23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

(24)	Power of Attorney.

24(a)			—	Power of Attorney (included on the signature page hereto).

(25)	Statements of Eligibility of Trustee.

25(a)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 2.15% Senior Secured Notes due 2019

(99)	Additional Exhibits.

99(a)			—	Form of Letter of Transmittal

99(b)			—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99(c)			—	Form of Letter to Clients

99(d)			—	Form of Notice of Guaranteed Delivery

(101)	Interactive Data File.

101.INS			—	XBRL Instance Document

101.SCH			—	XBRL Taxonomy Extension Schema Document

101.CAL			—	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF			—	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB			—	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE			—	XBRL Taxonomy Extension Presentation Linkbase Document

*	Incorporated herein by reference